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TABLE OF CONTENTS
INDEX TO FINANCIAL STATEMENTS

Filed Pursuant to Rule 424(a)
Registration No. 333-13353

         Subject to completion, dated June 22, 2006

The information in this prospectus is not complete and may be changed. The securities offered hereby may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

3,000,000 Common Units

Representing Limited Partner Interests

MarkWest Energy Partners, L.P., is offering 3,000,000 common units representing limited partner interests.

Concurrently with this offering, we are offering $200,000,000 of our senior notes due 2016 only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and to persons outside the United States under Regulation S. The completion of this offering is not conditioned on the senior notes offering or vice versa.

Our common units are traded on the American Stock Exchange under the symbol "MWE." On June 20, 2006, the last reported sale price of our common units on the American Stock Exchange was $42.92 per common unit.

Investing in our common units involves risks. Please read "Risk Factors" beginning on page 22 of this prospectus.

These risks include the following:

  •
  We may not have sufficient cash after the establishment of cash reserves and payment of our general partner's fees and expenses to enable us to pay distributions at the current level.

  •
  If we are unable to successfully integrate our recent or future acquisitions, our future financial performance may suffer.

  •
  A significant decrease in natural gas and refinery off-gas supplies in our areas of operation, due to a decline in production from existing wells, refinery operations, depressed commodity prices, reduced drilling activities or other factors, could adversely affect our revenues and operating income and cash flow.

  •
  Our profitability is affected by the volatility of NGL product and natural gas prices.

  •
  We have found material weaknesses in our internal controls that require remediation and concluded, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, that our internal controls over financial reporting at December 31, 2005, December 31, 2004 and December 31, 2003 were not effective.

  •
  MarkWest Hydrocarbon and its affiliates have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests to the detriment of the unitholders.

  •
  You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $      PER COMMON UNIT

	Per Common Unit	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to MarkWest Energy Partners, L.P.	$	$

The underwriters expect to deliver the common units to purchasers on or about                        , 2006. We have granted the underwriters a 30-day option to purchase up to an additional 450,000 common units to cover over-allotments, if any.

Joint Book-Running Managers

RBC CAPITAL MARKETS	WACHOVIA SECURITIES

A.G. EDWARDS

KEYBANC CAPITAL MARKETS	STIFEL NICOLAUS
CREDIT SUISSE	JPMORGAN

Prospectus dated                        , 2006

TABLE OF CONTENTS

PROSPECTUS SUMMARY
MarkWest Energy Partners, L.P.
Partnership Structure and Management
Our Relationship with Markwest Hydrocarbon, Inc.
Summary of Conflicts of Interest and Fiduciary Duties
The Offering
Summary Historical and Unaudited Pro Forma Financial and Operating Data
RISK FACTORS
Risks Inherent in Our Business
Risks Related to Our Partnership Structure
Tax Risks to Common Unitholders
USE OF PROCEEDS
CAPITALIZATION
PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS
CASH DISTRIBUTION POLICY
Distributions of Available Cash
Operating Surplus and Capital Surplus
Subordination Period
Distributions of Available Cash from Operating Surplus During the Subordination Period
Distributions of Available Cash from Operating Surplus After the Subordination Period
Incentive Distribution Rights
Target Amount of Quarterly Distribution
Distributions from Capital Surplus
Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels
Distributions of Cash upon Liquidation
UNAUDITED PRO FORMA FINANCIAL STATEMENTS
SELECTED HISTORICAL FINANCIAL INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
Results of Operations
Liquidity and Capital Resources
Total Contractual Cash Obligations
Off-Balance Sheet Arrangements
Matters Influencing Future Results
Seasonality
Effects of Inflation
Critical Accounting Policies and Estimates
Recent Accounting Pronouncements
Quantitative and Qualitative Disclosures About Market Risk
BUSINESS
Competitive Strengths
Competition
Industry Overview
Our Contracts
Acquisition History
Recent Asset Expansion
Our Relationship with MarkWest Hydrocarbon, Inc.
Regulatory Matters
Environmental Matters
Pipeline Safety Regulations
Employee Safety
Employees
Title to Properties
Litigation
MANAGEMENT
Management of MarkWest Energy Partners, L.P.
Directors and Executive Officers of MarkWest Energy GP, L.L.C.
Executive Compensation
Non-Competition, Non-Solicitation and Confidentiality Agreement and Severance Plan
Long-Term Incentive Plan
Reimbursement of Expenses of our General Partner
Director Compensation
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Distributions and Payments to our General Partner and its Affiliates

i

Agreements Governing the Transactions with MarkWest Hydrocarbon, Inc.
Omnibus Agreement
Gas-Processing Agreement
Pipeline Liquids Transportation Agreement
Fractionation, Storage and Loading Agreement
Natural Gas Liquids Purchase Agreement
Services Agreement
Relationship of Directors of our General Partner with MarkWest Hydrocarbon
CONFLICTS OF INTEREST AND FIDUCIARY DUTIES
THE PARTNERSHIP AGREEMENT
Organization and Duration
Purpose
Power of Attorney
Capital Contributions
Limited Liability
Voting Rights
Issuance of Additional Securities
Amendment of the Partnership Agreement
Action Relating to the Operating Company
Merger, Sale or Other Disposition of Assets
Termination and Dissolution
Liquidation and Distribution of Proceeds
Withdrawal or Removal of our General Partner
Transfer of General Partner Interests
Transfer of Ownership Interests in General Partner
Transfer of Incentive Distribution Rights
Change of Management Provisions
Limited Call Right
Meetings; Voting
Status as Limited Partner or Assignee
Non-citizen Assignees; Redemption
Indemnification
Books and Reports
Right to Inspect our Books and Records
Registration Rights
UNITS ELIGIBLE FOR FUTURE SALE
MATERIAL TAX CONSEQUENCES
Partnership Status
Limited Partner Status
Tax Consequences of Unit Ownership
Tax Treatment of Operations
Disposition of Common Units
Uniformity of Units
Tax-Exempt Organizations and Other Investors
Administrative Matters
State, Local and Other Tax Considerations
INVESTMENT IN MARKWEST ENERGY PARTNERS BY EMPLOYEE BENEFIT PLANS
DESCRIPTION OF COMMON UNITS
The Units
Transfer Agent and Registrar
Transfer of Common Units
UNDERWRITING
VALIDITY OF THE COMMON UNITS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
GLOSSARY OF TERMS

        You should rely only on the information contained in this prospectus or to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where such offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

ii

        The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us, and the common units offered under this prospectus. The registration statement, including the exhibits, can be read on the SEC website or at the SEC office described under the heading "Where You Can Find More Information."

        Information contained in our website does not constitute part of this prospectus.

        MarkWest Energy Partners, L.P., MarkWest Hydrocarbon, Inc., our logo and other trademarks mentioned in this prospectus are the property of their respective owners.

        This prospectus includes market share and industry data that we obtained from internal research, publicly available information and industry publications and surveys. Our internal research and forecasts are based upon management's understanding of industry conditions, and such information has not been verified by any independent sources. Industry surveys and publications generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe these sources are reliable, we have not independently verified their information and cannot guarantee it.

iii

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the historical financial statements and notes to those financial statements and the unaudited pro forma financial statements and notes to those financial statements. You should read "Risk Factors" beginning on page 22 for more information about important factors that you should consider before buying common units. We include a glossary of some of the terms used in this prospectus as Appendix A to this prospectus.

        Unless the context otherwise requires, references in this prospectus to "MarkWest Energy," "the Partnership," "we," "us," "our" or "ours" refer to MarkWest Energy Partners, L.P., together with its consolidated subsidiaries. When the context requires, we refer to these entities separately. References in this prospectus to "MarkWest Hydrocarbon" refer to MarkWest Hydrocarbon, Inc. and its direct and indirect consolidated subsidiaries.

MARKWEST ENERGY PARTNERS, L.P.

Overview

        We are a publicly traded master limited partnership engaged in the gathering, transportation and processing of natural gas; the transportation, fractionation and storage of NGLs; and the gathering and transportation of crude oil. We are the largest processor of natural gas in the Appalachia region. We also have a large natural gas gathering, processing and transmission business in the southwestern and Gulf Coast regions of the United States, obtained primarily through the following acquisitions and investments: Pinnacle Natural Gas, the Lubbock transmission pipeline and the Foss Lake gathering system, all in 2003; the Carthage gathering system in East Texas in July 2004; and in 2005, the Javelina gas processing and fractionation facility in Corpus Christi, Texas, and a non-controlling 50% interest in Starfish Pipeline Company, LLC in southern Louisiana and the Gulf of Mexico.

        We generate revenues by providing gathering, processing, transportation, fractionation, and storage services. We believe that the largely fee-based nature of our business and the relatively long-term nature of our contracts provide a relatively stable base of cash flows.

        We conduct our operations in three geographical areas: the Southwest, the Northeast and the Gulf Coast. Our assets and operations in each of these areas are described below.

    Southwest Business Unit

  •
  East Texas.  We own the East Texas System, which is located in Panola County and services the Carthage Field, one of Texas' largest onshore natural gas fields. The East Texas System consists of the Carthage natural gas-gathering system pipelines, centralized compressor stations, processing plants and a recently completed natural gas processing facility and NGL pipeline. We also own the Blocker gathering system, which is located in Harrison County and on which construction was completed in March 2006.

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  Oklahoma.  We own the Foss Lake gathering system and the Arapaho gas-processing plant, located in Roger Mills, Ellis and Custer Counties in western Oklahoma. The gathering portion consists of a pipeline system that is connected to natural gas wells and associated compression facilities.

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  Other Southwest.  We own 17 additional natural gas-gathering systems located in Texas, Louisiana, Mississippi and New Mexico, including the Appleby gathering system in Nacogdoches, Texas. In addition, we own four lateral pipelines in Texas and New Mexico.

    Northeast Business Unit

  •
  Appalachia.  We are the largest processor of natural gas in the Appalachian Basin with fully integrated processing, fractionation, storage and marketing operations. Our Appalachian assets include five natural gas-processing plants, an NGL pipeline, an NGL fractionation plant and two propane storage caverns.

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  Michigan.  We own and operate a crude oil pipeline in Michigan, which we refer to as the Michigan Crude Pipeline. We also own a natural gas-gathering system and a natural gas-processing plant in Michigan.

    Gulf Coast Business Unit

  •
  Javelina.  We own and operate the Javelina processing facility, which is a natural gas processing and fractionation facility and an associated pipeline in Corpus Christi, Texas, that process off-gas from six local refineries. The facility was constructed in 1989 to recover hydrogen and NGLs, including olefins (ethylene and propylene), ethane, propane, mixed butane and pentanes.

  •
  Starfish Joint Venture.  We own a 50% non-operating membership interest in Starfish Pipeline Company, LLC ("Starfish"), a joint venture with Enbridge Offshore Pipelines LLC. Starfish owns the FERC-regulated Stingray natural gas pipeline, the unregulated Triton natural gas-gathering system and West Cameron dehydration facility, all of which are located in the Gulf of Mexico and southwestern Louisiana.

Competitive Strengths

        We believe our competitive strengths include:

  •
  Strategic and growing position with high-quality assets in the Southwest and the Gulf Coast.  Our acquisitions have allowed us to establish and expand our presence in several long-lived natural gas supply basins in the Southwest, particularly in Texas and Oklahoma and the Gulf Coast. Our two acquisitions in 2005 represent a substantial expansion of this strategy by providing direct access to the prolific Gulf Coast region. All of our major acquisitions in these regions have been characterized by several common critical success factors that include:

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  an existing strong competitive position;

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  access to a significant reserve or customer base with a stable or growing production profile;

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  ample opportunities for long-term continued organic growth;

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  ready access to markets; and

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  proximity to other acquisition or expansion opportunities.

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  Leading position in the Appalachian Basin.  We are the largest processor of natural gas in Appalachia. We believe our significant presence and asset base provide us with a competitive advantage in capturing and contracting for new supplies of natural gas. Our concentrated infrastructure, and available land and storage assets in Appalachia should provide us with a platform for additional cost-effective expansion.

  •
  Stable cash flows. We believe that the following factors contribute to our stable cash flows:

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  Fee-based contracts. The revenues we earn from our fee-based arrangements are directly related to the volume of natural gas, NGLs or crude oil that flows through our systems and facilities, rather than commodity prices. For the year ended December 31, 2005, we generated approximately 49% of our net operating margin and 13% of our revenues from fee-based services. For the three months ended March 31, 2006, we generated approximately 33% of our net operating margin and 11% of our revenues from fee-based services. Net operating margin is a non-GAAP financial measure defined as income (loss) from operations, excluding facility expenses, selling, general and administrative expense, depreciation, amortization, impairments and accretion of asset retirement obligations. For a discussion of net operating margin and a reconciliation to income from operations, please read "Selected Historical Financial Information."

  •
  Long-term contracts. We believe that our long-term contracts, which we define as contracts with remaining terms of four years or more, lend greater stability to our cash flow profile. For the year ended December 31, 2005, approximately 54% of our net operating margin was tied to long-term contracts with remaining terms ranging from four years to 24 years.

  •
  Active commodity risk management program. As our exposure to changes in natural gas, NGL and crude oil prices grows with our expanding operations, we believe that actively managing commodity risks helps to mitigate volatility in our cash flows. Under our commodity risk management program, we enter into derivative transactions to help offset the impact on our operations of changes in commodity prices.

  •
  Experienced management with operational, technical and acquisition expertise.  Each member of our executive management team has substantial experience in the energy industry. Our facility managers have extensive experience operating our facilities. Our operational and technical expertise has enabled us to upgrade our existing facilities, as well as to design and build new ones. Since our initial public offering in May 2002, our management team has completed eight acquisitions through a disciplined approach of analyzing and evaluating numerous acquisition opportunities. We intend to continue to use our management's experience and disciplined approach in evaluating and acquiring assets to grow through accretive acquisitions, which we expect to increase our throughput volumes and cash flow distributable to our unitholders on a per unit basis.

  •
  Financial strength and flexibility.  Our goal is to maintain a capital structure with approximately equal amounts of debt and equity on a long-term basis. Following the completion of this offering and our proposed concurrent private placement of senior notes and the application of the net proceeds from these offerings, we will have approximately $237.0 million of available borrowing capacity under our $250.0 million revolving credit facility with which to finance future acquisitions, expansions and working capital projects. As a publicly traded partnership, we also have access to, and regularly utilize, both the equity and debt capital markets as sources of financing.

Business Strategy

        Our primary business strategy is to grow our business and increase distributable cash flow to our unitholders. In addition, we continually seek to improve our financial flexibility and enhance our access to capital to fund our growth. We plan to achieve these goals through the following strategies:

  •
  Increasing utilization of our facilities.  We seek to provide additional services to our existing customers and to provide services to other natural gas and crude oil producers in our areas of operation. Increased drilling activity in our core areas of operation, particularly within certain fields in the Southwest, should produce increasing natural gas and crude oil supplies, and a corresponding increase in utilization of our transportation, gathering, processing and fractionation facilities. Moreover, we continue to develop additional capacity at several of our facilities, which enables us to increase throughput with minimal incremental costs.

  •
  Expanding operations through internal growth projects.  By expanding our existing infrastructure and customer relationships, we intend to continue growing in our primary areas of operation to meet the anticipated need for additional midstream services. During 2005, we spent approximately $68.6 million of growth capital to expand several of our gathering and processing operations. In the first quarter of 2005, we completed construction of a new, more efficient processing plant to replace our Cobb processing plant in Appalachia. In 2005, we spent approximately $30 million to complete construction of our East Texas processing facility and associated NGL pipeline and commenced operations on January 1, 2006. We expect this facility and pipeline to add approximately $20 million in EBITDA and approximately $18 million in net income in 2006. EBITDA is a non-GAAP financial measure defined as earnings before income taxes, plus depreciation and amortization expense and interest expense. For a discussion of EBITDA and a reconciliation to our net income, please read "Selected Historical Financial Information."

  •
  Expanding operations through strategic acquisitions.  We intend to continue pursuing strategic acquisitions of assets and businesses in our existing areas of operation that leverage our current asset base, personnel and customer relationships. We will also seek to acquire assets in certain regions outside of our current areas of operation. During 2005, we spent approximately $398.3 million, including net working capital acquired, to acquire Javelina and $41.7 million to acquire a 50% non-controlling interest in Starfish, two strategic assets which created our Gulf Coast region.

  •
  Securing additional long-term, fee-based contracts.  We intend to continue to secure long-term, fee-based contracts in both our existing operations and strategic acquisitions, in order to further minimize our exposure to short-term changes in commodity prices.

Recent Developments

    Recent Acquisitions

        In reviewing our historical results of operations, you should be aware of the impact of our recent acquisitions, which fundamentally affect the comparability of our results of operations over the periods discussed. Our most recent significant acquisitions include:

        Javelina Acquisition.    On November 1, 2005, we acquired all the equity interests in Javelina Company, Javelina Pipeline Company, Javelina Land Company, L.L.C. and related entities from subsidiaries of El Paso Corporation, Kerr-McGee Corporation, and Valero Energy Corporation for $357.0 million, plus $41.3 million for net working capital, which included approximately $20.2 million in cash. The Corpus Christi, Texas, gas-processing and fractionation facility treats and processes off-gas from six local refineries, two of which are owned by Valero Energy Corporation, two by Koch Industries, Inc. and two by Citgo Petroleum Corporation. The facility was constructed in 1989 to recover up to 28,000 barrels per day of NGLs. The facility currently processes approximately 125 to 130 MMcf/d of inlet gas, but it is expected to process up to its capacity of 142 MMcf/d as refinery output continues to grow.

        Starfish Acquisition.    On March 31, 2005, we completed the acquisition of a 50% non-operating membership interest in Starfish from an affiliate of Enterprise Products Partners L.P. for $41.7 million. Starfish is a joint venture with Enbridge Offshore Pipelines LLC that owns the FERC-regulated Stingray natural gas pipeline, the unregulated Triton natural gas-gathering system and West Cameron dehydration facility. All are located in the Gulf of Mexico and southwestern Louisiana.

    Southwest Business Unit Expansion

        During 2005, we completed general internal growth projects to expand several of our gathering and processing operations in our Southwest Business Unit. The projects included a new 200 MMcf/d gas processing facility and related liquids pipeline in East Texas, initial construction of the Blocker Field gathering system, also in East Texas, as well as additional compression and gathering capacity to support increasing throughput volumes in the fields associated with our Appleby gathering system in our Other Southwest segment and our Foss Lake gathering system in Oklahoma. On January 1, 2006, the new East Texas processing facility began operation.

    Material Weaknesses Reported for Years Ended December 31, 2005, 2004 and 2003; Management Actions Taken in Response

        We have identified, and the audit report on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Deloitte & Touche LLP as of December 31, 2005 confirmed the presence of, material weaknesses in our internal controls over financial reporting. In particular, our control environment did not sufficiently promote effective internal control over financial reporting through the management structure to prevent a material misstatement. Furthermore, we did not have adequate internal controls and processes in place to allow independent validation of data or control and review of our management's assertions with respect to the completeness, accuracy and validity of commodity derivative transactions.

        In addition, we and KPMG, our independent registered public accounting firm at that time, identified material weaknesses in our internal control over financial reporting as of December 31,

2004. Additionally, PricewaterhouseCoopers LLC ("PwC"), our independent registered public accounting firm at the time, identified certain deficiencies in our internal accounting controls as of December 31, 2003. Considered collectively, these deficiencies may have constituted a material weakness in our internal controls pursuant to standards established by the American Institute of Certified Public Accountants. For a further discussion of these material weaknesses our financial statements, please read "Managements Discussion and Analysis of Financial Condition and Results of Operations — Overview — Material Weaknesses Reported for the Years Ended December 31, 2005, 2004 and 2003."

        In response to the material weaknesses identified as of December 31, 2005, 2004 and 2003, our management, with oversight from our general partner's audit committee, has dedicated significant resources to improve our control environment and to remedy the identified material weaknesses. These ongoing efforts are focused on (i) expanding our organizational capabilities through the addition of employees with appropriate skills and abilities to improve our control environment and (ii) implementing process changes to strengthen our internal control design and monitoring activities.

        All of these resources were added in the third and fourth quarters of 2005 or the first quarter of 2006 and, while we believe we have substantially improved our organizational capabilities, the full impact of the changes had not been realized by December 31, 2005. We will continue to evaluate our resources and remain committed to adding the necessary resources as needs are identified. In addition, we have implemented and will continue to implement changes to our processes to improve disclosure controls and procedures and to improve our internal control over financial reporting. For further information about the actions our management has taken to date to remedy the identified material weaknesses, please read "Management's Discussion and Analysis of Financial Condition and Results of Operation—Overview—Material Weaknesses Reported for the Years Ended December 31, 2005, 2004 and 2003."

Impact of Severe Weather on our Gulf Coast Operations and Insurance

        During August and September 2005, Hurricanes Katrina and Rita caused severe and widespread damage to oil and gas assets in the Gulf of Mexico and Gulf Coast regions. Within our Gulf Coast Business Unit, our Starfish operations have been substantially curtailed since shortly before the hurricanes hit the Gulf Coast. Until necessary repairs are completed, Starfish will not be able to fully return to normal operations, which will have a continuing impact on our operating income. We are submitting insurance claims relating to both business interruption and property damage and began receiving payments in April 2006 in connection with those insurance claims. We have engaged in conversations with our insurer and adjuster and believe that we will recover 2006 expenses and losses incurred in excess of applicable deductibles.

        The loss to both offshore and onshore assets resulting from the hurricanes has led to substantial insurance claims within the oil and gas industry. Along with other industry participants, we expect our insurance costs to increase within this region as a result of these developments. We are currently negotiating with our insurer regarding the renewal of our insurance coverage relating to Starfish. We are also exploring alternatives to mitigate the significant cost increases we are facing, including reduced coverage levels, higher deductibles and self-insurance retentions.

Senior Notes Offering

        Concurrently with this offering, we plan to offer up to $200.0 million in senior notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and to persons outside the United States under Regulation S. The completion of this offering is not conditioned on the senior notes offering or vice versa.

Shelf Registration Statement

        On April 20, 2006, we filed a shelf registration statement on Form S-1 with the SEC registering the resale from time to time of 3,820,097 common units acquired by third parties in our private placements or upon the conversion of subordinated units acquired pursuant to the MarkWest Hydrocarbon Participation Plan. We expect this shelf registration statement to become effective contemporaneously with or shortly after the effective date of the registration statement containing this prospectus. This offering is not contingent upon the effectiveness of the shelf registration statement or vice versa.

Summary of Risk Factors

        An investment in our common units involves risks associated with our business, our partnership structure and the tax characteristics of our common units. The following list of risk factors is not exhaustive. Please carefully read the risks relating to these matters described under "Risk Factors" beginning on page 22.

  Risks Inherent in Our Business

  •
  We may not have sufficient cash after the establishment of cash reserves and payment of our general partner's fees and expenses to enable us to pay distributions at the current level.

  •
  If we are unable to successfully integrate our recent or future acquisitions, our future financial performance may suffer.

  •
  Our substantial debt and other financial obligations could impair our financial condition, results of operations and cash flows, and our ability to fulfill our debt obligations.

  •
  A significant decrease in natural gas, NGL and refinery off-gas supplies in our areas of operation, due to a decline in production from existing wells, refinery operations, depressed commodity prices, reduced drilling activities or other factors, could adversely affect our revenues and operating income and cash flow.

  •
  We derive a significant portion of our revenues from our gas processing, transportation, fractionation and storage agreements with certain key customers, and their failure to satisfy their payment or other obligations under these agreements could reduce our revenues and cash flow.

  •
  Our profitability is affected by the volatility of NGL product and natural gas prices.

  •
  Our commodity derivative activities may reduce our earnings, profitability and cash flows.

  •
  We have found material weaknesses in our internal controls that require remediation and concluded, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, that our internal controls over financial reporting at December 31, 2005 and 2004 were not effective. If we fail to remediate any material weaknesses, we could be unable to provide timely and reliable financial information, which could have a material adverse effect on our business, results of operations or financial condition.

    PwC, our independent registered public accounting firm at the time, identified certain deficiencies in our internal accounting controls as of December 31, 2003. Considered collectively, these deficiencies may have constituted a material weakness in our internal controls pursuant to standards established by the American Institute of Certified Public Accountants.

  •
  We are subject to operating and litigation risks that may not be covered by insurance.

  •
  Transportation on certain of our pipelines may be subject to federal or state rate and service regulation, and the imposition and/or cost of compliance with such regulation could adversely affect our profitability.

  •
  Our business is subject to federal, state and local laws and regulations with respect to environmental, safety and other regulatory matters, and the violation of, or the cost of compliance with, such laws and regulations could adversely affect our profitability.

  •
  Due to our lack of asset diversification, adverse developments in our gathering, processing, transportation, transmission, fractionation and storage businesses would reduce our ability to make distributions to our unitholders.

  •
  As a result of damage caused by Hurricanes Katrina and Rita in the Gulf of Mexico and Gulf Coast regions, insurance costs related to oil and gas assets in these regions have increased significantly. We may be unable to obtain insurance on our interest in Starfish at rates we consider reasonable.

  Risks Related to Our Partnership Structure

  •
  MarkWest Hydrocarbon and its affiliates have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests to the detriment of our unitholders.

  •
  Our unitholders have less ability to elect or remove management than holders of common stock in a corporation.

  •
  The control of our general partner may be transferred to a third party.

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  Our Partnership Agreement contains provisions that reduce the remedies available to unitholders for actions that might otherwise constitute a breach of fiduciary duty by our general partner.

  •
  Our general partner's absolute discretion in determining the level of cash reserves may adversely affect our ability to make cash distributions to our unitholders.

  •
  We may issue additional common units without your approval, which would dilute your ownership interests.

  Tax Risks to Common Unitholders

  •
  Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the IRS were to treat us as a corporation or if we become subject to a material amount of entity-level taxation for state tax purposes, it would reduce the amount of cash available for distribution to you.

  •
  If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted and the cost of any IRS contest will reduce our cash available for distribution to you.

  •
  You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

  •
  Tax gain or loss on disposition of our common units could be more or less than expected.

  •
  The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

  •
  You will likely be subject to state and local taxes and return filing requirements in states where you do not live as a result of investing in our common units.

PARTNERSHIP STRUCTURE AND MANAGEMENT

        Our operations are conducted through, and our operating assets are owned by, our operating subsidiaries. We own all of our subsidiaries through MarkWest Energy Operating Company, L.L.C. Upon completion of this offering:

  •
  The public unitholders will own a 81.0% limited partner interest in us, represented by 13,129,692 common units.

  •
  MarkWest Hydrocarbon will own 1,633,334 subordinated units and 836,162 common units, totaling an aggregate 15.3% limited partner interest in us.

  •
  MarkWest Energy GP, L.L.C., our general partner, will continue to own a 2% general partner interest in us, as well as the incentive distribution rights, which entitle it to receive increasing percentages, up to 50%, of any cash we distribute in excess of $0.55 per unit in any quarter.

  •
  MarkWest Hydrocarbon will continue to own an 89.2% interest in MarkWest Energy GP, L.L.C., our general partner. Officers of our general partner and officers and key employees of MarkWest Hydrocarbon, along with one of its former officers, will continue to own the remaining 10.8% interest in MarkWest Energy GP, L.L.C.

  •
  We will continue to own all of the membership interests in the operating company.

  •
  The operating company will continue to own 100% of its various subsidiary companies and 50% of Starfish.

        Our general partner is entitled to distributions on its 2.0% general partner interest and, if any, on its incentive distribution rights. Our general partner has sole responsibility for conducting our business and for managing our operations. Our general partner does not receive any management fee or other compensation in connection with its management of our business but is entitled to be reimbursed for all direct and indirect expenses incurred on our behalf.

        Our principal executive offices are currently located at 155 Inverness Drive West, Suite 200, Englewood, Colorado 80112, and our phone number is (303) 290-8700. We expect to relocate our principal executive offices to 1515 Arapahoe St., Tower II, Suite 700, Denver, Colorado 80202 in July 2006. We maintain a website at http://www.markwest.com. The information on our website is not part of this prospectus, and you should rely only on information contained in this prospectus when making a decision as to whether or not to invest in our common units.

        The chart on the following page depicts the organization and ownership of MarkWest Energy Partners, L.P. and the operating company after giving effect to this offering.

Ownership of MarkWest Energy Partners, L.P.
Common Units:
Public Unitholders	81.0%
MarkWest Hydrocarbon, Inc.	5.2%
Affliates of MWE GP, L.L.C.	0.7%

86.9%
Subordinated Units:
MarkWest Hydrocarbon, Inc.	10.1%
Other Subordinated Unitholder	1.0%

11.1%
General Partner Interest	2.0%

100.0%

OUR RELATIONSHIP WITH MARKWEST HYDROCARBON, INC.

        We are a Delaware limited partnership formed by MarkWest Hydrocarbon in January 2002 to acquire most of the natural gas gathering and processing and NGL transportation, fractionation and storage assets of the MarkWest Hydrocarbon Midstream Business. Prior to our formation, these assets generated revenues pursuant to keep-whole and percent-of-proceeds contracts. Upon our formation, MarkWest Hydrocarbon retained these contracts and subcontracted the services to us under fee-based arrangements. By entering into these fee-based contracts with MarkWest Hydrocarbon, we were able to eliminate the commodity price volatility from the revenue generated from these assets. MarkWest Hydrocarbon remains one of our largest customers. For the year ended December 31, 2005, it accounted for 13% of our revenues and 20% of our net operating margin. This represents a decrease from the year ended December 31, 2004, when MarkWest Hydrocarbon accounted for 20% of our revenues and 32% of our net operating margin. For the three months ended March 31, 2006, it accounted for 11% of our revenues and 14% of our net operating margin. This represents a decrease from the three months ended March 31, 2005, when MarkWest Hydrocarbon accounted for 18% of our revenues and 23% of our net operating margin. Net operating margin is a non-GAAP financial measure defined as income (loss) from operations, excluding facility expenses, selling, general and administrative expense, depreciation, amortization, impairments and accretion of asset retirement obligations. For a discussion of net operating margin and a reconciliation to income from operations, please read "Selected Historical Financial Information." We expect to continue to derive a significant portion of our revenues from the services we provide under our contracts with MarkWest Hydrocarbon for the foreseeable future; however, as our other operations grow, the relative contribution by MarkWest Hydrocarbon will continue to decline. Following the completion of this offering, MarkWest Hydrocarbon and its subsidiaries, in the aggregate, will own a 15.3% interest in us, consisting of 2,469,496 limited partner units. In addition, MarkWest Hydrocarbon owns 89.2% of our general partner, which owns a 2% interest in us and associated incentive distribution rights. MarkWest Hydrocarbon continues to direct our business operations through its ownership and control of our general partner. It also markets a portion of our NGLs. MarkWest Hydrocarbon employees are responsible for conducting our business and operating our assets on our behalf. Please read "Certain Relationships and Related Transactions" for more information about our relationship with MarkWest Hydrocarbon, Inc.

SUMMARY OF CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

        MarkWest Energy GP, L.L.C., our general partner, has a legal duty to manage us in a manner beneficial to our unitholders. This legal duty originates in statutes and judicial decisions and is commonly referred to as a "fiduciary" duty. Due to the fact that our general partner is owned in substantial part by MarkWest Hydrocarbon, its officers and directors also have fiduciary duties to manage the business of our general partner in a manner beneficial to MarkWest Hydrocarbon and its stockholders. The officers and directors of our general partner have significant relationships with, and responsibilities to, MarkWest Hydrocarbon. As a result of these relationships and others, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and our general partner and its affiliates, on the other hand. For a more detailed description of the conflicts of interest and fiduciary duties of our general partner, please read "Conflicts of Interest and Fiduciary Duties."

        Our partnership agreement limits the liability and reduces the fiduciary duties of our general partner to the unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions that might otherwise constitute breaches of our general partner's fiduciary duty. By purchasing a common unit, you are treated as having consented to various actions contemplated in the partnership agreement and conflicts of interest that might otherwise be considered a breach of fiduciary or other duties under applicable state law.

THE OFFERING

Common units offered by MarkWest Energy Partners, L.P.	3,000,000 common units
3,450,000 common units if the underwriters exercise their over-allotment option in full.
Units outstanding after this offering(1)	14,079,219 common units and 1,800,000 subordinated units, representing a 86.9% and 11.1% limited partner interest in MarkWest Energy Partners, L.P.
Use of proceeds
We estimate that we will receive net proceeds of approximately $124.9 million from our sale of 3,000,000 common units in this offering, including a capital contribution from our general partner to maintain its 2% general partner interest in our partnership and after deducting underwriting discounts and estimated offering expenses. We base this amount on the last reported sale price of $42.92 for our common units on the American Stock Exchange on June 20, 2006. If the price of our common units were to increase or decrease by $1.00, our estimated net proceeds would increase or decrease by approximately $2.9 million. We intend to use all of these net proceeds to repay a portion of the borrowings under our bank credit facility incurred in connection with recent acquisitions. Please read "Use of Proceeds."
Cash distributions
Common units are entitled to receive quarterly distributions of $0.50 per common unit prior to any distributions on the subordinated units to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner. In general, we pay any cash distributions we make each quarter in the following manner:
• first, 98% to the common units and 2% to our general partner, until each common unit has received a minimum quarterly distribution of $0.50 plus any arrearages from prior quarters;
• second, 98% to the subordinated units and 2% to our general partner, until each subordinated unit has received a minimum quarterly distribution of $0.50; and
• third, 98% to all units, pro rata, and 2% to our general partner, until each unit has received a distribution of $0.55 per quarter.

(1)
Based on the number of common units outstanding as of June 20, 2006. Does not include common units sold upon the exercise of the underwriter's over-allotment option, if any.

If cash distributions exceed $0.55 per unit in a quarter, our general partner receives increasing percentages, up to 50%, of the cash we distribute in excess of that amount. We refer to these distributions as "incentive distributions." Because our distribution for the first quarter 2006 was $0.87 per unit, our general partner is receiving incentive distributions.

We must distribute all of our cash on hand at the end of each quarter, less reserves established by our general partner. We refer to this cash available for distribution as "available cash," and we define its meaning in our partnership agreement and in the glossary in Appendix A. The amount of available cash may be greater than or less than the minimum quarterly distribution.
Timing of distributions	We pay distributions approximately 45 days after March 31, June 30, September 30 and December 31 to unitholders of record on the applicable record date and to our general partner.
Subordination period and early conversion of subordinated units
The subordination period will end once we meet the financial tests in the partnership agreement. When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and the common units will no longer be entitled to arrearages. Our partnership agreement provides that subordinated units may convert into common units prior to June 30, 2009 in certain circumstances. On August 15, 2005 and November 14, 2005, after meeting the financial tests provided in our partnership agreement, we completed the conversion, on a one-for-one basis, of an aggregate of 1,200,000 subordinated units into common units. Assuming we maintain our current quarterly distribution level of $0.87 per unit, all subordinated units will be converted into common units by August 15, 2007.
Issuance of additional units
In general, during the subordination period we can issue up to 1,207,500 additional common units without obtaining unitholder approval. We may, however, issue an unlimited number of common units for acquisitions, capital improvements or debt repayments that increase cash flow from operations per unit on a pro forma basis. We refer to acquisitions which increase cash flow from operations on a per unit basis as "accretive."

Voting rights
Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our general partner and its affiliates. Following the closing of this offering, our general partner and its affiliates will collectively own 15.9% of the outstanding units.
Limited call right
If at any time more than 80% of the outstanding common units are owned by our general partner and its affiliates, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price not less than the then current market price of the common units.
Estimated ratio of taxable income to distributions
We estimate that if you hold the common units you purchase in this offering through the record date for the distribution with respect to the fourth calendar quarter of 2009, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be no more than 10% of the cash distributed to you with respect to that period.
Please read "Material Tax Consequences — Tax Consequences of Unit Ownership — Ratio of Taxable Income to Distributions" for the basis of this estimate.
Exchange listing	Our common units are listed on the American Stock Exchange under the symbol "MWE."

SUMMARY HISTORICAL AND
PRO FORMA FINANCIAL AND OPERATING DATA

        The following table shows our summary historical financial and operating data as of and for the periods indicated and our summary pro forma financial and operating data for the year ended December 31, 2005 and the three months ended March 31, 2006. We derived the information in the following table from, and that information should be read together with and is qualified in its entirety by reference to, the historical and unaudited pro forma financial statements and the accompanying notes included elsewhere in this prospectus. The table should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        The summary pro forma financial data for the year ended December 31, 2005 and the three months ended March 31, 2006 gives effect to the following transactions as if they all occurred on January 1, 2005:

  •
  the Javelina acquisition;

  •
  our net borrowings under our credit facility to finance the Javelina acquisition;

  •
  the Starfish acquisition;

  •
  our net borrowings under our credit facility to partially finance the Starfish acquisition;

  •
  our private placement of 1,644,065 common units on November 9, 2005, and a capital contribution from our general partner to maintain its 2% general partner interest;

  •
  our private placement of 574,714 common units on December 28, 2005, and a capital contribution from our general partner to maintain its 2% general partner interest;

  •
  the issuance of 3,000,000 common units offered by this prospectus, and a capital contribution from our general partner to maintain its 2% general partner interest (without giving effect to the exercise of the underwriters' over-allotment option, if any);

  •
  our proposed concurrent private placement of up to $200 million in senior notes; and

  •
  the application of the net proceeds from our November 2005 private placement, December 2005 private placement and this offering, including, in each case, the contribution of our general partner, and the application of the net proceeds from our proposed offering of senior notes, to partially repay borrowings incurred under our credit facility in connection with the acquisition of both Javelina and Starfish. Please see "Use of Proceeds."

						Pro Forma As Adjusted
				Three Months Ended March 31,
	Year Ended December 31,							Three Months Ended March 31, 2006
						Year Ended December 31, 2005
	2003(a)	2004(b)	2005(c)	2005	2006
	(in thousands, except per unit amounts)
Statement of Operations:
Revenues	$117,430	$301,314	$499,084	$89,637	$156,743	$754,948		$156,743
Operating expenses:
Purchased product costs	70,832	211,534	366,878	60,785	100,797	545,025		100,797
Facility expenses	20,463	29,911	47,972	9,331	13,994	90,585		13,994
Selling, general and administrative expenses	8,598	16,133	21,573	4,639	8,338	22,936		8,338
Depreciation and amortization	7,548	19,196	29,190	6,421	11,189	42,308		11,189
Impairments	1,148	130	—	—	—	—		—
Accretion of asset retirement obligation	—	13	159	10	25	159		25

Total operating expenses	108,589	276,917	465,772	81,186	134,343	701,013		134,343

Income from operations	8,841	24,397	33,312	8,451	22,400	53,935		22,400
Interest expense, net	(4,057)	(14,385)	(28,882)	(4,082)	(11,564)	(53,891	)(d)	(9,232	)(d)
Loss from unconsolidated affiliates	—	(65)	(2,153)	—	945	(1,241)		945
Miscellaneous income (expense)	(25)	15	78	(104)	2,092	78		2,092

Net income (loss)	$4,759	$9,962	$2,355	$4,265	$13,873	$(1,119)		$16,205

Net income per limited partner unit:
Basic	$0.95	$1.31	$0.02	$0.41	$1.01	$(0.20)		$(0.97)
Diluted	$0.94	$1.31	$0.02	$0.41	$1.01	$(0.20)		$(0.96)
Cash distributions declared per limited partner unit	$2.47	$2.97	$3.28	—
Other financial data:
Net operating margin(e)	$46,598	$89,780	$132,206	$28,852	$55,946	$209,923		$55,946
EBITDA(f)	$16,378	$43,630	$60,794	$14,835	$36,846	$95,801		$36,846

	Year Ended December 31,			Three Months Ended March 31, 2006
	2003(a)	2004(b)	2005(c)
	(in thousands)
Balance Sheet Data (at period end):
Working capital	$2,457	$10,547	$11,944	$(1,098)
Property, plant and equipment, net	184,214	280,635	492,961	499,315
Total assets	212,871	529,422	1,046,093	1,019,322
Total long-term debt	126,200	225,000	601,262	588,850
Partners' capital	64,944	241,142	307,175	310,163
	Year Ended December 31,			Three Months Ended March 31,
	2003(a)	2004(b)	2005(c)	2005	2006
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$21,229	$42,275	$42,090	$17,522	$41,035
Investing activities	(112,893)	(273,176)	(469,308)	(57,556)	(15,510)
Financing activities	97,641	246,411	423,060	30,955	18,807
Other Financial Data:
Sustaining capital expenditures(g)	$1,041	$1,163	$2,181	$15	$377
Expansion capital expenditures(g)	1,903	29,304	68,569	15,864	12,783

Total capital expenditures	$2,944	$30,467	$70,750	$15,879	$13,160

	Year Ended December 31,			Three Months Ended March 31,
	2003(a)	2004(b)	2005(c)	2005	2006
Operating Data:
Southwest:
East Texas
Gathering systems throughput (Mcf/d)	—	259,300	321,000	287,000	346,000
NGL product sales (gallons)	—	41,478,000	126,476,000	27,612,000	35,436,000
Oklahoma
Foss Lake gathering systems throughput (Mcf/d)	57,000	60,900	75,800	67,000	87,600
Arapaho NGL product sales (gallons)	2,910,000	45,273,000	60,903,000	15,217,000	18,417,000
Other
Appleby gathering systems throughput (Mcf/d)	23,800	27,100	33,400	28,000	33,500

Other gathering systems throughput (Mcf/d)	20,500	17,000	16,500	17,000	19,100
Lateral throughput volumes (Mcf/d)(h)	32,100	75,500	81,000	52,000	49,700
Gulf Coast:
Natural gas processed for a fee (Mcf/d)	—	—	115,000	—	120,000
NGLs fractionated for a fee (Gal/day)	—	—	815,000	—	820,000
Northeast:
Appalachia:
Natural gas processed for a fee (Mcf/d)	202,000	203,000	197,000	210,000	205,000
NGLs fractionated for a fee (Gal/day)	458,000	475,000	430,000	462,000	449,000
NGL product sales (gallons)	40,305,000	42,105,000	41,700,000	10,765,000	10,482,000
Michigan:
Natural gas processed for a fee (Mcf/d)	15,000	12,300	6,600	6,900	6,300
Crude oil transported for a fee (Bbl/d)	15,100	14,700	14,200	14,100	14,000
NGL product sales (gallons)	11,800,000	9,818,000	5,697,000	1,563,000	1,449,000

(a)
We acquired our Foss Lake gathering system in December 2003. We acquired our Arapaho processing plant in December 2003. We acquired our Pinnacle gathering systems in late March 2003. We acquired our Lubbock pipeline in September 2003 and our Michigan Crude Pipeline in December 2003.

(b)
We acquired our East Texas System in late July 2004. We acquired our Hobbs lateral pipeline in April 2004.

(c)
We completed our investment in Starfish on March 31, 2005, and acquired Javelina on November 1, 2005.

(d)
If the interest rate on our senior notes being offered concurrently were to increase by 0.125%, our pro forma interest expense would increase by $250,000 for the year ended December 31, 2005 and by $62,500 for the three months ended March 31, 2006, and our basic and diluted pro forma net income per unit would correspondingly decrease by $0.02 and $0.02, respectively, for the year ended December 31, 2005 and $0.00 and $0.00, respectively, for the three months ended March 31, 2006.

(e)
Management evaluates contract performance on the basis of net operating margin (a "non-GAAP" financial measure), which is defined as income (loss) from operations, excluding facility expenses, selling, general and administrative expense, depreciation, amortization, impairments and accretion of asset retirement obligations. These charges have been excluded for the purpose of enhancing the understanding, by both management and investors, of the underlying baseline operating performance of our contractual arrangements, which management uses to evaluate our financial performance, for purposes of planning and forecasting future periods. Net operating margin does not have any standardized definition and, therefore, is unlikely to be comparable to similar measures presented by other reporting companies. Net operating margin results should not be evaluated in isolation of, or as a substitute for, our financial results prepared in accordance with generally accepted accounting principles, or GAAP. Our use of net operating margin, and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that we will not, in fact, incur such charges in future periods. The following table reconciles net operating margin to income from operations, which is the most directly comparable GAAP financial performance measure:

						Pro Forma As Adjusted
				Three Months Ended March 31,
	Year Ended December 31,						Three Months Ended March 31, 2006
						Year Ended December 31, 2005
	2003	2004	2005	2005	2006
	(in thousands)
Revenues	$117,430	$301,314	$499,084	$89,637	$156,743	$754,948	$156,743
Purchased product costs	70,832	211,534	366,878	60,785	100,797	545,025	100,797

Net operating margin	46,598	89,780	132,206	28,852	55,946	209,923	55,946
Facility expenses	20,463	29,911	47,972	9,331	13,994	90,585	13,994
Selling, general and administrative expenses	8,598	16,133	21,573	4,639	8,338	22,936	8,338
Depreciation	7,548	15,556	19,534	4,326	7,173	26,247	7,173
Amortization of intangible assets	—	3,640	9,656	2,095	4,016	16,061	4,016
Accretion of asset retirement obligation	—	13	159	10	25	159	25
Impairments	1,149	130	—	—	—	—	—

Income from operations	$8,841	$24,397	$33,312	$8,451	$22,400	$53,935	$22,400

(f)
EBITDA is defined as earnings before income taxes, plus depreciation and amortization expense and interest expense. EBITDA (i) is not a measure of performance calculated in accordance with GAAP and (ii) should not be considered in isolation or as a substitute for net income, income from operations or cash flow as reflected in our financial statements.

EBITDA is presented because such information is relevant and is used by management, industry analysts, investors, lenders and rating agencies to assess the financial performance and operating results of our fundamental business activities. Management believes that the presentation of EBITDA is useful to lenders and investors because of its use in the midstream natural gas industry and for master limited partnerships as an indicator of the strength and performance of our ongoing business operations. Additionally, management believes that EBITDA provides additional and useful information to our investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures. The presentation of EBITDA allows investors to view our performance in a manner similar to the methods used by management and provides additional insight to our operating results.

EBITDA is used by management to determine our operating performance and along with other data as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, evaluating targeted businesses for acquisition and determining incentive compensation. We have a number of business locations located in different regions of the United States. EBITDA can be a meaningful measure of financial performance because it excludes factors which are outside the control of the employees responsible for operating and managing the business locations, and provides information management can use to evaluate the performance of the business locations, or the region where they are located, and the employees responsible for operating them.

There are material limitations to using a measure such as EBITDA, including the difficulty associated with using it as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company's net income or loss. Management compensates for these limitations by considering EBITDA in conjunction with its analysis of other GAAP financial measures, such as gross profit, net income and cash flow from operating activities. In addition, our calculation of EBITDA may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

The following table reconciles EBITDA to net income, which is the most directly comparable GAAP financial performance measure (in thousands):

						Pro Forma As Adjusted
	Year Ended December 31,			Three Months Ended March 31,
							Three Months Ended March 31, 2006
						Year Ended December 31, 2005
	2003	2004	2005	2005	2006
	(in thousands)
Net income (loss)	$4,759	$9,962	$2,355	$4,265	$13,873	$(1,119)	$16,205
Interest expense	4,071	14,472	29,249	4,149	11,784	54,612	9,452
Taxes	—	—	—	—	—	—	—
Depreciation and amortization	7,548	19,196	29,190	6,421	11,189	42,308	11,189

EBITDA	$16,378	$43,630	$60,794	$14,835	$36,846	$95,801	$36,846

(g)
Sustaining capital expenditures include expenditures to replace partially or fully-depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Expansion capital includes expenditures made to expand or increase the efficiency of the existing operating capacity of our assets. Expansion capital expenditures include expenditures that facilitate an increase in volumes within our operations, whether through construction or acquisition.

(h)
The Lubbock and Hobbs pipelines are the only lateral pipelines we own that produce revenue on a volumetric basis. We receive a flat fee for the use of our other lateral pipelines, and consequently, the throughput volume data from these other lateral pipelines is excluded from this data.

RISK FACTORS

        You should carefully consider each of the risks described below, together with all of the other information contained in this prospectus, before deciding to invest in shares of our common stock. If any of the following risks develop into actual events, our business, financial condition or results of operations could be materially adversely affected and you may lose all or part of your investment.

Risks Inherent in Our Business

  We may not have sufficient cash after the establishment of cash reserves and payment of our general partner's fees and expenses to enable us to pay distributions at the current level.

        We may not have sufficient available cash from operating surplus each quarter to pay the minimum quarterly distribution. The amount of cash we can distribute on our units depends principally on the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

  •
  the fees we charge and the margins we realize for our services and sales;

  •
  the prices of, level of production of, and demand for natural gas and NGLs;

  •
  the volumes of natural gas we gather, process and transport;

  •
  the level of our operating costs, including reimbursement of fees and expenses of our general partner; and

  •
  prevailing economic conditions.

        In addition, the actual amount of cash we will have available for distribution will depend on other factors, some of which are beyond our control, including:

  •
  our debt service requirements;

  •
  fluctuations in our working capital needs;

  •
  our ability to borrow funds and access capital markets;

  •
  restrictions contained in our debt agreements;

  •
  the level of capital expenditures we make, including capital expenditures incurred in connection with our enhancement projects;

  •
  the cost of acquisitions, if any; and

  •
  the amount of cash reserves established by our general partner.

        You should be aware that the amount of cash we have available for distribution depends primarily on our cash flow and not solely on profitability, which is affected by non-cash items. As a result, we may make cash distributions during periods when we record losses for financial accounting purposes and may not make cash distributions during periods when we record net earnings for financial accounting purposes.

  If we do not make acquisitions on economically acceptable terms, our future growth will be limited.

        Our ability to grow depends in part on our ability to make acquisitions that result in an increase in the cash generated from operations per unit. If we are unable to make these accretive acquisitions because we are (1) unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with them, (2) unable to obtain financing for these acquisitions on economically acceptable terms, or (3) outbid by competitors, then our future growth and ability to increase distributions will be limited.

  If we are unable to successfully integrate our recent or future acquisitions, our future financial performance may suffer.

        Our future growth will depend in part on our ability to integrate our recent acquisitions. We recently completed the Starfish and Javelina acquisitions, which geographically expanded our operations into offshore and onshore Gulf of Mexico operations. We cannot guarantee that we will successfully integrate these, or any other, acquisitions into our existing operations, or that we will achieve the desired profitability and anticipated results from such acquisitions. Failure to achieve such planned results could adversely affect our financial condition and results of operations.

        The integration of acquisitions with our existing business involves numerous risks, including:

  •
  operating a significantly larger combined organization and integrating additional midstream operations into our existing operations;

  •
  difficulties in the assimilation of the assets and operations of the acquired businesses, especially if the assets acquired are in a new business segment or geographical area;

  •
  the loss of customers or key employees from the acquired businesses;

  •
  the diversion of management's attention from other existing business concerns;

  •
  the failure to realize expected synergies and cost savings;

  •
  coordinating geographically disparate organizations, systems and facilities;

  •
  integrating personnel from diverse business backgrounds and organizational cultures; and

  •
  consolidating corporate and administrative functions.

        Further, unexpected costs and challenges may arise whenever businesses with different operations or management are combined, and we may experience unanticipated delays in realizing the benefits of an acquisition. Following an acquisition, we may discover previously unknown liabilities including those under the same stringent environmental laws and regulations relating to releases of pollutants into the environment and environmental protection as applicable to our existing plants, pipelines and facilities. If so, our operation of these new assets could cause us to incur increased costs to address these liabilities or to attain or maintain compliance with such requirements. If we consummate any future acquisition, our capitalization and results of operation may change significantly, and unitholders will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources.

        Our acquisition strategy is based in part on our expectation of ongoing divestitures of assets within the midstream petroleum and natural gas industry. A material decrease in such divestitures could limit our opportunities for future acquisitions, and could adversely affect our operations and cash flows available for distribution to our unitholders.

  Growing our business by constructing new pipelines and processing and treating facilities subjects us to construction risks and risks that natural gas supplies will not be available upon completion of the facilities.

        One of the ways we intend to grow our business is through the construction of additions to our existing gathering systems and construction of new gathering, processing and treating facilities. The construction of gathering, processing and treating facilities requires the expenditure of significant amounts of capital, which may exceed our expectations, and involves numerous regulatory, environmental, political and legal uncertainties. If we undertake these projects, we may not be able to complete them on schedule or at all or at the budgeted cost. Moreover, our revenues may not increase immediately upon the expenditure of funds on a particular project. For instance, if we build a new pipeline, the construction will occur over an extended period of time, and we will not receive any material increases in revenues until after completion of the project. Furthermore, we may have only limited natural gas supplies committed to these facilities prior to their construction. Moreover, we may construct facilities to capture anticipated future growth in production in a region in which anticipated production growth does not materialize. We may also rely on estimates of proved reserves in our decision to construct new pipelines and facilities, which may prove to be inaccurate because there are numerous uncertainties inherent in estimating quantities of proved reserves. As a result, new facilities may not be able to attract enough natural gas to achieve our expected investment return, which could adversely affect our results of operations and financial condition.

  Our substantial debt and other financial obligations could impair our financial condition, results of operations and cash flows, and our ability to fulfill our debt obligations.

        We have substantial indebtedness and other financial obligations. Following the completion of this offering and our proposed concurrent private placement of $200 million in senior notes, and the application of the estimated net proceeds of such offerings, we will have $482.3 million in total debt outstanding, and our debt-to-total-capitalization ratio will be 52.6%. Subject to the restrictions governing our indebtedness and other financial obligations, and the indenture governing our outstanding notes, we may incur significant additional indebtedness and other financial obligations.

        Our substantial indebtedness and other financial obligations could have important consequences. For example, they could:

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  make it more difficult for us to satisfy our obligations with respect to our existing debt;

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  impair our ability to obtain additional financings in the future for working capital, capital expenditures, acquisitions, or general partnership and other purposes;

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  have a material adverse effect on us if we fail to comply with financial and restrictive covenants in our debt agreements, and an event of default occurs as a result of that failure that is not cured or waived;

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  require us to dedicate a substantial portion of our cash flow to payments on our indebtedness and other financial obligations, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, distributions and other general partnership requirements;

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  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

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  place us at a competitive disadvantage compared to our competitors that have proportionately less debt.

        Furthermore, these consequences could limit our ability, and the ability of our subsidiaries, to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. Our existing credit facility contains covenants requiring us to maintain specified financial ratios and satisfy other financial conditions, which may limit out ability to grant liens on our assets, make or own certain investments, enter into any swap contracts other than in the ordinary course of business, merge, consolidate, or sell assets, incur indebtedness senior to the credit facility, make distributions on equity investments, and declare or make, directly or indirectly, any distribution on our common units. Our obligations under the credit facility are secured by substantially all of our assets and guaranteed by us and all of our subsidiaries, other than our operating company, which is the borrower under the credit facility. In particular,    Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources." We may be unable to meet those ratios and conditions. Any future breach of any of these covenants or our failure to meet any of these ratios or conditions could result in a default under the terms of our credit facility, which could result in acceleration of our debt and other financial obligations. If we were unable to repay those amounts, the lenders could initiate a bankruptcy or liquidation proceeding, or proceed against the collateral.

  A significant decrease in natural gas production in our areas of operation would reduce our ability to make distributions to our unitholders.

        Our gathering systems are connected to natural gas reserves and wells, from which the production will naturally decline over time, which means that our cash flows associated with these wells will also decline over time. To maintain or increase throughput levels on our gathering systems and the utilization rate at our processing plants and our treating and fractionation facilities, we must continually obtain new natural gas supplies. Our ability to obtain additional sources of natural gas depends in part on the level of successful drilling activity near our gathering systems.

        We have no control over the level of drilling activity in the areas of our operations, the amount of reserves associated with the wells or the rate at which production from a well will decline. In addition, we have no control over producers or their production decisions, which are affected by, among other things, prevailing and projected energy prices, demand for hydrocarbons, the level of reserves, geological considerations, governmental regulations and the availability and cost of capital. Fluctuations in energy prices can greatly affect production rates and investments by third parties in the development of new oil and natural gas reserves. Drilling activity generally decreases as oil and natural gas prices decrease. Currently, natural gas prices are high in relation to historical prices. For example, the rolling 12-month average NYMEX daily settlement price of natural gas has increased from $5.89 per MMBtu as of December 30, 2004 to $9.21 per MMBtu as of March 31, 2006. If the high price for natural gas were to decline, the level of drilling activity may decrease. A sustained declined in natural gas prices could result in a decrease in exploration and development activities in the fields served by our gathering and pipeline transportation systems and our natural gas treatment and processing plants, which would lead to reduced utilization of these assets.

        Because of these factors, even if new natural gas reserves are discovered in areas served by our assets, producers may choose not to develop those reserves. If we are not able to obtain new supplies of natural gas to replace the natural decline in volumes from existing wells due to reductions in drilling activity or competition, throughput on our pipelines and the utilization rates of our treating and processing facilities would decline, which could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to you.

  We depend on third parties for the natural gas and refinery off-gas we process, and the NGLs we fractionate at our facilities, and a reduction in these quantities could reduce our revenues and cash flow.

        Although we obtain our supply of natural gas, refinery off-gas and NGLs from numerous third-party producers, a significant portion comes from a limited number of key producers/suppliers who are committed to us under processing contracts. According to these contracts or other supply arrangements, however, the producers are under no obligation to deliver a specific quantity of natural gas or NGLs to our facilities. If these key suppliers, or a significant number of other producers, were to decrease the supply of natural gas or NGLs to our systems and facilities for any reason, we could experience difficulty in replacing those lost volumes. Because our operating costs are primarily fixed, a reduction in the volumes of natural gas or NGLs delivered to us would result not only in a reduction of revenues, but also a decline in net income and cash flow of similar magnitude.

  We derive a significant portion of our revenues from our gas processing, transportation, fractionation and storage agreements with MarkWest Hydrocarbon, and its failure to satisfy its payment or other obligations under these agreements could reduce our revenues and cash flow.

        MarkWest Hydrocarbon accounts for a significant portion of our revenues and net operating margin. These revenues and margins are generated by the volumes of natural gas contractually committed to MarkWest Hydrocarbon by certain producers in the Appalachian region, as well as the fees generated from processing, transportation, fractionation and storage services provided to MarkWest Hydrocarbon. We expect to derive a significant portion of our revenues and net operating margin from the services we provide under our contracts with MarkWest Hydrocarbon for the foreseeable future. Any default or nonperformance by MarkWest Hydrocarbon could significantly reduce our revenues and cash flows. Thus, any factor or event adversely affecting MarkWest Hydrocarbon's business, creditworthiness or its ability to perform under its contracts with us, or its other contracts related to our business, could also adversely affect us.

  The fees charged to third parties under our gathering, processing, transmission, transportation, fractionation and storage agreements may not escalate sufficiently to cover increases in costs. The agreements may not be renewed or may be suspended in some circumstances.

        Our costs may increase at a rate greater than the fees we charge to third parties. Furthermore, third parties may not renew their contracts with us. Additionally, some third parties' obligations under their agreements with us may be permanently or temporarily reduced due to certain events, some of which are beyond our control, including force majeure events wherein the supply of either natural gas, NGLs or crude oil are curtailed or cut off. Force majeure events include (but are not limited to): revolutions, wars, acts of enemies, embargoes, import or export restrictions, strikes, lockouts, fires, storms, floods, acts of God, explosions, mechanical or physical failures of equipment or our facilities or facilities of third parties. If the escalation of fees is insufficient to cover increased costs, if third parties do not renew or extend their contracts with us or if any third party suspends or terminates its contracts with us, our financial results would suffer.

  We are exposed to the credit risks of our key customers, and any material nonpayment or nonperformance by our key customers could reduce our ability to make distributions to our unitholders.

        We are subject to risks of loss resulting from nonpayment or nonperformance by our customers. Any material nonpayment or nonperformance by our key customers could reduce our ability to make distributions to our unitholders. Furthermore, some of our customers may be highly leveraged and subject to their own operating and regulatory risks, which increases the risk that they may default on their obligations to us.

  We may not be able to retain existing customers, or acquire new customers, which would reduce our revenues and limit our future profitability.

        The renewal or replacement of existing contracts with our customers at rates sufficient to maintain current revenues and cash flows depends on a number of factors beyond our control, including competition from other gatherers, processors, pipelines, fractionators, and the price of, and demand for, natural gas, NGLs and crude oil in the markets we serve. Our competitors include large oil, natural gas, refining and petrochemical companies, some of which have greater financial resources, more numerous or greater capacity pipelines, processing and other facilities, and greater access to natural gas and NGL supplies than we do. Additionally, our customers that gather gas through facilities that are not otherwise dedicated to us may develop their own processing and fractionation facilities in lieu of using our services. Certain of our competitors may also have advantages in competing for acquisitions, or other new business opportunities, because of their financial resources and synergies in operations.

        As a consequence of the increase in competition in the industry, and the volatility of natural gas prices, end-users and utilities are reluctant to enter into long-term purchase contracts. Many end-users purchase natural gas from more than one natural gas company and have the ability to change providers at any time. Some of these end-users also have the ability to switch between gas and alternative fuels in response to relative price fluctuations in the market. Because there are numerous companies of greatly varying size and financial capacity that compete with us in the marketing of natural gas, we often compete in the end-user and utilities markets primarily on the basis of price. The inability of our management to renew or replace our current contracts as they expire and to respond appropriately to changing market conditions could affect our profitability. For more information regarding our competition, please read "Business — Industry Overview."

  Our profitability is affected by the volatility of NGL product and natural gas prices.

        We are subject to significant risks associated with frequent and often substantial fluctuations in commodity prices. In the past, the prices of natural gas and NGLs have been extremely volatile, and we expect this volatility to continue. The NYMEX daily settlement price of natural gas for the prompt month contract in 2005 ranged from a high of $15.38 per MMBtu to a low of $5.79 per

MMBtu. In the first three months of 2006, the same index ranged from a high of $11.23 per MMBtu to a low of $6.55 per MMBtu. A composite of the weighted monthly average NGLs price at our Appalachian facilities based on our average NGLs composition in 2005 ranged from a high of approximately $1.25 per gallon to a low of $0.83 per gallon. In the first three months of 2006, the same composite ranged from approximately $1.18 per gallon to approximately $1.02 per gallon. The markets and prices for natural gas and NGLs depend upon factors beyond our control. These factors include demand for oil, natural gas and NGLs, which fluctuate with changes in market and economic conditions and other factors, including:

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  the level of domestic oil, natural gas and NGL production;

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  demand for natural gas and NGL products in localized markets;

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  imports of crude oil, natural gas and NGLs;

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  seasonality;

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  the condition of the U.S. economy;

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  political conditions in other oil-producing and natural gas-producing countries; and

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  domestic government regulation, legislation and policies.

        Our net operating margins under various types of commodity-based contracts are directly affected by changes in NGL product prices and natural gas prices, thus are more sensitive to volatility in commodity prices than our fee-based contracts. Additionally, our purchase and resale of gas in the ordinary course of business exposes us to significant risk of volatility in gas prices due to the potential difference in the time of the purchases and sales, and the potential existence of a difference in the gas price associated with each transaction.

  Our commodity derivative activities may reduce our earnings, profitability and cash flows.

        Our operations expose us to fluctuations in commodity prices. We utilize derivative financial instruments related to the future price of crude oil, natural gas and certain NGLs with the intent of reducing volatility in our cash flows due to fluctuations in commodity prices.

        We account for derivative instruments in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. The extent of our commodity price exposure is related largely to the effectiveness and scope of our derivative activities. We have a policy to enter into derivative transactions related to only a portion of the volume of our expected production or fuel requirements and, as a result, we will continue to have direct commodity price exposure to the unhedged portion. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosures about Market Risk." Our actual future production or fuel requirements may be significantly higher or lower than we estimate at the time we enter into derivative transactions for such period. If the actual amount is higher than we estimate, we will have greater commodity price exposure than we intended. If the actual amount is lower than the amount that is subject to our derivative financial instruments, we might be forced to satisfy all or a portion of our derivative transactions without the benefit of the cash flow from our sale or purchase of the underlying physical commodity, resulting in a substantial diminution of our liquidity. As a result of these factors, our hedging activities may not be as effective as we intend in reducing the volatility of our cash flows, and in certain circumstances may actually increase the volatility of our cash flows. In addition, our hedging activities are subject to the risks that a counterparty may not perform its obligation under the applicable derivative instrument, the terms of the derivative instruments are imperfect, and our hedging policies and procedures are not properly followed. It is possible that the steps we take to monitor our derivative financial instruments may not detect and prevent violations of our risk management policies and procedures, particularly if deception or other intentional misconduct is involved. For further information about our risk management policies and procedures, please read "Management's Discussion and Analysis of Financial Condition and Results of Operation — Quantitative and Qualitative Disclosures About Market Risk — Commodity Price Risk and Our Risk Management Policy."

  We have found material weaknesses in our internal controls that require remediation and concluded, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, that our internal controls over financial reporting at December 31, 2005, 2004 and 2003, were not effective. If we fail to remediate any material weaknesses, we could be unable to provide timely and reliable financial information, which could have a material adverse effect on our business, results of operations or financial condition.

        We have identified, and the audit report on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Deloitte & Touche LLP as of December 31, 2005 confirmed the presence of, material weaknesses in our internal controls over financial reporting. In particular, our control environment did not sufficiently promote effective internal control over financial reporting through the management structure to prevent a material misstatement. Furthermore, we did not have adequate internal controls and processes in place to allow independent validation of data or control and review of our management's assertions with respect to the completeness, accuracy and validity of commodity derivative transactions.

        In addition, we and KPMG LLP, our independent registered public accounting firm at that time, identified material weaknesses in our internal control over financial reporting as of December 31, 2004. Additionally, PwC, our independent registered public accounting firm at the time, identified certain deficiencies in our internal accounting controls as of December 31, 2003. Considered collectively, these deficiencies may have constituted a material weakness in our internal controls pursuant to standards established by the American Institute of Certified Public Accountants. For a further discussion of these material weaknesses, please read "Managements Discussion and Analysis of Financial Condition and Results of Operations — Overview — Material Weaknesses Reported for the Years Ended December 31, 2005, 2004 and 2003."

        The full impact of our efforts to remediate the identified material weaknesses had not been realized as of December 31, 2005 and may not be sufficient to maintain effective internal controls in the future. We may not be able to implement and maintain adequate controls over our financial processes and reporting, which may require us to restate our financial statements in the future. In addition, we may discover additional past, ongoing or future material weaknesses or significant deficiencies in our financial reporting system in the future. Any failure to implement new controls, or difficulty encountered in their implementation, could cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could result in a lower trading price of our common units.

  We are subject to operating and litigation risks that may not be covered by insurance.

        Our industry is subject to numerous operating hazards and risks incidental to processing, transporting, fractionating and storing natural gas and NGLs, and to transporting and storing crude oil. These include:

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  damage to pipelines, plants, related equipment and surrounding properties caused by floods, hurricanes and other natural disasters;

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  inadvertent damage from construction and farm equipment;

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  leakage of crude oil, natural gas, NGLs and other hydrocarbons;

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  fires and explosions; and

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  other hazards, including those associated with high-sulfur content, or sour gas, that could also result in personal injury and loss of life, pollution and suspension of operations.

        As a result, we may be a defendant in various legal proceedings and litigation arising from our operations. We may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. Market conditions could cause certain insurance premiums and deductibles to become unavailable, or available only for reduced amounts of coverage. For example, insurance carriers now require broad exclusions for losses due to war risk and terrorist acts. In addition, insurance carriers have indicated hurricane insurance premiums may increase significantly and policy limits may be significantly reduced. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our financial position.

  Transportation on certain of our pipelines may be subject to federal or state rate and service regulation, and the imposition and/or cost of compliance with such regulation could adversely affect our profitability.

        Some of our gas, liquids and crude oil transmission operations are subject to rate and service regulations under FERC or various state regulatory bodies, depending upon jurisdiction. FERC generally regulates the transportation of natural gas and oil in interstate commerce, and FERC's regulatory authority includes: facilities construction, acquisition, extension or abandonment of services or facilities; accounts and records; and depreciation and amortization policies. Intrastate natural gas pipeline operations and transportation on proprietary natural gas or petroleum products pipelines are generally not subject to regulation by FERC, and the Natural Gas Act ("NGA") specifically exempts some gathering systems. Yet such operations may still be subject to regulation by various state agencies. The applicable statutes and regulations generally require that our rates and terms and conditions of service provide no more than a fair return on the aggregate value of the facilities used to render services. We cannot assure you that FERC will not at some point determine that such gathering and transportation services are within its jurisdiction, and regulate such services. FERC rate cases can involve complex and expensive proceedings. For more information regarding regulatory matters that could affect our business, please read "Business — Regulatory Matters."

  If we are unable to obtain new rights-of-way or the cost of renewing existing rights-of-way increases, then we may be unable to fully execute our growth strategy and our cash flows could be adversely affected.

        The construction of additions to our existing gathering assets may require us to obtain new rights-of-way prior to constructing new pipelines. We may be unable to obtain such rights-of-way to connect new natural gas supplies to our existing gathering lines or capitalize on other attractive expansion opportunities. Additionally, it may become more expensive for us to obtain new rights-of-way or to renew existing rights-of-way. If the cost of obtaining new rights-of-way or renewing existing rights-of-way increases, then our cash flows could be adversely affected.

  We are indemnified for liabilities arising from an ongoing remediation of property on which our facilities are located and our results of operation and our ability to make payments of principal and interest on the notes could be adversely affected if the indemnifying party fails to perform its indemnification obligation.

        Columbia Gas is the previous or current owner of the property on which our Kenova, Boldman, Cobb and Kermit facilities are located and is the previous operator of our Boldman and Cobb facilities. Columbia Gas has been or is currently involved in investigatory or remedial activities with respect to the real property underlying the Boldman and Cobb facilities pursuant to an "Administrative Order by Consent for Removal Actions" entered into by Columbia Gas and the U.S. Environmental Protection Agency and, in the case of the Boldman facility, an "Agreed Order" with the Kentucky Natural Resources and Environmental Protection Cabinet.

        Columbia Gas has agreed to retain sole liability and responsibility for, and to indemnify MarkWest Hydrocarbon against, any environmental liabilities associated with these regulatory orders or the real property underlying these facilities to the extent such liabilities arose prior to the effective date of the agreements pursuant to which such properties were acquired or leased from Columbia Gas. At the closing of our initial public offering, MarkWest Hydrocarbon assigned us the benefit of its indemnity from Columbia Gas with respect to the Cobb, Boldman and Kermit facilities. While we are not a party to the agreement under which Columbia Gas agreed to indemnify MarkWest Hydrocarbon with respect to the Kenova facility, MarkWest Hydrocarbon has agreed to provide to us the benefit of its indemnity, as well as any other third party environmental indemnity of which it is a beneficiary. MarkWest Hydrocarbon has also agreed to provide us an additional environmental indemnity pursuant to the terms of the Omnibus Agreement. Our results of operation and our ability to make cash distributions to our unitholders could be adversely affected if in the future either Columbia Gas or MarkWest Hydrocarbon fails to perform under the indemnification provisions of which we are the beneficiary.

  Our business is subject to federal, state and local laws and regulations with respect to environmental, safety and other regulatory matters, and the violation of, or the cost of compliance with, such laws and regulations could adversely affect our profitability.

        Numerous governmental agencies enforce comprehensive and stringent laws and regulations on a wide range of environmental, safety and other regulatory matters. We could be adversely affected by increased costs due to stricter pollution-control requirements or liabilities resulting from non-compliance with operating or other regulatory permits. New environmental laws and regulations might adversely influence our products and activities. Federal, state and local agencies also could impose additional safety requirements, any of which could affect our profitability. In addition, we face the risk of accidental releases or spills associated with our operations. These could result in material costs and liabilities, including those relating to claims for damages to property and persons. Our failure to comply with environmental or safety-related laws and regulations could result in administrative, civil and criminal penalties, the imposition of investigatory and remedial obligations and even injunctions that restrict or prohibit our operations. For more information regarding the environmental, safety and other regulatory matters that could affect our business, please read "Business — Regulatory Matters," "Business — Environmental Matters," and "Business — Pipeline Safety Regulations."

  The amount of gas we process, gather and transmit, or the crude oil we gather and transport, may be reduced if the pipelines to which we deliver the natural gas or crude oil cannot, or will not, accept the gas or crude oil.

        All of the natural gas we process, gather and transmit is delivered into pipelines for further delivery to end-users. If these pipelines cannot, or will not, accept delivery of the gas due to downstream constraints on the pipeline, we will be forced to limit or stop the flow of gas through our pipelines and processing systems. In addition, interruption of pipeline service upstream of our processing facilities would likewise limit or stop flow through our processing facilities. Likewise, if the pipelines into which we deliver crude oil are interrupted, we will be limited in, or prevented from conducting, our crude oil transportation operations. Any number of factors beyond our control could cause such interruptions or constraints on pipeline service, including necessary and scheduled maintenance, or unexpected damage to the pipeline. Because our revenues and net operating margins depend upon (1) the volumes of natural gas we process, gather and transmit, (2) the throughput of NGLs through our transportation, fractionation and storage facilities and (3) the volume of crude oil we gather and transport, any reduction of volumes could result in a material reduction in our net operating margin.

  Our business would be adversely affected if operations at any of our facilities were interrupted.

        Our operations depend upon the infrastructure that we have developed, including processing and fractionation plants, storage facilities, and various means of transportation. Any significant interruption at these facilities or pipelines, or our inability to transmit natural gas or NGLs, or transport crude oil to or from these facilities or pipelines for any reason, would adversely affect our results of operations. Operations at our facilities could be partially or completely shut down, temporarily or permanently, as the result of circumstances not within our control, such as:

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  unscheduled turnarounds or catastrophic events at our physical plants;

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  labor difficulties that result in a work stoppage or slowdown; and

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  a disruption in the supply of crude oil to our crude oil pipeline, natural gas to our processing plants or gathering pipelines, or a disruption in the supply of NGLs to our transportation pipeline and fractionation facility.

  Due to our lack of asset diversification, adverse developments in our gathering, processing, transportation, transmission, fractionation and storage businesses would reduce our ability to make distributions to our unitholders.

        We rely exclusively on the revenues generated from our gathering, processing, transportation, transmission, fractionation and storage businesses. An adverse development in one of these businesses would have a significantly greater impact on our financial condition and results of operations than if we maintained more diverse assets.

  As a result of damage caused by Hurricanes Katrina and Rita in the Gulf of Mexico and Gulf Coast regions, insurance costs related to oil and gas assets in these regions have increased significantly. We may be unable to obtain insurance on our interest in Starfish at rates we consider reasonable.

        During 2005, Hurricanes Katrina and Rita caused severe and widespread damage to oil and gas assets in the Gulf of Mexico and Gulf Coast regions. The loss to both offshore and onshore assets resulting from the hurricanes has led to substantial insurance claims within the oil and gas industry. Along with other industry participants, we expect insurance costs to increase within this region as a result of these developments. We are currently negotiating with our insurer regarding the renewal of our insurance coverage relating to Starfish. We may be unable to obtain insurance on our interest in Starfish at rates we consider reasonable and as a result may experience losses that are not insured or that exceed the maximum limits under our insurance policies. If a significant negative event that is not fully insured occurs with respect to Starfish, it could materially and adversely affect our financial condition and results of operations.

  A shortage of skilled labor may make it difficult for us to maintain labor productivity, and competitive costs and could adversely affect our profitability.

        Our operations require skilled and experienced laborers with proficiency in multiple tasks. In recent years, a shortage of workers trained in various skills associated with the midstream energy business has caused us to conduct certain operations without full staff, which decreases our productivity and increases our costs. This shortage of trained workers is the result of the previous generation's experienced workers reaching the age for retirement, combined with the difficulty of attracting new laborers to the midstream energy industry. Thus, this shortage of skilled labor could continue over an extended period. If the shortage of experienced labor continues or worsens, it could have an adverse impact on our labor productivity and costs and our ability to expand production in the event there is an increase in the demand for our products and services, which could adversely affect our profitability.

Risks Related to Our Partnership Structure

  Cost reimbursements and fees due our general partner may be substantial and reduce our cash available for distribution to unitholders.

        Prior to making any distribution on the common units, we reimburse our general partner for all expenses it incurs on our behalf. Our general partner has sole discretion in determining the amount of these expenses. Our general partner and its affiliates also may provide us other services for which we will be charged fees.

  MarkWest Hydrocarbon and its affiliates have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests to the detriment of the unitholders.

        MarkWest Hydrocarbon and its affiliates own and control our general partner. MarkWest Hydrocarbon and its affiliates also own a significant limited partner interest in us. A number of officers and employees of MarkWest Hydrocarbon and our general partner also own interests in us. Conflicts of interest may arise between MarkWest Hydrocarbon and its affiliates, including us and our general partner. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates including our general partner on the one hand, and us and our unitholders, on the other hand. These conflicts include, among others, the following situations:

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  Employees of MarkWest Hydrocarbon who provide services to us also devote significant time to the businesses of MarkWest Hydrocarbon and are compensated by MarkWest Hydrocarbon for these services.

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  Neither our Partnership Agreement nor any other agreement requires MarkWest Hydrocarbon to pursue a future business strategy that favors us or utilizes our assets for processing, transportation or fractionation services we provide. MarkWest Hydrocarbon's directors and officers have a fiduciary duty to make these decisions in the best interests of the stockholders of MarkWest Hydrocarbon.

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  Our general partner is allowed to take into account the interests of other parties, such as MarkWest Hydrocarbon, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to our unitholders.

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  Our general partner may limit its liability and reduce its fiduciary duties, while also restricting the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty. As a result of purchasing units, our unitholders consent to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable state law.

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  Our general partner controls the enforcement of obligations owed to us by our general partner and its affiliates, including the processing, transportation and fractionation agreements with MarkWest Hydrocarbon.

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  Our general partner decides whether to retain separate counsel, accountants or others to perform services for us

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  In some instances, our general partner may cause us to borrow funds in order to make cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units or to make incentive distributions or to hasten the conversion of subordinated units.

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  Our Partnership Agreement gives our general partner broad discretion in establishing financial reserves for the proper conduct of our business. These reserves also will affect the amount of cash available for distribution. Our general partner may establish reserves for distribution on the subordinated units, but only if those reserves will not prevent us from distributing the full minimum quarterly distribution, plus any arrearages, on the common units for the following four quarters.

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  Our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuance of additional partnership securities and reserves, each of which can affect the amount of cash that is distributed to our unitholders.

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  Our general partner determines which costs incurred by MarkWest Hydrocarbon and its affiliates are reimbursable by us.

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  Our Partnership Agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered on terms that are fair and reasonable to us or entering into additional contractual arrangements with any of these entities on our behalf.

  MarkWest Hydrocarbon and its affiliates are not limited in their ability to compete with us, which could cause conflicts of interest and limit our ability to acquire additional assets or businesses and which in turn could adversely affect our results of operations and cash available for distribution to our unitholders.

        Neither our partnership agreement nor the omnibus agreement among us, MarkWest Hydrocarbon and others prohibits MarkWest Hydrocarbon and its affiliates from owning assets or engaging in businesses that compete directly or indirectly with us. In addition, MarkWest Hydrocarbon and its affiliates may acquire, construct or dispose of additional midstream or other assets in the future, without any obligation to offer us the opportunity to purchase or construct any of those assets. MarkWest Hydrocarbon is a large, established participant in the midstream energy business and has significantly greater resources and experience than we have, which may make it more difficult for us to compete with it with respect to commercial activities as well as for acquisition candidates. As a result, competition from these entities could adversely impact our results of operations and cash available for distribution. Please read "Conflicts of Interest and Fiduciary Duties."

  Unitholders have less ability to elect or remove management than holders of common stock in a corporation.

        Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business, and therefore limited ability to influence management's decisions regarding our business. Unitholders did not elect our general partner or its board of directors, and have no right to elect our general partner or its board of directors on an annual or other continuing basis.

        MarkWest Hydrocarbon and its affiliates choose the board of directors of our general partner. The directors of our general partner also have a fiduciary duty to manage our general partner in a manner beneficial to its members, MarkWest Hydrocarbon and its affiliates.

        Furthermore, if unitholders are dissatisfied with the performance of our general partner, they have little ability to remove our general partner. First, our general partner generally may not be removed except upon the vote of the holders of at least 66 2/3% of the outstanding units voting together as a single class. Also, if our general partner is removed without cause during the subordination period, and units held by MarkWest Hydrocarbon and its affiliates are not voted in favor of that removal, all remaining subordinated units will automatically be converted into common units, and any existing arrearages on the common units will be extinguished. A removal under these circumstances would adversely affect the common unitholders by prematurely eliminating their contractual right to distributions over the subordinated units, which would otherwise have continued until we had met certain distribution and performance tests.

        Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud, gross negligence, or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business, so the removal of our general partner because of the unitholders' dissatisfaction with its performance in managing our partnership will most likely result in the termination of the subordination period.

        Unitholders' voting rights are restricted by the Partnership Agreement provision. It states that any units held by a person who owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot be voted on any matter. In addition, the Partnership Agreement contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management.

        These provisions may discourage a person or group from attempting to remove our general partner or otherwise change our management. As a result of these provisions, the price at which the common units will trade may be lower because of the absence or reduction of a takeover premium in the trading price.

  The control of our general partner may be transferred to a third party, and that party could replace our current management team, in each case without unitholder consent.

        Our general partner may transfer its general partner interest to a third party in a merger, or in a sale of all or substantially all of its assets, without the consent of the unitholders. Furthermore, there is no restriction in the Partnership Agreement on the ability of the owners of our general partner from transferring their ownership interest in our general partner to a third party. The new owner of our general partner would then be in a position to replace the board of directors and officers of our general partner with its own choices, and to control the decisions taken by the board of directors and officers.

  Our general partner's absolute discretion in determining the level of cash reserves may adversely affect our ability to make cash distributions to our unitholders.

        Our Partnership Agreement requires our general partner to deduct from operating surplus cash reserves that, in its reasonable discretion, are necessary to fund our future operating expenditures. In addition, the Partnership Agreement permits our general partner to reduce available cash by establishing cash reserves for the proper conduct of our business, to comply with applicable law or agreements to which we are a party, or to provide funds for future distributions to partners. These cash reserves will affect the amount of cash available for distribution to our unitholders.

  We do not have any employees and rely solely on employees of MarkWest Hydrocarbon and its affiliates who serve as our agents.

        MarkWest Hydrocarbon and its affiliates conduct businesses and activities of their own in which we have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of the employees who provide services to our general partner. If the employees of MarkWest Hydrocarbon and its affiliates do not devote sufficient attention to the management and operation of our business, our financial results may suffer, and our ability to make distributions to our unitholders may be reduced.

  We may issue additional common units without your approval, which would dilute your ownership interests.

        During the subordination period, our general partner, without the approval of our unitholders, may cause us to issue up to 1,207,500 additional common units. Our general partner, without unitholder approval, may also cause us to issue an unlimited number of additional common units or other equity securities of equal rank with the common units, in several circumstances. These include:

  •
  the issuance of common units in connection with acquisitions or capital improvements that increase cash flow from operations per unit on a pro forma basis;

  •
  the conversion of subordinated units into common units;

  •
  the conversion of units of equal rank with the common units into common units under some circumstances;

  •
  the conversion of the general partner interest and the incentive distribution rights into common units as a result of the withdrawal of our general partner;

  •
  issuances of common units under our long-term incentive plan; or

  •
  issuances of common units to repay indebtedness, the cost of servicing which is greater than the distribution obligations associated with the units issued in connection with the debt's retirement.

        The issuance of additional common units or other equity securities of equal or senior rank will have the following effects:

  •
  our unitholders' proportionate ownership interest in us will decrease;

  •
  the amount of cash available for distribution on each unit may decrease;

  •
  because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

  •
  the relative voting strength of each previously outstanding unit may be diminished;

  •
  the market price of the common units may decline; and

  •
  the ratio of taxable income to distributions may increase.

        After the end of the subordination period, we may issue an unlimited number of limited partner interests of any type without the approval of our unitholders. Our Partnership Agreement does not give our unitholders the right to approve our issuance of equity securities ranking junior to the common units at any time.

  Our general partner has a limited call right that may require you to sell your common units at an undesirable time or price.

        If at any time more than 80% of the outstanding common units are owned by our general partner and its affiliates, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the remaining common units held by unaffiliated persons at a price not less than their then-current market price. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units.

  You may not have limited liability if a court finds that unitholder action constitutes control of our business.

        Under Delaware law, you could be held liable for our obligations as a general partner if a court determined that the right or the exercise of the right by our unitholders as a group to remove or replace our general partner, to approve some amendments to the Partnership Agreement, or to take other action under our Partnership Agreement was considered participation in the "control" of our business.

        Our general partner usually has unlimited liability for our obligations, such as its debts and environmental liabilities, except for those of our contractual obligations that are expressly made without recourse to our general partner.

        In addition, Section 17-607 of the Delaware Revised Uniform Limited Partnership Act provides that, under some circumstances, a unitholder may be liable to us for the amount of a distribution for a period of three years from the date of the distribution.

Tax Risks to Common Unitholders

        In addition to reading the following risk factors, you should read "Material Tax Consequences" for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

  Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the IRS were to treat us as a corporation or if we become subject to a material amount of entity-level taxation for state tax purposes, it would reduce the amount of cash available for distribution to you.

        The anticipated after-tax economic benefit of an investment in our common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other tax matter affecting us.

        If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state income tax at varying rates. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units.

        Current law may change so as to cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. In addition, because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. For example, we will be subject to a new entity level tax on the portion of our income that is generated in Texas beginning in our tax year that ends December 31, 2007. Imposition of such tax on us by Texas, or any other state, will reduce the cash available for distribution to you. Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts will be adjusted to reflect the impact of that law on us.

  If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted and the cost of any IRS contest will reduce our cash available for distribution to you.

        We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel's conclusions or the positions we take. A court may not agree with some or all of our counsel's conclusions or positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution.

  You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

        Because our unitholders will be treated as partners to whom we will allocate taxable income which could be different in amount than the cash we distribute, you will be required to pay any federal income taxes and, in some cases, state and local income taxes on your share of our taxable income even if you receive no cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from that income.

  Tax gain or loss on disposition of our common units could be more or less than expected.

        If you sell your common units, you will recognize a gain or loss equal to the difference between the amount realized and your tax basis in those common units. Prior distributions to you in excess of the total net taxable income you were allocated for a common unit, which decreased your tax basis in that common unit, will, in effect, become taxable income to you if the common unit is sold at a price greater than your tax basis in that common unit, even if the price you receive is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income. In addition, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

  Tax-exempt entities and foreign persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

        Investment in common units by tax-exempt entities, such as individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file United States federal tax returns and pay tax on their share of our taxable income.

  We will treat each purchaser of common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

        Because we cannot match transferors and transferees of common units and because of other reasons, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. Please read "Material Tax Consequences — Tax Consequences of Unit Ownership — Section 754 Election" for a further discussion of the effect of the depreciation and amortization positions we adopted.

  The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

        We will be considered to have terminated for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income. Please read "Material Tax Consequences — Disposition of Common Units — Constructive Termination" for a discussion of the consequences of our termination for federal income tax purposes.

  You will likely be subject to state and local taxes and return filing requirements in states where you do not live as a result of investing in our common units.

        In addition to federal income taxes, you will likely be subject to other taxes, including foreign, state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property, even if you do not live in any of those jurisdictions. You will likely be required to file foreign, state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements. We currently do business or own property in nine states, most of which impose income taxes. As we make acquisitions or expand our business, we may own assets or conduct business in additional states that impose a personal income tax. It is your responsibility to file all United States federal, foreign, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our common units.

USE OF PROCEEDS

        We estimate that we will receive net proceeds of approximately $124.9 million from our sale of 3,000,000 common units in this offering, including a capital contribution of approximately $2.6 million from our general partner to maintain its 2% general partner interest in our partnership and after deducting underwriting discounts and estimated offering expenses of approximately $6.5 million. We base this amount on the last reported sale price of $42.92 for our common units on the American Stock Exchange on June 20, 2006. If the price of our common units were to increase or decrease by $1.00, our estimated net proceeds would increase or decrease by approximately $2.9 million. We expect to use the net proceeds of this offering to repay a portion of the borrowings outstanding under our credit facility incurred in connection with our recent acquisitions. Please read "Prospectus Summary — Recent Developments — Recent Acquisitions." We will use any net proceeds from the exercise of the over-allotment option to further repay borrowings under our credit facility.

        Concurrently with this offering, we plan to offer up to $200.0 million in senior notes in a private placement to qualified institutional buyers. The completion of this offering is not conditioned on the senior notes private placement or vice versa. We estimate that we will receive net proceeds of approximately $194.5 million from our proposed senior notes private placement after deducting the initial purchasers' discount and our estimated offering expenses related to the private placement. We anticipate using the net proceeds from the proposed senior notes private placement to repay a portion of the borrowings outstanding under our credit facility incurred in connection with our recent acquisitions. For additional information on the impact of this proposed private placement on our financial statements, please see the pro forma financial statements presented elsewhere herein as well as the information included under "Capitalization."

        As of May 31, 2006, total borrowings under our credit facility were $376.5 million, with a weighted average interest rate of 7.35%. Our credit facility has a maturity date of December 29, 2010.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2006 both on an actual basis and on an as adjusted basis to give effect to:

  •
  the issuance of common units offered by this prospectus;

  •
  our general partner's capital contribution; and

  •
  the application of the net proceeds of this offering in the manner described under "Use of Proceeds."

        In addition, the following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2006 on an as further adjusted basis to give effect to the transactions described above, our proposed concurrent private placement of senior notes and the application of the net proceeds from that private placement in the manner described under "Use of Proceeds."

        This table is derived from, should be read together with and is qualified in its entirety by reference to our financial statements and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of March 31, 2006
	Actual	As Adjusted(1) for this Offering		As Further Adjusted for the Senior Notes Placement
	(in thousands)
Cash and cash equivalents	$26,823	$26,823		$26,823

Total debt:
Credit facility	$367,500	$242,600		$48,100	(3)
Senior notes	225,000	225,000		425,000	(3)

Total debt	592,500	467,600		473,100

Partners' capital:
Common units	303,475	425,765	(2)	425,765
Subordinated units	(147)	(147)		(147)
General partner interest	6,835	9,463	(2)	9,463

Total partners' capital	310,163	435,081		435,081

Total capitalization	$902,663	$902,681		$908,181

(1)
The as adjusted information discussed above is illustrative only and following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

(2)
These amounts assume that we will receive net proceeds of approximately $124.9 million from this offering, which will increase the partners' capital attributable to our common units by $122.3 million and the partners' capital attributable to our general partner interest by $2.6 million. We base our estimate of net proceeds on the last reported sale price of $42.92 for our common units on the American Stock Exchange on June 20, 2006. If the price of our common units was to increase or decrease by $1.00, our estimated net proceeds would increase or decrease by approximately $2.9 million and the partners' capital attributable to our common units and the partners' capital attributable to our general partner would increase or decrease by $2.8 million and $0.1 million, respectively.

(3)
Concurrently with this offering, we plan to offer up to $200.0 million in senior notes only to qualified institutional buyers as reflected in this as further adjusted column. However, the size of the senior notes private placement may vary and there is no guarantee that it will close concurrently with this offering or at all. If there were any increase or decrease in the size of the senior notes private placement, there would be a corresponding increase or decrease to the as further adjusted senior notes amount. Additionally, we intend to use the proceeds of the senior notes private placement to repay a portion of the borrowings under our credit facility, and any increase or decrease in the size of the senior notes private placement would cause a corresponding increase or decrease in the net proceeds of the senior notes private placement, after adjusting for the initial purchaser's discount and offering expenses. Any increase or decrease in the net proceeds of the senior notes private placement would cause a corresponding increase or decrease in the as further adjusted amount outstanding under the credit facility.

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

        Our common units have been listed on the American Stock Exchange ("AMEX"), under the symbol "MWE." The following table sets forth the high and low sales prices of the common units as reported by AMEX, as well as the amount of cash distributions paid per quarter for 2006, 2005 and 2004 and subsequent interim periods.

			Distributions
Quarter Ended	High	Low	Per Unit(1)	Record Date	Payment Date
Through June 20, 2006	$46.65	$42.02	—	—	—
March 31, 2006	$47.99	$43.51	$0.87	May 5, 2006	May 15, 2006
December 31, 2005	$50.95	$42.01	$0.82	February 8, 2006	February 14, 2006
September 30, 2005	$53.50	$47.18	$0.82	November 8, 2005	November 14, 2005
June 30, 2005	$51.54	$46.51	$0.80	August 9, 2005	August 15, 2005
March 31, 2005	$52.50	$45.25	$0.80	May 10, 2005	May 16, 2005
December 31, 2004	$48.69	$42.50	$0.78	February 2, 2005	February 11, 2005
September 30, 2004	$45.80	$37.73	$0.76	November 3, 2004	November 12, 2004
June 30, 2004	$40.07	$33.50	$0.74	July 30, 2004	August 13, 2004
March 31, 2004	$41.66	$37.70	$0.69	April 30, 2004	May 14, 2004

(1)
Includes common and subordinated units.

        We have also issued 3,000,000 subordinated units, for which there is no established public-trading market. Pursuant to the terms of the partnership agreement, 1,200,000 of these units were converted into common units during 2005. 1,800,000 subordinated units were outstanding as of June 15, 2006. There were 2 holders of record of our subordinated units as of June 15, 2006.

        The last reported sale price of the common units on the American Stock Exchange on June 20, 2006 was $42.92. As of June 20, 2006, there were approximately 152 holders of record of our common units.

CASH DISTRIBUTION POLICY

Distributions of Available Cash

        General.    Within approximately 45 days after the end of each quarter, we distribute all of our available cash to unitholders of record on the applicable record date.

        Definition of Available Cash.    We define available cash in the glossary, and it generally means, for each fiscal quarter:

  •
  all cash on hand at the end of the quarter;

  •
  less the amount of cash that our general partner determines in its reasonable discretion is necessary or appropriate to:

  •
  provide for the proper conduct of our business;

  •
  comply with applicable law, any of our debt instruments, or other agreements; or

  •
  provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

  •
  plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

        Minimum Quarterly Distribution.    Common units are entitled to receive distributions from operating surplus of $0.50 per quarter, or $2.00 on an annualized basis, before any distributions are paid on our subordinated units. There is no guarantee that we will pay the minimum quarterly distribution on the common units in any quarter, and we are prohibited from making any distributions to unitholders if it would cause an event of default under our credit facility. As reflected below, our definition of operating surplus contains a $6.3 million basket. This basket is a provision that enables us, if we choose, to distribute as operating surplus up to $6.3 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus.

        Contractual Restrictions on our Ability to Distribute Available Cash.    Our ability to distribute available cash is contractually restricted by the terms of our credit facility. Our credit facility contains covenants requiring us to maintain certain financial ratios and a minimum net worth. We are prohibited from making any distribution to unitholders if such distribution would cause an event of default or otherwise violate a covenant under our credit facility. In addition, our credit facility prohibits us from borrowing more than $0.75 per outstanding unit during any consecutive 12-month period for the purpose of making distributions to our unitholders. Our credit facility provides that any amount so borrowed must be repaid once annually. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations — Description of Credit Facility."

Operating Surplus and Capital Surplus

        General.    All cash distributed to unitholders is characterized as either "operating surplus" or "capital surplus." We distribute available cash from operating surplus differently than available cash from capital surplus.

        Definition of Operating Surplus.    We define operating surplus in the glossary, and for any period it generally means:

  •
  $470,000 representing cash on hand at the closing of our initial public offering; plus

  •
  $6.3 million (as described above); plus

  •
  all of our cash receipts since the initial public offering, excluding cash from borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other dispositions of assets outside the ordinary course of business; plus

  •
  working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; less

  •
  all of our operating expenditures since the initial public offering, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures; and less

  •
  the amount of cash reserves that our general partner deems necessary or advisable to provide funds for future operating expenditures.

        Definition of Capital Surplus.    We also define capital surplus in the glossary, and it is generally generated only by:

  •
  borrowings other than working capital borrowings;

  •
  sales of debt and equity securities; and

  •
  sales or other disposition of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

        Characterization of Cash Distributions.    We treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. While we do not currently anticipate that we will make any distributions from capital surplus in the near term, we may determine that the sale or disposition of an asset or business owned or acquired by us may be beneficial to our unitholders. If we distribute to you the equity we own in a subsidiary or the proceeds from the sale of one of our businesses, such a distribution would be characterized as a distribution from capital surplus.

Subordination Period

        General.    During the subordination period, which we define below and in the glossary, the common units have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.50 per quarter, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units.

        Definition of Subordination Period.    We define the subordination period in the glossary. The subordination period will extend until the first day of any quarter beginning after June 30, 2009 that each of the following tests are met:

  •
  distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the "adjusted operating surplus" (as defined below) generated during each of the three immediately preceding, non-overlapping four-quarter periods equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

  •
  there are no arrearages in payment of the minimum quarterly distribution on the common units.

        Early Conversion of Subordinated Units.    Before the end of the subordination period, a portion of the subordinated units may convert into common units on a one-for-one basis immediately after the distribution of available cash to the partners in respect of any quarter ending on or after:

  •
  June 30, 2006 with respect to 20% of the subordinated units;

  •
  June 30, 2007 with respect to 20% of the subordinated units; and

  •
  June 30, 2008 with respect to 20% of the subordinated units.

        The early conversions will occur if at the end of the applicable quarter each of the following occurs:

  •
  distributions of available cash from operating surplus on each common unit and subordinated unit equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the adjusted operating surplus generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

  •
  there are no arrearages in payment of the minimum quarterly distribution on the common units.

However, the early conversion of the second, third or fourth 20% of the subordinated units may not occur until at least one year following the early conversion of the first, second or third 20% of the subordinated units, as the case may be. On August 15, 2005, after meeting the financial tests set forth in our partnership agreement for the first early conversion of subordinated units, we completed the conversion, on a one-for-one basis, of 600,000 subordinated units into common units.

        In addition, on November 14, 2005, we completed the conversion, on a one-for-one basis, of 600,000 subordinated units into common units as a result of satisfying the following conditions in our partnership agreement:

  •
  distributions of available cash from operating surplus on each common unit and subordinated unit equaled or exceeded $2.50 for each of the two consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the adjusted operating surplus generated during each of the two consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of a distribution of $2.50 on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

  •
  there were no arrearages in payment of the minimum quarterly distribution on the common units.

        This additional early conversion was a one-time occurrence.

        In addition to the early conversion of subordinated units described above, 20% of the subordinated units may convert into common units on a one-for-one basis prior to the end of the subordination period if, at the end of a quarter ending on or after June 30, 2005, each of the following occurs:

  •
  distributions of available cash from operating surplus on each common unit and subordinated unit equaled or exceeded $3.00 for each of the two consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the adjusted operating surplus generated during each of the two consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of a distribution of $3.00 on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

  •
  there are no arrearages in payment of the minimum quarterly distribution on the common units.

        This additional early conversion is a one time occurrence.

        Generally, the earliest possible date by which all subordinated units may be converted into common units is June 30, 2007.

        Definition of Adjusted Operating Surplus.    We define adjusted operating surplus in the glossary and for any period it generally means:

  •
  operating surplus generated during that period; less

  •
  any net increase in working capital borrowings during that period; less

  •
  any net reduction in cash reserves for operating expenditures during that period not relating to an operating expenditure made during that period; plus

  •
  any net decrease in working capital borrowings during that period; and plus

  •
  any net increase in cash reserves for operating expenditures during that period required by any debt instrument for the repayment of principal, interest or premium.

        Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods.

        Effect of Expiration of the Subordination Period.    Upon expiration of the subordination period, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash. In addition, if the unitholders remove our general partner other than for cause and units held by our general partner and its affiliates are not voted in favor of such removal, the subordination period will end, any then-existing arrearages on the common units will terminate and each subordinated unit will immediately convert into one common unit.

Distributions of Available Cash from Operating Surplus During the Subordination Period

        We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

  •
  First, 98% to the common unitholders, pro rata, and 2% to our general partner until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

  •
  Second, 98% to the common unitholders, pro rata, and 2% to our general partner until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

  •
  Third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  Thereafter, in the manner described in "— Incentive Distribution Rights" below.

Distributions of Available Cash from Operating Surplus After the Subordination Period

        We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

  •
  First, 98% to all unitholders, pro rata, and 2% to our general partner until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  Thereafter, in the manner described in "— Incentive Distribution Rights" below.

Incentive Distribution Rights

        Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.

        If for any quarter:

  •
  we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

  •
  we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

  •
  First, 98% to all unitholders, pro rata, and 2% to our general partner until each unit receives a total of $0.55 per unit for that quarter (the "first target distribution");

  •
  Second, 85% to all unitholders, pro rata, and 15% to our general partner, until each unitholder receives a total of $0.625 per unit for that quarter (the "second target distribution");

  •
  Third, 75% to all unitholders, pro rata, and 25% to our general partner, until each unitholder receives a total of $0.75 per unit for that quarter (the "third target distribution"); and

  •
  Thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

        In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution.

Target Amount of Quarterly Distribution

        The following table illustrates the percentage allocations of the additional available cash from operating surplus between the unitholders and our general partner up to the various target distribution levels. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests of the unitholders and our general partner in any available cash from operating surplus we distribute up to and including the corresponding amount in the column "Total Quarterly Distribution Target Amount," until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution.

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Target Amount	Unitholders	General Partner
Minimum Quarterly Distribution	$0.50	98%	2%
First Target Distribution	up to $0.55	98%	2%
Second Target Distribution	above $0.55 up to $0.625	85%	15%
Third Target Distribution	above $0.625 up to $0.75	75%	25%
Thereafter	above $0.75	50%	50%

Distributions from Capital Surplus

        How Distributions from Capital Surplus Will Be Made.    We will make distributions of available cash from capital surplus, if any, in the following manner:

  •
  First, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit that was issued in the initial public offering, an amount of available cash from capital surplus equal to the initial public offering price;

  •
  Second, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

  •
  Thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

        Effect of a Distribution from Capital Surplus.    The partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from the initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the "unrecovered initial unit price." Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

        Once we distribute capital surplus on a unit in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero. We will then make all future distributions from operating surplus, with 50% being paid to the holders of units, 48% to the holders of the incentive distribution rights and 2% to our general partner.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

        In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

  •
  the minimum quarterly distribution;

  •
  target distribution levels;

  •
  unrecovered initial unit price;

  •
  the number of common units issuable during the subordination period without a unitholder vote; and

  •
  the number of common units into which a subordinated unit is convertible.

        For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level. We will not make any adjustment by reason of the issuance of additional units for cash or property.

        In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes us to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, we will reduce the minimum quarterly distribution and the target distribution levels by multiplying the same by one minus the sum of the highest marginal federal corporate income tax rate that could apply and any increase in the effective overall state and local income tax rates. For example, if we became subject to a maximum marginal federal, and effective state and local income tax rate of 38%, then the minimum quarterly distribution and the target distributions levels would each be reduced to 62% of their previous levels.

Distributions of Cash upon Liquidation

        General.    If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

        The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

        Manner of Adjustments for Gain.    The manner of the adjustment for gain is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to the partners in the following manner:

  •
  First, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

  •
  Second, 98% to the common unitholders, pro rata, and 2% to our general partner until the capital account for each common unit is equal to the sum of:

  (1)
  the unrecovered initial unit price for that common unit; plus

  (2)
  the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and plus

  (3)
  any unpaid arrearages in payment of the minimum quarterly distribution;

  •
  Third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner until the capital account for each subordinated unit is equal to the sum of:

  (1)
  the unrecovered initial unit price on that subordinated unit; and

    (2)
    the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

  •
  Fourth, 98% to all unitholders, pro rata, and 2% to our general partner, until we allocate under this paragraph an amount per unit equal to:

  (1)
  the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

  (2)
  the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98% to the unitholders, pro rata, and 2% to our general partner, for each quarter of our existence;

  •
  Fifth, 85% to all unitholders, pro rata, and 15% to our general partner, until we allocate under this paragraph an amount per unit equal to:

  (1)
  the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

  (2)
  the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85% to the unitholders, pro rata, and 15% to our general partner for each quarter of our existence;

  •
  Sixth, 75% to all unitholders, pro rata, and 25% to our general partner, until we allocate under this paragraph an amount per unit equal to:

  (1)
  the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less

  (2)
  the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75% to the unitholders, pro rata, and 25% to our general partner for each quarter of our existence;

  •
  Thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

        If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second priority above and all of the third priority above will no longer be applicable.

        Manner of Adjustments for Losses.    Upon our liquidation, we will generally allocate any loss to our general partner and the unitholders in the following manner:

  •
  First, 98% to holders of subordinated units in proportion to the positive balances in their capital accounts and 2% to our general partner until the capital accounts of the subordinated unitholders have been reduced to zero;

  •
  Second, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to our general partner until the capital accounts of the common unitholders have been reduced to zero; and

  •
  Thereafter, 100% to our general partner.

        If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first priority above will no longer be applicable.

        Adjustments to Capital Accounts.    We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and our general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in our general partner's capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

        On March 31, 2005, we acquired a 50% non-operating membership interest in Starfish Pipeline Company, LLC (the "Starfish acquisition") from an affiliate of Enterprise Products Partners, L.P. for $41.7 million. The acquisition was financed through our credit facility. On November 1, 2005, we acquired 100% of the equity interests in Javelina Company, Javelina Pipeline Company, Javelina Land Company, L.L.C. and related entities (collectively, "Javelina") for $357.0 million, plus $41.3 million for net working capital. We had a net draw of $386.5 million on our credit facility to finance the Javelina acquisition. We also incurred $10.4 million of debt issuance costs, of which $5.4 million was paid in cash and $5.0 million was paid from drawings on the credit facility. The final determination of the working capital amount and allocation of the purchase price has not been completed.

        The following unaudited pro forma consolidated statement of operations for the year ended December 31, 2005 and the three months ended March 31, 2006 gives effect to the following transactions as if they all occurred on January 1, 2005:

  •
  the Javelina acquisition;

  •
  our net borrowings under our credit facility to finance the Javelina acquisition;

  •
  the Starfish acquisition;

  •
  our net borrowings on our credit facility to partially finance the Starfish acquisition;

  •
  our November 2005 private placement of 1,644,065 common units, and a capital contribution from our general partner to maintain its 2% general partner interest;

  •
  our December 2005 private placement of 574,714 common units, and a capital contribution from our general partner to maintain its 2% general partner interest;

  •
  the issuance of 3,000,000 common units offered by this prospectus, and a capital contribution from our general partner to maintain its 2% general partner interest (without giving effect to the exercise of the underwriters' over-allotment option, if any);

  •
  our proposed concurrent private placement of up to $200 million in senior notes; and

  •
  the application of the net proceeds from our November 2005 private placement, December 2005 private placement and this offering, including, in each case, the contribution from our general partner, and the application of the net proceeds from our proposed offering of senior notes to partially repay borrowings incurred under our credit facility in connection with the acquisition of both Javelina and Starfish. Please see "Use of Proceeds."

        These transaction adjustments are presented and discussed in the notes to the unaudited pro forma financial statements. You should read the unaudited pro forma financial statements and accompanying notes along with our historical financial statements and the accompanying notes and the historical financial statements of Javelina and Starfish and the accompanying notes beginning on page F-1 of this prospectus.

        The information presented under the heading "Javelina" in the pro forma financial statements reflects the results of operations of Javelina Company and Javelina Pipeline Company for the ten months ended October 31, 2005. No separate information for the other Javelina entities has been presented as the amounts are immaterial. In addition to property, plant and equipment, the acquisition of equity interests resulted in the assumption of certain current assets and liabilities of the companies as of November 1, 2005. Our historical consolidated statements of operations for the year ended December 31, 2005 and the three months ended March 31, 2006 include results of Javelina from November 1, 2005 through December 31, 2005 and March 31, 2006, respectively. Accordingly, the separate Javelina information only includes the ten months ended October 31, 2005 that are not already included in our results.

        The information presented under the heading "Starfish" reflects the results of operations of Starfish Pipeline Company, LLC for the three months ended March 31, 2005. Our historical consolidated statements of operations for the year ended December 31, 2005 and the three months ended March 31, 2006 include the Starfish acquisition from April 1, 2005, through December 31, 2005 and March 31, 2006, respectively. Accordingly, the separate Starfish information reflects only the three months ended March 31, 2005, that are not already included in our results.

        The pro forma statements of operations were derived by adjusting the historical financial statements of MarkWest Energy Partners, L.P. The adjustments are based on currently available information. We believe, however, that the adjustments provide a reasonable basis for presenting the significant effects of the transactions described above. The unaudited pro forma financial statements do not purport to present our results of operations had the acquisitions or the other transactions actually been completed as of the dates indicated. Moreover, the statements do not project our financial position or results of operations for any future date or period.

	Twelve Months Ended December 31, 2005						Three Months Ended March 31, 2006
	MarkWest Energy	Starfish	Javelina	Pro Forma Adjustments		Pro Forma As Adjusted	MarkWest Energy	Pro Forma Adjustments		Pro Forma As Adjusted
	(in thousands, except per unit amounts)
Revenues:
Sales to unaffiliated parties	$434,162	$—	$255,864	$—		$690,026	$138,788	$—		$138,788
Sales to affiliate	64,922	—	—	—		64,922	17,715	—		17,715
Derivatives	—	—	—	—		—	240	—		240

Total Revenues	499,084	—	255,864	—		754,948	156,743	—		156,743

Operating expenses:
Purchased product costs	366,878	—	178,147	—		545,025	100,797	—		100,797
Facility expenses	47,972	—	42,613	—		90,585	13,994	—		13,994
Selling, general and administrative expenses	21,573	—	1,363	—		22,936	8,338	—		8,338
Depreciation	19,534	—	7,677	(964	)(a)	26,247	7,173	—		7,173
Amortization of intangible assets	9,656	—	—	6,405	(b)	16,061	4,016	—		4,016
Accretion of asset retirement and lease obligations	159	—	—	—		159	25	—		25

Total operating expenses	465,772	—	229,800	5,441		701,013	134,343	—		134,343

Income from operations	33,312	—	26,064	(5,441)		53,935	22,400	—		22,400
Other income (expense):
Earnings in unconsolidated affiliates	(2,153)	984	—	(72	)(c)	(1,241)	945	—		945
Interest income	367	—	354	—		721	220			220
Interest expense	(22,469)	—	—	(24,060 (750 6,518 9,368 (2,356	)(d) )(e) (f) (g) )(h)	(33,749)	(10,976)	2,342 (589	(g) )(h)	(9,223)
Amortization of deferred financing costs (on component of interest expense)	(6,780)	—	—	(4,926 (9,157	)(d) )(h)	(20,863)	(808)	579	(h)	(229)
Miscellaneous income (expense)	78	—	—	—		78	2,092	—		2,092

Net income (loss)	$2,355	$984	$26,418	$(30,876)		$(1,119)	$13,873	$2,332		$16,205

Interest in net income:
General partner	$2,113					$2,044	$828			$875
Limited partners	$242					$(3,163)	$13,045			$15,330
Net income per limited partner unit:
Basic	$0.02					$(0.20)	$1.01			$(0.97)
Diluted	$0.02					$(0.20)	$1.01			$(0.96)

	Twelve Months Ended December 31, 2005					Three Months Ended March 31, 2006
	MarkWest Energy	Starfish	Javelina	Pro Forma Adjustments	Pro Forma As Adjusted	MarkWest Energy	Pro Forma Adjustments	Pro Forma As Adjusted
	(in thousands)
Weighted average units outstanding
Basic	10,895			5,219	16,114	12,873	3,000	15,873
Diluted	10,929			5,219	16,148	12,922	3,000	15,922

(a)
The pro forma adjustment to Javelina depreciation expense for the year ended December 31, 2005 are as follows (in thousands):

Historical depreciation	$(7,677)
Pro forma depreciation(1)	6,713

Pro forma adjustment to depreciation expense	(964)

(1)
Pro forma depreciation is based on the following lives: Buildings (40 years), Pipeline and plant equipment (20 years), Other (3 years).

(b)
Amortization of identifiable intangible assets and customer contracts of $192.1 million for the year ended December 31, 2005, over the estimated useful life of 25 years.

(c)
Amortization of the excess Starfish purchase price over net book value of $4.9 million for the three months from January 1, 2005, to the Starfish acquisition date, over the estimated useful life of 17 years.

(d)
Interest expense on the debt associated with the Javelina acquisition of $386.5 million for the first 10 months of the year ended December 31, 2005, at a weighted average interest of 7.50%. The effect of a 0.125% variance in annual interest rates under our credit facility on pro forma interest expense would have been approximately $0.4 million. Amortized deferred financing costs for the nine months ended September 30, 2005, based upon the term of the debt facility and expensed debt issuance costs were both associated with the debt for the Javelina acquisition.

(e)
Interest expense on the incremental debt associated with the Starfish acquisition of $40.0 million for the three months from January 1, 2005, to the Starfish acquisition date, at a weighted average interest rate of 7.50%. The effect of a 0.125% variance in annual interest rates under our credit facility on pro forma interest expense would have been approximately $12,500.

(f)
Reduction of interest expense resulting from the application of the net proceeds from our November 2005 private placement and December 2005 private placements of $74.1 million and $25.4 million, respectively.

(g)
Reduction of interest expense resulting from the application of the estimated net proceeds from this offering of $124.9 million.

(h)
Adjustments to reflect our proposed concurrent private placement of up to $200 million in senior notes. The twelve months ended December 31, 2005, reflect additional interest expense of $2.4 million and additional amortization of deferred financing costs ($0.6 million relating to the new debt, $2.9 million reduction associated with retirement of existing debt, and $11.5 million acceleration associated with existing debt). The three months ended March 31, 2006, reflect additional interest expense of $0.6 million and a reduction in deferred financing costs ($0.1 million on the new debt, and $0.7 million on existing debt). If the interest rate on our senior notes being offered concurrently were to increase by 0.125%, our pro forma interest expense would increase by $250,000 for the year ended December 31, 2005 and by $62,500 for the three months ended March 31, 2006, and our basic and diluted pro forma net income per unit would correspondingly decrease by $0.02 and $0.02, respectively, for the year ended December 31, 2005 and $0.00 and $0.00, respectively, for the three months ended March 31, 2006.

SELECTED HISTORICAL FINANCIAL INFORMATION

        The following table shows selected historical financial and operating data of the MarkWest Hydrocarbon Midstream Business and us as of and for the periods indicated. The MarkWest Hydrocarbon Midstream Business represents substantially all of MarkWest Hydrocarbon's historical natural gas gathering and processing and NGL transportation, fractionation and storage businesses prior to our formation. The selected historical financial data for the MarkWest Hydrocarbon Midstream Business as of and for the year ended December 31, 2001 is derived from the audited financial statements of the MarkWest Hydrocarbon Midstream Business. Our selected historical financial data as of and for the years ended December 31, 2002, 2003, 2004 and 2005 is derived from our audited financial statements.

        The historical financial statements for all periods prior to our formation differ substantially from our financial statements and unaudited pro forma financial statements, principally because of the contracts we entered into with MarkWest Hydrocarbon at the closing of our initial public offering. The largest of these differences is in revenues and purchased product costs. Historically, revenues and purchased product costs in the MarkWest Hydrocarbon Midstream Business were higher because:

  •
  its revenues included the aggregate sales price for all the NGL products produced in its operations; and

  •
  its purchased product costs included the cost of natural gas purchases needed to replace the Btu content of the NGLs extracted in its processing operations under keep-whole contracts and the percentage of the proceeds from the sale of NGL products remitted to producers under percent-of-proceeds contracts.

        In contrast, after entering into contractual arrangements with MarkWest Hydrocarbon in connection with our initial public offering:

  •
  our revenues related to these assets include only the fees we receive for processing natural gas, transporting, fractionating and storing NGLs and the aggregate proceeds from NGL sales we receive under our percent-of-proceeds contracts; and

  •
  our purchased product costs related to these assets primarily consist of the percentage of proceeds from the sale of NGL products remitted to producers under our percent-of-proceeds contracts, with a small portion of our purchased product costs attributable to natural gas purchases made to satisfy our obligations under our keep-whole contracts.

        Sustaining capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Expansion capital expenditures are capital expenditures made to expand the existing operating capacity of our assets, whether through construction or acquisition. We treat repair and maintenance expenditures that do not extend the useful life of existing assets as facility expenses as we incur them.

        We derived the information in the following table from, and that information should be read together with and is qualified in its entirety by reference to, the historical and pro forma financial statements and the accompanying notes included elsewhere in this prospectus. The table should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	MarkWest Hydrocarbon Midstream Business	Partnership
	Year Ended December 31,					Three Months Ended March 31,
	2001	2002	2003(a)	2004(b)	2005(c)	2005	2006
	(in thousands, except per unit amounts)
Statement of Operations:
Revenues	$93,675	$70,246	$117,430	$301,314	$499,084	$89,637	$156,743
Operating expenses:
Purchased product costs	65,483	38,906	70,832	211,534	366,878	60,785	100,797
Facility expenses	13,138	15,101	20,463	29,911	47,972	9,331	13,994
Selling, general and administrative expenses	5,047	5,411	8,598	16,133	21,573	4,639	8,338
Depreciation and amortization of intangible assets	4,490	4,980	7,548	19,196	29,199	6,421	11,189
Impairments	—	—	1,148	130	—	—	—
Accretion of asset retirement obligation	—	—	—	13	159	10	25

Total operating expenses	88,158	64,398	108,589	276,917	465,772	81,186	134,343

Income from operations	5,517	5,848	8,841	24,397	33,312	8,451	22,400
Interest expense, net	(1,307)	(1,414)	(4,057)	(14,385)	(28,882)	(4,149)	(11,564)
Loss from unconsolidated affiliates	—	—	—	(65)	(2,153)	—	945
Miscellaneous income (expense)	—	52	(25)	15	78	(104)	2,092

Income before income taxes	4,210	4,486	4,759	9,962	2,355	4,265	13,873
Provision (benefit) for income taxes	1,624	(17,175)	—	—	—

Net income	$2,586	$21,661	$4,759	$9,962	$2,355	$4,265	$13,873

Net income per limited partner unit:
Basic	$0.86	$4.86	$0.95	$1.31	$0.02	$0.41	$1.01
Diluted	$0.86	$4.83	$0.94	$1.31	$0.02	$0.41	$1.01
Cash distributions declared per limited partner unit	—	$1.23	$2.47	$2.97	$3.28	—	—

	MarkWest Hydrocarbon Midstream Business	Partnership
	Year Ended December 31,					Three Months Ended March 31,
	2001	2002	2003(a)	2004(b)	2005(c)	2006
	(in thousands)
Balance Sheet Data (at period end):
Working capital	$18,240	$1,762	$2,457	$10,547	$11,944	$(1,098)
Property, plant and equipment, net	82,008	79,824	184,214	280,635	492,961	499,315
Total assets	104,891	87,709	212,871	529,422	1,046,093	1,019,322
Total long-term debt	19,179	21,400	126,200	225,000	601,262	588,850
Partners' capital	65,429	60,863	64,944	241,142	307,175	310,163
	MarkWest Hydrocarbon Midstream Business	Partnership
	Year Ended December 31,					Three Months Ended March 31,
	2001	2002	2003(a)	2004(b)	2005(c)	2005	2006
	(in thousands)
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$(524)	$33,502	$21,229	$42,275	$42,090	$17,522	$41,035
Investing activities	(8,997)	(2,056)	(112,893)	(273,176)	(469,308)	(57,556)	(15,510)
Financing activities	9,521	(28,670)	97,641	246,411	423,060	30,955	(18,807)
Other Financial Data:
Sustaining capital expenditures(d)	$576	$511	$1,041	$1,163	$2,181	$15	$377
Expansion capital expenditures(d)	9,075	1,634	1,903	29,304	68,569	15,864	12,783

Total capital expenditures	$9,651	$2,145	$2,944	$30,467	$70,750	$15,879	$13,160

Net operating margin(e)	$28,192	$31,340	$46,598	$89,780	$132,206	$28,852	$55,946
EBITDA(f)	$10,007	$10,885	$16,378	$43,630	$60,794	$14,835	$36,846
	MarkWest Hydrocarbon Midstream Business	Partnership
	Year Ended December 31,					Three Months Ended March 31,
	2001	2002	2003(a)	2004(b)	2005(c)	2005	2006
Operating Data:
Southwest:
East Texas
Gathering systems throughput (Mcf/d)	—	—	—	259,300	321,000	287,000	346,000
NGL product sales (gallons)	—	—	—	41,478,000	126,476,000	27,612,000	35,436,000

Oklahoma
Foss Lake gathering systems throughput (Mcf/d)	—	—	57,000	60,900	75,800	67,000	87,600
Arapaho NGL product sales (gallons)	—	—	2,910,000	45,273,000	60,903,000	15,217,000	18,417,000
Other
Appleby gathering systems throughput (Mcf/d)	—	—	23,800	27,100	33,400	28,000	33,500
Other gathering systems throughput (Mcf/d)	—	—	20,500	17,000	16,500	17,000	19,100
Lateral throughput volumes (Mcf/d)(g)	—	—	32,100	75,500	81,000	52,000	49,700
Gulf Coast:
Natural gas processed for a fee (Mcf/d)	—	—	—	—	115,000	—	120,000
NGLs fractionated for a fee (Gal/day)	—	—	—	—	19,400	—	820,000
NGL product sales (gallons)
Northeast:
Appalachia:
Natural gas processed for a fee (Mcf/d)	192,000	202,000	202,000	203,000	197,000	210,000	205,000
NGLs fractionated for a fee (Gal/day)	423,000	476,000	458,000	475,000	430,000	462,000	449,000
NGL product sales (gallons)	—	38,813,000	40,305,000	42,105,000	41,700,000	10,765,000	10,482,000

Michigan:
Natural gas processed for a fee (Mcf/d)	8,800	13,800	15,000	12,300	6,600	6,900	6,300
Crude oil transported for a fee (Bbl/d)	—	—	15,100	14,700	14,200	14,100	14,000
NGL product sales (gallons)	8,000,000	11,100,000	11,800,000	9,818,000	5,697,000	1,563,000	1,449,000

(a)
We acquired our Foss Lake gathering system in December 2003. We acquired our Arapaho processing plant in December 2003. We acquired our Pinnacle gathering systems in late March 2003. We acquired our Lubbock pipeline in September 2003 and our Michigan Crude Pipeline in December 2003.

(b)
We acquired our East Texas System in late July 2004. We acquired our Hobbs lateral pipeline in April 2004.

(c)
We completed our investment in Starfish on March 31, 2005, and acquired Javelina on November 1, 2005.

(d)
Sustaining capital expenditures include expenditures to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Expansion capital includes expenditures made to expand or increase the efficiency of the existing operating capacity of our assets. Expansion capital expenditures include expenditures that facilitate an increase in volumes within our operations, whether through construction or acquisition.

(e)
Management evaluates contract performance on the basis of net operating margin (a "non-GAAP" financial measure), which is defined as income (loss) from operations, excluding facility expenses, selling, general and administrative expense, depreciation, amortization, impairments and accretion of asset retirement obligations. These charges have been excluded for the purpose of enhancing the understanding, by both management and investors, of the underlying baseline operating performance of our contractual arrangements, which management uses to evaluate our financial performance, for purposes of planning and forecasting future periods. Net operating margin does not have any standardized definition and, therefore, is unlikely to be comparable to similar measures presented by other reporting companies. Net operating margin results should not be evaluated in isolation of, or as a substitute for, our financial results prepared in accordance with GAAP. Our use of net operating margin, and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that we will not, in fact, incur such charges in future periods. The following reconciles non-GAAP financial measure to income from operations, the most directly comparable GAAP financial performance measure:

	Year Ended December 31,					Three Months Ended March 31,
	2001	2002	2003	2004	2005	2005	2006
	(in thousands)
Revenues	$93,675	$70,246	$117,430	$301,314	$499,084	$89,637	$156,743
Purchased product costs	65,483	38,906	70,832	211,534	366,878	60,785	100,797

Net operating margin	28,192	31,340	46,598	89,780	132,206	28,852	55,946
Facility expenses	13,138	15,101	20,463	29,911	47,972	9,331	13,994
Selling, general and administrative expenses	5,047	5,411	8,598	16,133	21,573	4,639	8,338
Depreciation	4,490	4,980	7,548	15,556	19,534	4,326	7,173
Amortization of intangible assets	—	—	—	3,640	9,656	2,095	4,016
Accretion of asset retirement obligation	—	—	—	13	159	10	25
Impairments	—	—	1,148	130	—	—	—

Income from operations	$5,517	$5,848	$8,841	$24,397	$33,312	$8,451	$22,400
(f)
EBITDA is defined as earnings before income taxes, plus depreciation and amortization expense and interest expense. EBITDA (i) is not a measure of performance calculated in accordance with GAAP,

  and (ii) should not be considered in isolation or as a substitute for net income, income from operations or cash flow as reflected in our financial statements.

  EBITDA is presented because such information is relevant and is used by management, industry analysts, investors, lenders and rating agencies to assess the financial performance and operating results of our fundamental business activities. Management believes that the presentation of EBITDA is useful to lenders and investors because of its use in the midstream natural gas industry and for master limited partnerships as an indicator of the strength and performance of our ongoing business operations. Additionally, management believes that EBITDA provides additional and useful information to our investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures. The presentation of EBITDA allows investors to view our performance in a manner similar to the methods used by management and provides additional insight to our operating results.

  EBITDA is used by management to determine our operating performance and along with other data as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, evaluating targeted businesses for acquisition and determining incentive compensation. We have a number of business locations located in different regions of the United States. EBITDA can be a meaningful measure of financial performance because it excludes factors which are outside the control of the employees responsible for operating and managing the business locations, and provides information management can use to evaluate the performance of the business locations, or the region where they are located, and the employees responsible for operating them.

  There are material limitations to using a measure such as EBITDA, including the difficulty associated with using it as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company's net income or loss. Management compensates for these limitations by considering EBITDA in conjunction with its analysis of other GAAP financial measures, such as gross profit, net income and cash flow from operating activities. In addition, our calculation of EBITDA may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP. EBITDA for the periods described herein is calculated in the same manner as presented by us in the past. A reconciliation of EBITDA to net income is presented below.

  The following table reconciles EBITDA with our net income:

	Year Ended December 31,					Three Months Ended March 31,
	2001	2002	2003	2004	2005	2005	2006
	(in thousands)
Net income	$2,586	$21,661	$4,759	$9,962	$2,355	$4,265	$13,873
Interest expense	1,307	1,123	4,071	14,472	29,249	4,149	11,784
Taxes	1,624	(17,175)	—	—	—	—	—
Depreciation and amortization	4,490	4,980	7,548	19,196	29,190	6,421	11,189

EBITDA	$10,007	$10,885	$16,378	$43,630	$60,794	$14,835	$36,846

(g)
The Lubbock and Hobbs pipelines are the only lateral pipelines we own that produce revenue on a volumetric basis. We receive a flat fee for the use of our other lateral pipelines, and consequently, the throughput volume data from these other lateral pipelines is excluded from this data.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Management's Discussion and Analysis ("MD&A") contains statements that are forward-looking and should be read in conjunction with "Selected Historical Financial Information" and our consolidated financial statements and accompanying notes included elsewhere in this prospectus. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors.

Overview

        We reported net income of $13.9 million for the three months ended March 31, 2006, or $1.01 per diluted limited partner unit, compared to net income of $4.5 million, or $0.41 per diluted limited partner unit, for the first quarter of 2005.

        Factors contributing to this increase in net income compared to the same period in 2005 were:

  •
  We completed the Javelina acquisition on November 1, 2005, and these assets contributed $9.5 million of segment operating income.

  •
  The Carthage gas plant and NGL pipeline began operations in the first quarter of 2006 and contributed $4.5 million to our East Texas segment operating income. Gathering volumes increased on our Carthage, Appleby and Western Oklahoma systems in the first quarter of 2006 versus the comparable period in 2005. Higher NGL prices had a positive effect on first quarter 2006 earnings for our Southwest Business Unit, as did the reversal of a $1.9 million accrued liability from a prior period. In total, segment operating income for our Southwest Business Unit increased by $6.9 million.

  •
  For our Northeast Business Unit, consisting of our Appalachia and Michigan segments, our combined segment operating income increased by $1.0 million, primarily due to increased prices for our Maytown NGLs and reduced trucking expenses related to the repairs of our ALPs pipeline in 2005.

  •
  Selling, general and administrative expense increased by $3.7 million as a result of several factors, including a $1.3 million increase in audit and audit-related fees in the first quarter of 2006 compared to the first quarter of 2005. Labor and benefits costs also increased by $1.1 million due to increased staffing levels required to manage our acquisitions and new assets. Non-cash compensation expense attributable to the Participation Plan and phantom units increased by $0.1 million, from $1.2 million to $1.3 million. Finally, insurance premium costs increased by $0.7 million from the same period in 2005.

  •
  We reported a mark-to-market loss of $0.3 million for our 2006/2007 derivative instruments, consistent with our previous announcements that we would not be adopting hedge accounting treatment for these items. This is a non-cash adjustment, and as such does not affect distributable cash flow. We also reported realized gains of $0.5 million for the quarter and, as a result, derivative activity increased net income by $0.2 million compared to the prior year.

  •
  The Starfish assets returned to partial service late in the fourth quarter of 2005. For the first quarter of 2006, we reported equity income of $0.9 million and accrued a partial insurance recovery of $1.8 million (included in miscellaneous income) related to these assets.

  •
  Interest expense (including amortization of deferred financing costs, a component of interest expense) was $7.6 million higher in the first quarter of 2006 compared to 2005, attributable to higher debt levels associated with the Javelina and Starfish acquisitions and related financing activities. In addition, we experienced an increase in interest rates during the first quarter of 2006.

        First quarter results for each of 2006 and 2005 also include an approximate $1.0 million non-cash charge associated with the compensation expense from the Participation Plan, whereby compensation expense is allocated to the us from MarkWest Hydrocarbon for the sale of interests in the our general partner to certain of its employees and directors. APB 25, Accounting for Stock Issued to Employees, requires MarkWest Hydrocarbon to record compensation expense based on the formula value of the general partner interest held by the employees and directors at the end of each reporting period, and this compensation expense is allocated to the Partnership as opposed to MarkWest Hydrocarbon. Under the Partnership Agreement, our general partner is deemed to have made a capital contribution equal to the compensation expense recorded under the Participation Plan, and the compensation expense is then allocated 100% back to the general partner.

        On January 25, 2006, we declared a cash distribution of $0.82 per common and subordinated unit for the quarter ended December 31, 2005. The $12.3 million distribution, including $1.8 million distributed to our general partner, of which $1.5 million related to our general partner incentive distribution rights, was paid on February 14, 2006 to unitholders of record as of February 8, 2006.

        On April 21, 2006, we declared a cash distribution of $0.87 per common and subordinated unit for the quarter ended March 31, 2006. The $13.6 million distribution, including $2.4 million to our general partner, of which $2.1 million related to the general partner's incentive distribution rights was paid on May 15, 2006, to unitholders of record as of May 5, 2006.

  Material Weaknesses Reported for the Years Ended December 31, 2005, 2004 and 2003

        We have discovered deficiencies, including material weaknesses, in our internal controls over financial reporting as of December 31, 2005, 2004 and 2003. In particular, we identified, and the audit report on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of our independent registered public accounting firms confirmed the presence of, the material weaknesses discussed below.

Year Ended December 31, 2003

        PwC identified certain deficiencies in our internal accounting controls as of December 31, 2003. The identified deficiencies included the following:

  •
  a possible insufficiency in the personnel resources available to adequately maintain our financial reporting obligations as a public company;

  •
  inadequate implementation of uniform controls over certain acquired entities and operations;

  •
  inadequate control over classification of certain fixed asset balances and processes for accrual of certain accounts payable; and

  •
  potential need for separation of certain duties between payroll and other accounting personnel.

        The deficiencies identified by PwC, considered collectively, may have constituted a material weakness in our internal controls pursuant to standards established by the American Institute of Certified Public Accountants. PwC also concluded that these deficiencies required it to increase the scope of its audit procedures to be able to issue an unqualified audit opinion on our financial statements.

        We believe that the deficiencies described above developed primarily due to an insufficient focus on internal controls and accounting activity during a period of significant growth and acquisition activity for us. During 2003 and 2004, we made six acquisitions and more than quadrupled our revenues. As a result, a significant amount of management time and effort was spent on integration of these assets from an operational perspective. The vast majority of these assets had not been owned by publicly-held companies and as a result, existing controls and procedures were not adequate from a public company reporting perspective. As a result, we were not able to remediate these deficiencies during the year ended December 31, 2004.

Year Ended December 31, 2004

        In connection with management's assessment of internal control over financial reporting for the year ended December 31, 2004, management identified and KPMG, our independent registered public accounting firm at that time confirmed the following material weaknesses in our internal control over financial reporting:

  •
  Ineffective control environment;

  •
  Insufficient technical accounting expertise, inadequate policies and procedures related to accounting matters, and inadequate management review in the financial reporting process;

  •
  Inadequate personnel, processes and controls at our Southwest Business Unit; and

  •
  Inadequately designed controls and procedures over property plant and equipment.

        Ineffective control environment.    Our control environment did not sufficiently promote effective internal control over financial reporting throughout our management structure, and this material weakness was a contributing factor in the development of other material weaknesses described below. Principal contributing factors included the lack of adequate personnel with sufficient expertise to perform accounting functions necessary to ensure preparation of financial statements in accordance with generally accepted accounting principles, and a lack of adequate policies and procedures to enable the timely preparation of reliable financial statements, as described more fully below. We believe that this material weakness developed as a result of our rapid expansion in 2003 and 2004. The steps we have taken to remediate this material weakness are described in detail below.

        Insufficient technical accounting expertise, inadequate policies and procedures related to accounting matters, and inadequate management review in the financial reporting process.    We did not have sufficient policies and procedures in place or technical accounting expertise to address complex accounting matters. In addition, we did not maintain policies and procedures to ensure adequate management review of information supporting our financial statements. Specifically, we identified deficiencies in the following areas relating to the preparation of our financial statements:

  •
  We did not have a sufficient number of personnel with adequate technical expertise to effectively carry out our policies and procedures related to the review of technical accounting matters.

  •
  We did not maintain policies and procedures over the selection and application of appropriate accounting policies, or the assessment of the appropriate accounting treatment for non-routine transactions.

  •
  We did not maintain policies and procedures that provide for timely and effective management review of information supporting our financial statements prior to their issuance.

        These material weaknesses in internal control over financial reporting resulted in the material misstatement of compensation expense in 2002, 2003 and 2004. As a result of this material misstatement, we restated our financial statements for 2002, 2003 and the first three quarters of each of 2003 and 2004. These material weaknesses in internal control over financial reporting also resulted in material misstatements of (i) interest capitalized on major construction projects in process; (ii) asset retirement obligations relating to assets acquired in the third quarter of 2004; (iii) accrued liabilities and lease expense related to costs associated with our ceasing to use a portion of our leased office facility in Houston; and (iv) accrued liabilities and facility expenses as a result of an improper accrual for repairs to a pipeline we lease. As a result of the material misstatements described in (i) and (ii), we restated our financial statements for the third quarter of 2004. These material misstatements and the material misstatements described in (iii) and (iv) were corrected prior to issuance of our financial statements for 2004.

        Inadequate personnel, processes and controls at our Southwest Business Unit.    We believe these material weaknesses developed as a result of the growth explained above and our lack of resources to commit to focusing on an improved control environment and rapidly changing accounting rules and regulations and interpretations to existing rules. In addition, our staff was not adequately trained in the requirements of Section 404 of the Sarbanes-Oxley Act. Furthermore, at that time, our resources were focused on the restatement of financial reports rather than the updating of policies and procedures. The steps we have taken to remediate these material weaknesses are described in detail below.

        We did not have adequate personnel, policies, and procedures at our Southwest Business Unit to enable timely preparation of reliable financial information for that business unit. Specifically, we identified the following internal control deficiencies at our Southwest Business Unit:

  •
  We did not employ personnel with sufficient expertise to perform accounting functions necessary to ensure preparation of financial information in accordance with generally accepted accounting principles.

  •
  We did not maintain policies and procedures to ensure that account analyses and reconciliations of supporting account details to the general ledger were accurately prepared and reviewed timely, and that any reconciling items were investigated and resolved on a timely basis.

  •
  We did not maintain policies and procedures to ensure that journal entries were accurately prepared and properly reviewed prior to being recorded in the general ledger.

  •
  We did not maintain policies and procedures to ensure that accruals for revenue and cost of purchased product were recorded accurately and in the appropriate financial reporting period.

        These material weaknesses in internal control over financial reporting resulted in misstatements of cash; receivables; other current assets; property, plant and equipment; accumulated deprecation; intangible assets; accounts payable; accrued liabilities; other liabilities; and partners' capital. These material weaknesses also resulted in misstatements of revenues; purchased product costs; facility expenses; selling, general and administrative expenses; depreciation; amortization of intangible assets; accretion of asset retirement obligations; and interest expense. As a result, we restated our financial statements for the first three quarters of 2004. These misstatements, which were considered material in the aggregate, were corrected prior to issuance of our audited financial statements for the year 2004.

        We acquired the privately-held Western Oklahoma assets from American Central in December of 2003. Its accounting functions were transitioned to Houston in early 2004. We acquired the East Texas assets from American Central in July 2004 and transitioned the accounting responsibilities for all of our Southwest Business Unit activities to Tulsa in October 2004. This transition, coupled with the lack of adequate experienced accounting personnel in Tulsa, significantly impacted our ability to timely train our personnel, implement appropriate process and procedures, test and remediate before the end of the reporting year.

        The steps we have taken to remediate these material weaknesses are described in detail below. In addition, we are in the process of transitioning the accounting functions related to our Southwest Business Unit from Texas to Denver. We expect to complete this transition by the end of 2006.

        Inadequately designed controls and procedures over property plant and equipment.    We did not have adequately designed policies and procedures to ensure that costs associated with activities relating to our facilities were properly accounted for as capital expenditures or maintenance expense. This material weakness in internal control over financial reporting resulted in a material misstatement of property, plant and equipment, and facilities expenses. As a result of this material misstatement, we restated our financial statements for the second and third quarters of 2004 to expense costs that had previously been capitalized in error.

        We believe that this material weakness developed as a result of our lack of formal policy for an annual inventory of fixed assets. Many assets were acquired in as-built condition with limited documentation on a component-by-component basis. This made it difficult to evaluate on an asset-by-asset basis. These assets were not adequately segregated at the time of our initial public offering and had not been re-evaluated since the time of our initial public offering but had experienced large growth in number over time.

        These issues were identified late in 2004 and early in 2005. At that time, our resources were focused on completing the outstanding filings and the associated restatements, and we did not have additional resources to focus on standardizing and implementing new policies and procedures. The steps we have taken to remediate this material weakness are described in detail below.

        Remediation of 2004 Material Weaknesses.    In response to the material weaknesses identified by our management, with oversight from our general partner's audit committee, we dedicated significant resources to improve our control environment and to remedy the identified material weaknesses in the third and fourth quarters of 2005. These efforts focused on (i) expanding our organizational capabilities through the addition of employees with appropriate skills and abilities to improve our control environment and (ii) implementing process changes to strengthen our internal control design and monitoring activities.

        From an organizational capabilities perspective, we made the following improvements to our control environment:

  •
  In November 2005, we hired a new chief accounting officer with significant public company audit, accounting and financial reporting experience and technical expertise. The chief accounting officer now reports directly to our chief executive officer.

  •
  In the third and fourth quarters of 2005, we hired additional external reporting, tax and accounting staff to supplement our existing technical accounting resources and mitigate segregation of duties deficiencies.

  •
  In July 2005, we hired a Vice President of Risk and Compliance with a strong public company risk management, compliance and audit background. This individual is responsible for coordinating our internal audit and internal control compliance efforts.

  •
  In the third and fourth quarters of 2005, we established an internal audit function and staffed it through an outsourcing and technical consultation arrangement with a professional accounting and consulting firm.

In addition, we implemented changes to our processes to improve disclosure controls and procedures and to improve our internal control over financial reporting. Among the changes we made during the third and fourth quarters of 2005 are the following:

  •
  We formalized the monthly account reconciliation process for all balance sheet accounts and have implemented a formal review of reconciliations by our business unit accounting management.

  •
  We established a compliance office focused on control deficiency identification and remediation, i.e., purchasing controls, revenue recognition controls and application and spreadsheet change controls that performs ongoing internal control evaluation and assessment and works actively with the process owners in developing appropriate remediation of control deficiencies.

  •
  We conducted an entity-level risk assessment, established an internal audit plan and began to execute that internal audit plan. Results are reported directly to our general partner's audit committee.

  •
  We enhanced entity level controls through the implementation of significant new controls.

  •
  We strengthened our disclosure review committee charter to solicit and review input from management personnel throughout the Partnership regarding possible instances of fraud or significant events requiring disclosure.

  •
  We implemented a technical accounting issues forum to address non-routine transactions and the use of critical estimates and judgment.

Year Ended December 31, 2005

        Internal control environment.    The steps taken to remediate the material weaknesses described above were not completed until the latter part of 2005 because our resources had been directed towards the restatements of our financial statements. As a result, the identified internal control weaknesses persisted throughout 2005. While we believe we have substantially improved our organizational capabilities, the full impact of the changes had not been realized by December 31, 2005. In connection with management's assessment of the effectiveness of internal control over financial reporting for the year ended December 31, 2005, we identified and Deloitte & Touche LLP confirmed, as of December 31, 2005, the presence of an ongoing material weakness related to our internal control environment. Specifically, our control environment did not sufficiently promote effective internal control over financial reporting through the management structure to prevent a material misstatement, as was evidenced by deficiencies or significant deficiencies in the following areas:

  •
  Segregation of duties within certain key processes was inadequate to support management's assertions with respect to the accuracy and completeness of financial records.

  •
  Entity-level controls, including the anti-fraud program and controls necessary to address risk assessment, information and communication.

  •
  Application controls over financially significant applications with respect to change management and information systems operations.

  •
  Fixed assets controls, including instances of inappropriate authorization of invoices and improper reconciliation procedures.

  •
  Financial reporting controls related to the closing process, including control over non-routine transactions, unusual journal entries and the use of estimates and judgment.

  •
  Controls over expenditures, including instances of inappropriate authorization of invoices and the inability to independently validate the accuracy and validity of amounts recorded.

  •
  Spreadsheet controls related to change management within key financial spreadsheets.

        Because the Javelina entities were not acquired until November 2005, management did not include the internal control processes of the Javelina entities in its assessment of internal controls as of December 31, 2005. Management will include all aspects of the internal controls of the Javelina entities in its 2006 assessment. There were no other exclusions from the scope of management's assessment.

        In order to remediate this material weakness, we are in the process of fully implementing and standardizing the processes and procedures described above under "—Remediation of 2004 Material Weaknesses". In addition, we are enhancing employee awareness of our Code of Conduct, ethics and anti-fraud policies, including a revised training program to be delivered to all employees in 2006. This includes heightened awareness of the ethics hotline availability and access options. We are also conducting a detailed review and re-documentation of all of our internal control processes and will undertake significant internal control design changes to ensure that all internal control objectives are met.

        We believe that the changes described above and the actions taken to remediate the material weaknesses identified as of December 31, 2004 have improved and will continue to improve our internal control over financial reporting, as well as our disclosure controls and procedures.

However, given the breadth of areas affected, it has taken and will continue to take time to remediate all of our identified material weaknesses. Our management, with oversight of our general partner's audit committee, will continue to take steps to remedy all known material weaknesses as expeditiously as possible and enhance the overall design and capability of our internal control environment.

        Risk Management and Accounting for Derivative Financial Instruments.    In connection with management's assessment of the effectiveness of internal control over financial reporting for the year ended December 31, 2005, we identified and Deloitte & Touche LLP confirmed, as of December 31, 2005, the presence of an additional material weakness related to our risk management and accounting for derivative financial instruments. We did not have adequate internal controls and processes in place to support our management's assertions with respect to the completeness, accuracy and validity of commodity transactions. The design of internal controls over commodity transactions did not support the independent validation of data or control and review of transacting activity. In particular, personnel responsible for executing and entering transactions into commodity accounting systems also had duties that were not compatible with transaction execution and entry.

        During 2004, our lack of internal controls around hedging activities and commodities trading was identified as a significant deficiency. In 2005, as the internal controls still lacked the appropriate coverage, this area was judged to be a material weakness. As well in 2005, the complexity of our risk management and commodity transacting increased. In the years prior to 2005, we did not engage in an active hedging program to a level that would be considered material. During 2005, our management recognized that its risk profile had changed as a result of the Javelina acquisition and the imminent January 1, 2006 start up of the Carthage processing plant. As a result, we began to expand the scope and scale of our hedging transactions and derivative activities. Prior to such new activities, we did not have in place or have the full opportunity to design and implement adequate controls, as this part of the business was expanding.

        In order to remediate this material weakness, we added the following personnel to our management team in July 2005 and January 2006, respectively:

  •
  Vice President of Risk and Compliance, to oversee and ensure improvements in our commodity transaction verification and monitoring capabilities; and

  •
  Director of Risk Management and staff to establish appropriate verification and monitoring activities associated with our commodity transactions.

While we believe we have substantially improved our organizational capabilities, the full impact of the changes had not been realized by December 31, 2005. We will continue to evaluate our resources and remain committed to adding the necessary resources as needs are identified.

        At the end of the first quarter of 2006, we also segregated our front-office, mid-office, and back-office processes related to our financial commodity transactions and a portion of our physical trading to ensure that proper segregation of duties exists and that control procedures are carried out by the appropriate groups. We are focused on attaining proper segregation for our remaining physical transactions over the coming months. We are enhancing our risk management policies and procedures related to the review and approval of material purchase or sale contracts that may meet the definition of derivatives. Additionally, we are enhancing our financial analysis around commodity transactions and our reporting to executive management and the board of directors.

Finally, we moved the responsibility for credit risk management to the mid-office in the second quarter of 2006.

  Impact of Recent Acquisitions on Comparability of Financial Results

        In reviewing our historical results of operations, you should be aware of the impact of our recent acquisitions, which fundamentally affect the comparability of our results of operations over the periods discussed.

        Since our initial public offering, we have completed eight acquisitions for an aggregate purchase price of $794.4 million, net of working capital. Four of these acquisitions occurred in 2003 and their results are included in our results of operations from the acquisition date.

  •
  The Pinnacle acquisition closed on March 28, 2003, for consideration of $39.9 million.

  •
  The Lubbock pipeline acquisition (also known as the Power-Tex Lateral pipeline) closed September 2, 2003, for consideration of $12.2 million.

  •
  The Western Oklahoma acquisition closed December 1, 2003, for consideration of $38.0 million.

  •
  The Michigan Crude Pipeline acquisition closed December 18, 2003, for consideration of $21.3 million.

        Two acquisitions occurred in 2004 and their results are included in our results of operations from the acquisition date.

  •
  The Hobbs acquisition closed April 1, 2004, for consideration of $2.3 million. As a result, only nine months of activity for Hobbs is reflected in our results of operations for the year ended December 31, 2004.

  •
  The East Texas acquisition closed on July 30, 2004, for consideration of $240.7 million, so only five months of activity for East Texas is reflected in our results of operations for the year ended December 31, 2004.

        Two acquisitions occurred in 2005 and are included in the results of operations from the acquisition date.

  •
  The Starfish acquisition closed on March 31, 2005, for consideration of $41.7 million. As a result, the acquisition is not reflected in our results of operations in 2004. Nine months of Starfish activity is reflected in our results of operations for the year ended December 31, 2005.

  •
  The Javelina acquisition closed on November 1, 2005, for consideration of $357.0 million, plus $41.3 million for net working capital. As a result, only two months of activity for Javelina is reflected in our results of operations for the year ended December 31, 2005.

  Our Relationship with MarkWest Hydrocarbon, Inc.

        We were formed by MarkWest Hydrocarbon to acquire most of its natural gas gathering and processing assets, and NGL transportation, fractionation and storage assets. MarkWest Hydrocarbon remains one of our largest customers. For the year ended December 31, 2005, it accounted for 13% of our revenues and 20% of our net operating margin. This represents a decrease from the year ended December 31, 2004, when MarkWest Hydrocarbon accounted for

20% of our revenues and 32% of our net operating margin. For the three months ended March 31, 2006, it accounted for 11% of our revenues and 14% of our net operating margin. This represents a decrease from the three months ended March 31, 2005, when MarkWest Hydrocarbon accounted for 13% of our revenues and 20% of our net operating margin. We expect to continue deriving a significant portion of our revenues from the services we provide under our contracts with MarkWest Hydrocarbon for the foreseeable future; however, as our other operations grow, the relative contribution from MarkWest Hydrocarbon will continue to decline. Following the completion of this offering, MarkWest Hydrocarbon and its subsidiaries, in the aggregate, will own a 14.9% interest in us, consisting of 2,469,496 limited partner units. In addition, MarkWest Hydrocarbon owns 89.2% of the general partner, which owns a 2% interest in us and associated incentive distribution rights.

        Under a Services Agreement, MarkWest Hydrocarbon acts in a management capacity rendering day-to-day operational, business and asset management, accounting, personnel and related administrative services to the us. In return, we reimburse MarkWest Hydrocarbon for all expenses incurred on our behalf. For a discussion of other agreements we entered into with MarkWest Hydrocarbon in connection with our initial public offering, please read "Business — Our Relationship with MarkWest Hydrocarbon, Inc." and "Certain Relationships and Related Transactions."

Results of Operations

  Segment Reporting

        Our six geographical segments are: East Texas, Oklahoma, Other Southwest, Gulf Coast, Appalachia and Michigan. We capture information in this MD&A by geographical segment, except that certain items below the "Operating Income" line are not allocated to our business segments because management does not consider them in its evaluation of business unit performance. In addition, selling, general and administrative expenses are not allocated to individual business segments since management evaluates each business segment based on operating income before selling, general and administrative expenses. The segment information appearing in Note 18 to the consolidated financial statements, "Segment Information," is presented on a basis consistent with our internal management reporting, in accordance with SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information.

  Three Months Ended March 31, 2006, Compared to Three Months Ended March 31, 2005

East Texas

	Three Months Ended March 31,
			% Change
	2005	2006
	(in thousands)
Revenues	$14,727	$32,488	121%
Operating expenses:
Purchased product costs	3,597	13,168	266%
Facility expenses	2,335	3,674	57%
Depreciation	1,012	1,811	79%
Amortization of intangible assets	2,061	2,073	1%
Accretion of asset retirement obligations	8	11	38%

Total operating expenses before selling, general and administrative expenses	9,013	20,737	130%

Operating income before selling, general and administrative expenses	$5,714	$11,751	106%

        Revenues.    Revenues increased 121% during the three months ended March 31, 2006, relative to the comparable period in 2005 primarily due to the commencement of operations of the Carthage gas plant, the start-up of the Beckville, Midway and Blocker gathering systems and higher NGL prices. Beckville and Midway were placed in service in the second quarter of 2005, the Carthage gas plant was placed in service January 1, 2006 and the Blocker gathering system was placed in service March 1, 2006. Additionally, a $1.9 million accrued liability was reversed to revenue in the first quarter of 2006 (see Note 11 to Notes to our Unaudited Condensed Consolidated Financial Statements). Finally, revenues increased due to a contract converting from a gathering agreement to a gas purchase agreement. Under such agreements, we purchase gas from a customer and then turn around and sell that gas at essentially the same gas price. These transactions cause an increase in both revenues and purchases.

        Purchased Product Costs.    Purchased product costs increased 266% during the three months ended March 31, 2006, relative to the comparable period in 2005. Purchased product costs increased due to a conversion of a gathering contract to a gas purchase contract in May 2005 significantly increasing the amount of natural gas purchased. Costs also increased because shrink replacement gas prices were 29% higher in the first quarter of 2006 then they were in the first quarter of 2005.

        Facility Expenses.    Facility expenses increased 57% during the three months ended March 31, 2006, relative to the comparable period in 2005 primarily due to the start-up of the Carthage gas plant, Beckville, Midway and Blocker gathering systems. Compensation expense increased due to field salary increases and the hiring of additional staff to operate our new plant and gathering systems.

        Depreciation.    Depreciation expense increased 79% during the three months ended March 31, 2006, relative to the comparable period in 2005 primarily due to the Carthage gas plant and other expansion capital was placed in service in 2005.

Oklahoma

	Three Months Ended March 31,
			% Change
	2005	2006
	(in thousands)
Revenues	$37,257	$62,268	67%
Operating expenses:
Purchased product costs	32,476	55,325	70%
Facility expenses	927	2,079	124%
Depreciation	526	712	35%
Accretion of asset retirement obligations	—	6	NA

Total operating expenses before selling, general and administrative expenses	33,929	58,122	71%

Operating income before selling, general and administrative expenses	$3,328	$4,146	25%

        Revenues.    Revenues increased 67% during the three months ended March 31, 2006, relative to the comparable period in 2005, due to increased well volumes contracted to the gathering system, higher natural gas prices, higher crude oil prices enhancing condensate sales, and higher liquids revenue due to overall increase in liquid prices. The inlet volumes increased 31% during this period. The liquid prices averaged $0.744/gal. for the first quarter of 2006 compared to $0.638/gal. for the same period of 2005.

        Purchased Product Cost.    Purchase product costs increased 70% during the months ended March 31, 2006, relative to the comparable period in 2005, primarily as a result of increases in inlet volumes and natural gas prices. The natural gas wellhead purchase prices averaged $7.19 for the first quarter of 2006 compared to $5.75 in 2005.

        Facility Expenses.    Facility expenses increased 124% during the three months ended March 31, 2006, relative to the comparable period in 2005, primarily due to maintenance and rent expenses related to additional compressors on the Western Oklahoma System.

Other Southwest

	Three Months Ended March 31,
			% Change
	2005	2006
	(in thousands)
Revenues	$18,155	$25,460	40%
Operating expenses:
Purchased product costs	14,726	21,423	45%
Facility expenses	1,008	1,351	34%
Depreciation	816	1,019	25%
Amortization of intangible assets	34	—	(100)%
Accretion of asset retirement obligations	2	5	150%

Total operating expenses before selling, general and administrative expenses	16,586	23,798	43%

Operating income before selling, general and administrative expenses	$1,569	$1,662	6%

        Revenues.    Revenues increased 40% during the three months ended March 31, 2006, relative to the comparable period in 2005, due partly to a 20% increase in natural gas volumes on the Appleby gathering system, along with an increase in natural gas prices of approximately 29%.

        Purchased Product Costs.    Purchased product costs increased 45% during the three months ended March 31, 2006, relative to the comparable period in 2005, primarily due to increased volumes and prices on the majority of gathering systems.

        Facility Expenses.    Facility expenses increased 34% during the three months ended March 31, 2006, relative to the comparable period in 2005, primarily as a result of increased compressor maintenance and rent expense due to additional compressors added on the Appleby gathering systems.

        Depreciation.    Depreciation expense increased 25% during the three months ended March 31, 2006, relative to the same period in 2005, due to new compressor assets added in 2006 versus the comparable period in 2005.

Appalachia

	Three Months Ended March 31,
			% Change
	2005	2006
	(in thousands)
Affiliated	$15,805	$17,715	12%
Unaffiliated	538	419	(22)%

Total revenues	16,343	18,134	11%

Operating expenses:
Purchased product costs	9,253	10,110	9%
Facility expenses	3,756	3,341	(11)%
Depreciation	817	840	3%
Accretion of asset retirement obligations	—	3	NA

Total operating expenses before selling, general and administrative expenses	13,826	14,294	3%

Operating income before selling, general and administrative expenses	$2,517	$3,840	53%

        Revenues.    Revenues increased 12% during the three months ended March 31, 2006, relative to the comparable period in 2005, primarily as a result of an increase in the sales price for our Maytown natural gas liquids of $2.1 million, slightly offset by a $0.3 million decline due to lower volumes.

        Purchased Product Costs.    Purchased product costs increased 9% during the three months ended March 31, 2006 relative to the comparable period in 2005, due to a $0.1725 per gallon price increase that resulted in an increase in product costs of approximately $1.9 million. This increase was partially offset by a reduction of $0.3 million due to lower volumes and the absence of trucking costs of $0.7 million which resulted from our pipeline failure in November 2004.

        Facility Expenses.    Facility expenses decreased 11% during the three months ended March 31, 2006, relative to the comparable period in 2005, primarily due a decline in pipeline inspection and repair fees incurred as a result of our pipeline failure in November 2004.

        Depreciation.    Depreciation expense increased 3% during the three months ended March 31, 2006, relative to the comparable period in 2005, due to capitalized leasehold improvement expenses related to the ALPS pipeline repairs.

Michigan

	Three Months Ended March 31,
			% Change
	2005	2006
	(in thousands)
Revenues	$3,155	$3,197	1%
Operating expenses:
Purchased product costs	733	771	5%
Facility expenses	1,305	1,603	23%
Depreciation	1,155	1,174	2%

Total operating expenses before selling, general and administrative expenses	3,193	3,548	11%

Operating loss before selling, general and administrative expenses	$(38)	$(351)	824%

        Revenues.    Revenues increased 1% during the three months ended March 31, 2006, relative to the comparable period in 2005. The increase is primarily due to higher liquid prices and higher crude oil transport volumes partially offset by reduced throughput volumes from the natural gas wells connected to our systems.

        Purchased Product Costs.    Purchased product costs increased 5% during the three months ended March 31, 2006, relative to the comparable period in 2005, due to higher liquid prices partially offset by a reduction in volumes available for natural gas liquids processed from production shortfalls.

        Facility Expenses.    Facility expenses increased 23% during the three months ended March 31, 2006 relative to the comparable period in 2005, primarily due to higher crude oil pipeline losses of $0.16 million and legal costs related to the Michigan tariff issue of $0.08 million.

        Depreciation.    Depreciation expense increased 2% during the three months ended March 31, 2006, relative to the comparable period in 2005, due to the acceleration of depreciation of our Michigan gathering pipeline and processing plant commencing in 2005.

        Given the continuing losses and moderately positive cash flows relating to the Michigan assets, management continues to consider alternatives for these assets. As a result, we are evaluating different options and potential impairments.

Gulf Coast

	Three Months Ended March 31,
			% Change
	2005	2006
	(in thousands)
Revenues	$—	$14,956	NA
Operating expenses:
Facility expenses	—	1,946	NA
Depreciation	—	1,617	NA
Amortization of intangible assets	—	1,943	NA

Total operating expenses before selling, general and administrative expenses	—	5,505	NA

Operating income before selling, general and administrative expenses	$—	$9,450	NA

        The increase in the above categories is the result of our acquisition of Javelina in November 2005.

Consolidated Financial Information

	Three Months Ended March 31,
			% Change
	2005	2006
	(in thousands)
Total segment operating income	$13,090	$30,498	133%
Derivatives not allocated to segments	—	240	NA
Selling, general & administrative	4,639	8,338	80%

Income from operations	8,451	22,400	165%
Earnings from unconsolidated affiliates	—	2,745	NA
Interest income	67	220	228%
Interest expense	(3,674)	(10,976)	199%
Amortization of deferred finance costs	(475)	(808)	70%
Miscellaneous income	(104)	292	(381)%

Net income	$4,265	$13,873	225%

        Selling, General and Administrative Expense.    Selling, general and administrative expenses ("SG&A") increased 80% during the three months ended March 31, 2006, relative to the comparable period in 2005, as a result of an increase in audit and Sarbanes-Oxley related costs of $1.3 million; and an increase of $1.1 million for labor and benefits costs due to additional headcount required to manage our acquisitions and new assets. Compensation expense from the Participation Plan increased SG&A by $0.1 million, from $0.9 million in 2005, to $1.0 million in 2006. In addition, insurance expense increased $0.7 million.

        Earnings from Unconsolidated Affiliates.    Earnings from unconsolidated affiliates during the three months ended March 31, 2006 increased as a result of the acquisition of Starfish. The Partnership recognized a $1.8 million gain from insurance proceeds recovered from damages that occurred as a result of Hurricane Rita.

        Interest Income.    Interest income increased during the three months ended March 31, 2006, relative to the comparable period in 2005 primarily due to an increase in interest earned on cash equivalents.

        Interest Expense.    Interest expense increased 199% during the three months ended March 31, 2006, relative to the comparable period in 2005, primarily due to increased debt levels resulting from the financing of our 2005 acquisitions.

        Amortization of Deferred Financing Costs.    The Partnership amortized approximately $1.0 million of deferred financing costs related to debt issuance costs it incurred to finance its acquisitions. The increase in the amortization of deferred financing costs in 2006, relative to the comparable period in 2005, is attributable to deferred financings costs associated with our debt refinancing completed in the fourth quarter of 2005. Deferred financing costs are being amortized over the terms of the related obligations, which approximates the effective interest method.

  Year Ended December 31, 2005, Compared to Year Ended December 31, 2004

  East Texas

	Year Ended December 31,		Change
	2004	2005	%
	(in thousands)
Revenues	$21,932	$86,196	293%
Operating expenses:
Purchased product costs	3,669	39,024	964%
Facility expenses	3,229	10,463	224%
Depreciation	1,489	4,836	225%
Amortization of intangible assets	3,446	8,293	141%
Accretion of asset retirement obligation	13	33	154%

Total operating expenses before selling, general and administrative expenses	11,846	62,649	429%

Operating income before selling, general and administrative expenses	$10,086	$23,547	133%

        Revenues.    Revenues increased 293% during the year ended December 31, 2005, relative to the comparable period in 2004. We acquired the East Texas System on July 30, 2004. As a result, we reflected only five months of activity during 2004. The remaining increase is attributed to price increases and growth in gathering volumes and associated NGL production.

        Purchased Product Costs.    Purchased product costs increased 964% during the year ended December 31, 2005, relative to the comparable period in 2004, primarily due to the fact that we acquired the East Texas System on July 30, 2004. The remaining increase is attributed to price increases.

        Facility Expenses.    Facility expenses increased 224% during the year ended December 31, 2005, relative to the comparable period in 2004 primarily due to our acquisition of the East Texas System on July 30, 2004. In addition, repair expense increased as a result of a global overhaul of our compressors. Compensation expense also increased due to the hiring of additional staff to operate our new plants.

        Depreciation.    Depreciation expense increased 225% during the year ended December 31, 2005, relative to the comparable period in 2004 primarily due to our acquisition of the East Texas System on July 30, 2004. We also experienced an increase in property, plant and equipment of 41%, primarily as a result of the construction of a new processing plant and gathering systems, which were put into service on January 1, 2006.

        Amortization of Intangible Assets.    Amortization of intangible assets increased 141% during the year ended December 31, 2005, relative to the comparable period in 2004, primarily due to our acquisition of the East Texas System on July 30, 2004.

  Oklahoma

	Year Ended December 31,		Change
	2004	2005	%
	(in thousands)
Revenues	$133,636	$213,947	60%
Operating expenses:
Purchased product costs	118,325	193,787	64%
Facility expenses	3,659	4,927	35%
Depreciation	2,059	2,385	16%
Accretion of asset retirement obligation	—	63	—

Total operating expenses before selling, general and administrative expenses	124,043	201,162	62%

Operating income before selling, general and administrative expenses	$9,593	$12,785	33%

        Revenues.    Revenues increased 60% during the year ended December 31, 2005, relative to the comparable period in 2004 due to increased inlet volumes and higher natural gas prices.

        Purchased Product Costs.    Purchased product costs increased 64% during the year ended December 31, 2005, relative to the comparable period in 2004, primarily as a result of increased natural gas prices and throughput volumes.

        Facility Expenses.    Facility expenses increased 35% during the year ended December 31, 2005, relative to the comparable period in 2004, primarily due to higher maintenance and rent expense from additional compressors on our Oklahoma system and increased utility expenses.

        Depreciation.    Depreciation expense increased 16% during the year ended December 31, 2005, relative to the comparable period in 2004 due to the addition of compressors at our Butler compressor station and additional well connections in the field.

  Other Southwest

	Year Ended December 31,		Change
	2004	2005	%
	(in thousands)
Revenues	$69,464	$106,661	54%
Operating expenses:
Purchased product costs	55,519	92,602	67%
Facility expenses	3,694	4,990	35%
Depreciation	3,099	3,383	9%
Amortization of intangible assets	194	68	(65)%
Accretion of asset retirement and lease obligation	—	22	—

Total operating expenses before selling, general and administrative expenses	62,506	101,065	62%

Operating income before selling, general and administrative expenses	$6,958	$5,596	(20)%

        Revenues.    Revenues increased 54% during the year ended December 31, 2005, relative to the comparable period in 2004 due to an increase in natural gas volumes, primarily on the Appleby and Edwards gathering systems, along with a substantial increase in natural gas prices.

        Purchased Product Costs.    Purchased product costs increased 67% during the year ended December 31, 2005, relative to the comparable period in 2004, primarily due to increased volumes and prices on the Appleby and Edwards gathering systems.

        Facility Expenses.    Facility expenses increased 35% during the year ended December 31, 2005, relative to the comparable period in 2004, primarily due to increased compressor maintenance and rent expense due to additional compressors on the Appleby system.

        Depreciation.    Depreciation increased 9% for the year ended December 31, 2005, relative to the comparable period in 2004 due to new compressor assets added during 2004 and early 2005.

  Gulf Coast

	Year Ended December 31,		Change
	2004	2005	%
	(in thousands)
Revenues	$—	$13,832	—
Operating expenses:
Purchased product costs	—	—	—
Facility expenses	—	2,152	—
Depreciation	—	1,078	—
Amortization	—	1,295	—

Total operating expenses before selling, general and administrative expenses	—	4,525	—

Operating income before selling, general and administrative expenses	$—	$9,307	—

        The increase in the above categories is the result of our Javelina acquisition in November 2005.

  Appalachia

	Year Ended December 31,		Change
	2004	2005	%
	(in thousands)
Revenues
Affiliated parties	$59,026	$64,922	10%
Unaffiliated parties	1,632	1,758	8%

Total revenues	60,658	$66,680	10%

Operating expenses:
Purchased product costs	30,031	38,435	28%
Facility expenses	13,444	19,360	44%
Depreciation	4,329	3,187	(26)%
Impairment	130	—	—
Accretion of asset retirement obligation	—	41	—

Total operating expenses before selling, general and administrative expenses	47,934	61,023	27%

Operating income before selling, general and administrative expenses	$12,724	$5,657	(56)%

        Revenues.    Revenues increased 10% during the year ended December 31, 2005, relative to the comparable period in 2004, primarily as a result of price increases in NGLs, partially offset by an inlet volume decrease of $0.5 million.

        Purchased Product Costs.    Purchased product costs increased 28% during the year ended December 31, 2005, relative to the comparable period in 2004 due to a price increase in NGLs. The remainder of the increase is attributable to trucking costs of approximately $2.0 million incurred to transport product from our Maytown and Boldman plants to our Siloam fractionation plant as a result of the November 2004 pipeline failure resulting from leaked vapors in the pipeline and a subsequent ignition and fire.

        Facility Expenses.    Facility expenses increased 44% during the year ended December 31, 2005, relative to the comparable period in 2004, primarily due to the incurrence of $5.0 million in repairs and refurbishment costs.

        Depreciation.    Depreciation expense decreased 26% during the year ended December 31, 2005, relative to the comparable period in 2004 due to accelerated Cobb plant depreciation recorded in 2004.

  Michigan

	Year Ended December 31,		Change
	2004	2005	%
	(in thousands)
Revenues	$15,624	$12,496	(20)%
Operating expenses:
Purchased product costs	3,990	3,030	(24)%
Facility expenses	5,885	6,080	3%
Depreciation	4,580	4,665	2%

Total operating expenses before selling, general and administrative expenses	14,455	13,775	(5)%

Operating income (loss) before selling, general and administrative expenses	$1,169	$(1,279)	(209)%

        Revenues.    Revenues decreased 20% during the year ended December 31, 2005, relative to the comparable period in 2004. The reduction is primarily due to lower natural gas transport and processing volumes and, consequently, corresponding reductions in NGL sales volumes resulting from production declines.

        Purchased Product Costs.    Purchased product costs decreased 24% during the year ended December 31, 2005, relative to the comparable period in 2004 due to reduced NGL production purchases stemming from production declines.

        Facility Expenses.    Facility expenses increased 3% during the year ended December 31, 2005, relative to the comparable period in 2004, primarily due to increased regulatory and professional consulting expenses.

        Depreciation.    Depreciation expense increased 2% during the year ended December 31, 2005, relative to the comparable period in 2004 due to crude oil pipeline and equipment additions depreciated in 2005.

Consolidated Financial Information

	Year Ended December 31,		Change
	2004	2005	%
	(in thousands)
Total segment operating income	$40,530	$55,613	37%
Derivatives expense not allocated to segments	—	728	—
Selling, general and administrative expense	16,133	21,573	34%
Income from operations	24,397	33,312	37%
Loss from unconsolidated affiliates	(65)	(2,153)	3,212%
Interest income	87	367	322%
Interest expense	(9,236)	(22,469)	143%
Amortization of deferred financing costs (a component of interest expense)	(5,236)	(6,780)	29%
Miscellaneous income	15	78	420%

Net income	$9,962	$2,355	(76)%

        Selling, General and Administrative Expense.    Selling, general and administrative expenses increased 34% during the year ended December 31, 2005, relative to the comparable period in 2004 as a result of an increase in non-cash incentive compensation expense of $1.9 million, as well as audit and Sarbanes-Oxley-related costs of $2.1 million.

        Derivative Expense Not Allocated to Segments.    Beginning in the fourth quarter of 2005, we entered into commodity derivative transactions as part of an entity-wide, comprehensive risk management plan. Prior to the fourth quarter of 2005, derivative activity occurred within segments. The above amount reflects unallocated results of derivative activity.

        Loss from Unconsolidated Affiliates.    The loss from unconsolidated affiliates during the year ended December 31, 2005, increased as a result of losses incurred on our Starfish investment related to Hurricane Rita.

        Interest Income.    Interest income increased by $0.3 million during the year ended December 31, 2005, relative to the comparable period in 2004, primarily due to an increase in interest earned on cash and cash equivalents on hand.

        Interest Expense.    Interest expense increased 143% during the year ended December 31, 2005, relative to the comparable period in 2004, primarily due to increased debt levels resulting from the financing of our 2004 and 2005 acquisitions. In addition to a larger debt amount, interest rates increased significantly between 2004 and 2005. We also incurred approximately $1.0 million in 2005 from penalty interest expense on the senior debt resulting from our failure to complete the required senior note exchange offer. The senior note exchange offer was completed on March 7, 2006 and the penalty interest expense ceased on that date.

        Amortization of Deferred Financing Costs.    During the year ended December 31, 2005, we amortized approximately $6.8 million of deferred financing costs related to debt issuance costs it incurred to finance its acquisitions.

        The increase in the amortization of deferred financing costs in 2005 relative to the comparable period in 2004 is attributable to the write-off of deferred financings costs associated with our debt refinancing completed in the fourth quarter of 2005. Deferred financing costs are being amortized over the terms of the related obligations.

  Year Ended December 31, 2004, Compared to Year Ended December 31, 2003

  East Texas

	Year Ended December 31,		Change
	2003	2004	%
	(in thousands)
Revenues	$—	$21,932	—
Operating expenses:
Purchased product costs	—	3,669	—
Facility expenses	—	3,229	—
Depreciation	—	1,489	—
Amortization of intangible assets	—	3,446	—
Accretion of asset retirement obligation	—	13	—

Total operating expenses before selling, general and administrative expenses	—	11,846	—

Operating income before selling, general and administrative expenses	$—	$10,086	—

        The East Texas acquisition was completed on July 30, 2004, so there were no results to report for 2003.

  Oklahoma

	Year Ended December 31,		Change
	2003	2004	%
	(in thousands)
Revenues	$7,855	$133,636	1,601%
Operating expenses:
Purchased product costs	7,010	118,325	1,588%
Facility expenses	298	3,659	1,128%
Depreciation	158	2,059	1,203%
Amortization of intangible assets	—	—	—

Total operating expenses before selling, general and administrative expenses	7,466	124,043	1,561%

Operating income before selling, general and administrative expenses	$389	$9,593	2,366%

        The Western Oklahoma acquisition was completed on December 1, 2003, so there was only one month of activity to report for the year ended December 31, 2003.

  Other Southwest

	Year Ended December 31,		Change
	2003	2004	%
	(in thousands)
Revenues	$46,669	$69,464	49%
Operating expenses:
Purchased product costs	37,827	55,519	47%
Facility expenses	2,914	3,694	27%
Depreciation	2,126	3,099	46%
Amortization of intangible assets	—	194	—

Total operating expenses before selling, general and administrative expenses	42,867	62,506	46%

Operating income before selling, general and administrative expenses	$3,802	$6,958	83%

        Revenues.    Revenues increased 49% for the year ended December 31, 2004, relative to the comparable period in 2003 due to the acquisitions of the Pinnacle gathering system in March 2003, the Lubbock pipeline in April 2004, and the Hobbs lateral pipeline in April 2004.

        Purchased Product Costs.    Purchased product costs increased 47% for the year ended December 31, 2004, relative to the comparable period in 2003, primarily due the acquisitions of the Pinnacle gathering system in March 2003, the Lubbock pipeline in April 2004, and the Hobbs lateral pipeline in April 2004.

        Facility Expenses.    Facility expenses increased 27% for the year ended December 31, 2004, relative to the comparable period in 2003, primarily due to the acquisitions of the Pinnacle gathering system in March 2003, the Lubbock pipeline in April 2004, and the Hobbs lateral pipeline in April 2004.

        Depreciation.    Depreciation expense increased 46% for the year ended December 31, 2004, relative to the same period in 2003 due to the acquisitions of the Pinnacle gathering system in March 2003, the Lubbock pipeline in April 2004, and the Hobbs lateral pipeline in April 2004.

  Gulf Coast

        The Javelina acquisition was completed on November 1, 2005, so there were no results to report for the years ended December 31, 2004 and 2003.

  Appalachia

	Year Ended December 31,		Change
	2003	2004	%
	(in thousands)
Revenues:
Sales to affiliate	$49,850	$59,026	18%
Sales to unaffiliated parties	1,278	1,632	28%

Total revenues	51,128	60,658	19%

Operating expenses:
Purchased product costs	22,387	30,031	34%
Facility expenses	12,316	13,444	9%
Depreciation	2,870	4,329	51%
Impairment	1,148	130	(89)%

Total operating expenses before selling, general and administrative expenses	38,721	47,934	24%

Operating income before selling, general and administrative expenses	$12,407	$12,724	3%

        Revenues.    Revenues increased 19% for the year ended December 31, 2004, relative to the same period in 2003 as a result of higher NGL product sales prices and volumes.

        Purchased Product Costs.    Purchased product costs increased 34% for the year ended December 31, 2004, relative to the same period in 2003 due to a higher NGL product sales prices and volumes.

        Facility Expenses.    Facility expenses increased 9% for the year ended December 31, 2004, relative to the same period in 2003 primarily due to pipeline inspection and repairs required by the November 2004 pipeline failure.

        Depreciation.    Depreciation expense increased 51% for the year ended December 31, 2004, relative to the same period in 2003 due to accelerated Cobb plant depreciation recorded in 2004.

  Michigan

	Year Ended December 31,		Change
	2003	2004	%
	(in thousands)
Revenues	$11,778	$15,624	33%
Operating expenses:
Purchased product costs	3,608	3,990	11%
Facility expenses	4,935	5,885	19%
Depreciation	2,394	4,580	91%

Total operating expenses before selling, general and administrative expenses	10,937	14,455	32%

Operating income before selling, general and administrative expenses	$841	$1,169	39%

        Revenues.    Revenues increased 33% for the year ended December 31, 2004, relative to the same period in 2003 due to the acquisition of the Michigan crude pipeline that was acquired in December 2003 that was partially offset by reduced NGL pipeline throughput volumes, which decreased revenue by $0.5 million.

        Purchased Product Costs.    Purchased product costs increased 11% for the year ended December 31, 2004, relative to the same period in 2003 due to the acquisition of the Michigan Crude Pipeline that was acquired in December 2003 that was partially offset by reduced NGL pipeline throughput volumes.

        Facility Expenses.    Facility expenses increased 19% for the year ended December 31, 2004, relative to the same period in 2003 due to the acquisition of the Michigan crude pipeline that was acquired in December.

        Depreciation.    Depreciation expense increased 91% the year ended December 31, 2004, relative to the same period in 2003 due to the acquisition of the Michigan crude pipeline that was acquired in December.

Consolidated Financial Information

	Year Ended December 31,		Change
	2003	2004	%
	(in thousands)
Segment operating income	$17,439	$40,530	132%
Selling, general and administrative expense	8,598	16,133	88%

Income from operations	8,841	24,397	176%
Interest income	14	87	521%
Interest expense	(3,087)	(9,236)	199%
Amortization of deferred financing costs (a component of interest expense)	(984)	(5,236)	432%
Miscellaneous expense	(25)	(50)	(100)%

Net income	$4,759	$9,962	109%

        Selling, General and Administrative Expense ("SG&A").    SG&A expenses increased during the year ended December 31, 2004, compared to 2003 because MarkWest Hydrocarbon was contractually limited to $4.9 million in the amount it could charge us, from May 24, 2002, the date of our initial public offering, through May 23, 2003. In addition, SG&A expenses have increased due to increased administrative costs of $2.1 million associated with acquisitions; increased Sarbanes-Oxley compliance-related expenses and audit fees of $1.4 million; an increase in bonus and severance expense of $1.0 million; and professional services costs of $0.8 million. The allocation of compensation expense to us resulting from the sale of our subordinated units and interests in the general partner to certain of MarkWest Hydrocarbon's employees and directors from 2002 through 2004 also increased SG&A by $1.4 million. The charge is a non-cash item that did not affect management's determination of our distributable cash flow for any period, and did not affect net income attributed to the limited partners.

        Interest Expense.    Interest expense increased in 2004 relative to 2003 primarily due to increased debt levels resulting from the financing of our 2003 and 2004 acquisitions. A significant portion of our 2004 acquisitions was financed through additional borrowings under our credit facility and the issuance of our senior notes.

        Amortization of Deferred Financing Costs.    Amortization of deferred financing costs increased in 2004 relative to 2003 due to the debt re-financings completed in 2004 and the deferred financing costs associated with the issuance of the senior notes. During 2004, we amortized approximately $5.2 million of deferred financing costs related to debt-issuance costs incurred to finance our 2004 acquisitions. Of that, $1.5 million represented accelerated amortization due to the refinancing of our credit facility in July and again in October 2004. Deferred financing costs are being amortized over the estimated term of the related obligations, which approximates the effective interest method.

Liquidity and Capital Resources

        Our primary sources of liquidity, to meet operating expenses and fund capital expenditures (other than for certain acquisitions), are cash flows generated by our operations, and our access to the equity and debt markets. The equity and debt markets, public and private, retail and institutional, have been our principal source of capital used to finance a significant amount of our growth, including acquisitions. During the first quarter of 2005, we borrowed $40.0 million from our credit facility to finance the Starfish acquisition. In the fourth quarter of 2005, the $392.8 million Javelina acquisition and then-existing borrowings, were financed with an interim bridge credit facility that was subsequently replaced by a new long-term credit facility, as described below. During the year ended December 31, 2005, we spent $70.8 million on capital expenditures, primarily for the construction of a new processing plant and gathering systems in East Texas to handle our future contractual commitments, as well as on the construction of the new replacement Cobb processing facility in Appalachia. During the months ended March 31, 2006, we spent an additional $14.2 million on capital expenditures.

        During 2005, we borrowed approximately $432.8 million, primarily to finance our acquisitions. We received approximately $99.5 million in proceeds from private placements of common units, which was used to pay down our credit facility. During the three months ended March 31, 2006, we had a net pay down of approximately $11.5 million of debt.

        On December 29, 2005, MarkWest Energy Operating Company, L.L.C., a wholly owned subsidiary of MarkWest Energy Partners L.P., entered into the fifth amended and restated credit agreement ("Partnership Credit Facility"), which provides for a maximum lending limit of $615.0 million for a five-year term. The credit facility includes a revolving facility of $250.0 million and a $365.0 million term loan, which can be repaid at any time without penalty. Under certain circumstances, the Partnership Credit Facility can be increased from $250.0 million up to $450.0 million. The credit facility is guaranteed by us and all of our subsidiaries and is collateralized by substantially all of our assets and those of our subsidiaries. The borrowings under the credit facility bear interest at a variable interest rate, plus basis points. The variable interest rate is typically based on the London Inter Bank Offering Rate ("LIBOR"); however, in certain borrowing circumstances the rate would be based on the higher of a) the Federal Funds Rate plus 0.5-1%, and b) a rate set by the Facility's administrative agent, based on the U.S. prime rate. The basis points correspond to the ratio of our Consolidated Senior Debt (as defined in the Partnership Credit Facility) to Consolidated EBITDA (as defined in the Partnership Credit Facility), ranging from 0.50% to 1.50% for Base Rate loans, and 1.50% to 2.50% for Eurodollar Rate loans. The basis points will increase by 0.50% during any period (not to exceed 270 days) where we make an acquisition for a purchase price in excess of $50.0 million ("Acquisition Adjustment Period"). The rate at March 31, 2006, was 7.35%, a LIBOR-based rate. Borrowings under the Partnership Credit Facility were used to finance, in part, the Javelina acquisition discussed above. On May 31, 2006, the available borrowing capacity under the Partnership Credit Facility was approximately $140.5 million.

        Under the provisions of the Partnership Credit Facility, we are subject to a number of restrictions on our business, including restrictions on our ability to grant liens on assets; make or own certain investments; enter into any swap contracts other than in the ordinary course of business; merge, consolidate or sell assets; incur indebtedness (other than subordinated indebtedness); make distributions on equity investments; and declare or make, directly or indirectly, any restricted payments.

        At March 31, 2006, we and our subsidiary, MarkWest Energy Finance Corporation, also had $225.0 million in senior notes outstanding, at a fixed rate of 6.875%. The notes mature on November 2, 2014. The proceeds from these notes were used to pay down our outstanding debt under our credit facility in October 2004. Subject to compliance with certain covenants, we may issue additional notes from time to time under the indenture pursuant to Rule 144A and Regulation S under the Securities Act of 1933.

        The indenture governing the senior notes limits our activities and the activities of our restricted subsidiaries. The provisions of such indenture places limits on our ability and the ability of our restricted subsidiaries to incur additional indebtedness; declare or pay dividends or distributions or redeem, repurchase or retire equity interests or subordinated indebtedness; make investments; incur liens; create any consensual limitation on the ability of our restricted subsidiaries to pay dividends, make loans or transfer property to us; engage in transactions with our affiliates; sell assets, including equity interests of our subsidiaries; make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any subordinated obligation or guarantor subordination obligation (except principal and interest at maturity); and consolidate, merge or transfer assets.

        We agreed to file an exchange offer registration statement, or under certain circumstances, a shelf registration statement, pursuant to a registration rights agreement relating to the 2004 senior notes. We failed to complete the exchange offer in the time provided for in the subscription agreements (April 26, 2005) and, as a consequence, incurred an interest rate penalty of 0.5%, increasing 0.25% every 90 days thereafter up to 1%, until such time as the exchange offer was completed. The registration statement was filed on January 17, 2006, and the interest penalty ceased on March 7, 2006.

        Cash generated from operations, borrowings under our credit facility and funds from our private and public equity offerings are our primary sources of liquidity. We believe that funds from this offering and our proposed concurrent private placement of senior notes, together with cash generated from operations and borrowings under our credit facility, will be sufficient to meet both our short term and long term working capital requirements and anticipated capital expenditures. Funding of additional acquisitions will likely require the issuance of additional common units, the expansion of our credit facility, or both.

        Our ability to pay distributions to our unitholders and to fund planned capital expenditures and make acquisitions will depend upon our future operating performance. That, in turn, will be affected by prevailing economic conditions in our industry, as well as financial, business and other factors, some of which are beyond our control.

        One of our largest customers is MarkWest Hydrocarbon. Consequently, matters affecting the business and financial condition of MarkWest Hydrocarbon — including its operations, management, customers, vendors, and the like — could affect our liquidity.

        We have budgeted $58.7 million for capital expenditures in 2006, exclusive of any acquisitions, consisting of $55.6 million for expansion capital and $3.1 million for sustaining capital. As of March 31, 2006, we have made $12.8 million of expansion capital expenditures and $0.4 million of sustaining capital expenditures. Expansion capital includes expenditures made to expand or increase the efficiency of the existing operating capacity of our assets, or facilitate an increase in volumes within our operations, whether through construction or acquisition. Sustaining capital includes expenditures to replace partially or fully depreciated assets in order to extend their useful lives.

  Cash Flow

	Year Ended December 31,		Three Months Ended March 31,
	2004	2005	2005	2006
	(in thousands)
Net cash provided by operating activities	$42,275	$42,090	$17,522	$41,035
Net cash used in investing activities	(273,176)	(469,308)	(57,556)	(15,510)
Net cash provided by financing activities	246,411	423,060	30,955	(18,807)

        Net cash provided by operating activities decreased less than $0.2 million during the year ended December 31, 2005, compared to the year ended December 31, 2004. The decrease was impacted by a decrease in net income, offset by an increase in certain non-cash operating expenses, primarily depreciation and amortization for a full year from our East Texas acquisition, and two months from our November acquisition of Javelina. We expect that, overall, our 2006 volumes will be higher than in 2005, and that cash provided by operating activities in 2006 will exceed 2005 levels. A precipitous decline in natural gas, NGL or crude oil prices or volumes, however, could significantly affect the amount of cash flow that would be generated from operations. Net cash provided by operating activities increased more than $23.5 million during the three months ended March 31, 2006, compared to the three months ended March 31, 2005 primarily as a result of higher net income for the period.

        Net cash used in investing activities was higher during the year ended December 31, 2005, than during the year ended December 31, 2004, primarily due to our $41.7 million investment in a 50% non-operating interest in Starfish and our $398.3 million acquisition of Javelina in November 2005. In July 2004, we acquired our East Texas assets for $240.7 million. We used cash of $70.8 million for capital expenditures in 2005, primarily for the construction of a new processing plant and gathering systems in East Texas to handle our future contractual commitments and construction of the new replacement Cobb processing facility in Appalachia. In 2004, we used cash of $30.5 million for capital expenditures. Net cash used in investing activities was lower during the three months ended March 31, 2006, compared to the three months ended March 31, 2005, due to the above-noted investment in Starfish on March 30, 2005.

        Net cash provided by financing activities increased $176.6 million during the year ended December 31, 2005, compared to the year ended December 31, 2004. The increase was due primarily to net proceeds from additional long-term debt and private placements to fund our acquisitions. Distributions to unitholders increased to $39.0 million in 2005, from $24.6 million in 2004. Cash flows from financing activities decreased $49.7 million during the three months ended March 31, 2006, compared to the three months ended March 31, 2005 due primarily to repayment of long-term debt and reduced proceeds from long-term debt.

Total Contractual Cash Obligations

        A summary of our total contractual cash obligations as of December 31, 2005, is as follows, in thousands:

	Payment Due by Period
Type of Obligation	Total Obligation	Due in 2006	Due in 2007 - 2008	Due in 2009 - 2010	Thereafter
Long-term debt	$604,000	$2,738	$7,300	$368,962	$225,000
Operating leases	7,106	3,646	2,762	495	203
Purchase obligations	1,500	1,500	—	—	—

Total contractual cash obligations	$612,606	$7,884	$10,062	$369,457	$225,203

  Headquarters Office Lease

        In April 2006, we entered into a ten-year office lease and will relocate our and MarkWest Hydrocarbon corporate headquarters to the Park Central Building, located in downtown Denver, Colorado. The lease provides for a tenant improvement allowance of up to approximately $1.8 million through December 31, 2006. A security deposit of $1.0 million was provided in the form of an irrevocable letter of credit. The future minimum lease payments of the new lease are as follows:

Year Ended December 31,
2006	$—
2007	927,442
2008	972,138
2009	1,016,834
2010	1,044,769
2011 and thereafter	5,983,677

Total	$9,944,860

        Our principal executive office is currently located in a building leased by MarkWest Hydrocarbon. A portion of the lease cost for that building has historically been allocated to us. MarkWest Hydrocarbon has not determined the final disposition of its existing lease; however, a portion of incremental expense, if any, may potentially be allocated to us.

Off-Balance Sheet Arrangements

        Other than facility- and equipment-leasing arrangements, we do not engage in off-balance sheet financing activities.

Matters Influencing Future Results

        We earn fees for transporting, fractionating and selling the NGLs recovered from the Kenova, Maytown, and Boldman plants to Siloam via our Appalachian pipeline. In November 2004, a leak and ensuing explosion and fire occurred on a leased section of this pipeline. We and several of our affiliates were served in early 2005 with two lawsuits presently under the jurisdiction of the U.S. District Court for the Eastern District of Kentucky, Pikeville Division. In early November 2005, we were served with an additional lawsuit filed in Floyd County Circuit Court, Kentucky, adding five new claimants, but essentially alleging the same facts and claims as the earlier two suits. On March 27, 2006, the U.S. District Court remanded the cases back to Floyd County Circuit Court, Kentucky. These suits are for third-party claims of property and personal injury damages sustained as a consequence of the explosion and fire. We have timely notified our general liability insurance carriers of the incident and of the filed Kentucky actions and are coordinating the defense of these third-party lawsuits with the insurers. While investigation into the incident continues, at this time we believe that we have adequate general liability insurance coverage for third-party property damage and personal injury liability. We have settled with several of the claimants for property damage claims (damage to residences and personal property), in addition to reaching settlement for some of the personal injury claims related to the incident. These settlements have been paid for or reimbursed under our general liability insurance. As a result, we have not provided for a loss contingency.

        Pursuant to OPS regulation mandates and to a Corrective Action Order issued by the OPS on November 18, 2004, pipeline and valve integrity evaluation, testing and repairs were conducted on the affected pipeline segment before service could be resumed. Based on, among other things, the successful integrity testing of the affected pipeline, OPS authorized a partial return to service of the affected pipeline in October 2005. We are currently preparing an application for return to full service. On June 20, 2006, we and Equitable Production Company, the pipeline owner, received from the DOT a "Notice of Probable Violation and Proposed Civil Penalty" in the amount of $1,070,000 related to this leak incident. We must respond to the DOT regarding this notice within 30 days and may request a hearing to contest these allegations and proposed penalty. We are currently evaluating the manner in which we will respond to this notice.

        We have filed an independent action captioned MarkWest Hydrocarbon, Inc., v. Liberty Mutual Ins. Co. (District Court, Arapahoe County, Colorado, Case No. 05CV3953 filed August 12, 2005, as removed to the U.S. District Court for the District of Colorado, Civil Action No. 1:05-CV-1948, on October 7, 2005), against our all-risks property and business interruption insurance carriers as a result of the insurance companies' refusal to honor their insurance coverage obligation to pay us for certain expenses. These include our internal expenses and costs incurred for damage to, and loss of use of the pipeline, equipment, products, the extra transportation costs incurred for transporting the liquids while the pipeline was out of service, the reduced volumes of liquids that could be processed, and the costs of complying with the OPS Corrective Action Order (hydrostatic testing, repair/replacement and other pipeline integrity assurance measures). These expenses and costs have been expensed as incurred and any potential recovery from the all-risks property and business interruption insurance carriers will be treated as "other income" if and when they are received. We have not provided for a receivable for these claims because of the uncertainty as to whether and how much we will ultimately recover under these policies. We have also asserted that the cost of pipeline testing, replacement and repair are subject to an equitable sharing arrangement with the pipeline owner, pursuant to the terms of the pipeline lease agreement.

        On September 27, 2005, a lawsuit captioned C.F. Qualia Operating, Inc. v. MarkWest Pinnacle, L.P. (District Court of Midland, Texas, 385th Judicial District, Case No. CV-45188), was served on our subsidiary, MarkWest Pinnacle, L.P., alleging breach of contract, conversion, fraud and breach of implied duty of good faith with respect to a dispute on volumes of gas purchased by us under a gas purchase agreement. Under the gas purchase agreement, we paid the plaintiff based on volumes of gas measured at the wellhead (delivery point). The plaintiff claims that it is entitled to a prorated portion of any system gain, i.e., that it is to be paid for more gas than it actually sold and delivered to us. We have filed an answer to the complaint denying the plaintiff's allegations and have asserted a counter-claim for declaratory judgment on the grounds that the contract terms are clear as to payment being limited to those volumes measured at the wellhead, and that we also may have overpaid the plaintiff based on, among other things, wet versus dry Btu measurements. Discovery has begun and the parties have been in settlement discussions, but, at this time, we are not able to predict the ultimate outcome of this matter. At this time, we do not believe that any outcome in this action will have a material adverse effect on our financial condition, liquidity or results of operations. As a result, we have not provided for a loss contingency.

        We acquired the Javelina gas processing, transportation and fractionation business located in Corpus Christi, Texas on November 1, 2005. Javelina was a party with numerous other defendants to three lawsuits brought by plaintiffs who had residences or businesses located near the Corpus Christi industrial area, an area which included the Javelina gas processing plant, and several petroleum, petrochemical and metal processing and refining operations. These suits, styled Victor Huff v. ASARCO Incorporated (Cause No. 98-01057-F, 214th Judicial Dist. Ct., County of Nueces, Texas, original petition filed in March 3, 1998); Hipolito Gonzales v. ASARCO Incorporated (Cause No. 98-1055-F, 214th Judicial Dist. Ct., County of Nueces, Texas, original petition filed in 1998); Jason and Dianne Gutierrez, individually, and as representative of the estate of Sarina Galan Gutierrez (Cause No. 05-2470-A, 28th Judicial District, severed May 18, 2005, from the Gonzalez case cited above); and Jesus Villarreal v. Koch Refining Co. (Cause No. 05-01977-F, 214th Judicial Dist. Ct., County of Nueces, Texas, original petition filed April 27, 2005), set forth claims for personal injury or property damage, harm to business operations and nuisance type claims, allegedly incurred as a result of operations and emissions from the various industrial operations in the area. The Gonzales action was settled in full on February 8, 2006. Our involvement and engagement in the other cases has been limited to this point, but the actions have been and are being vigorously defended and, based on initial evaluation and consultations, it appears at this time that these actions should not have a material impact on us.

        We have a 50% non-operating ownership interest in Starfish, which operates, through its subsidiaries, certain Gulf Coast offshore and onshore facilities. Both Hurricanes Katrina and Rita impacted the Starfish operations. Based on our discussions with the operator and other 50% owner of Starfish, Enbridge Offshore (Gas Transmission) L.L.C., we have been informed that initial inspections indicate no major damage to Starfish's offshore platform facilities. However, as a result of Hurricane Rita, repair and rerouting of at least two sections of offshore pipeline will be required, and are expected to be underway through the beginning of the second quarter of 2006. Further sonar and other inspections of the underwater pipe to assess sediment support and cover, and any other damage, is ongoing. Additionally, structural damage occurred at the onshore Starfish dehydration and compressor facilities. The hurricane caused significant damage to the electrical systems, control equipment and office buildings at the onshore facilities, requiring significant repair. Repair, refurbishment and replacement efforts will continue through the first quarter of 2006. Starfish operations have been substantially curtailed since shortly before the hurricanes hit the Gulf Coast in September 2005, and until such repairs are completed Starfish is not able to fully return to normal operations and this will have a continuing material impact on operating income through the first quarter of 2006. Our evaluation of the Starfish venture is subject to a number of factors. We are still in the process of determining the full extent of the damage incurred by Hurricane Rita, and we must all continue to evaluate our claims for insurance recovery for property damage and business interruption. In addition, we are also still in discussions with various operators of interconnecting production and processing facilities to the extent their activities were also affected by hurricane damage in the region.

Commodity Price Sensitivity

        Our earnings and cash flow are dependent on sales volumes and our ability to achieve positive sales margins on the product we sell. The volumes of our sales and our margin on sales can be adversely affected by the prices of commodities, which are subject to significant fluctuation depending upon numerous factors beyond our control, including the supply of and demand for commodity products. The supply of and demand for our products can be affected by, among other things, production levels, industry-wide inventory levels, the availability of imports, the marketing of products by competitors, and the marketing of competitive fuels.

Seasonality

        For the portion of our business that is affected by commodity prices, sales volumes also are affected by various other factors such as fluctuating and seasonal demands for products, changes in transportation and travel patterns and variations in weather patterns from year to year.

Effects of Inflation

        Inflation in the United States has been relatively low in recent years and did not have a material impact our results of operations for the years ended December 31, 2005, 2004 or 2003 or the three months ended March 31, 2006. Although the impact of inflation has been insignificant in recent years, it is still a factor in the U.S. economy and may increase the cost to acquire or replace property, plant and equipment. It may also increase the costs of labor and supplies. To the extent permitted by competition, regulation and our existing agreements, we have and will continue to pass along increased costs to our customers in the form of higher fees.

Critical Accounting Policies and Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used in accounting for, among other items, valuing identified intangible assets, determining the fair value of derivative instruments, evaluating impairments of long lived assets, establishing estimated useful lives for long-lived assets, valuing asset retirement obligations, and in determining liabilities, if any, for legal contingencies.

        The policies and estimates discussed below are considered by management to be critical to an understanding of our financial statements, because their application requires the most significant judgments from management in estimating matters for financial reporting that are inherently uncertain. See Note 2 of the accompanying notes to the consolidated financial statements included in this prospectus for additional information on these policies and estimates, as well as a discussion of additional accounting policies and estimates.

  Intangible Assets

        Our intangible assets are comprised of customer contracts and relationships acquired in business combinations, recorded under the purchase method of accounting at their estimated fair values at the date of acquisition. Using relevant information and assumptions, management determines the fair value of acquired identifiable intangible assets. Fair value is generally calculated as the present value of estimated future cash flows using a risk-adjusted discount rate. The key assumptions include contract renewals, economic incentives to retain customers, historical volumes, current and future capacity of the gathering system, pricing volatility, and the discount rate. Amortization of intangibles with definite lives is calculated using the straight-line method over the estimated useful life of the intangible asset. The contracts' estimated economic lives are determined by assessing the life of the related assets, likelihood of renewals, competitive factors, regulatory or legal provisions, and maintenance and renewal costs.

  Impairment of Long-Lived Assets

        We evaluate our long-lived assets, including intangibles, for impairment when events or changes in circumstances warrant such a review. A long-lived asset group is considered impaired when the estimated undiscounted cash flows from such asset group are less than the asset group's carrying value. In that event, a loss is recognized to the extent that the carrying value exceeds the fair value of the long-lived asset group. Fair value is determined primarily using estimated discounted cash flows. Management considers the volume of reserves behind the asset and future NGL product and natural gas prices to estimate cash flows. The amount of additional reserves developed by future drilling activity depends, in part, on expected natural gas prices. Projections of reserves, drilling activity and future commodity prices are inherently subjective and contingent upon a number of variable factors, many of which are difficult to forecast. Any significant variance in any of these assumptions or factors could materially affect future cash flows, which could result in the impairment of an asset.

        For assets identified to be disposed of in the future, the carrying value of these assets is compared to the estimated fair value, less the cost to sell, to determine if impairment is required. Until the assets are disposed of, an estimate of the fair value is re-determined when related events or circumstances change.

  Investment in Starfish

        On March 31, 2005, we acquired our non-controlling, 50% interest in Starfish Pipeline Company, LLC, accounted for under the equity method. Differences between our investment and our proportionate share of Starfish's reported equity are amortized based upon the respective useful lives of the assets to which the differences relate.

        We believe the equity method is an appropriate means for us to recognize increases or decreases measured by GAAP in the economic resources underlying the investments. Regular evaluation of these investments is appropriate to evaluate any potential need for impairment. We use the following types of triggers to identify a loss in value of an investment that is other than a temporary decline. Examples of a loss in value may be identified by:

  •
  Our belief in the ability to recover the carrying amount of the investment;

  •
  A current fair value of an investment that is less than its carrying amount; and

  •
  Other operational criteria that cause us to believe the investment may be worth less than otherwise accounted for by using the equity method.

  Derivative Instruments

        SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, established accounting and reporting standards requiring that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded at fair value and included in the consolidated balance sheet as assets or liabilities. The accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative and the resulting designation, which is established at the inception. To the extent derivative instruments designated as cash flow hedges are effective, changes in fair value are recognized in other comprehensive income until the underlying hedged item is recognized in earnings. Effectiveness is evaluated by the derivative instrument's ability to offset changes in fair value or cash flows of the underlying hedged item. Any change in the fair value resulting from ineffectiveness is recognized immediately in earnings. Changes in the fair value of derivative instruments designated as fair value hedges, as well as the changes in the fair value of the underlying hedged item, are recognized currently in earnings. Any differences between the changes in the fair values of the hedged item and the derivative instrument represent gains or losses from ineffectiveness. To the extent we elect hedge accounting treatment for specific derivatives, we formally documents, designates and assesses the effectiveness of transactions receiving hedge accounting treatment. As of December 31, 2005, no transactions had been designated for hedge accounting treatment. In general, we exempt those contracts that qualify as normal purchase and sale contracts from the mark-to-market requirements of FAS No. 133 and marks all other derivatives to market. Settlements of NGL and natural gas derivative transactions are generally reflected in revenue.

  Revenue Recognition

        We generate the majority of our revenues from natural gas gathering and processing, NGL fractionation, transportation and storage, and crude oil gathering and transportation. While all of these services constitute midstream energy operations, we provide our services pursuant to six different types of arrangements. In many cases, we provide services under contracts that contain a combination of more than one of the arrangements. The following is a description of our six arrangements.

  •
  Fee-based arrangements — Under fee-based arrangements, we receive a fee or fees for one or more of the following services: gathering, processing, and transmission of natural gas, transportation, fractionation and storage of NGLs, and gathering and transportation of crude oil. The revenue we earn from these contracts is directly related to the volume of natural gas, NGLs or crude oil that flows through its systems and facilities and is not directly dependent on commodity prices.

  •
  Percent-of-proceeds arrangements — Under percent-of-proceeds arrangements, we generally gather and process natural gas on behalf of producers, sells the resulting residue natural gas and NGLs at market prices and remits to the producers an agreed upon percentage of the proceeds based on an index price. In other cases, instead of remitting cash payments to the producer, we deliver an agreed upon percentage of the residue gas and NGLs to the producer and sells the volumes it keeps to third parties at market prices.

  •
  Percent-of-index arrangements — Under percent-of-index arrangements, we generally purchase natural gas at either a percentage discount to a specified index price, a specified index price less a fixed amount or a percentage discount to a specified index price less an additional fixed amount. We then gather and deliver the natural gas to pipelines where it resells the natural gas at the index price.

  •
  Keep-whole arrangements.    Under keep-whole arrangements, we gather natural gas from the producer, process the natural gas to extract NGLs, sell the NGLs to third parties and pay the producer, in the form of processed gas or its cash equivalent, for the full thermal equivalent volume of raw natural gas we received from the producer. Accordingly, our net operating margin is a function of the difference between the value of the extracted NGLs that we sell and the cost of the processed gas that would replace the thermal equivalent value of those NGLs. The profitability of these arrangements is subject not only to the commodity price risk of natural gas and NGLs but also to the price of natural gas relative to the price of NGLs. Our net operating margins increase under these arrangements when the value of NGLs is high relative to the cost of a thermal equivalent amount of natural gas, and our net operating margins decrease when the cost of natural gas is high relative to the value of a thermal equivalent amount of NGLs.

  •
  Settlement margin — Under settlement margin, we are allowed to retain a fixed percentage of the natural gas volume gathered to cover the compression fuel charges and deemed line losses. To the extent our gathering systems are operated more efficiently than specified per contract allowance, we are entitled to retain the difference for its own account.

  •
  Condensate sales — During the gathering process, thermodynamic forces contribute to changes in operating conditions of the natural gas flowing through the pipeline infrastructure. As a result, hydrocarbon dew points are reached, causing condensation of hydrocarbons in the high-pressure pipelines. Under these arrangements, condensate collected in the system is retained by us and sold at market prices.

        Under all six arrangements, revenue is recognized at the time the product is delivered and title is transferred. It is upon delivery and title transfer that we meet all four revenue recognition criteria, and it is at such time that we recognize revenue.

        Our assessment of each of the four revenue recognition criteria as they relate to our revenue producing activities is as follows:

        Persuasive evidence of an arrangement exists.    Our customary practice is to enter into a written contract, executed by both the customer and us.

        Delivery.    Delivery is deemed to have occurred at the time the product is delivered and title is transferred or, in the case of fee-based arrangements, when the services are rendered. To the extent we retain our equity liquids as inventory, delivery occurs when the inventory is subsequently sold and title is transferred to the third party purchaser.

        The fee is fixed or determinable.    We negotiate the fee for our services at the outset of our fee-based arrangements. In these arrangements, the fees are nonrefundable. The fees are generally due within ten days of delivery or services rendered. For other arrangements, the amount of revenue is determinable when the sale of the applicable product has been completed upon delivery and transfer of title. Proceeds from the sale of products are generally due in 10 days.

        Collectibility is probable.    Collectibility is evaluated on a customer-by-customer basis. New and existing customers are subject to a credit review process, which evaluates the customers' financial position (e.g., cash position and credit rating) and their ability to pay. If collectibility is not considered probable at the outset of an arrangement in accordance with our credit review process, revenue is recognized when the fee is collected.

        Certain revenue from sales of customer gas to a third-party processor is recognized net, under EITF 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, as we earn a fixed amount and do not take ownership of the gas.

  Earnings Per Unit

        Except as discussed in the following paragraph, basic and diluted net income per limited partner unit is calculated by dividing net income, after deducting amounts specially allocated to the general partner's interests, including interests in incentive distribution rights, by the weighted-average number of limited partner common and subordinated units outstanding during the period.

        Emerging Issues Task Force Issue No. 03-06, Participating Securities and the Two-Class Method under FASB Statement No. 128 ("EITF 03-06"), addresses the computation of earnings per share by entities that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the entity. EITF 03-06 provides that the general partner's interest in net income is to be calculated based on the amount that would be allocated to the general partner if all the net income for the period were distributed, and not on the basis of actual cash distributions for the period. The application of EITF 03-06 may have an impact on earnings per limited partner unit in future periods if there are material differences between net income and actual cash distributions or if other participating securities are issued.

        The following table sets forth the computation of basic and diluted earnings per limited partner unit. The net income available to limited partners and the weighted average limited partner units outstanding have been adjusted for instruments considered common unit equivalents in 2005, 2004 and 2003:

	Year Ended December 31,			Three Months Ended March 31,
	2003	2004	2005	2006	2005
Numerator for basic and diluted earnings per limited partner unit:
Net income	$4,759	$9,962	$2,355	$13,873	$4,265
Adjustments:
General partner's incentive distribution paid	(40)	(1,355)	(4,163)	(1,506)	(836)
Participation plan/depreciation special allocations (see Note 12)	804	2,296	2,055	944	1,006

Subtotal	5,523	10,903	247	13,311	4,435
General partner's 2% interest	(110)	(218)	(5)	(266)	(89)

Net income to limited partners	$5,413	$10,685	$242	$13,045	$4,346

Denominator:
Denominator for basic earnings per limited partner unit-weighted average number of limited partner units	5,722	8,151	10,895	12,873	10,642
Effect of dilutive securities:
Weighted-average of restricted units outstanding	51	26	34	49	31

Denominator for diluted earnings per limited partner unit-weighted average number of limited partner units	5,773	8,177	10,929	12,922	10,673

Basic net income per limited partner unit	$0.95	$1.31	$0.02	$1.01	$0.41
Diluted net income per limited partner unit	$0.94	$1.31	$0.02	$1.01	$0.41

  Stock and Incentive Compensation Plans

        We adopted SFAS No. 123R, Accounting for Stock-Based Compensation, on January 1, 2006 using the modified prospective method. Prior to adopting SFAS No. 123R, we elected to measure compensation expense for equity-based employee compensation plans as prescribed by Accounting Principles Board ("APB") No. 25, Accounting for Stock Issued to Employees.

        Under SFAS No. 123R, compensation expense is based on the fair value of the award. SFAS No. 123R classifies stock-based compensation as either equity or liability awards. The fair value on the date of grant for an award classified as equity is recognized over the requisite service period, with a corresponding credit to equity (generally, paid-in capital). The requisite service period is the period during which an individual is required to provide service in exchange for an award, which often is the vesting period. The requisite service period is estimated based on an analysis of the terms of the share-based payment award. Compensation expense for a liability award is based on the award's fair value, remeasured at each reporting date until the date of settlement. Additionally, compensation expense is reduced by 4.6% for an estimate of expected award forfeitures.

        Under APB No. 25, compensation expense is based on the intrinsic value (typically the difference between the equity-based instrument to be received and the cost to acquire that equity-based instrument). APB No. 25 classified stock-based compensation as either fixed or variable awards. The intrinsic value on the date of grant for an award classified as fixed is recognized over the requisite service period. Compensation expense for variable awards is based on the award's intrinsic value, remeasured at each reporting date until the date of settlement.

        Compensation expense under each plan is included in selling, general and administrative expenses.

Recent Accounting Pronouncements

        In May 2005, the FASB issued SFAS No. 154, "Accounting for Changes and Error Corrections — a Replacement of APB Opinion No. 20 and FASB Statement No. 3" (SFAS 154). SFAS 154 requires retrospective application of voluntary changes in accounting principles, unless impracticable. SFAS 154 supersedes the guidance in APB Opinion No. 20 and SFAS No. 3, but does not change any transition provisions of existing pronouncements. Generally, elective accounting changes will no longer result in a cumulative effect of a change in accounting in the income statement, because the effects of any elective changes will be reflected as prior period adjustments to all periods presented. SFAS 154 became effective in fiscal 2006.

        In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140" ("SFAS 155"). This statement amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" and resolves issues addressed in SFAS 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interest in Securitized Financial Assets." This Statement: (a) permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; (b) clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133; (c) establishes a requirement to evaluate beneficial interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; (d) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and, (e) eliminates restrictions on a qualifying special-purpose entity's ability to hold passive derivative financial instruments that pertain to beneficial interests that are or contain a derivative financial instrument. The standard also requires presentation within the financial statements that identifies those hybrid financial instruments for which the fair value election has been applied and information on the income statement impact of the changes in fair value of those instruments. We are required to apply SFAS 155 to all financial instruments acquired, issued or subject to a remeasurement event beginning January 1, 2007, although early adoption is permitted as of the beginning of an entity's fiscal year. The provisions of SFAS 155 are not expected to have an impact recorded at adoption.

Quantitative and Qualitative Disclosures About Market Risk

        Market risk includes the risk of loss arising from adverse changes in market rates and prices. We face market risk from commodity price changes and, to a lesser extent, interest rate changes.

  Commodity Price Risk and Our Commodity Risk Management Policy

        Our primary risk management objective is to manage and reduce volatility in our cash flows arising from changes in commodity prices related to future sales of natural gas, NGLs and crude oil. A committee, which includes members of senior management of our general partner, oversees all of our derivative activities. These activities are governed by our Commodity Risk Management Policy, which allows management to:

  •
  purchase put or call options and collars (purchase of a put together with the sale of a call) and/or sell fixed for floating swaps on natural gas liquids to which we have direct price exposure, priced at Mt. Belvieu, Texas or Conway, Kansas;

  •
  purchase put or call options and collars and/or sell fixed for floating swaps on natural gas at Henry Hub or other highly liquid points relevant to our operations; and

  •
  purchase put or call options and collars and/or sell fixed for floating swaps on West Texas Intermediate crude oil.

        We may utilize a combination of fixed-price forward contracts, fixed-for-floating price swaps and options on the over-the-counter ("OTC") market. We may also enter into futures contracts traded on the New York Mercantile Exchange ("NYMEX"). Swaps and futures contracts allow us to manage volatility in our margins because losses or gains on the financial instruments are generally offset by corresponding gains or losses in our physical positions.

        Our Commodity Risk Management Policy requires us to enter into OTC swaps with financial institutions and other energy company counterparties. We conduct a standard credit review on counterparties and have agreements containing collateral requirements where deemed necessary. We use standardized swap agreements that allow for offset of positive and negative exposures. We may be subject to margin deposit requirements under OTC agreements (with non-bank counterparties) and NYMEX positions.

        The use of derivative instruments may expose us to the risk of financial loss in certain circumstances, including instances when (i) NGLs do not trade at historical levels relative to crude oil, (ii) sales volumes are less than expected requiring market purchases to meet commitments, or (iii) our OTC counterparties fail to purchase or deliver the contracted quantities of natural gas, NGLs or crude oil or otherwise fail to perform. To the extent that we enter into derivative instruments, we may be prevented from realizing the benefits of favorable price changes in the physical market. We are similarly insulated, however, against unfavorable changes in such prices.

        As part of an ongoing comprehensive risk management plan, designed to manage risk and stabilize future cash flows, as of March 31, 2006, we have entered into the following derivative instruments that settle monthly through December 31, 2007:

Costless Collars	Period	Floor	Cap	Fair Value at March 31, 2006 (in thousands)
Crude Oil — 500 Bbl/d	2006	$57.00	$67.00	$(605)
Crude Oil — 250 Bbl/d	2006	$57.00	$67.00	(302)
Crude Oil — 205 Bbl/d	2006	$57.00	$65.10	(312)
Propane — 20,000 Gal/d	2006	$0.90	$0.99	(141)
Propane — 10,000 Gal/d	2006	$0.97	$1.15	108
Propane — 12,750 Gal/d	Jan - June 2006	$0.90	$1.01	(5)
Ethane — 22,950 Gal/d	2006	$0.65	$0.80	471
Natural Gas — 1,575 Mmbtu/d	April - Oct 2006	$8.50	$10.05	725
Natural Gas — 1,575 Mmbtu/d	Nov - Mar 2007	$9.00	$12.50	235
Natural Gas — 645 Mmbtu/d	April - June 2006	$6.71	$12.46	(7)

				$167

Swaps	Period	Fixed Price	Fair Value at March 31, 2006 (in thousands)
Crude Oil — 250 Bbl/d	2006	$62.00	$(471)
Crude Oil — 185 Bbl/d	2006	$61.00	(398)
Crude Oil — 250 Bbl/d	2007	$65.30	(365)

        Fair value is based on available market information for the particular derivative instrument, and incorporates the commodity, period, volume and pricing. Positive (negative) amounts represent unrealized gains (losses).

        While we expect these derivative instruments to provide economic stability against the impact of changing commodity prices on our physical positions, for accounting purposes, we will not designate these derivatives as cash flow hedges and will not apply hedge accounting.

        As a result of our decision not to designate these derivatives as cash flow hedges for accounting purposes, we are required to mark each contract to market with the resulting unrealized gain or loss recorded in revenue in the income statement. For the year ended December 31, 2005, unrealized losses of approximately $728,000 were recorded. The fair value of our derivative contracts at December 31, 2005 of $728,000 was recorded as a derivative liability. Changes in forward price curves can result in significant changes in the fair value of our derivative contracts as reported, however, we expect the actual settlements to be largely offset by changes in the settlement of our physical positions.

  Interest Rate

        Our primary interest rate risk exposure results from our $615.0 million long-term debt agreement, entered into on December 29, 2005. The debt related to this agreement bears interest at variable rates that are tied to either the U.S. prime rate or LIBOR at the time of borrowing. We may make use of interest rate swap agreements in the future, to adjust the ratio of fixed and floating rates in our debt portfolio.

Long-term Debt	Due	Outstanding at March 31, 2006
Variable Rate ($615.0 million)	December 29, 2010	$367.5 million
Fixed Rate ($225.0 million)	November, 2014	$225.0 million

        Based on our overall interest rate exposure at March 31, 2006, a hypothetical instantaneous increase or decrease of one percentage point in interest rates applied to borrowings under our credit facility would change earnings by approximately $3.7 million over a 12-month period.

BUSINESS

Summary

        We are a publicly traded Delaware limited partnership formed by MarkWest Hydrocarbon, Inc. on January 25, 2002, to acquire most of the assets, liabilities and operations of the MarkWest Hydrocarbon Midstream Business. We are a master limited partnership engaged in the gathering, transportation and processing of natural gas; the transportation, fractionation and storage of NGLs; and the gathering and transportation of crude oil. We are the largest processor of natural gas in the Appalachia region. We also have a large natural gas gathering, processing and transmission business in the southwestern and Gulf Coast regions of the United States, obtained primarily through acquisitions and investments: Pinnacle Natural Gas, the Lubbock transmission pipeline and the Foss Lake gathering system, all in 2003; the Carthage gathering system in East Texas in July 2004; and in 2005, the Javelina gas processing and fractionation facility in Corpus Christi, Texas, and a non-controlling, 50% interest in Starfish Pipeline Company, LLC in southern Louisiana and the Gulf of Mexico, both in 2005.

        We generate revenues by providing gathering, processing, transportation, fractionation, and storage services. We believe that the largely fee-based nature of our business and the relatively long-term nature of our contracts provide a relatively stable base of cash flows.

        We conduct our operations in six segments in three geographical areas: the Southwest, the Northeast and the Gulf Coast. Our assets and operations in each of these areas are described below.

  Southwest Business Unit

  •
  East Texas.    We own the East Texas System, which is located in Panola county and services the Carthage Field, one of Texas' largest onshore natural gas fields. The East Texas System consists of the Carthage natural gas-gathering system pipelines, centralized compressor stations, processing plants and a recently completed natural gas processing facility and NGL pipeline. Producing formations in Panola County consist of the Cotton Valley, Pettit and Travis Peak formations, which together form one of the largest natural gas-producing regions in the United States. The Carthage Field has an estimated 18 Tcf of remaining recoverable reserves and cumulative historical production in excess of 12 Tcf. We also own the Blocker gathering system, which is located in Harrison County and on which construction was completed in March 2006.

  •
  Oklahoma.    We own the Foss Lake gathering system and the Arapaho gas-processing plant, located in Roger Mills, Ellis and Custer Counties in western Oklahoma. The gathering portion consists of a pipeline system that is connected to natural gas wells and associated compression facilities. All of the gathered gas ultimately is compressed and delivered to the processing plant. After processing, the residue gas is delivered to a third-party pipeline and natural gas liquids are sold to a single customer.

  •
  Other Southwest.    We own 17 natural gas-gathering systems located in Texas, Louisiana, Mississippi and New Mexico including the Appleby gathering system in Nacogdoches, Texas. These systems generally service long-lived natural gas basins that continue to experience drilling activity. We gather a significant portion of the gas produced from fields adjacent to our gathering systems. In many areas we are the primary gatherer, and in some of the areas served by our smaller systems we are the sole gatherer. In addition, we own four lateral pipelines in Texas and New Mexico.

  Northeast Business Unit

  •
  Appalachia.    We are the largest processor of natural gas in the Appalachian Basin with fully integrated processing, fractionation, storage and marketing operations. The Appalachian Basin is a large natural gas-producing region characterized by long-lived reserves and modest decline rates. Our Appalachian assets include five natural gas-processing plants, an NGL pipeline, an NGL fractionation plant and two propane storage caverns.

  •
  Michigan.    We own a common carrier crude oil gathering pipeline in Michigan which we refer to as the Michigan Crude Pipeline. We also own a natural gas gathering system and a natural gas processing plant in Michigan

  Gulf Coast Business Unit

  •
  Javelina.    On November 1, 2005, we acquired 100% of the equity interests in Javelina Company, Javelina Pipeline Company and Javelina Land Company, L.L.C., which were owned 40%, 40% and 20%, respectively, by subsidiaries of El Paso Corporation, Kerr-McGee Corporation, and Valero Energy Corporation. We own and operate the Javelina processing facility, which is a natural gas processing and fractionation facility and an associated pipeline in Corpus Christi, Texas, which processes off-gas from six local refineries. The facility was constructed in 1989 to recover hydrogen and NGLs, including olefins (ethylene and propylene), ethane, propane, mixed butane and pentanes.

  •
  Starfish Joint Venture.    We own a 50% non-operating membership interest in Starfish Pipeline Company, LLC, a joint venture with Enbridge Offshore Pipelines LLC. Starfish owns the FERC-regulated Stingray natural gas pipeline, the unregulated Triton natural gas-gathering system and West Cameron dehydration facility, all of which are located in the Gulf of Mexico and southwestern Louisiana.

        The locations, approximate capacity, and throughput of our gas-processing plants as of and for the three months ended March 31, 2006, are as follows:

  Gas Processing Facilities

			As of March 31, 2006	Average for the Three Months Ended March 31, 2006
Facility	Location	Year of Initial Construction	Design Throughput Capacity (Mcf/d)	Natural Gas Throughput (Mcf/d)	Utilization of Design Capacity	NGL Throughput (gal/day)
East Texas:
East Texas processing plant(1)	Panola, County, TX	2005	200,000	—	—	—
Oklahoma:
Arapaho processing plant	Custer County, OK	2000	90,000	87,600	97%	205,000
Appalachia:
Kenova processing plant(2)	Wayne County, WV	1996	160,000	136,000	85%	—
Boldman processing plant(2)	Pike County, KY	1991	70,000	45,000	64%	—
Maytown processing plant(2)	Floyd County, KY	2000	55,000	65,000	118%	—
Cobb processing plant	Kanawha County, WV	2005	25,000	24,000	96%	—
Kermit processing plant(3)	Mingo County, WV	2001	32,000	—	—	—
Michigan:
Fisk processing plant	Manistee County, MI	1998	35,000	6,300	18%	16,000
Gulf Coast:
Javelina processing plant	Corpus Christi, TX	1989	142,000	120,000	85%	820,000

(1)
Our East Texas processing plant commenced operations on January 1, 2006.

(2)
A portion of the gas processed at Maytown and Boldman plants, and all of the gas processed at Kermit plant, is further processed at Kenova plant to recover additional NGLs.

(3)
The Kermit processing plant is operated by a third party solely to prevent liquids from condensing in the gathering and transmission pipelines upstream of our Kenova plant. We do not receive Kermit gas volume information but do receive all of the liquids produced at the Kermit facility.

        The location, approximate capacity, and throughput of our fractionation facilities as of and for the three months ended March 31, 2006, are as follows:

  Fractionation Facilities

			As of March 31, 2006
				Average for the Three Months Ended March 31, 2006
			Design Throughput Capacity (gal/d)
Facility	Location	Year of Initial Construction		NGL Throughput (gal/day)	Utilization of Design Capacity
Appalachia:
Siloam fractionation plant	South Shore, KY	1957	600,000	449,000	75%
Javelina:
Javelina fractionation facility	Corpus Christi, TX	1989	1,176,000	820,000	70%

        The name, approximate length in miles, geographical location, and throughput of our pipelines as of and for the three months ended March 31, 2006, are as follows:

  Natural Gas Pipelines

				As of March 31, 2006
					Average for the Three Months Ended March 31, 2006
				Design Throughput Capacity (Mcf/d)
Facility	Location	Miles	Year of Initial Construction		Natural Gas Throughput (Mcf/d)	Utilization of Design Capacity
East Texas:
East Texas gathering system	Panola County, TX	311	1990	350,000	346,000	99%
Oklahoma:
Foss Lake gathering system	Roger Mills and Custer County, OK	240	1998	90,000	876,000	97%
Other Southwest:
Appleby gathering system	Nacogdoches County, TX	139	1990	40,000	33,500	84%
Other gathering systems(1)	Various		Various	52,570	19,100	36%
Michigan:
Michigan gas gathering pipeline	Manistee, Mason and Oceana Counties, MI	90	1994 - 1998	35,000	6,300(2)	18%

(1)
We acquired the Appleby gathering system, along with 20 other gathering systems, as part of our March 28, 2003 Pinnacle acquisition.

(2)
We also transport NGLs on our Michigan System. For the quarter ended March 31, 2006, NGL throughput on this system averaged 16,100 gal/day.

  NGL Pipelines

				As of March 31, 2006
					Average for the Three Months Ended March 31, 2006
				Design Throughput Capacity (gal/day)
Pipeline	Location	Miles	Year of Initial Construction		NGL Throughput (gal/day)	Utilization of Design Capacity
Appalachia:
Maytown to Institute(1)	Floyd County, KY to Kanawha County, WV	100	1956	250,000	160,000	64%
Ranger to Kenova(2)	Lincoln County, WV to Wayne County, WV	40	1976	831,000	160,000	19%
Kenova to Siloam	Wayne County, WV to South Shore, KY	40	1957	831,000	254,000	31%
East Texas:
E. Texas Liquids Line	Panola County, Texas	37.5	2005	630,000	394,000	63%

(1)
Includes 40 miles of currently unused pipeline extending from Ranger to Institute.

(2)
NGLs transported through the Ranger to Kenova pipeline are combined with NGLs recovered at the Kenova facility and the combined NGL stream is transported in the Kenova to Siloam pipeline to Siloam.

  Crude Oil Pipeline

			As of March 31, 2006
				Three Months Ended March 31, 2006
			Design Throughput Capacity (gal/day)
Pipeline	Location	Miles		NGL Throughput (gal/day)	Utilization of Design Capacity
Michigan:
Michigan crude pipeline	Manistee County, MI to Crawford County, MI	150	60,000	14,000	23%

Competitive Strengths

        We believe our competitive strengths include:

  •
  Strategic and growing position with high-quality assets in the Southwest and the Gulf Coast.    Our acquisitions have allowed us to establish and expand our presence in several long-lived natural gas supply basins in the Southwest, particularly in Texas and Oklahoma and the Gulf Coast. Our two acquisitions in 2005 represent a substantial expansion of this strategy by providing direct access to the prolific Gulf Coast region. All of our major acquisitions in these regions have been characterized by several common critical success factors that include:

  •
  an existing strong competitive position;

    •
    access to a significant reserve or customer base with a stable or growing production profile;

    •
    ample opportunities for long-term continued organic growth;

    •
    ready access to markets; and

    •
    proximity to other acquisition or expansion opportunities.

  •
  Leading position in the Appalachian Basin.    We are the largest processor of natural gas in Appalachia. We believe our significant presence and asset base provide us with a competitive advantage in capturing and contracting for new supplies of natural gas. Our concentrated infrastructure, and available land and storage assets in Appalachia should provide us with a platform for additional cost-effective expansion.

  •
  Stable cash flows.    We believe that the following factors contribute to our stable cash flows:

  •
  Fee-based contracts.    The revenues we earn from our fee-based arrangements are directly related to the volume of natural gas, NGLs or crude oil that flows through our systems and facilities, rather than commodity prices. While the percentage of our overall contracts that are fee-based decreased as a result of the Javelina acquisition, fee-based contracts continue to produce a significant portion of our revenue and net operation margin. For the year ended December 31, 2005, we generated approximately 49% of our net operating margin and 13% of our revenues from fee-based services. For the three months ended March 31, 2006, we generated approximately 33% of our net operating margin and 11% of our revenues from fee-based services. Net operating margin is a non-GAAP financial measure defined as income (loss) from operations, excluding facility expenses, selling, general and administrative expense, depreciation, amortization, impairments and accretion of asset retirement obligations. For a discussion of net operating margin and a reconciliation to income from operations, please read "Selected Historical Financial Information."

  •
  Long-term contracts.    We believe that our long-term contracts, which we define as contracts with remaining terms of four years or more, lend greater stability to our cash flow profile. For the year ended December 31, 2005, approximately 54% of our net operating margin was tied to long-term contracts with remaining terms ranging from four years to 24 years. In East Texas, approximately 77% of our current gathering volumes as of December 31, 2005, are under contract until 2010. Two of our Pinnacle lateral pipelines operate under fixed-fee contracts for the transmission of natural gas that expire in approximately 16 and 24 years, respectively. Approximately 45% of our daily throughput in the Foss Lake gathering system and Arapaho processing plant in western Oklahoma is subject to contracts with remaining terms of five years or more. In Appalachia, we have natural gas processing and NGL fractionation contracts with remaining terms from five to 11 years. In Michigan, our natural gas transportation, treating and processing agreements have remaining terms of 10 to 22 years.

  •
  Active commodity risk management program.    As our exposure to changes in natural gas, NGL and crude oil prices grows with our expanding operations, we believe that actively managing commodity risks helps to mitigate volatility in our cash flows. Under our commodity risk management program, we enter into derivative transactions to help offset the impact on our operations of changes in commodity prices.

  •
  Experienced management with operational, technical and acquisition expertise.    Each member of our executive management team has substantial experience in the energy industry. Our facility managers have extensive experience operating our facilities. Our operational and technical expertise has enabled us to upgrade our existing facilities, as well as to design and build new ones. Since our initial public offering in May 2002, our management team has completed eight acquisitions through a disciplined approach of analyzing and evaluating numerous acquisition opportunities. We intend to continue to use our management's experience and disciplined approach in evaluating and acquiring assets to grow through accretive acquisitions, which we expect to increase our throughput volumes and cash flow distributable to our unitholders on a per unit basis.

  •
  Financial strength and flexibility.    Our goal is to maintain a capital structure with approximately equal amounts of debt and equity on a long-term basis. Following the completion of this offering and our proposed concurrent private placement of senior notes and the application of the net proceeds, we will have approximately $237.0 million of available borrowing capacity under our $250.0 million revolving credit facility with which to finance future acquisitions, expansions and working capital projects. This amount is determined on a quarterly basis and is further adjusted to take into consideration the cash flow contribution of an acquisition at the time of its closing. This facility, together with our ability to issue additional partnership units for financing and acquisition purposes, should provide us with a flexible financial structure that will facilitate the execution of our business strategy. As a publicly traded partnership, we also have access to, and regularly utilize, both the equity and debt capital markets as sources of financing.

Business Strategy

        Our primary business strategy is to grow our business and increase distributable cash flows to our unitholders. In addition, we continually seek to improve our financial flexibility and enhance our access to capital to fund our growth. We plan to achieve these goals through the following strategies:

  •
  Increasing utilization of our facilities.    We seek to provide additional services to our existing customers and to provide services to other natural gas and crude oil producers in our areas of operation. Increased drilling activity in our core areas of operation, particularly within certain fields in the Southwest, should produce increasing natural gas and crude oil supplies, and a corresponding increase in utilization of our transportation, gathering, processing and fractionation facilities. Moreover, we continue to develop additional capacity at several of our facilities, which enables us to increase throughput with minimal incremental costs.

  •
  Expanding operations through internal growth projects.    By expanding our existing infrastructure and customer relationships, we intend to continue growing in our primary areas of operation to meet the anticipated need for additional midstream services. During 2005, we spent approximately $68.6 million of growth capital to expand several of our gathering and processing operations. Projects included a new 200 MMcf/d gas processing facility and related liquids pipeline in East Texas, initial construction of the Blocker Field gathering system, also in East Texas, as well as compression and gathering capacity to support increasing throughput volumes in the fields associated with our Appleby gathering system in East Texas and our Foss Lake gathering system in Oklahoma. In the first quarter of 2005, we completed construction of a new, more efficient processing plant to replace our Cobb processing plant in Appalachia. In 2005, we spent approximately $30 million to complete construction of our East Texas processing facility and associated NGL pipeline and commenced operations on January 1, 2006. We expect this facility and pipeline to add approximately $20 million in EBITDA and approximately $18 million in net income in 2006. EBITDA is a non-GAAP financial measure defined as earnings before income taxes, plus depreciation and amortization expense and interest expense. For a discussion of EBITDA and a reconciliation to our net income, please read "Selected Historical Financial Information."

  •
  Expanding operations through strategic acquisitions.    We intend to continue pursuing strategic acquisitions of assets and businesses in our existing areas of operation that leverage our current asset base, personnel and customer relationships. We will also seek to acquire assets in certain regions outside of our current areas of operation. During 2005, we spent approximately $398.3 million, including net working capital, which included approximately $20.2 million in cash, to acquire Javelina and $41.7 million to acquire a 50% non-controlling interest in Starfish, two strategic assets in our Gulf Coast region.

  •
  Securing additional long-term, fee-based contracts.    We intend to continue to secure long-term, fee-based contracts in both our existing operations and strategic acquisitions, in order to further minimize our exposure to short-term changes in commodity prices.

Competition

        We face competition for natural gas and crude oil transportation and in obtaining natural gas supplies for our processing and related services operations; in obtaining unprocessed NGLs for fractionation; and in marketing our products and services. Competition for natural gas supplies is based primarily on the location of gas-gathering facilities and gas-processing plants, operating efficiency and reliability, and the ability to obtain a satisfactory price for products recovered. Competitive factors affecting our fractionation services include availability of capacity, proximity to supply and industry marketing centers, and cost efficiency and reliability of service. Competition for customers is based primarily on price, delivery capabilities, flexibility, and maintenance of high-quality customer relationships.

        Our competitors include:

  •
  other large natural gas gatherers that gather, process and market natural gas and NGLs;

  •
  major integrated oil companies;

  •
  medium and large sized independent exploration and production companies;

  •
  major interstate and intrastate pipelines; and

  •
  a large number of smaller gas gatherers of varying financial resources and experience.

        Many of our competitors operate as master limited partnerships and enjoy a cost of capital comparable to and, in some cases, lower than ours. Other competitors, such as major oil and gas and pipeline companies, have capital resources and control supplies of natural gas substantially greater than ours. Smaller local distributors may enjoy a marketing advantage in their immediate service areas.

Industry Overview

        We provide services in most areas of the natural gas gathering, processing and fractionation industry. The following diagram illustrates the typical natural gas gathering, processing and fractionation process:

        The natural gas gathering process begins with the drilling of wells into gas bearing rock formations. Once completed, the well is connected to a gathering system. Gathering systems typically consist of a network of small diameter pipelines and, if necessary, compression systems, that collect natural gas from points near producing wells, and transport it to larger pipelines for further transmission.

        Natural gas has a widely varying composition, depending on the field, the formation reservoir or facility from which it is produced. The principal constituents of natural gas are methane and ethane. Most natural gas also contains varying amounts of heavier components, such as propane, butane, natural gasoline and inert substances that may be removed by any number of processing methods.

        Most natural gas produced at the wellhead is not suitable for long-haul pipeline transportation or commercial use. It must be gathered, compressed and transported via pipeline to a central facility, and then processed to remove the heavier hydrocarbon components and other contaminants that interfere with pipeline transportation or the end-use of the gas. Our business includes providing these services either for a fee or a percentage of the NGLs removed or gas units processed. The industry as a whole is characterized by regional competition, based on the proximity of gathering systems and processing plants to producing natural gas wells, or to facilities that produce natural gas as a by-product of refining crude oil.

        We also provide processing and fractionation services to crude oil refineries in the Corpus Christi, Texas, area through our Javelina gas processing and fractionation facility. While similar to the natural gas industry diagram outlined above, the following diagram illustrates the significant gas processing and fractionation processes at the Javelina facility:

        Natural gas processing and treating involves the separation of raw natural gas into pipeline-quality natural gas, principally methane, and NGLs, as well as the removal of contaminants. Raw natural gas from the wellhead is gathered at a processing plant, typically located near the production area, where it is dehydrated and treated, and then processed to recover a mixed NGL stream. In the case of our Javelina gas processing and fractionation facility, the natural gas inputs to our processing plant are a byproduct of the crude oil refining process.

        The removal and separation of individual hydrocarbons by processing is possible because of differences in physical properties. Each component has a distinctive weight, boiling point, vapor pressure and other physical characteristics. Natural gas may also be diluted or contaminated by water, sulfur compounds, carbon dioxide, nitrogen, helium or other components.

        After being separated from natural gas at the processing plant, the mixed NGL stream is typically transported to a centralized facility for fractionation. Fractionation is the process by which NGLs are further separated into individual, more marketable components, primarily ethane, propane, normal butane, isobutane and natural gasoline. Fractionation systems typically exist either as an integral part of a gas processing plant or as a "central fractionator," often located many miles from the primary production and processing facility. A central fractionator may receive mixed streams of NGLs from many processing plants.

        Described below are the five basic NGL products and their typical uses:

  •
  Ethane is used primarily as feedstock in the production of ethylene, one of the basic building blocks for a wide range of plastics and other chemical products. Ethane is not produced at our Siloam fractionator, as there is little petrochemical demand for ethane in Appalachia. It remains, therefore, in the natural gas stream. Ethane, however, is produced and sold in our East Texas and Oklahoma operations.

  •
  Propane is used for heating, engine and industrial fuels, agricultural burning and drying, and as a petrochemical feedstock for the production of ethylene and propylene. Propane is principally used as a fuel in our operating areas.

  •
  Normal butane is principally used for gasoline blending, as a fuel gas, either alone or in a mixture with propane, and as a feedstock for the manufacture of ethylene and butadiene, a key ingredient of synthetic rubber.

  •
  Isobutane is principally used by refiners to enhance the octane content of motor gasoline, as well as in the production of MTBE, an additive in cleaner-burning motor gasoline.

  •
  Natural gasoline is principally used as a motor gasoline blend stock or petrochemical feedstock.

Our Contracts

        We generate substantially all of our revenues and net operating margin (defined as revenues less purchased product costs — see explanation of net operating margin below) from natural gas gathering, processing and transmission; NGL transportation, fractionation and storage; and crude oil gathering and transportation. We have a variety of contract types. In many cases, we provide services under contracts that contain a combination of more than one of the arrangements described below.

  •
  Fee-based arrangements.    Under these arrangements, we receive fees for the gathering, processing and transmission of natural gas; transportation, fractionation and storage of NGLs; and gathering and transportation of crude oil. The revenue we earn from these arrangements is directly related to the volume of natural gas, NGLs or crude oil that flows through our systems and facilities, and is not directly dependent on commodity prices. In certain cases, our arrangements provide for minimum annual payments. Should a sustained decline in commodity prices result in a decline in volumes, however, our revenues from these arrangements would be reduced.

  •
  Percent-of-proceeds arrangements.    Under these arrangements, we generally gather and process natural gas on behalf of producers, sell the resulting residue gas and NGLs at market prices, and remit to producers an agreed-upon percentage of the proceeds based on an index price. In other cases, instead of remitting cash payments to the producer, we deliver an agreed-upon percentage of the residue gas and NGLs to the producer, and sell the volumes we keep to third parties at market prices. Under these types of arrangements, our revenues and net operating margins generally increase as natural gas prices and NGL prices increase, and our revenues and net operating margins decrease as natural gas and NGL prices decrease. The most common arrangement is a percent-of-liquids (or "POL") contract.

  •
  Percent-of-index arrangements.    Under these arrangements, we generally purchase natural gas at either (1) a percentage discount to a specified index price, (2) a specified index price less a fixed amount, or (3) a percentage discount to a specified index price less an additional fixed amount. We then gather and deliver the natural gas to pipelines, where we resell the natural gas at the index price, or at a different percentage discount to the index price. With respect to (1) and (3) above, the net operating margins we realize under these arrangements decrease in periods of low natural gas prices, because these net operating margins are based on a percentage of the index price. Conversely, our net operating margins increase during periods of high natural gas prices.

  •
  Keep-whole arrangements.    Under these arrangements, we gather natural gas from the producer, process the natural gas to extract NGLs, sell the NGLs to third parties and pay the producer, in the form of processed gas or its cash equivalent, for the full thermal equivalent volume of raw natural gas we received from the producer. Accordingly, our net operating margin is a function of the difference between the value of the extracted NGLs that we sell and the cost of the processed gas that would replace the thermal equivalent value of those NGLs. The profitability of these arrangements is subject not only to the commodity price risk of natural gas and NGLs but also to the price of natural gas relative to the price of NGLs. Our net operating margins increase under these arrangements when the value of NGLs is high relative to the cost of a thermal equivalent amount of natural gas, and our net operating margins decrease when the cost of natural gas is high relative to the value of a thermal equivalent amount of NGLs.

  •
  Settlement margin.    Typically, we are allowed to retain a fixed percentage of the volume gathered to cover the compression fuel charges and deemed line losses. When our gathering systems operate more efficiently than specified, per contract allowance, we can retain the difference for our own account.

  •
  Condensate sales.    During the gathering process, thermodynamic forces contribute to changes in operating characteristics of the natural gas flowing through the pipeline. As a result, hydrocarbon dew points are reached, causing condensation of hydrocarbons in the high-pressure pipelines. Condensate collected in the system is sold at a monthly crude-oil index-based price, and we keep the proceeds.

        The terms of our contracts vary based on gas quality, the competitive environment at the time the contracts are signed and customer requirements. Our contract mix and, accordingly, our exposure to natural gas and NGL prices, may change due to changes in producer preferences, our expansion in regions where some types of contracts are more common, and other market factors. Any change in mix will affect our financial results.

        At March 31, 2006, our primary exposure to keep-whole contracts was limited to our Arapaho (Oklahoma) processing plant and our East Texas processing contracts. At the Arapaho plant inlet, the Btu content of the natural gas meets the downstream pipeline specification, meaning it does not need to be processed to remove contaminants; however, we have the option of extracting NGLs when the processing margin environment is favorable. In addition, approximately half, as measured in volumes, of the related gas-gathering contracts include additional fees to cover plant operating costs, fuel costs and shrinkage costs in a low-processing margin environment. Because of our ability to operate the plant in several recovery modes, including turning it off, coupled with the additional fees provided for in the gas-gathering contracts, our overall keep-whole contract exposure is limited to a small portion of the operating costs of the plant.

        Approximately 25% of the gas processed in East Texas for producers for the year ended December 31, 2005, was processed under keep-whole terms. For the three months ended March 31, 2006, approximately 7.7% of East Texas inlet volumes were processed pursuant to keep-whole contracts. Our keep-whole exposure in this area was offset to a great extent because the East Texas agreements provide for the retention of natural gas as a part of the gathering and compression arrangements with all producers on the system. This retained gas helps offset the amount of replacement natural gas we must otherwise purchase in order to keep our producers whole on an MMbtu basis, thus creating a natural hedge for a portion of our keep-whole exposure. The net result is a significant reduction in cash flow volatility resulting from changes in natural gas prices. The remaining volatility for these contracts results from changes in NGL prices. We have an active commodity risk management program in place to reduce the impacts of changing NGL prices.

        For the year ended December 31, 2005 and the three months ended March 31, 2006, the following table summarizes the revenues and percentages of revenue and net operating margin we generated by types of contracts, exclusive of the impact of commodity derivatives. Net operating margin is a non-GAAP financial measure. Please read "Selected Historical Financial Information" for a reconciliation of net operating margin to income from operations.

Year Ended December 31, 2005	Fee-Based	Percent-of- Proceeds(1)	Percent-of- Index(2)	Keep-Whole(3)	Total
Revenues	$64,675	$61,419	$169,613	$203,377	$499,084
% of Revenues	13%	12%	34%	41%	100%
Net operating margin	$63,949	$20,182	$30,486	$39,589	$132,206
% of Net operating margin	49%	15%	29%	7%	100%
Three Months Ended March 31, 2006
Revenues	$17,931	$28,169	$48,380	$62,023	$156,503
% of Revenues	11%	18%	31%	40%	100%
Net operating margin	$18,166	$17,288	$13,554	$6,698	$55,706
% of Net operating margin	33%	31%	24%	12%	100%

(1)
Includes other types of arrangements tied to NGL prices.

(2)
Includes settlement margin, condensate sales and other types of arrangements tied to natural gas prices.

(3)
Includes settlement margin, condensate sales and other types of arrangements tied to both NGL and natural gas prices.

        The following summarizes the percentage of our revenue and net operating margin generated by our assets, by geographic region, for the year ended December 31, 2005 and the three months ended March 31, 2006. Net operating margin is a non-GAAP financial measure. Please read "Selected Historical Financial Information" for a reconciliation of net operating margin to income from operations.

Year Ended December 31, 2005	East Texas	Oklahoma	Other Southwest	Appalachia	Michigan	Gulf Coast	Total
Revenue	17%	43%	21%	13%	3%	3%	100%
Net Operating Margin	36%	15%	11%	21%	7%	10%	100%
Three Months Ended March 31, 2006
Revenues	21%	40%	16%	12%	2%	9%	100%
Net operating margin	36%	12%	7%	14%	4%	27%	100%

Acquisition History

        Since our initial public offering, we have completed eight acquisitions for an aggregate purchase price of approximately $794 million, net of working capital. The following table sets forth information regarding each of these acquisitions:

Name	Assets	Location	Consideration	Closing Date
			(in millions)
Javelina	Gas processing and fractionation facility	Corpus Christi, TX	$398.3	November 1, 2005
Starfish(1)	Natural gas pipeline, gathering system and dehydration facility	Gulf of Mexico/Southern Louisiana	$41.7	March 31, 2005
East Texas	Gathering system and gas procession assets	East Texas	$240.7	July 30, 2004
Hobbs	Natural gas pipeline	New Mexico	$2.3	April 1, 2004
Michigan Crude Pipeline	Common carrier crude oil pipeline	Michigan	$21.3	December 18, 2003
Western Oklahoma	Gathering system	Western Oklahoma	$38.0	December 1, 2003
Lubbock Pipeline	Natural gas pipeline	West Texas	$12.2	September 2, 2003
Pinnacle	Natural gas pipelines and gathering systems	East Texas	$39.9	March 28, 2003

(1)
Represents a 50% non-controlling interest.

Recent Asset Expansions

  East Texas

        Between late 2004 and 2005, we spent approximately $30 million on the construction of a new 200MMcf/d gas processing facility and related liquids pipeline, which commenced operations on January 1, 2006. The facility processes gas gathered in our East Texas gathering system and delivers the liquids to fractionation facilities in Mt. Belvieu, Texas. Additionally, we spent approximately $18 million on gathering system pipeline and compression facilities expansion in 2005, including the commencement of construction of the Blocker Gathering System, which was completed in March 2006 and is currently designed to gather 42 MMcf/d of natural gas.

  Oklahoma

        We spent approximately $12 million in 2005 upgrading and expanding our Foss Lake gathering system and Arapaho processing plant. We increased the gathering system capacity and the processing plant to approximately 90,000 MMcf/d each.

  Other Southwest

        During 2005, we spent approximately $8 million primarily to expand the Appleby gathering system in East Texas through the addition of compression facilities and new pipe. This expenditure increased the capacity of that system to 40 MMcf/d, and further expansion activity is planned for 2006.

Our Relationship with MarkWest Hydrocarbon, Inc.

        We were formed by MarkWest Hydrocarbon to acquire most of its natural gas gathering and processing assets and NGL transportation, fractionation and storage assets. Under a Services Agreement between MarkWest Hydrocarbon and us, MarkWest Hydrocarbon acts in a management capacity, rendering day-to-day operational, business, asset management, accounting, personnel and related administrative services to us. In return, we reimburse MarkWest Hydrocarbon for all expenses incurred on our behalf.

        In addition, we entered into various agreements with MarkWest Hydrocarbon in connection with the 2002 closing of our initial public offering. Specifically, we entered into:

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  an Omnibus Agreement Company governing potential competition and indemnification obligations among us and the other parties to the agreement;

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  a Gas Processing Agreement governing our obligations with respect to the processing of natural gas at our Kenova, Boldman and Cobb processing plants;

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  a Pipeline Liquids Transportation Agreement governing our obligations with respect to the transportation of mixed NGLs to our Siloam fractionation facility;

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  a Fractionation, Storage and Loading Agreement governing our obligations with respect to the unloading and fractionation of NGLs and the storage of the NGL products at our Siloam facility; and

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  a Natural Gas Liquids Purchase Agreement which governs our obligations with respect to the sale and purchase of NGL products we acquire under the Gas-Processing (Maytown) Agreement between a third-party producer and MarkWest Hydrocarbon, which were assigned to us, as well as any other NGL products we acquire.

        For a more detailed description of these agreements, please read "Certain Relationships and Related Transactions."

Regulatory Matters

        Our operations are subject to extensive regulations. The failure to comply with applicable laws and regulations can result in substantial penalties. The regulatory burden on our operations increases our cost of doing business and, consequently, affects our profitability. However, we do not believe that we are affected in a significantly different manner by these laws and regulations than are our competitors. Due to the myriad of complex federal, state, provincial and local regulations that may affect us, directly or indirectly, you should not rely on the following discussion of certain laws and regulations as an exhaustive review of all regulatory considerations affecting our operations.

  Pipeline and Gathering Regulation

        Interstate Gas Pipelines.    Our natural gas pipeline operations are subject to federal, state and local regulatory authorities. Specifically, our interstate natural gas pipeline facilities and related assets are subject to regulation by FERC. The federal regulation extends to such matters as:

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  rate structures;

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  rates of return on equity;

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  recovery of costs;

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  the services that our regulated assets are permitted to perform;

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  the acquisition, construction and disposition of assets; and

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  to an extent, the level of competition in that regulated industry.

        Under the Natural Gas Act, FERC has authority to regulate our natural gas companies that provide natural gas pipeline transportation services in interstate commerce. Its authority to regulate those services includes the rates charged for the services, terms and conditions of service, certification and construction of new facilities, the extension or abandonment of services and facilities, the maintenance of accounts and records, the acquisition and disposition of facilities, the initiation and discontinuation of services, and various other matters. Natural gas companies may not charge rates that have been determined not to be just and reasonable by FERC. In addition, FERC prohibits natural gas companies from unduly preferring or unreasonably discriminating against any person with respect to pipeline rates or terms and conditions of service. The rates and terms and conditions for our service will be found in FERC-approved tariffs. Pursuant to FERC's jurisdiction over rates, existing rates may be challenged by complaint and proposed rate increases may be challenged by protest. We cannot assure you that FERC will continue to pursue its approach of procompetitive policies as it considers matters such as pipeline rates and rules and policies that may affect rights of access to natural gas transportation capacity, and transportation facilities. Any successful complaint or protest against our rates, or loss of market-based rate authority by FERC could have an adverse impact on our revenues associated with providing interstate gas transportation services.

        Should our interstate gas pipeline operations fail to comply with all applicable FERC administered statutes, rules, regulations and orders, we could be subject to substantial penalties and fines. Under the Energy Policy Act of 2005, FERC has civil penalty authority under the Natural Gas Act to impose penalties for current violations of up to $1,000,000 per day for each violation.

        Gathering and Intrastate Pipeline Regulation.    Section 1(b) of the Natural Gas Act exempts natural gas gathering facilities from the jurisdiction of FERC. We own a number of facilities that we believe would meet the traditional tests FERC has used to establish a pipeline's status as a gatherer not subject to FERC jurisdiction. In the states in which we operate, regulation of gathering facilities and intrastate pipeline facilities generally includes various safety, environmental and, in some circumstances, nondiscriminatory take requirement and complaint-based rate regulation. For example, our natural gas gathering facilities are subject to state ratable take and common purchaser statutes. Ratable take statutes generally require gatherers to take, without undue discrimination, natural gas production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or producer. These statutes are designed to prohibit discrimination in favor of one producer over another producer or one source of supply over another source of supply. These statutes have the effect of restricting our right as an owner of gathering facilities to decide with whom we contract to purchase or transport natural gas.

        Natural gas gathering may receive greater regulatory scrutiny at both the state and federal levels now that FERC has taken a less stringent approach to regulation of the gathering activities of interstate pipeline transmission companies and a number of such companies have transferred gathering facilities to unregulated affiliates. Our gathering operations could be adversely affected should they be subject in the future to the application of state or federal regulation of rates and services. Our gathering operations also may be or become subject to safety and operational regulations relating to the design, installation, testing, construction, operation, replacement and management of gathering facilities. Additional rules and legislation pertaining to these matters are considered or adopted from time to time. We cannot predict what effect, if any, such changes might have on our operations, but the industry could be required to incur additional capital expenditures and increased costs depending on future legislative and regulatory changes.

        Our intrastate gas pipeline facilities are subject to various state laws and regulation that affect the rates we charge and terms of service. Although state regulation is typically less onerous than at FERC, state regulation typically requires pipelines to charge just and reasonable rates and to provide service on a non-discriminatory basis. The rates and service of an intrastate pipeline generally are subject to challenge by complaint.

        Our Appalachian pipeline carries NGLs across state lines. The primary shipper on the pipeline is MarkWest Hydrocarbon, which has entered into agreements with us providing for a fixed transportation charge for the term of the agreements. They expire on December 31, 2015. We are the only other shipper on the pipeline. As we neither operate our Appalachian pipeline as a common carrier, nor hold it out for service to the public generally, there are currently no third-party shippers on this pipeline and the pipeline is, and will continue to be, operated as a proprietary facility. The likelihood of other entities seeking to utilize our Appalachian pipeline is remote, so it should not be subject to regulation by the FERC in the future. We cannot provide assurance, however, that FERC will not at some point determine that such transportation is within its jurisdiction, or that such an assertion would not adversely affect our results of operations. In such a case, we would be required to file a tariff with FERC and provide a cost justification for the transportation charge. Regardless of any FERC action, however, MarkWest Hydrocarbon has agreed to not challenge the status of our Appalachian pipeline or the transportation charge during the term of our agreements.

        Interstate Crude Common Carrier Pipeline Operations.    Our Michigan Crude Pipeline is an interstate crude pipeline that is a common carrier and subject to regulation by the FERC under the October 1, 1977 version of the Interstate Commerce Act (ICA) and the Energy Policy Act of 1992 (EPAct 1992). The ICA and its implementing regulations give the FERC authority to regulate the rates charged for service on the interstate common carrier liquids pipelines and generally require the rates and practices of interstate liquids pipelines to be just and reasonable and nondiscriminatory. The ICA also requires tariffs to be maintained on file with the FERC that set forth the rates it charges for providing transportation services on its interstate common carrier liquids pipelines as well as the rules and regulations governing these services. EPAct 1992 and its implementing regulations allow interstate common carrier oil pipelines to annually index their rates up to a prescribed ceiling level. In addition, the FERC retains cost-of-service ratemaking, market-based rates and settlement rates as alternatives to the indexing approach.

        With respect to our Michigan Crude Pipeline, in response to a shipper inquiry to the FERC and following unsuccessful FERC-requested rate structure discussions with the shippers, FERC recently requested that we file a tariff pursuant to the ICA. We filed a tariff establishing a cost-of-service rate structure effective January 1, 2006. Two shippers and a producer protested the filing. On December 29, 2005, the Commission accepted our filing and permitted the rates to go into effect subject to refund. The Commission established hearing procedures but first referred the parties to settlement discussions before a FERC-appointed settlement judge. On January 31, 2006, the parties submitted a settlement to the FERC that would re-establish the pre-existing Michigan intrastate pipeline rates with minor modifications and place a moratorium on rate changes or challenges for a three-year period, with limited exceptions. On March 7, 2006, the FERC settlement judge certified the settlement to the FERC as uncontested and fair, reasonable, and in the public interest. The settlement is pending before the FERC.

Environmental Matters

        General.    Our processing and fractionation plants, pipelines, and associated facilities are subject to multiple environmental obligations and potential liabilities under a variety of stringent and comprehensive federal, state and local laws and regulations. Such laws and regulations affect many aspects of our present and future operations, and generally require us to obtain and comply with a wide variety of environmental registrations, licenses, permits, inspections and other approvals, with respect to air emissions, water quality, wastewater discharges, and solid and hazardous waste management. Failure to comply with these stringent and comprehensive requirements may expose us to fines, penalties and/or interruptions in our operations that could influence our results of operations.

        We believe that our operations and facilities are in substantial compliance with applicable environmental laws and regulations, and that the cost of compliance with such laws and regulations will not have a material adverse effect on our results of operations or financial condition. We cannot ensure, however, that existing environmental laws and regulations will not be revised or that new laws and regulations will not be adopted or become applicable to us. The clear trend in environmental law is to place more restrictions and limitations on activities that may be perceived to affect the environment, and thus there can be no assurance as to the amount or timing of future expenditures for environmental-regulation compliance or remediation, and actual future expenditures may be different from the amounts we currently anticipate. Revised or additional environmental requirements that result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from our customers, could have material adverse effect on our business, financial condition, results of operations and cash flow.

        Hazardous Substance and Waste.    To a large extent, the environmental laws and regulations affecting our operations relate to the release of hazardous substances or solid wastes into soils, groundwater, and surface water, and include measures to control environmental pollution of the environment. For instance, the Comprehensive Environmental Response, Compensation, and

Liability Act, as amended, or CERCLA, also known as the "Superfund" law, and comparable state laws, impose liability without regard to fault or the legality of the original conduct, on certain classes of persons that contributed to a release of "hazardous substance" into the environment. These persons include the owner or operator of a site where a release occurred, both current and past, and companies that disposed or arranged for the disposal of the hazardous substances found at the site. Under CERCLA, these persons may be subject to, strict joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources, and for the costs of certain health studies. Additionally, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment. While we generate materials in the course of our operations that are regulated as hazardous substances, we have not received any notification that we may be potentially responsible for cleanup costs under CERCLA. We also may incur liability under the Resource Conservation and Recovery Act, as amended, or RCRA, and comparable state statutes, which impose requirements relating to the handling and disposal of hazardous and nonhazardous solid wastes. We are not currently required to comply with a substantial portion of the RCRA requirements because our operations generate minimal quantities of hazardous wastes. However, it is possible that some wastes generated by us that are currently classified as nonhazardous may in the future be designated as "hazardous wastes," resulting in the wastes being subject to more rigorous and costly disposal requirements.

        We currently own or lease, and have in the past owned or leased, properties that have been used over the years for natural gas gathering and processing, for NGL fractionation, transportation and storage and for the storage and gathering and transportation of crude oil. Although solid waste disposal practices within the NGL industry and other oil and natural gas related industries have improved over the years, a possibility exists that hydrocarbons and other solid wastes or hazardous wastes may have been disposed of on or under various properties owned or leased by us during the operating history of those facilities. In addition, a number of these properties may have been operated by third parties whose treatment and disposal or release of hydrocarbons or other wastes was not under our control. These properties and wastes disposed thereon may be subject to CERCLA, RCRA, and analogous state laws. Under these laws, we could be required to remove or remediate previously disposed wastes or property contamination, including groundwater contamination or to perform remedial operations to prevent future contamination. We do not believe that there presently exists significant surface and subsurface contamination of our properties by hydrocarbons or other solid wastes for which we are currently responsible.

        Ongoing Remediation and Indemnification from a Third Party.    The previous owner/operator of our Boldman and Cobb facilities has been, or is currently involved in, investigatory or remedial activities with respect to the real property underlying these facilities. These arise out of a September 1994 "Administrative Order by Consent for Removal Actions" with EPA Regions II, III, IV, and V; and an "Agreed Order" entered into with the Kentucky Natural Resources and Environmental Protection Cabinet in October 1994. The previous owner/operator has accepted sole liability and responsibility for, and indemnifies MarkWest Hydrocarbon against, any environmental liabilities associated with the EPA Administrative Order, the Kentucky Agreed Order or any other environmental condition related to the real property prior to the effective dates of MarkWest Hydrocarbon's lease or purchase of the real property. In addition, the previous owner/operator has agreed to perform all the required response actions at its expense in a manner that minimizes interference with MarkWest Hydrocarbon's use of the properties. On May 24, 2002,

MarkWest Hydrocarbon assigned to us the benefit of this indemnity from the previous owner/operator. To date, the previous owner/operator has been performing all actions required under these agreements and, accordingly, we do not believe that the remediation obligation of these properties will have a material adverse impact on our financial condition or results of operations.

        The Clean Air Act, as amended, and comparable state laws restrict the emission of air pollutants from many sources, including processing plants and compressor stations. These laws and any implementing regulations may require us to obtain pre-approval for the construction or modification of certain projects or facilities expected to produce air emissions, impose stringent air permit requirements, or utilize specific equipment or technologies to control emissions. While we may be required to incur certain capital expenditures in the next few years for air pollution control equipment in connection with maintaining or obtaining operating permits addressing other air emission-related issues, we do not believe that such requirements will have a material adverse affect on our operations.

        The Federal Water Pollution Control Act of 1972, as amended, also known as the "Clean Water Act," and analogous state laws impose restrictions and controls on the discharge of pollutants into federal and state waters. Such discharges are prohibited, except in accord with the terms of a permit issued by the EPA or the state. Any unpermitted release of pollutants, including natural gas liquids or condensates, could result in penalties, as well as significant remedial obligations. We believe that we are in substantial compliance with the Clean Water Act.

Pipeline Safety Regulations

        Our pipelines are subject to regulation by the U.S. Department of Transportation ("DOT") under the Pipeline Safety Act of 1992, as amended ("Pipeline Safety Act"), and the Hazardous Liquid Pipeline Safety Act of 1979 ("HLPSA"), as amended; and the Pipeline Integrity Management ("PIM") in High Consequence Areas (Gas Transmission Pipelines) amendment to 49 CFR Part 192, effective February 14, 2004, relating to the design, installation, testing, construction, operation, replacement and management of pipeline facilities. The Pipeline Safety Act requires the Research and Special Programs Administration of the DOT to consider environmental impacts, as well as its traditional public safety mandate, when developing pipeline safety regulations. The DOT's pipeline operator qualification rules require minimum qualification requirements for personnel performing operations and maintenance activities on hazardous liquid pipelines. HLPSA covers crude oil, carbon dioxide, NGL and petroleum products pipelines and requires any entity which owns or operates pipeline facilities to comply with the regulations under HLPSA, to permit access to and allow copying of records and to make certain reports and provide information as required by the Secretary of Transportation. The Pipeline Integrity Management in High Consequence Areas (Gas Transmission Pipelines) amendment to 49 CFR Part 192 (PIM) requires operators of gas transmission pipelines to ensure the integrity of their pipelines through hydrostatic pressure testing, the use of in-line inspection tools or through risk-based direct assessment techniques. While we believe that our pipeline operations are in substantial compliance with applicable requirements, due to the possibility of new or amended laws and regulations, or reinterpretation of existing laws and regulations, there can be no assurance that future compliance with the requirements will not have a material adverse effect on our results of operations or financial positions.

        On November 8, 2004, a leak and release of vapors occurred in a pipeline transporting NGLs from our Maytown gas processing plant to our Siloam fractionator. This pipeline is owned by a third party, and leased and operated by our subsidiary, MarkWest Energy Appalachia, LLC. A subsequent ignition and fire from the leaked vapors resulted in property damage to five homes and injuries to some of the residents. Pursuant to a Corrective Action Order issued by the federal Office of Pipeline Safety ("OPS") on November 18, 2004 and amended November 24, 2004, OPS required pipeline and valve integrity evaluation, testing and repair efforts, which MarkWest successfully completed on the affected pipeline segment. Based on, among other things, the successful integrity testing of the affected pipeline, OPS authorized a partial return to service of the affected pipeline in October 2005. Our partial return to service has allowed us to transport substantially all of the volumes through the pipeline that were being transported prior to the incident. We believe we should be able to satisfy relevant requirements to return to full service and are working with OPS. We anticipate filing a request with OPS in the near future to return to full service. On June 20, 2006, we and Equitable Production Company, the pipeline owner, received from the DOT a "Notice of Probable Violation and Proposed Civil Penalty" in the amount of $1,070,000 related to this leak incident. We must respond to the DOT regarding this notice within 30 days and may request a hearing to contest these allegations and proposed penalty. We are currently evaluating the manner in which we will respond to this notice.

Employee Safety

        The workplaces associated with the processing and storage facilities and the pipelines we operate are also subject to oversight from the federal Occupational Safety and Health Administration, ("OSHA"), as well as comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard-communication standard requires that we maintain information about hazardous materials used or produced in operations, and that this information be provided to employees, state and local government authorities, and citizens. We believe that we have conducted our operations in substantial compliance with OSHA requirements, including general industry standards, record-keeping requirements and monitoring of occupational exposure to regulated substances.

        In general, we expect industry and regulatory safety standards to become stricter over time, resulting in increased compliance expenditures. While these expenditures cannot be accurately estimated at this time, we do not expect such expenditures will have a material adverse effect on our results of operations.

Employees

        We do not have any employees. Our general partner, or its affiliates, employs approximately 235 individuals to operate our facilities and provide general and administrative services, as our agents. The Paper, Allied Industrial, Chemical and Energy Workers International Union Local 5-372 represents 15 employees at our Siloam fractionation facility in South Shore, Kentucky. The collective bargaining agreement with this union was renewed on July 11, 2005, for a term of three years. The agreement covers only hourly, non-supervisory employees. We consider labor relations to be satisfactory at this time.

Available Information

        Our principal executive office is located at 155 Inverness Drive West, Suite 200, Englewood, Colorado, 80112-5000. We expect to relocate our principal executive offices to 1515 Arapahoe St., Tower II, Suite 700, Denver, Colorado 80202 in July 2006. Our telephone number is 303-290-8700.

Our common units trade on the American Stock Exchange under the symbol "MWE." You can find more information about us at our Internet website, www.markwest.com. Our annual report on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any amendments to those reports are available free of charge through our internet website as soon as reasonably practicable after we electronically file or furnish such material with the Securities & Exchange Commission.

Title to Properties

        Substantially all of our pipelines are constructed on rights-of-way granted by the apparent record owners of the property. Lands over which pipeline rights-of-way have been obtained may be subject to prior liens that have not been subordinated to the right-of-way grants. We have obtained, where determined necessary, permits, leases, license agreements and franchise ordinances from public authorities to cross over or under, or to lay facilities in or along water courses, county roads, municipal streets and state highways, as applicable. We also have obtained easements and license agreements from railroad companies to cross over or under railroad properties or rights-of-way. Many of these authorizations and grants are revocable at the election of the grantor. In some cases, property on which our pipelines were built was purchased in fee or held under long-term leases. Our Siloam fractionation plant and Kenova processing plant are on land that we own in fee.

        Some of the leases, easements, rights-of-way, permits, licenses and franchise ordinances that were transferred to us required the consent of the then-current landowner to transfer these rights, which in some instances was a governmental entity. We believe that we have obtained sufficient third-party consents, permits and authorizations for the transfer of the assets necessary for us to operate our business. We also believe we have satisfactory title or other right to all of our material land assets. Title to these properties is subject to encumbrances in some cases; however, we believe that none of these burdens will materially detract from the value of these properties or from our interest in these properties, or will materially interfere with their use in the operation of our business.

        We have pledged substantially all of its assets to secure the debt of our subsidiary, MarkWest Energy Operating Company, L.L.C., as discussed in the accompanying Notes to Consolidated Financial Statements included herein.

Litigation

        We earn fees for transporting, fractionating and selling the NGLs recovered from the Kenova, Maytown, and Boldman plants to Siloam via our Appalachian pipeline. In November 2004, a leak and ensuing explosion and fire occurred on a leased section of this pipeline. We and several of our affiliates were served in early 2005 with two lawsuits presently under the jurisdiction of the U.S. District Court for the Eastern District of Kentucky, Pikeville Division. In early November 2005, we were served with an additional lawsuit filed in Floyd County Circuit Court, Kentucky, adding five new claimants, but essentially alleging the same facts and claims as the earlier two suits. On March 27, 2006, the U.S. District Court remanded the cases back to Floyd County Circuit Court, Kentucky. These suits are for third-party claims of property and personal injury damages sustained as a consequence of the explosion and fire. We have timely notified our general liability insurance carriers of the incident and of the filed Kentucky actions and are coordinating the defense of these third-party lawsuits with the insurers. While investigation into the incident continues, at this time we believe that we have adequate general liability insurance coverage for third-party property damage and personal injury liability. We have settled with several of the claimants for property damage claims (damage to residences and personal property), in addition to reaching settlement for some of the personal injury claims related to the incident. These settlements have been paid for or reimbursed under our general liability insurance. As a result, we have not provided for a loss contingency.

        Pursuant to OPS regulation mandates and to a Corrective Action Order issued by the OPS on November 18, 2004, pipeline and valve integrity evaluation, testing and repairs were conducted on the affected pipeline segment before service could be resumed. Based on, among other things, the successful integrity testing of the affected pipeline, OPS authorized a partial return to service of the affected pipeline in October 2005. We are currently preparing an application for return to full service. On June 20, 2006, we and Equitable Production Company, the pipeline owner, received from the DOT a "Notice of Probable Violation and Proposed Civil Penalty" in the amount of $1,070,000 related to this leak incident. We must respond to the DOT regarding this notice within 30 days and may request a hearing to contest these allegations and proposed penalty. We are currently evaluating the manner in which we will respond to this notice.

        We have filed an independent action captioned MarkWest Hydrocarbon, Inc., v. Liberty Mutual Ins. Co. (District Court, Arapahoe County, Colorado, Case No. 05CV3953 filed August 12, 2005, as removed to the U.S. District Court for the District of Colorado, Civil Action No. 1:05-CV-1948, on October 7, 2005), against our all-risks property and business interruption insurance carriers as a result of the insurance companies' refusal to honor their insurance coverage obligation to pay us for certain expenses. These include our internal expenses and costs incurred for damage to, and loss of use of the pipeline, equipment, products, the extra transportation costs incurred for transporting the liquids while the pipeline was out of service, the reduced volumes of liquids that could be processed, and the costs of complying with the OPS Corrective Action Order (hydrostatic testing, repair/replacement and other pipeline integrity assurance measures). These expenses and costs have been expensed as incurred and any potential recovery from the all-risks property and business interruption insurance carriers will be treated as "other income" if and when they are received. We have not provided for a receivable for these claims because of the uncertainty as to whether and how much we will ultimately recover under these policies. We have also asserted that the cost of pipeline testing, replacement and repair are subject to an equitable sharing arrangement with the pipeline owner, pursuant to the terms of the pipeline lease agreement.

        On September 27, 2005, a lawsuit captioned C.F. Qualia Operating, Inc. v. MarkWest Pinnacle, L.P. (District Court of Midland, Texas, 385th Judicial District, Case No. CV-45188), was served on our subsidiary, MarkWest Pinnacle, L.P., alleging breach of contract, conversion, fraud and breach of implied duty of good faith with respect to a dispute on volumes of gas purchased by us under a gas purchase agreement. Under the gas purchase agreement, we paid the plaintiff based on volumes of gas measured at the wellhead (delivery point). The plaintiff claims that it is entitled to a prorated portion of any system gain, i.e., that it is to be paid for more gas than it actually sold and delivered to us. We have filed an answer to the complaint denying the plaintiff's allegations and have asserted a counter-claim for declaratory judgment on the grounds that the contract terms are clear as to payment being limited to those volumes measured at the wellhead, and that we also may have overpaid the plaintiff based on, among other things, wet versus dry Btu measurements. Discovery has begun and the parties have been in settlement discussions, but, at this time, we are not able to predict the ultimate outcome of this matter. At this time, we do not believe that any outcome in this action will have a material adverse effect on our financial condition, liquidity or results of operations. As a result, we have not provided for a loss contingency.

        We acquired the Javelina gas processing, transportation and fractionation business located in Corpus Christi, Texas (the "Javelina Business") on November 1, 2005. The Javelina Business was a party with numerous other defendants to three lawsuits brought by plaintiffs who had residences or businesses located near the Corpus Christi industrial area, an area which included the Javelina gas processing plant, and several petroleum, petrochemical and metal processing and refining operations. These suits, styled Victor Huff v. ASARCO Incorporated (Cause No. 98-01057-F, 214th Judicial Dist. Ct., County of Nueces, Texas, original petition filed in March 3, 1998); Hipolito Gonzales v. ASARCO Incorporated (Cause No. 98-1055-F, 214th Judicial Dist. Ct., County of Nueces, Texas, original petition filed in 1998); Jason and Dianne Gutierrez, individually, and as representative of the estate of Sarina Galan Gutierrez (Cause No. 05-2470-A, 28th Judicial District, severed May 18, 2005, from the Gonzalez case cited above); and Jesus Villarreal v. Koch Refining Co. (Cause No. 05-01977-F, 214th Judicial Dist. Ct., County of Nueces, Texas, original petition filed April 27, 2005), set forth claims for personal injury or property damage, harm to business operations and nuisance type claims, allegedly incurred as a result of operations and emissions from the various industrial operations in the area. The Gonzales action was settled in full on February 8, 2006. Our involvement and engagement in the other cases has been limited to this point, but the actions have been and are being vigorously defended and, based on initial evaluation and consultations, it appears at this time that these actions should not have a material impact on us.

        We have a 50% non-operating ownership interest in Starfish, which operates, through its subsidiaries, certain Gulf Coast offshore and onshore facilities. Both Hurricanes Katrina and Rita impacted the Starfish operations. Based on our discussions with the operator and other 50% owner of Starfish, Enbridge Offshore (Gas Transmission) L.L.C. ("Enbridge"), we have been informed that initial inspections indicate no major damage to Starfish's offshore platform facilities. However, as a result of Hurricane Rita, repair and rerouting of at least two sections of offshore pipeline will be required, and are expected to be underway through the beginning of the second quarter of 2006. Further sonar and other inspections of the underwater pipe to assess sediment support and cover, and any other damage, is ongoing. Additionally, structural damage occurred at the onshore Starfish dehydration and compressor facilities. The hurricane caused significant damage to the electrical systems, control equipment and office buildings at the onshore facilities, requiring significant repair. Repair, refurbishment and replacement efforts will continue through the first quarter of 2006. Starfish operations have been substantially curtailed since shortly before the hurricanes hit the Gulf Coast in September 2005, and until such repairs are completed Starfish is not able to fully return to normal operations and this will have a continuing material impact on operating income through the first quarter of 2006. Our evaluation of the Starfish venture is subject to a number of factors. We are still in the process of determining the full extent of the damage incurred by Hurricane Rita, and we must all continue to evaluate our claims for insurance recovery for property damage and business interruption. In addition, we are also still in discussions with various operators of interconnecting production and processing facilities to the extent their activities were also affected by hurricane damage in the region.

MANAGEMENT

Management of MarkWest Energy Partners, L.P.

        MarkWest Energy GP, L.L.C., as our general partner, manages our operations and activities on our behalf. Our general partner is not elected by our unitholders and will not be subject to reelection on a regular basis in the future. Unitholders do not directly or indirectly participate in our management or operation. Our general partner owes a fiduciary duty to our unitholders, although such duty is limited under our Partnership Agreement. Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically non-recourse to it. Whenever possible, however, our general partner intends to incur indebtedness or other obligations that are non-recourse.

        Three members of the board of directors of our general partner serve on a Conflicts Committee to review those matters that the board believes may involve conflicts of interest. The Conflicts Committee determines if the resolution of the conflict of interest is fair and reasonable to us. Committee members may not be officers or employees of our general partner or directors, officers or employees of its affiliates and must meet the independence standards to serve on an audit committee of a board of directors established by the American Stock Exchange, as well as certain other requirements. Any matters approved by the Conflicts Committee are conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders. The current members of the Conflicts Committee are Keith E. Bailey, Charles K. Dempster and William P. Nicoletti.

        Three members of the board of directors of our general partner serve on the Audit Committee that reviews our external financial reporting, recommends engagement of our independent auditors and reviews procedures for internal auditing and the adequacy of our internal accounting controls. Three members of the board of directors of our general partner serve on the Compensation Committee, which oversees compensation decisions for the officers of our general partner as well as the compensation plans described below under the headings "Non-Competition, Non-Solicitation and Confidentiality Agreement and Severance Plan" and "Long-Term Incentive Plan," which is included herein by reference. The members of the Compensation and Audit Committees for fiscal 2004 were Charles K. Dempster, William A. Kellstrom and William P. Nicoletti. For fiscal 2005, Keith E. Bailey replaced Mr. Kellstrom on both the Audit and Compensation Committees.

        Some officers of our general partner spend a substantial amount of time managing the business and affairs of MarkWest Hydrocarbon and its other affiliates. These officers may face a conflict regarding the allocation of their time between our business and the other business interests of MarkWest Hydrocarbon. Our general partner directs its officers to devote as much time to the management of our business and affairs as is necessary for the proper conduct of our business and affairs.

Directors and Executive Officers of MarkWest Energy GP, L.L.C.

        The following table shows information for the directors and executive officers of MarkWest Energy GP, L.L.C., our general partner. Executive officers are appointed and directors are elected for one-year terms.

Name	Age	Position with our General Partner	Director Since
John M. Fox	66	Chairman of the Board of Directors	2002
Keith E. Bailey	64	Director	2005
Charles K. Dempster	63	Director	2002
Donald C. Heppermann	63	Director	2002
William A. Kellstrom	64	Director	2002
William P. Nicoletti	61	Director	2002
Frank M. Semple	54	President, Chief Executive Officer and Director	2004
C. Corwin Bromley	49	Vice President, General Counsel and Secretary	—
James G. Ivey	54	Senior Vice President, Chief Financial Officer	—
Nancy K. Masten	36	Senior Vice President, Chief Accounting Officer	—
John C. Mollenkopf	44	Senior Vice President, Southwest Business Unit	—
Randy S. Nickerson	44	Senior Vice President, Corporate Development	—
Richard A. Ostberg	40	Vice President, Risk and Compliance	—
Andrew L. Schroeder	47	Vice President, Finance and Treasurer	—
David L. Young	46	Senior Vice President, Northeast Business Unit	—

        John M. Fox has served as MarkWest Hydrocarbon's Chairman of the Board of Directors since its inception in April 1988, and in the same capacity for our general partner since May 2002. Mr. Fox also served as President and Chief Executive Officer of MarkWest Hydrocarbon and the general partner of MarkWest Energy from April 1988 until his retirement as President on November 1, 2003, and his resignation as Chief Executive Officer effective December 31, 2003. Mr. Fox was a founder of Western Gas Resources, Inc. and was its Executive Vice President and Chief Operating Officer from 1972 to 1986.

        Keith E. Bailey has served as a member of the board of directors of our general partner since January 2005. Mr. Bailey was formerly the Chairman, President and Chief Executive Officer of The Williams Companies, Inc. ("Williams"). Commencing in 1973, Mr. Bailey served in various capacities with Williams and its subsidiaries, including President and Chairman of Williams Pipe Line, Chairman of Wiltel Communications, President of Williams Natural Gas, and Executive Vice President and Chief Financial Officer of Williams. Also, Mr. Bailey served on the Williams board of directors from 1988 until his retirement in 2002, including eight years as Chairman. He currently serves on the boards of directors of Apco Argentina Inc., Associated Electric & Gas Insurance Services Limited (Aegis) and Peoples Energy Corporation. Mr. Bailey holds a bachelor's degree in mechanical engineering from the Missouri School of Mines and Metallurgy.

        Charles K. Dempster has served as a member of the board of directors of our general partner since December 2002. Mr. Dempster has more than 30 years of experience in the natural gas and power industry. He held various management and executive positions with Enron Corporation and its predecessors between 1969 and 1986, focusing on natural gas supply, transmission and distribution. From 1986 through 1992, Mr. Dempster served as President of Reliance Pipeline Company and Executive Vice President of Nicor Oil and Gas Corporation, oil and natural gas midstream and exploration subsidiaries of Nicor Inc. in Chicago. In 1993, he was appointed President of Aquila Energy Corporation, a wholly owned midstream, pipeline and energy-trading subsidiary of Utilicorp, Inc. Mr. Dempster retired in 2000 as Chairman and Chief Executive Officer of Aquila Energy Company. Mr. Dempster holds a bachelor's degree in civil engineering from the University of Houston and attended graduate business school at the University of Nebraska.

        Donald C. Heppermann served as Executive Vice President, Chief Financial Officer and Secretary of MarkWest Hydrocarbon, Inc. and our general partner since October 2003 until his retirement in March 2004. Mr. Heppermann joined MarkWest Hydrocarbon and our general partner in November 2002 as Senior Vice President and Chief Financial Officer, and served as Senior Executive Vice President beginning in January 2003. Mr. Heppermann has served as a member of the Company's Board of Directors since November 2002 and the general partner of our board of directors since its inception in May 2002. He also serves as Chairman of the Finance Committee. Prior to joining MarkWest Hydrocarbon and the general partner of MarkWest Energy, Mr. Heppermann was a private investor and career executive in the energy industry with responsibilities in operations, finance, business development and strategic planning. From 1990 to 1997, Mr. Heppermann served as President and Chief Operating Officer for InterCoast Energy Company, an unregulated subsidiary of Mid American Energy Company. From 1987 to 1990, Mr. Heppermann was Vice President of Finance for Pinnacle West Capital Corporation, the holding company for Arizona Public Service Company. From 1965 to 1987, Enron Corporation and its predecessors employed Mr. Heppermann in a variety of positions, including Executive Vice President, Gas Pipeline Group.

        William A. Kellstrom has served as a member of the Board of Directors of MarkWest Hydrocarbon since May 2000 and the general partner of MarkWest Energy since its inception in May 2002. Mr. Kellstrom has held a variety of managerial positions in the natural gas industry since 1968. They include distribution, pipelines and marketing. He held various management and executive positions with Enron Corporation, including Executive Vice President, Pipeline Marketing and Senior Vice President, Interstate Pipelines. In 1989, he created and was President of Tenaska Marketing Ventures, a gas marketing company for the Tenaska Power Group. From 1992 until 1997 he was with NorAm Energy Corporation (since merged with Reliant Energy, Incorporated), where he was President of the Energy Marketing Company and Senior Vice President, Corporate Development. Mr. Kellstrom retired in 1997 and is periodically engaged as a consultant to energy companies.

        William P. Nicoletti has served as a member of the Board of Directors of our general partner since its inception in May 2002. Mr. Nicoletti is Managing Director of Nicoletti & Company Inc., a private banking firm formed in 1991. Previously, he was a Managing Director and head of Energy Investment Banking for PaineWebber Incorporated and E.F Hutton & Company Inc. Mr. Nicoletti is a non-executive Chairman of the Board of Star Gas LLC, the general partner of Star Gas Partners, L.P. He is also a director of SPI Petroleum LLC and Surge Global Energy, Inc. Mr. Nicoletti is a graduate of Seton Hall University and received an MBA from Columbia University Graduate School of Business.

        Frank M. Semple was appointed as President of both MarkWest Hydrocarbon and the general partner of MarkWest Energy on November 1, 2003. Mr. Semple also became Chief Executive Officer of both MarkWest Hydrocarbon and the general partner of MarkWest Energy on January 1, 2004. Prior to his appointment, Mr. Semple served in various capacities, most recently as Chief Operating Officer of WilTel Communications, formerly Williams Communications Group, Inc. ("WCG") from 1997 to 2003. Prior to his tenure at WilTel Communications, he was the Senior Vice President/General Manager of Williams Natural Gas from 1995 to 1997, Vice President of Marketing and Vice President of Operations and Engineering for Northwest Pipeline, and Director of Product Movements and Division Manager for Williams Pipeline during his 22-year career with The Williams Companies. During his tenure at Williams Communications, he also served on the board of directors for PowerTel Communications and the Competitive Telecommunications Association (Comptel). On April 22, 2002, WCG and one of its subsidiaries ("Debtors") filed a petition for relief under the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York. On September 30, 2002, the Bankruptcy Court entered an order confirming the Debtors' plan of reorganization that became effective October 15, 2002. Mr. Semple holds a Mechanical Engineering degree from the United States Naval Academy and is a professional engineer registered in the state of Kansas.

        C. Corwin Bromley has served as Vice President, General Counsel and Secretary of both MarkWest Hydrocarbon and the general partner of MarkWest Energy since September 2004. Prior to that, Mr. Bromley served as Assistant General Counsel at RAG American Coal Holding, Inc. from 1999 through 2004, and as General-Managing Attorney at Cyprus Amax Minerals Company from 1989 to 1999. Prior to that, Mr. Bromley spent four years in private practice with the law firm Popham, Haik, Schnobrich & Kaufman. Preceding his legal career, Mr. Bromley was employed by CBI, Inc. as a structural/design engineer involved in several LNG and energy projects. Mr. Bromley received his J.D. from the University of Denver and his bachelor's degree in civil engineering from the University of Wyoming.

        James G. Ivey has served as Chief Financial Officer of both MarkWest Hydrocarbon and the general partner of MarkWest Energy since June 2004. Prior to joining the Company, Mr. Ivey served as Treasurer of The Williams Companies from 1999 to April 30, 2004, and as acting Chief Financial Officer from mid 2002 to mid 2003. Prior to joining Williams, Mr. Ivey held similar positions with Tenneco Gas and NORAM Energy. Prior to that, he held various engineering positions with Conoco and Fluor Corporation. He currently serves on the boards of directors for MACH Gen LLC, National Energy & Gas Transmission, Inc. and the Tulsa Boys Home. Mr. Ivey retired in early 2004 from the Army Reserve with the rank of colonel. Mr. Ivey is a graduate of Texas A&M University and has an MBA from the University of Houston. He is also a graduate of the Army Command and General Staff College.

        Nancy K. Masten was appointed Chief Accounting Officer of both MarkWest Hydrocarbon and the general partner of MarkWest Energy in November 2005. Previous to her appointment, Ms. Masten was the Chief Financial Officer for Experimental and Applied Sciences ("EAS") in Golden, Colorado. EAS is a wholly owned subsidiary of the Ross Product Division of Abbott Laboratories. Prior to her employment at EAS, Ms. Masten was a Vice President with TransMontaigne Inc. in Denver, Colorado. Preceding this appointment, Ms. Masten was a Partner with Ernst & Young LLP, having spent time in the firm's Denver, London, New York and Washington, D.C. offices.

        John C. Mollenkopf was appointed Senior Vice President, Southwest Business Unit, of MarkWest Hydrocarbon and the general partner of MarkWest Energy in January 2004. Previously he served as Vice President, Business Development of the Company since January 2003. Prior to that, he served as Vice President, Michigan Business Unit, of MarkWest Energy's general partner since its inception in May 2002 and in the same capacity with MarkWest Hydrocarbon since

December 2001. Prior to that, Mr. Mollenkopf was General Manager of the Michigan Business Unit of MarkWest Hydrocarbon since 1997. He joined MarkWest Hydrocarbon in 1996 as Manager, New Projects. From 1983 to 1996, Mr. Mollenkopf worked for ARCO Oil and Gas Company, holding various positions in process and project engineering, as well as operations supervision.

        Randy S. Nickerson has served as Senior Vice President, Corporate Development of MarkWest Hydrocarbon and MarkWest Energy's general partner since October 2003. Prior to that, Mr. Nickerson served as Executive Vice President, Corporate Development of our general partner since January 2003 and as Senior Vice President of our general partner since its inception in May 2002 and has served in the same capacity with MarkWest Hydrocarbon since December 2001. Prior to that, Mr. Nickerson served as MarkWest Hydrocarbon's Vice President and the General Manager of the Appalachia Business Unit since June 1997. Mr. Nickerson joined MarkWest Hydrocarbon in July 1995 as Manager, New Projects and served as General Manager of the Michigan Business Unit from June 1996 until June 1997. From 1990 to 1995, Mr. Nickerson was a Senior Project Manager and Regional Engineering Manager for Western Gas Resources, Inc. From 1984 to 1990, Mr. Nickerson worked for Chevron USA and Meridian Oil Inc. in various process and project engineering positions.

        Richard A. Ostberg was appointed the Vice President of Risk and Compliance of MarkWest Hydrocarbon and the general partner of MarkWest Energy in July 2005. Prior to that, Mr. Ostberg served as Vice President and Controller of Black Hills Energy. Prior to Black Hills, Mr. Ostberg spent four years with Pacific Minerals, Inc, the operator of the Bridger Coal mine and spent eight years with Deloitte & Touche LLP in their audit practice, including two years consulting from his national office assignment in Washington, D.C.

        Andrew L. Schroeder has served as Vice President and Treasurer of MarkWest Hydrocarbon and our general partner since February 2003. Prior to his appointment, he was Director of Finance/Business Development at Crestone Energy Ventures from 2001 through 2002. Prior to that, Mr. Schroeder worked at Xcel Energy for two years as Director of Corporate Financial Analysis. Prior to that, he spent seven years working with various energy companies. He began his career with Touche, Ross & Co. and spent eight years in public accounting. He is a Certified Public Accountant licensed in the state of Colorado.

        David L. Young was appointed Senior Vice President, Northeast Business Unit of MarkWest Hydrocarbon and our general partner effective February 1, 2004. Prior to joining MarkWest, Mr. Young spent eighteen years at The Williams Companies, Inc. in Tulsa, Oklahoma, having served most recently as Vice President and General Manager of the video services business for WilTel Communications, formerly WCG from 1997 to 2003. Prior to that, Mr. Young's management positions at The Williams Companies included serving as Senior Vice President and General Manager for Texas Gas Pipeline and Williams Central Pipeline Company. On April 22, 2002, the Debtors filed a petition for relief under the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York. On September 30, 2002, the Bankruptcy Court entered an order confirming the Debtors' plan of reorganization that became effective October 15, 2002.

Audit Committee Financial Expert

        Each of the individuals serving on our Audit Committee satisfies the standards for independence of the AMEX and the SEC as they relate to audit committees. Our board of directors believes each of the members of the Audit Committee is financially literate. In addition, our board of directors has determined that Mr. Bailey is financially sophisticated and qualifies as an "audit committee financial expert" within the meaning of the regulations of the SEC.

Audit Committee Pre-Approval Policy

        The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors on a case-by-case basis. These services may include audit services, audit-related services, tax services and other services. Our Chief Accounting Officer is responsible for presenting the Audit Committee with an overview of all proposed audit, audit-related, tax or other non-audit services to be performed by the independent auditors. The presentation must be in sufficient detail to define clearly the services to be performed. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management or to an individual member of the Audit Committee. The Audit Committee may, however, from time to time delegate its authority to the Audit Committee Chairman, who reports on the independent auditor services approved by the Chairman at the next Audit Committee meeting.

Code of Conduct and Ethics

        We have adopted a Code of Conduct and Ethics that complies with SEC standards, applicable to the persons serving as our directors, officers (including without limitation, our CEO, CFO, CAO and Principal Financial Officer) and employees. This includes the prompt disclosure to the SEC of a Current Report on Form 8-K of any waiver of the code for executive officers or directors approved by the board of directors. A copy of our Code of Business Conduct and Ethics is available free of charge in print to any unitholder who sends a request to the office of the Secretary of MarkWest Energy Partners, L.P. at 155 Inverness Drive West, Suite 200, Englewood, Colorado 80112-5000. The Code of Conduct and Ethics is also posted on our website, www.markwest.com.

Executive Compensation

        We have no employees. The officers of our general partner manage us. Aside from restricted unit awards (discussed later), the executive officers of our general partner are compensated by MarkWest Hydrocarbon and do not receive compensation from our general partner or us for their services in such capacities. We reimburse MarkWest Hydrocarbon for a portion of their salaries.

        The following table sets forth the cash and non-cash compensation earned for fiscal years 2005, 2004 and 2003 by each person who served as Chief Executive Officer of our general partner in 2005 and the four other highest-paid officers, whose salary and bonus exceeded $100,000 for services rendered during 2005.

        Our general partner was created in January 2002 and our initial public offering closed in May 2002, at which point we commenced reimbursing MarkWest Hydrocarbon for selling, general and administrative expenses, including a portion of the named executive officers' compensation. Information included in the following table for the periods ended prior to May 24, 2002, is provided for comparability purposes.

Summary Compensation Table

Long-Term Compensation
Annual Compensation
Restricted Unit Awards ($)(3)
Name and Principal Positions	Fiscal Year	Salary ($)(1)	Bonus ($)(2)		LTIP Payouts ($)(4)	Other Compensation ($)(5)
Frank M. Semple President and Chief Executive Officer	2005 2004 2003	$288,462 280,385 36,346	$143,000 47,250 6,413	$84,280 108,750 279,000	$22,634 20,500 4,800	$20,550 52,838 623
James G. Ivey(6) Chief Financial Officer	2005 2004 2003	$218,846 126,154 —	$60,000 5,979 —	$27,567 251,500 —	$21,661 8,640 —	$18,965 37,408 —
Randy S. Nickerson Senior Vice President, Corporate Development	2005 2004 2003	$188,846 181,155 164,743	$97,000 30,625 23,515	$41,088 108,750 26,875	$9,536 5,363 10,675	$19,677 13,686 13,193
John C. Mollenkopf Sr. Vice President, Southwest Business Unit	2005 2004 2003	$184,231 180,865 144,354	$95,000 30,625 20,684	$41,088 65,250 59,475	$6,336 6,703 11,985	$19,400 13,426 12,331
David L. Young(7) Senior Vice President, Northeast Business Unit	2005 2004 2003	$181,462 161,538 —	$72,000 25,521 —	$34,717 77,000 —	$7,699 4,380 —	$8,077 — —

(1)
Represents actual salary paid in each respective fiscal year for services rendered on behalf of both us and MarkWest Hydrocarbon.

(2)
Represents actual bonus paid in each respective fiscal year for services rendered on behalf of both us and MarkWest Hydrocarbon. Bonuses are paid in accordance with provisions of MarkWest Hydrocarbon's Incentive Compensation Plan.

(3)
Represents the value of the executive officer's MarkWest Energy restricted unit awards plus the MarkWest Hydrocarbon restricted share awards (calculated by multiplying the closing market price of the corresponding securities on the date of grant by the number of units or shares awarded). As of December 31, 2005, the named executives held an aggregate of 14,083 restricted units and 5,279 restricted shares with an aggregate market value of $770,205.

(4)
Represents distributions received for restricted units and restricted shares.

(5)
Represents actual MarkWest Hydrocarbon contributions under MarkWest Hydrocarbon's 401(k) Savings and Profit Sharing Plan. Included in Mr. Semple's and Mr. Ivey's other compensation, in 2004, are relocation payments of $34,453 and $37,408, respectively.

(6)
Mr. Ivey became the Chief Financial Officer on May 25, 2004. Mr. Ivey is currently being paid an annual salary of $220,000.

(7)
Mr. Young became the Senior Vice President of the Northeast Business Unit on February 2, 2004. Mr. Young is currently being paid an annual salary of $185,000.

Non-Competition, Non-Solicitation and Confidentiality Agreement and Severance Plan

        Except for Frank Semple, each of our general partner's named executive officers is a party to a Non-Competition, Non-Solicitation and Confidentiality Agreement. As a result of signing the Non-Competition, Non-Solicitation and Confidentiality Agreement, the named executive officers are eligible for the MarkWest Hydrocarbon 1997 Severance Plan. It provides for payment of benefits in the event that (i) the employee terminates his or her employment for "good reason" (as defined), (ii) the employee's employment is terminated "without cause" (as defined), (iii) the employee's employment is terminated by reason of death or disability or (iv) the employee voluntarily resigns. In the case of (i), (ii) and (iii) above, the employee shall be entitled to receive base salary and continued medical benefits for a period ranging from six months to twenty-four months, depending upon the employee's status at the time of the termination. In the case of (iv) above, the employee shall be entitled to receive base salary for a period ranging from one month to six months and continued medical benefits for a period ranging from one month to six months. In either case, the aggregate amount of benefits paid to an employee shall in no event exceed twice the employee's annual compensation during the year immediately preceding the termination.

Employment Agreement

  Frank M. Semple

        Mr. Semple entered into an executive employment agreement with MarkWest Hydrocarbon on November 1, 2003, pursuant to which Mr. Semple serves as MarkWest Hydrocarbon's President and Chief Executive Officer and pursuant to which the Board of Directors of MarkWest Hydrocarbon appointed Mr. Semple to serve as the President and Chief Executive Officer of our general partner. The employment agreement may be terminated by either Mr. Semple or MarkWest Hydrocarbon at any time.

        Under the employment agreement, Mr. Semple receives an annual base salary and is entitled to receive benefits for which employees and/or executive officers are generally eligible. In addition, Mr. Semple was awarded phantom units in our general partner under the general partner's long-term incentive plan, and stock options under the MarkWest Hydrocarbon incentive stock option plan. Mr. Semple also agreed to purchase from MarkWest Hydrocarbon an interest in each of our general partner and us, subject to certain repurchase rights by MarkWest Hydrocarbon following the termination of his employment.

        Under his employment agreement, in the event Mr. Semple's employment is terminated without cause, or if he resigns for good reason, he is entitled to severance payments equal to his base salary for a period of thirty-six months. In addition, Mr. Semple is entitled to COBRA benefits for a period of twenty-four months. In the event Mr. Semple voluntarily resigns, he is entitled to receive severance payments equal to his base salary and COBRA benefits for a period of six months. In the event Mr. Semple is terminated for cause, he shall not be entitled to receive any severance or COBRA benefits.

Long-Term Incentive Plan

        You should read Note 12 of the accompanying Notes to Consolidated Financial Statements included in this prospectus for a complete description of our Long-Term Incentive Plan.

Reimbursement of Expenses of our General Partner

        Prior to December 31, 2003, our general partner received no management fee or other compensation for its management of us. Our general partner and its affiliates were reimbursed for expenses incurred on our behalf. These included the costs of employee, officer and director compensation and benefits properly allocable to us, and all other expenses necessary or appropriate to the conduct of the business of, and allocable to, us.

        Effective January 1, 2004, we entered into a Services Agreement whereby MarkWest Hydrocarbon, Inc., will act in a management capacity rendering day-to-day business operations and administrative services to us. For such management services, MarkWest Hydrocarbon, Inc. will receive a $5,000 annual management fee.

Director Compensation

        On January 27, 2006, the Board of Directors of the general partner approved director compensation for 2006. Each non-officer/employee director will receive an annual retainer of $20,000 and 500 restricted units per year. Chairs of the Audit Committee, Conflicts Committee and Compensation Committee will receive an additional annual retainer of $4,000, $2,000 and $2,000, respectively. In addition, each non-officer/employee director will receive compensation of $2,000 for either in-person or telephonic attendance at meetings of the board of directors. Members of committees will receive $1,000 for each meeting.

        Previously, each independent director received an annual retainer of $12,000 and 500 restricted units per year. In addition, each non-officer/employee director received compensation of $1,500 for in-person attendance and $700 for telephonic attendance at meetings of the board of directors or committees of the board of directors. The members of the Audit and Conflicts committees received compensation of $1,000 for each committee meeting. Additionally, members of the Audit and Conflict committees received an annual retainer of $3,000.

        Each director will continue to be reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will also continue to be fully indemnified by us for actions associated with being a director to the extent permitted under Delaware law. As previously disclosed, officers or employees of our general partner who also serve as directors will not receive additional compensation.

Compensation Committee Interlocks and Insider Participation

        There are no Compensation Committee interlocks.

Securities Authorized for Issuance under Equity Compensation Plans

        The following table provides information, as of December 31, 2005, regarding our common units that may be issued upon conversion of outstanding restricted units granted under our Long-Term Incentive Plan to employees and directors of our general partner and employees of its affiliates who perform services for us. For more information about this plan, which did not require approval by our limited partners, you should read Note 12 of the accompanying Notes to Consolidated Financial Statements included in prospectus.

Equity Compensation Plan Information(1)

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	$—	—
Equity compensation plans not approved by security holders	38,864	—	400,825

Total	38,864	$—	400,825

(1)
The amount in column (a) of this table reflects only restricted units granted but not vested as of December 31, 2005. No unit options have been granted. No value is shown in column (b) of the table, since the restricted units do not have an exercise price.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of units as of June 20, 2006, held by beneficial owners of 5% or more of the units; by directors of our general partner; by each named executive officer listed in the summary compensation table included in this prospectus; and by all directors and officers of our general partner as a group.

Name of Beneficial Owner	Common Units Beneficially Owned(1)	Percentage of Common Units Beneficially Owned	Subordinated Units Beneficially Owned	Percentage of Subordinated Units Beneficially Owned	Percentage of Total Units Beneficially Owned
MarkWest Energy GP, L.L.C.(2)	—	—	—	—	—
MarkWest Hydrocarbon, Inc.(3)	836,162	7.5%	1,633,334	90.7%	19.2%
John M. Fox(4)	880,893	8.0%	1,637,384	91.0%	19.6%
Kayne Anderson Capital Advisors, L.P.(5) 1800 Avenue of the Stars, Second Floor Los Angeles, CA 90067	1,670,380	15.1%	—	—	13.0%
Richard A. Kayne(5) 1800 Avenue of the Stars, Second Floor Los Angeles, CA 90067	1,670,380	15.1%	—	—	13.0%
Tortoise Capital Advisors L.L.C.(6) 10801 Mastin Boulevard, Suite 222 Overland Park, KS 66210	966,704	8.7%	—	—	7.5%
Tortoise Energy Infrastructure Corporation(6) 10801 Mastin Boulevard, Suite 222 Overland Park, KS 66210	805,810	7.3%	—	—	6.3%
Tortoise MWEP, L.P. 10801 Mastin Boulevard, Suite 222 Overland Park, KS 66210	—	—	166,666	9.3%	1.3%
Frank M. Semple(2)	13,734	*	—	*	—
James G. Ivey(2)	3,151	*	—	—	*
Randy S. Nickerson(2)	12,495	*	—	*	—
John C. Mollenkopf(2)	7,936	*	—	*	—
David L. Young(2)	136	*	—	—	*
Keith E. Bailey(2)	8,300	*	—	—	*
Donald C. Heppermann(2)	11,667	*	—	*	*
William A. Kellstrom(2)	4,042	*	—	—	*
William P. Nicoletti(2)	3,542	*	—	—	*
Charles K. Dempster(2)	1,042	*	—	—	*
All directors and executive officers as a group (17 persons)	949,527	8.5%	1,637,384	91.0%	20.1%

*
Less than 1%

(1)
Beneficial ownership for the purposes of the foregoing table is defined by Rule 13d-3 under the Securities Exchange Act of 1934. Under that rule, a person is generally considered to be the beneficial owner of a security if he has or shares the power to vote or direct the voting thereof ("Voting Power") or to dispose or direct the disposition thereof ("Investment Power") or has the right to acquire either of those powers within sixty (60) days.

(2)
The address of each of these entities and individuals is 155 Inverness Drive West, Suite 200, Englewood, Colorado 80112.

(3)
Includes securities owned directly and indirectly through subsidiaries.

(4)
Includes 1,633,334 subordinated units owned by MarkWest Hydrocarbon and its subsidiaries, and approximately 4,050 subordinated units owned by Tortoise MWEP, L.P. in which Mr. Fox owns an equity interest. As of March 31, 2006, Mr. Fox beneficially owned approximately 43% of the voting securities of MarkWest Hydrocarbon. Mr. Fox currently serves as MarkWest Hydrocarbon's Chairman of the Board. Mr. Fox resigned as President of MarkWest Hydrocarbon effective November 1, 2003, and as Chief Executive Officer effective January 1, 2004. As a result, Mr. Fox may be deemed to be the beneficial owner of the common units and subordinated units owned by MarkWest Hydrocarbon.

(5)
Information is based solely on a Schedule 13G filed with the Securities and Exchange Commission by Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne, on February 9, 2006, with respect to units held as of December 31, 2005. The Schedule 13G indicates that Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne have shared voting power and dispositive power with respect to 1,670,380 units. The reported units are owned by investment accounts managed, with discretion to purchase or sell securities, by Kayne Anderson Capital Advisors, L.P., as a registered investment advisor. Kayne Anderson Capital Advisors, L.P. is the general partner of the limited partnerships and investment adviser to the other accounts. Richard A. Kayne is the controlling shareholder of the corporate owner of Kayne Anderson Investment Management, Inc., the general partner of Kayne Anderson Capital Advisors, L.P. Mr. Kayne is also a limited partner of each of the limited partnerships and a shareholder of the registered investment company. Kayne Anderson Capital Advisors, L.P. disclaims beneficial ownership of the units reported, except those units attributable to it by virtue of its general partner interests in the limited partnerships. Mr. Kayne disclaims beneficial ownership of the units reported, except those units held by him or attributable to him by virtue of his limited partnership interests in the limited partnerships, his indirect interest in the interest of Kayne Anderson Capital Advisors, L.P. in the limited partnership, and his ownership of common units of the registered investment company.

(6)
Information is based solely on a Schedule 13G filed with the Securities and Exchange Commission by Tortoise Capital Advisors L.L.C. ("TCA") and Tortoise Energy Infrastructure Corporation ("TYG"), a closed-end investment company on February 10, 2006. The Schedule 13G indicates that TCA acts as an investment advisor to TYG and that TCA, and by virtue of the Investment Advisory Agreement with TYG, has all investment and voting power over securities owned of record by TYG. Despite its delegation of investment and voting power to TCA, however, TYG may be deemed to be the beneficial owner under Rule 13d-3 of the Securities and Exchange Act of 1940, of the securities it owns of record because it has the right to acquire investment and voting power through termination of the Investment Advisory Agreement. Thus, TCA and TYG have reported that they share voting power and dispositive power over the securities owned of record by TYG. TCA also acts as an investment advisor to certain managed accounts. Under contractual agreements with individual account holders, TCA, with respect to the securities held in the managed accounts, shares investment and voting power with certain account holders, and has no voting power but shares investment power with certain other account holders. TCA may be deemed the beneficial owner under Rule 13d-3 of the Exchange Act of the securities covered by the Schedule 13G. None of the securities are owned of record by TCA, and TCA disclaims any beneficial interest in such shares.

        The following table sets forth the beneficial ownership of our general partner as of June 20, 2006, held by MarkWest Hydrocarbon, the directors of our general partner, each named executive officer and by all directors and officers of our general partner as a group.

Name of Beneficial Owner	Percentage of Limited Liability Company Interests Owned
MarkWest Hydrocarbon, Inc.	89.2%
John M. Fox(1)	90.8
Frank M. Semple	2.0
James G. Ivey	0.5
Randy S. Nickerson	1.6
John C. Mollenkopf	1.6
David L. Young	—
Keith E. Bailey	—
Donald C. Heppermann	1.0
William A. Kellstrom	—
William P. Nicoletti	—
Charles K. Dempster	—
All directors and executive officers as a group (17 persons)	98.0

(1)
Includes a 1.6% ownership interest held directly by Mr. Fox and an 89.2% ownership interest held by MarkWest Hydrocarbon. As of December 31, 2005, Mr. Fox beneficially owned approximately 43% of the voting securities of MarkWest Hydrocarbon. Mr. Fox currently serves as MarkWest Hydrocarbon's Chairman of the Board. Mr. Fox resigned as President of MarkWest Hydrocarbon effective November 1, 2003, and as Chief Executive Officer effective January 1, 2004. As a result, Mr. Fox may be deemed to be the beneficial owner of the ownership interests owned by MarkWest Hydrocarbon.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        MarkWest Hydrocarbon controls our operations through its ownership of our general partner, as well as a significant limited partner ownership interest in us through its ownership of a majority of our subordinated units. Following the completion of this offering, affiliates of MarkWest Hydrocarbon, in the aggregate, will own a 15.3% interest in us, consisting of 836,162 common units, 1,633,334 subordinated units and a 2% general partner interest.

Distributions and Payments to our General Partner and its Affiliates

        Our general partner owns the 2% general partner interest and all of the incentive distribution rights. Our general partner is entitled to receive incentive distributions if the amount we distribute with respect to any quarter exceeds levels specified in our Partnership Agreement. Under the quarterly incentive distribution provisions, generally our general partner is entitled to 13% of amounts we distribute in excess of $0.55 per unit, 23% of the amounts we distribute in excess of $0.625 per unit and 48% of amounts we distribute in excess of $0.75 per unit.

Agreements Governing the Transactions with MarkWest Hydrocarbon, Inc.

        We entered into various agreements with MarkWest Hydrocarbon on May 24, 2002, the closing of our initial public offering. Specifically, we entered into:

  •
  an Omnibus Agreement;

  •
  a Gas-Processing Agreement;

  •
  a Pipeline Liquids Transportation Agreement;

  •
  a Fractionation, Storage and Loading Agreement; and

  •
  a Natural Gas Liquids Purchase Agreement.

        Effective January 1, 2004, we entered into a Services Agreement whereby MarkWest Hydrocarbon, Inc. will act in a management capacity rendering day-to-day business operations and administrative services to us.

        These agreements were not the result of arm's-length negotiations.

Omnibus Agreement

        Concurrently with the closing of our initial public offering, we entered into an agreement with MarkWest Hydrocarbon, our general partner and the Operating Company that governs potential competition and indemnification obligations among us and the other parties to the agreement.

        Services.    Pursuant to the Omnibus Agreement, we have designated each current or future employee of MarkWest Hydrocarbon who fulfills a job function on our behalf as our agent, with full power and authority to perform such job function.

        Non-Competition Provisions.    MarkWest Hydrocarbon agreed, and caused its affiliates to agree, for so long as MarkWest Hydrocarbon controls the general partner, not to engage in, whether by acquisition, construction or otherwise, the business of processing natural gas and transporting, fractionating and storing NGLs. This restriction will not apply to:

  •
  the gathering of natural gas;

  •
  any business operated by MarkWest Hydrocarbon or any of its subsidiaries at the closing of our initial public offering;

  •
  any business that MarkWest Hydrocarbon or any of its subsidiaries acquires or constructs that has a fair market value of less than $7.5 million;

  •
  any business that MarkWest Hydrocarbon or any of its subsidiaries acquires or constructs that has a fair market value of $7.5 million or more if we have been offered the opportunity to purchase the business for fair market value, and we decline to do so with the concurrence of our Conflicts Committee; and

  •
  any business that MarkWest Hydrocarbon or any of its subsidiaries acquires or constructs where the fair market value of the restricted business is $7.5 million or more and represents less than 20% of the aggregate value of the entire business to be acquired or constructed; provided, however, that following completion of such acquisition or construction, we are provided the opportunity to purchase such restricted business.

        License Provisions.    Pursuant to the Omnibus Agreement, MarkWest Hydrocarbon granted us nontransferable, nonexclusive, royalty-free right to use the "MarkWest" name and mark.

        The Omnibus Agreement may not be amended without the concurrence of the Conflicts Committee. The Omnibus Agreement, other than the indemnification provisions, will terminate if:

  •
  a change of control of MarkWest Hydrocarbon occurs; or

  •
  we are no longer an affiliate of MarkWest Hydrocarbon.

Gas-Processing Agreement

        At the closing of our initial public offering, we entered into a Gas-Processing Agreement with MarkWest Hydrocarbon that governs the parties' obligations with respect to the processing of natural gas at our Kenova, Boldman and Cobb processing plants.

        Gas-Processing Services.    Under the Gas-Processing Agreement, until 2012 and on a year-to-year basis thereafter, MarkWest Hydrocarbon has agreed to:

  •
  commit to deliver, at specified locations, all of the natural gas that MarkWest Hydrocarbon has the right to process or has processed at our Kenova, Boldman or Cobb processing plants under its operating agreements with third party producers; and

  •
  furnish all of the natural gas used as fuel in the operation of our Kenova, Boldman and Cobb processing plants.

        We have agreed to:

  •
  accept and process, at our sole risk and expense, all of the natural gas that MarkWest Hydrocarbon delivers to our Kenova, Boldman or Cobb processing plants up to the then-existing design capacity of each processing plant;

  •
  redeliver, for the account of MarkWest Hydrocarbon or for the parties designated by MarkWest Hydrocarbon, the residue gas to third-party producer's in transmission facilities;

  •
  deliver all NGLs recovered or extracted at each processing plant to MarkWest Hydrocarbon for further transportation to our Siloam fractionator facility;

  •
  in the event the volumes delivered to any processing plant exceed the then-existing plant design capacity, use our reasonable, diligent efforts to process all the natural gas delivered by MarkWest Hydrocarbon to, or as near as possible to, the residue gas-quality specifications; and

  •
  if at any time the volumes delivered to a processing plant exceed by 5% the daily average of volume that can be processed to residue gas for 60 days within a 90-day period, promptly begin and diligently complete the necessary work to increase the capacity of a processing plant.

        As compensation for providing these services, MarkWest Hydrocarbon pays us a monthly gas-processing fee based on the natural gas volumes delivered at our Kenova, Boldman and Cobb processing plants. A portion of this gas-processing fee is adjusted on each anniversary of the effective date to reflect changes in the Producers Price Index for Oil and Gas Field Services.

        Indemnification Provisions.    Under the Gas-Processing Agreement, MarkWest Hydrocarbon has agreed to indemnify us from any and all losses we incur arising from MarkWest Hydrocarbon facilities or its possession and control of the natural gas (except to the extent caused by our gross negligence or willful conduct). MarkWest Hydrocarbon will be in possession and control of the natural gas until it is delivered to one of our processing facilities and after our operating company redelivers the residue gas to MarkWest Hydrocarbon.

        We have agreed to indemnify MarkWest Hydrocarbon from any and all losses incurred by MarkWest Hydrocarbon arising from our facilities or our possession and control of the natural gas (except to the extent caused by MarkWest Hydrocarbon's gross negligence or willful conduct). We will be in possession and control of the natural gas after it is delivered to one of our processing facilities and until we redeliver the residue gas to MarkWest Hydrocarbon.

        We will also pay MarkWest Hydrocarbon a penalty of $5,000 per day (unless MarkWest Hydrocarbon can establish actual damages in excess of $5,000 per day) if we fail to process the natural gas at any of our processing plants to meet the agreed specifications, or interrupt the NGL production process, unless the reason for the failure or interruption is:

  •
  the suspension of operations necessary for turnaround time, maintenance or repair time, not to exceed 30 days per year;

  •
  conditions of force majeure; or

  •
  reasons related to safety considerations and the integrity of our processing plants.

        If we interrupt processing at any of our processing plants for any reason for 30 consecutive days without making a good-faith effort to resume processing as soon as reasonably possible, or, if after notification from MarkWest Hydrocarbon, we are otherwise in default of any of the terms of the Gas-Processing Agreement for 25 days, then MarkWest Hydrocarbon, in its sole discretion and in addition to any other available legal or equitable remedies, may:

  •
  satisfy any and all of our obligations and be reimbursed by us the amount paid, attorneys' fees and annual interest;

  •
  seek interlocutory equitable relief and perform or have performed our obligations at our sole risk, liability, cost and expense; or

  •
  require us to specifically perform our obligations.

Pipeline Liquids Transportation Agreement

        At the closing of our initial public offering, we entered into a Pipeline Liquids Transportation Agreement with MarkWest Hydrocarbon that governs the parties' obligations with respect to the transportation of mixed NGLs to our Siloam fractionation facility.

        Transportation Services.    Under this Transportation Agreement, until 2012 and on a year-to-year basis thereafter, MarkWest Hydrocarbon delivers, at specified locations, all NGLs acquired from our Kenova processing facility, and any NGLs it desires to deliver from our Boldman extraction facility, or from other extraction plants or sources in the Appalachian region.

        We maintain and operate our pipeline system, at our sole risk and expense, to transport all of the NGLs that MarkWest Hydrocarbon delivers from our extraction facilities to our Siloam fractionation facility.

        In return, MarkWest Hydrocarbon pays us a monthly transportation fee based on the number of gallons of NGLs transported to our Siloam fractionation facility. A portion of this fee is adjusted on January 1 of each year to reflect changes in the Producers Price Index for Oil and Gas Field Services. Under the agreement, MarkWest Hydrocarbon will incur all incidental losses incurred at our facilities, or the losses or gains due to variations in measurement equipment.

        Indemnification Provisions.    Under the Transportation Agreement, MarkWest Hydrocarbon has agreed to indemnify us from any and all losses we incur arising from MarkWest Hydrocarbon facilities or its possession and control of the NGLs (except to the extent caused by our gross negligence or willful conduct). MarkWest Hydrocarbon will be in possession and control of the NGLs until they are delivered to our pipeline system.

        We have agreed to indemnify MarkWest Hydrocarbon from any and all losses incurred by MarkWest Hydrocarbon arising from our facilities or our possession and control of the NGLs (except to the extent caused by MarkWest Hydrocarbon's gross negligence or willful conduct). We will be in possession and control of the NGLs after they are delivered to our pipeline system.

Fractionation, Storage and Loading Agreement

        At the closing of our initial public offering, we entered into a Fractionation, Storage and Loading Agreement with MarkWest Hydrocarbon that governs the parties' obligations with respect to the unloading and fractionation of NGLs, and the storage of the NGL products at our Siloam facility.

        Services.    Under the Fractionation, Storage and Loading Agreement, until 2012 and on a year-to-year basis thereafter, MarkWest Hydrocarbon has agreed to deliver, at specified locations, all of the mixed NGLs produced at our Kenova, Boldman or Cobb processing plants for fractionation at our Siloam fractionation facility.

        We have agreed to:

  •
  unload any NGLs that MarkWest Hydrocarbon delivers to our Siloam facility by railcar;

  •
  accept and fractionate into NGL products all of the NGLs that MarkWest Hydrocarbon delivers;

  •
  furnish and be responsible for all of the fuel needed in the operation of our Siloam facility;

  •
  operate, maintain and, if necessary, replace all facilities for loading the NGL products for shipment;

  •
  lease tracking rights on our Siloam railroad siding to MarkWest Hydrocarbon for no additional charge;

  •
  at our sole risk be responsible for loading the finished NGL products for shipments as directed by MarkWest Hydrocarbon; and

  •
  at the direction of MarkWest, store the finished NGL products in underground storage caverns at our Siloam facility and, if also directed by MarkWest Hydrocarbon, withdraw the products from such storage caverns.

        As compensation for providing our fractionating, loading and above ground storage services, MarkWest Hydrocarbon pays us a monthly fractionation fee based on the gallons delivered to us for fractionation. As compensation for our storage of the NGL products in underground storage caverns, MarkWest Hydrocarbon pays us an annual storage fee. As compensation for unloading any NGLs that MarkWest Hydrocarbon delivers to us by railcar, MarkWest Hydrocarbon pays us a monthly fee based on the gallons unloaded. A portion of each of the above fees is adjusted on January 1 of each year to reflect changes in the Producers Price Index for Oil and Gas Field Services. Under the agreement, MarkWest Hydrocarbon incurs all incidental losses incurred at our facilities, or the losses or gains due to variations in measurement equipment.

        Indemnification Provisions.    Under the Fractionation, Storage and Loading Agreement, MarkWest Hydrocarbon has agreed to indemnify us from any and all losses we incur arising from MarkWest Hydrocarbon facilities or its possession and control of the NGLs or NGL products (except to the extent caused by our gross negligence or willful conduct). MarkWest Hydrocarbon will be in possession and control of the NGLs until they are delivered to our Siloam facility, and of the NGL products after we load them into transportation facilities provided by MarkWest Hydrocarbon.

        We have agreed to indemnify MarkWest Hydrocarbon from any and all losses incurred by MarkWest Hydrocarbon arising from our facilities or our possession and control of the NGLs or NGL products (except to the extent caused by MarkWest Hydrocarbon's gross negligence or willful conduct). We will be in possession and control of the NGLs after they are delivered to our Siloam facility and of the NGL products until we load them into transportation facilities provided by MarkWest Hydrocarbon.

Natural Gas Liquids Purchase Agreement

        At the closing of our initial public offering, we entered into a Natural Gas Liquids Purchase Agreement with MarkWest Hydrocarbon that governs the parties' obligations with respect to the sale and purchase of NGL products we acquire under the Gas-Processing (Maytown) Agreement between a third party producer and MarkWest Hydrocarbon, which were assigned to us, as well as any other NGL products we acquire.

        Purchase and Sale.    Under the Natural Gas Liquids Purchase Agreement, until 2012, we have agreed to commit to deliver to MarkWest Hydrocarbon all of the NGL products produced from the NGLs we acquire under the Maytown Agreement, together with such other NGLs to be sold at our facility. MarkWest Hydrocarbon has agreed to receive and purchase all of these NGL products.

        As consideration for the sale of NGL products, MarkWest Hydrocarbon pays us a monthly fee equal to the Net Sales Price per gallon (determined under the Maytown Agreement), times the number of gallons of NGL products contained in our NGLs.

        Indemnification Provisions.    Under the Natural Gas Liquids Purchase Agreement, MarkWest Hydrocarbon has agreed to indemnify us from any and all losses we incur arising from MarkWest Hydrocarbon facilities or its possession and control of the NGL products (except to the extent caused by our gross negligence or willful misconduct). As between the parties, MarkWest Hydrocarbon will be in possession and control of the NGL products after they are delivered to MarkWest Hydrocarbon at the designated delivery point.

        We have agreed to indemnify MarkWest Hydrocarbon from any and all losses incurred by MarkWest Hydrocarbon arising from our facilities or our possession and control of the NGL products (except to the extent caused by MarkWest Hydrocarbon's gross negligence or willful misconduct). As between the parties, we will be in possession and control of the NGL products until we deliver them to MarkWest Hydrocarbon at the designated delivery point.

Services Agreement

        MarkWest Hydrocarbon agreed to act in a management capacity rendering day-to-day operational, business and asset management, accounting, personnel and related administrative services to us.

        We are obligated to reimburse MarkWest Hydrocarbon for all documented expenses incurred on our behalf and which are expressly designated as reasonably necessary.

Relationship of Directors of our General Partner with MarkWest Hydrocarbon

        William P. Nicoletti, who serves as a member of our general partner's board of directors, is also a member of the board of directors of Star Gas LLC, the general partner of Star Gas Partners, L.P., a retail propane and heating oil master limited partnership. Star Gas' propane division was a significant customer of MarkWest Hydrocarbon and accounted for approximately 11% of its revenues for the year ended December 31, 2004. The propane division of Star Gas Partners, L.P. was purchased by another entity in December 2004 and, therefore, Star Gas Partners, L.P. was not a related party for the year ending December 31, 2005.

        Keith E. Bailey, who also serves as a member of our general partner's board of directors, is a member of the board of directors of Aegis, an insurance company. Aegis provides insurance to MarkWest Hydrocarbon, Inc and us as a named insured MarkWest Hydrocarbon's policy.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

        Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates (including MarkWest Hydrocarbon), on the one hand, and us, and our limited partners, on the other hand. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to its owners. At the same time, our general partner has a fiduciary duty to manage MarkWest Energy Partners, L.P., in a manner beneficial to us and our unitholders. In addition, officers of our general partner and officers and key employees of MarkWest Hydrocarbon also own 10.3% of the membership interests in our general partner, a significant equity stake in MarkWest Hydrocarbon and will own 1.0% of the limited partner interests in us upon completion of this offering.

        The partnership agreement contains provisions that allow our general partner to take into account the interests of parties in addition to our interests when resolving conflicts of interest. In effect, these provisions limit our general partner's fiduciary duties to the unitholders. The partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty. Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us. or any other partner, on the other, our general partner will resolve that conflict. At the request of our general partner, a conflicts committee of the board of directors of our general partner will review conflicts of interest. Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or the unitholders if the resolution of the conflict is considered fair and reasonable to us. Any resolution is considered fair and reasonable to us if that resolution is:

  •
  approved by the conflicts committee, although no party is obligated to seek the approval of the Conflicts Committee and our general partner may adopt a resolution or course of action that has not received approval;

  •
  on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

  •
  fair to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        Unless the resolution is specifically provided for in the partnership agreement, when resolving a conflict, our general partner may consider:

  •
  the relative interests of the parties involved in the conflict or affected by the action;

  •
  any customary or accepted industry practices or historical dealings with a particular person or entity; and

  •
  generally accepted accounting practices or principles and other factors it considers relevant, if applicable.

        Conflicts of interest could arise in the situations described below, among others:

  Actions taken by our general partner may affect the amount of cash available for distribution to unitholders or accelerate the right to convert subordinated units.

        The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

  •
  amount and timing of asset purchases and sales;

  •
  cash expenditures;

  •
  borrowings;

  •
  issuance of additional units; and

  •
  the creation, reduction or increase of reserves in any quarter.

        In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

  •
  enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

  •
  hastening the expiration of the subordination period.

        For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, the partnership agreement permits us to borrow funds, which would enable us to make this distribution on all outstanding units. Please read "Cash Distribution Policy — Subordination Period."

        The partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us, the operating company or the subsidiaries.

  We do not have any officers or employees and rely solely on officers of our general partner and employees of MarkWest Hydrocarbon and its affiliates.

        We do not have any officers or employees and rely solely on officers and employees of MarkWest Hydrocarbon and its affiliates. MarkWest Hydrocarbon and its affiliates conduct businesses and activities of their own in which we have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of the officers and employees who provide services to our general partner. The officers of our general partner are not required to work full time on our affairs. These officers are required to devote significant time to the affairs of MarkWest Hydrocarbon or its affiliates and are compensated by them for the services rendered to them.

  We reimburse our general partner, MarkWest Hydrocarbon and its affiliates for expenses.

        We reimburse our general partner, MarkWest Hydrocarbon and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us. The partnership agreement provides that our general partner determines the expenses that are allocable to us in any reasonable manner determined by our general partner in its sole discretion. See "Certain Relationships and Related Transactions — Omnibus Agreement — Services."

  Our general partner intends to limit its liability regarding our obligations.

        Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets and not against our general partner or its assets or any affiliate of the general partner or its assets. The partnership agreement provides that any action taken by our general partner to limit its or our liability is not a breach of our general partner's fiduciary duties, even if we could have obtained terms that are more favorable without the limitation on liability.

  Common unitholders have no right to enforce obligations of our general partner and its affiliates under agreements with us.

        Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

  Contracts between us, on the one hand, and our general partner and its affiliates, on the other, will not be the result of arm's-length negotiations.

        The partnership agreement allows our general partner to pay itself or its affiliates for any services rendered, provided these services are rendered on terms that are fair and reasonable to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither the partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arm's-length negotiations. However, all of these transactions are to be on terms that are fair and reasonable to us.

        Our general partner and its affiliates have no obligation to permit us to use any facilities or assets of our general partner and its affiliates, except as may be provided in contracts entered into specifically dealing with that use. There is no obligation of our general partner and its affiliates to enter into any contracts of this kind.

  Common units are subject to our general partner's limited call right.

        Our general partner may exercise its right to call and purchase common units as provided in the partnership agreement or assign this right to one of its affiliates or to us. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read "The Partnership Agreement — Limited Call Right."

  We may not choose to retain separate counsel for ourselves or for the holders of common units.

        Attorneys, independent accountants and others who perform services for us have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

  Our general partner's affiliates may compete with us.

        The partnership agreement provides that our general partner is restricted from engaging in any business activities other than those incidental to its ownership of interests in us. Except as provided in the partnership agreement and the omnibus agreement, affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us.

  Fiduciary duties owed to unitholders by our general partner are prescribed by law and the partnership agreement.

        Our general partner is accountable to us and our unitholders as a fiduciary. The Delaware Revised Uniform Limited Partnership Act, which we refer to in this prospectus as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, restrict or expand the fiduciary duties owed by our general partner to limited partners and us.

        Our partnership agreement contains various provisions restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these restrictions to allow our general partner to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because our general partner's board of directors have fiduciary duties to manage our general partner in a manner beneficial both to its owners, MarkWest Hydrocarbon, as well as to you. Without these modifications, the general partner's ability to make decisions involving conflicts of interest would be restricted. The modifications to the fiduciary standards benefit the general partner by enabling it to take into consideration all parties involved in the proposed action, so long as the resolution is fair and reasonable to us as described above. These modifications also enable our general partner to attract and retain experienced and capable directors. These modifications represent a detriment to the common unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below. The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State-law fiduciary duty standards
Fiduciary duties are generally considered to include an obligation to act with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for us in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

Partnership agreement modified standards
Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement permits our general partner to make a number of decisions in its "sole discretion." This entitles our general partner to consider only the interests and factors that it desires and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Other provisions of the partnership agreement provide that our general partner's actions must be made in its reasonable discretion. These standards reduce the obligations to which our general partner would otherwise be held.

Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a required vote of unitholders must be "fair and reasonable" to us under the factors previously set forth. In determining whether a transaction or resolution is "fair and reasonable," our general partner may consider interests of all parties involved, including its own. Unless our general partner has acted in bad faith, the action taken by our general partner shall not constitute a breach of its fiduciary duty. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us, the limited partners or assignees for errors of judgment or for any acts or omissions if our general partner and those other persons acted in good faith.
Rights and Remedies of unitholders
The Delaware Act generally provides that a limited partner may institute legal action on behalf of us to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions could include actions against a general partner for breach of its fiduciary duties or of the partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

        In order to become one of our limited partners, a common unitholder is required to agree to be bound by the provisions in the partnership agreement, including the provisions discussed above.

This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

        We must indemnify our general partner and its officers, directors, employees, affiliates, partners, members, agents and trustees, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification if our general partner or these persons acted in good faith and in a manner they reasonably believed to be in, or (in the case of a person other than our general partner) not opposed to, our best interests. We also must provide this indemnification for criminal proceedings if our general partner or these other persons had no reasonable cause to believe their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it met these requirements concerning good faith and our best interests. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and therefore unenforceable. If you have questions regarding the fiduciary duties of our general partner, you should consult with your own counsel. Please read "The Partnership Agreement — Indemnification."

THE PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement. Our partnership agreement and the limited liability company agreement governing our operating company are included as exhibits to the registration statement of which this prospectus constitutes a part. We will provide prospective investors with a copy of these agreements upon request at no charge.

        We summarize the following provisions of the partnership agreement elsewhere in this prospectus:

  •
  with regard to distributions of available cash, please read "Cash Distribution Policy."

  •
  with regard to the transfer of common units, please read "Description of the Common Units — Transfer of Common Units."

  •
  with regard to allocations of taxable income and taxable loss, please read "Material Tax Consequences."

Organization and Duration

        We were organized on January 25, 2002 and will have a perpetual existence.

Purpose

        Our purpose under the partnership agreement is limited to serving as a member of the operating company and engaging in any business activities that may be engaged in by the operating company or that are approved by our general partner. All of our operations are conducted through our operating company, MarkWest Energy Operating Company, L.L.C., and its subsidiaries. We own 100% of the outstanding membership interest of the operating company. The limited liability company agreement of the operating company provides that the operating company may, directly or indirectly, engage in:

  •
  its operations as conducted immediately before our initial public offering;

  •
  any other activity approved by our general partner but only to the extent that our general partner reasonably determines that, as of the date of the acquisition or commencement of the activity, the activity generates "qualifying income" as this term is defined in Section 7704 of the Internal Revenue Code; or

  •
  any activity that enhances the operations of an activity that is described in either of the two preceding clauses or any other activity provided such activity does not affect our treatment as a partnership for Federal income tax purposes.

        Our general partner is authorized in general to perform all acts deemed necessary to carry out our purposes and to conduct our business.

Power of Attorney

        Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, the partnership agreement.

Capital Contributions

        Unitholders are not obligated to make additional capital contributions, except as described below under "— Limited Liability."

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

  •
  to remove or replace our general partner;

  •
  to approve some amendments to the partnership agreement; or

  •
  to take other action under the partnership agreement;

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the Partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to us, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

        Our subsidiaries conduct business in multiple states. Maintenance of our limited liability as a member of the operating company may require compliance with legal requirements in the jurisdictions in which the operating company conducts business, including qualifying our subsidiaries to do business there. Limitations on the liability of members for the obligations of a limited liability company have not been clearly established in many jurisdictions. If, by virtue of our membership interest in the operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

        The following matters require the unitholder vote specified below. Matters requiring the approval of a "unit majority" require:

  •
  during the subordination period, the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes; and

  •
  after the subordination period, the approval of a majority of the common units.

Issuance of additional common units or units of equal rank with the common units during the subordination period	Unit majority, with certain exceptions described under "— Issuance of Additional Securities."
Issuance of units senior to the common units during the subordination period	Unit majority.
Issuance of units junior to the common units during the subordination period	No approval right.
Issuance of additional units after the subordination period	No approval rights.
Amendment of the partnership agreement
Certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. See "— Amendment of the Partnership Agreement."
Merger of our partnership or the sale of all or substantially all of our assets	Unit majority. See "— Merger, Sale or Other Disposition of Assets."

Amendment of the limited liability company agreement and other action taken by us as sole member of the operating company
Unit majority if such amendment or other action would adversely affect our limited partners (or any particular class of limited partners) in any material respect. See "— Action Relating to the Operating Company."
Dissolution of our partnership	Unit majority. See "— Termination and Dissolution."
Reconstitution of our partnership upon dissolution	Unit majority. See "— Termination and Dissolution."
Withdrawal of the general partner
Under most circumstances, the approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required for the withdrawal of the general partner prior to June 30, 2012 in a manner which would cause a dissolution of our partnership. See "— Withdrawal or Removal of our General Partner."
Removal of the general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. See "— Withdrawal or Removal of our General Partner."
Transfer of the general partner interest
Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to such person. The approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2012. See "— Transfer of General Partner Interests."
Transfer of incentive distribution rights
Except for transfers to an affiliate or another person as part of the general partner's merger or consolidation with or into, or sale of all or substantially all of its assets to or sale of all or substantially all its equity interests to such person, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, voting separately as a class, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to June 30, 2012. See "— Transfer of Incentive Distribution Rights."

Transfer of ownership interests in the general partner	No approval required at any time. See "— Transfer of Ownership Interests in the General Partner."

Issuance of Additional Securities

        The partnership agreement authorizes us to issue an unlimited number of additional partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of the unitholders. During the subordination period, however, except as we discuss in the following paragraph, we may not issue equity securities ranking senior to the common units or an aggregate of more than 1,207,500 additional common units or units on a parity with the common units, in each case, without the approval of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes.

        During or after the subordination period, we may issue an unlimited number of common units without the approval of the unitholders as follows:

  •
  upon exercise of an underwriters' over-allotment option;

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  upon conversion of the subordinated units;

  •
  under employee benefit plans;

  •
  upon conversion of the general partner interest and incentive distribution rights as a result of a withdrawal of our general partner;

  •
  in the event of a combination or subdivision of common units;

  •
  in connection with an acquisition or a capital improvement that increases cash flow from operations per unit on a pro forma basis; or

  •
  if the proceeds of the issuance are used exclusively to repay indebtedness the cost of which to service is greater than the distribution obligations associated with the units issued in connection with its retirement.

        It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities interests that, in the sole discretion of our general partner, have special voting rights to which the common units are not entitled.

        Upon issuance of additional partnership securities, our general partner will be required to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its percentage interest, including its interest represented by common units and subordinated units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

Amendment of the Partnership Agreement

        General.    Amendments to the partnership agreement may be proposed only by or with the consent of our general partner, which consent may be given or withheld in its sole discretion, except as discussed below. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as we describe below, an amendment must be approved by a unit majority.

        Prohibited Amendments.    No amendment may be made that would:

  •
  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

  •
  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld in its sole discretion;

  •
  change the term of our partnership;

  •
  provide that our partnership is not dissolved upon an election to dissolve our partnership by our general partner that is approved by a unit majority; or

  •
  give any person the right to dissolve our partnership other than our general partner's right to dissolve our partnership with the approval of a unit majority.

        The provision of the partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class.

        No Unitholder Approval.    Our general partner may generally make amendments to the partnership agreement without the approval of any limited partner or assignee to reflect:

  •
  a change in our name, the location of our principal place of business, our registered agent or our registered office;

  •
  the admission, substitution, withdrawal, or removal of partners in accordance with the partnership agreement;

  •
  a change that, in the sole discretion of our general partner, is necessary or advisable for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we, the operating company nor its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

  •
  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or plan asset regulations adopted under the Employee Retirement Income Security

    Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

  •
  subject to the limitations on the issuance of additional partnership securities described above, an amendment that in the discretion of our general partner is necessary or advisable for the authorization of additional partnership securities or rights to acquire partnership securities;

  •
  any amendment expressly permitted in the partnership agreement to be made by our general partner acting alone;

  •
  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the partnership agreement;

  •
  any amendment that, in the discretion of our general partner, is necessary or advisable for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by the partnership agreement;

  •
  a change in our fiscal year or taxable year and related changes; or

  •
  any other amendments substantially similar to any of the matters described in the clauses above.

        In addition, our general partner may make amendments to the partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of our general partner:

  •
  do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

  •
  are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

  •
  are necessary or advisable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which our general partner deems to be in our best interest and the best interest of the limited partners;

  •
  are necessary or advisable for any action taken by our general partner relating to splits or combinations of units under the provisions of the partnership agreement; or

  •
  are required to effect the intent expressed in this prospectus or the intent of the provisions of the partnership agreement or are otherwise contemplated by the partnership agreement.

        Opinion of Counsel and Unitholder Approval.    Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes if one of the amendments described above under "— No Unitholder Approval" should occur. No other amendments to the partnership agreement will become effective without the approval of holders of at least 90% of the units unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners or cause us, the operating company or its subsidiaries to be taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously taxed as such).

        Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

Action Relating to the Operating Company

        Without the approval of the holders of units representing a unit majority, our general partner is prohibited from consenting on our behalf, as the sole member of the operating company, to any amendment to the limited liability company agreement of the operating company or taking any action on our behalf permitted to be taken by a member of the operating company in each case that would adversely affect our limited partners (or any particular class of limited partners) in any material respect.

Merger, Sale or Other Disposition of Assets

        The partnership agreement generally prohibits our general partner, without the prior approval of the holders of units representing a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries as a whole. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.

        If conditions specified in the partnership agreement are satisfied, our general partner may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to change our legal form into another limited liability entity. The unitholders are not entitled to dissenters' rights of appraisal under the partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event for such purpose.

Termination and Dissolution

        We will continue as a limited partnership until terminated under the partnership agreement. We will dissolve upon:

  •
  the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

  •
  the sale, exchange or other disposition of all or substantially all of our assets and properties and our subsidiaries;

  •
  the entry of a decree of judicial dissolution of the Partnership; or

  •
  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with the partnership agreement or withdrawal or removal of the general partner following approval and admission of a successor.

        Upon a dissolution under the last clause, the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, may also elect, within specific time limitations, to reconstitute us and continue our business on the same terms and conditions described in the partnership agreement by forming a new limited partnership on terms identical to those in the partnership agreement and having as general partner an entity approved by the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, subject to our receipt of an opinion of counsel to the effect that:

  •
  the action would not result in the loss of limited liability of any limited partner; and

  •
  neither we, the reconstituted limited partnership nor the operating company would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that the liquidator deems necessary or desirable in its judgment, liquidate our assets and apply the proceeds of the liquidation as provided in "Cash Distribution Policy — Distributions of Cash upon Liquidation." The liquidator may defer liquidation of our assets for a reasonable period or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of our General Partner

        Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2012 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2012, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of the partnership agreement. Notwithstanding the foregoing, our general partner may withdraw without unitholder approval upon 90 days' notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, the partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read "— Transfer of General Partner Interests."

        Upon the withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, agree in writing to continue our business and to appoint a successor general partner. Please read "— Termination and Dissolution."

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give it the practical ability to prevent its removal. At the closing of this offering, affiliates of our general partner will own 15.1% of the outstanding units.

        The partnership agreement also provides that if our general partner is removed under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

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  the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

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  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

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  our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at the time.

        In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates the partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for the fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities,

including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interests

        Except for transfer by our general partner of all, but not less than all, of its general partner interest in us to:

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  an affiliate of our general partner (other than an individual); or

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  another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in us to another person prior to June 30, 2012 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of the partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

        Our general partner and its affiliates may at any time transfer units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Ownership Interests in General Partner

        At any time, the members of our general partner may sell or transfer all or part of their membership interests in our general partner without the approval of the unitholders.

Transfer of Incentive Distribution Rights

        Our general partner or its affiliates or a subsequent holder of the incentive distribution rights may transfer its incentive distribution rights to an affiliate or another person as part of its merger or consolidation with or into, or sale of all or substantially all of its assets to, or a sale of all or substantially all of its equity interests to, that person without the prior approval of the unitholders; but, in each case, the transferee must agree to be bound by the provisions of the partnership agreement. Prior to June 30, 2012, other transfers of the incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units, excluding common units held by the general partner and its affiliates. On or after June 30, 2012, the incentive distribution rights will be freely transferable.

Change of Management Provisions

        The partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove MarkWest Energy GP, L.L.C. as our general partner or otherwise change management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors.

        The partnership agreement also provides that if our general partner is removed under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

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  the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

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  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

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  our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Limited Call Right

        If at any time our general partner and its affiliates hold more than 80% of the then-issued and outstanding partnership securities of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership securities of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least ten but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:

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  the highest cash price paid by either of our general partner or any of its affiliates for any partnership securities of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those partnership securities; and

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  the current market price as of the date three days before the date the notice is mailed.

        As a result of our general partner's right to purchase outstanding partnership securities, a holder of partnership securities may have his partnership securities purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read "Material Tax Consequences — Disposition of Common Units."

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

        Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

        Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "— Issuance of Additional Securities." However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as the partnership agreement otherwise provides, subordinated units will vote together with common units as a single class.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under the partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner or Assignee

        Except as described under "— Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions.

        An assignee of a common unit, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. Our general partner will vote and exercise other powers attributable to common units owned by an assignee that has not become a substitute limited partner at the written direction of the assignee. See "— Meetings; Voting." Transferees that do not execute and deliver a transfer application will not be treated as assignees nor as record holders of common units, and will not receive cash distributions, federal income tax allocations or reports furnished to holders of common units. Please read "Description of the Common Units — Transfer of Common Units."

Non-citizen Assignees; Redemption

        If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, we may redeem the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

        Under the partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

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  our general partner;

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  any departing general partner;

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  any person who is or was an affiliate of a general partner or any departing general partner;

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  any person who is or was a member, partner, officer, director, employee, agent or trustee of our general partner or any departing general partner or any affiliate of a general partner or any departing general partner; or

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  any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person.

        Any indemnification under these provisions will only be out of our assets. Our general partner and its affiliates will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Books and Reports

        Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

        We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

        We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect our Books and Records

        The partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

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  a current list of the name and last known address of each partner;

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  a copy of our tax returns;

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  information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

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  copies of the partnership agreement, the certificate of limited partnership of the Partnership, related amendments and powers of attorney under which they have been executed;

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  information regarding the status of our business and financial condition; and

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  any other information regarding our affairs as is just and reasonable.

        Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.

Registration Rights

        Under the partnership agreement, we have agreed to register for resale under the Securities Act of 1933 and applicable state securities laws any common units, subordinated units or other partnership securities proposed to be sold by our general partner or any of its affiliates (including MarkWest Hydrocarbon, its officers and the officers, directors and owners of our general partner) or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of MarkWest Energy GP, L.L.C. as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. Please read "Units Eligible for Future Sale."

UNITS ELIGIBLE FOR FUTURE SALE

        Prior to conversion, affiliates of our general partner held 2,500,000 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period and some may convert earlier. As of June 20, 2006, 866,667 of these subordinated units have converted into common units. In addition, prior to their conversion, a third party held 500,000 subordinated units. As of June 20, 2006, 333,333 of these subordinated units had converted into common units. The sale of these units could have an adverse impact on the price of the common units or on any trading market that may develop. Upon conversion, these units will be entitled to registration rights as described under "Certain Relationships and Related Transactions" or freely transferable without restriction or further registration under the Securities Act of 1933, subject to the affiliate restrictions described below.

        The common units sold in the offering will generally be freely transferable without restriction or further registration under the Securities Act of 1933, except that any resale of common units purchased by an "affiliate" of our Partnership will be subject to the volume limitations contained in Rule 144 of the Securities Act.

        While any subordinated units remain outstanding, we may not issue equity securities of the Partnership ranking prior or senior to the common units or an aggregate of more than 1,207,500 additional common units or an equivalent amount of securities ranking on a parity with the common units, without the approval of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, subject to certain exceptions described under "The Partnership Agreement — Issuance of Additional Securities."

        The partnership agreement provides that, once no subordinated units remain outstanding, we may issue an unlimited number of limited partner interests of any type without a vote of the unitholders. The partnership agreement does not restrict our ability to issue equity securities ranking junior to the common units at any time. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read "The Partnership Agreement — Issuance of Additional Securities."

        Under the partnership agreement, our general partner and its affiliates have the right to cause us to register under the Securities Act of 1933 and state laws the offer and sale of any units that they hold.

        Subject to the terms and conditions of the partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any units to require registration of any of these units and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. Our general partner will continue to have these registration rights for two years following its withdrawal or removal as a general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act of 1933 or any state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions. Except as described below, our general partners and their affiliates may sell their units in private transactions at any time, subject to compliance with applicable laws.

        On April 20, 2006, we filed a shelf registration statement on Form S-1 with the SEC registering the resale from time to time of 3,820,097 common units acquired by third parties in our private placements or upon the conversion of subordinated units acquired pursuant to the MarkWest Hydrocarbon Participation Plan. The holders of 3,789,593 of such common units have agreed not to effect any transfers of such common units for 30 days following the effectiveness of the registration statement containing this prospectus. In addition, the holders of 29,004 of such common units have agreed not to effect any transfers of such common units for 90 days following the effectiveness of the registration statement containing this prospectus. Following the effectiveness of the shelf registration statement and the expiration of the applicable lock-up period, 3,813,971 common units will be eligible for sale in the public market. The remaining 6,126 common units will become eligible for sale in the public market upon the effectiveness of the shelf registration statement.

MATERIAL TAX CONSEQUENCES

        This section is a summary of the material tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., counsel to our general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based on current provisions of the Internal Revenue Code, existing and proposed regulations to the extent noted and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are to MarkWest Energy Partners and the operating partnership.

        This section does not address all federal income tax matters that affect us or the unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, each prospective unitholder is urged to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us.

        No ruling has been or will be requested from the IRS regarding any matter that affects us or prospective unitholders. Instead, we will rely on opinions and advice of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne directly or indirectly by the unitholders and the general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues:

          (1)   the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "— Tax Consequences of Unit Ownership — Treatment of Short Sales");

          (2)   whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "— Disposition of Common Units — Allocations Between Transferors and Transferees"); and

          (3)   whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read "— Tax Consequences of Unit Ownership — Section 754 Election").

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, even if no cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed to him is in excess of his adjusted basis in his partnership interest.

        Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation, storage and processing of crude oil, natural gas and products thereof and fertilizer. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 4% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income.

        No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of the operating partnership for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. that, based on the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations set forth below, MarkWest Energy Partners will be classified as partnerships for federal income tax purposes.

        In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and the general partner. The representations made by us and our general partner upon which counsel has relied are:

          (a)   Neither we nor the operating partnership has elected or will elect to be treated as a corporation; and

          (b)   For each taxable year, more than 90% of our gross income has been and will be income that Vinson & Elkins L.L.P. has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying

Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The remainder of this section is based on Vinson & Elkins L.L.P.'s opinion that MarkWest Energy Partners will be classified as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders who have become limited partners of MarkWest Energy Partners will be treated as partners of MarkWest Energy Partners for federal income tax purposes. Also:

          (a)   assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

          (b)   unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of MarkWest Energy Partners for federal income tax purposes.

        As there is no direct authority addressing the federal tax treatment of assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the opinion of Vinson & Elkins L.L.P. does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

        A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "— Tax Consequences of Unit Ownership — Treatment of Short Sales."

        Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in MarkWest Energy Partners for federal income tax purposes.

Tax Consequences of Unit Ownership

        Flow-Through of Taxable Income.    We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

        Treatment of Distributions.    Cash distributions made by us to a unitholder generally will not be taxable to him for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Cash distributions made by us to a unitholder in an amount in excess of his tax basis in his common units generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "— Disposition of Common Units" below. To the extent that cash distributions made by us cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "— Limitations on Deductibility of Losses."

        Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash, which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in Section 751 of the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, he will be treated as having received his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

        Ratio of Taxable Income to Distributions.    We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2009, will be allocated an amount of federal taxable income for that period that will be less than 10% of the cash distributed with respect to that period. We anticipate that thereafter, the ratio of taxable income allocable to cash distributions to the unitholders will increase. These estimates are based upon the assumption that gross income from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we have adopted and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower than our estimate of less than 10%, and any differences could be material and could materially affect the value of the common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be greater, and perhaps substantially greater, than 10% with respect to the period described above if:

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  gross income from operations exceeds the amount required to make minimum quarterly distributions on all units, yet we only distribute the minimum quarterly distribution on all units; or

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  we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

        Basis of Common Units.    A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions to him from us, by his share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "— Disposition of Common Units — Recognition of Gain or Loss."

        Limitations on Deductibility of Losses.    The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of its stock is owned directly or indirectly by or for five or fewer individuals or certain tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his tax basis or at-risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

        In general, a unitholder will be at risk to the extent of his tax basis in his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment, or any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement. A unitholder's at-risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally defined as corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder's investments in other publicly-traded partnerships, or salary or active business income. Similarly, a unitholder's share of our net income may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

        Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributable to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly-traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

        Entity-Level Collections.    If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a unitholder whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

        Allocation of Income, Gain, Loss and Deduction.    In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or that incentive distributions are made to the general partner, gross income will be allocated to the recipients to the extent of those distributions. If we have a net loss for the entire year, that amount of loss will be allocated first to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and then to our general partner.

        Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of our assets at the time of an offering, referred to in this discussion as "Contributed Property." The effect of these allocations to a unitholder who purchases common units in an offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of the offering. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

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  his relative contributions to us;

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  the interests of all the partners in profits and losses;

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  the interest of all the partners in cash flow; and

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  the rights of all the partners to distributions of capital upon liquidation.

        Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "— Tax Consequences of Unit Ownership — Section 754 Election" and "— Disposition of Common Units — Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a unitholder's share of an item of income, gain, loss or deduction.

        Treatment of Short Sales.    A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

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  any cash distributions received by the unitholder as to those units would be fully taxable; and

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  all of these distributions would appear to be ordinary income.

        Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "— Disposition of Common Units — Recognition of Gain or Loss."

        Alternative Minimum Tax.    Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

        Tax Rates.    In general, the highest effective United States federal income tax rate for individuals currently is 35% and the maximum United States federal income tax rate for net capital gains of an individual currently is 15% if the asset disposed of was held for more than twelve months at the time of disposition.

        Section 754 Election.    We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. The Section 743(b) adjustment does not apply to a person who purchases common units directly from us and it belongs only to the purchaser and not to other unitholders. Please also read, however, "— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction." For purposes of this discussion, a unitholder's inside basis in our assets has two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

        Where the remedial allocation method is adopted (which we have adopted), the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury Regulation Section 1.167(c)-l(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, the general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury Regulations. Please read "— Tax Treatment of Operations — Uniformity of Units."

        Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no clear authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized book-tax disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 of the Internal Revenue Code but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized book-tax disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "— Tax Treatment of Operations — Uniformity of Units."

        A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

        Accounting Method and Taxable Year.    We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read "— Disposition of Common Units — Allocations Between Transferors and Transferees."

        Initial Tax Basis, Depreciation and Amortization.    The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to this offering will be borne by the general partner, its affiliates and our other unitholders. Please read "— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We were not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction" and "— Disposition of Common Units — Recognition of Gain or Loss."

        The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may amortize, and as syndication expenses, which we may not amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.

        Valuation and Tax Basis of Our Properties.    The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

        Recognition of Gain or Loss.    Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property he receives plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than twelve months will generally be taxed at a maximum rate of 15%. A portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

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  a short sale;

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  an offsetting notional principal contract; or

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  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

        Allocations Between Transferors and Transferees.    In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders to conform to a method permitted under future Treasury Regulations.

        A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

        Notification Requirements.    A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of substantial penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

        Constructive Termination.    We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

        Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read "— Tax Consequences of Unit Ownership — Section 754 Election."

        We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized book-tax disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6) which is not expected to directly apply to a material portion of our assets. Please read "— Tax Consequences of Unit Ownership — Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized book-tax disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "— Disposition of Common Units — Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations, and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

        Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Under rules applicable to publicly traded partnerships, we will withhold tax, at the highest effective applicable rate, from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

        Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor counsel can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The partnership agreement names MarkWest Energy GP, L.L.C. as our Tax Matters Partner.

        The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

        Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

          (a)   the name, address and taxpayer identification number of the beneficial owner and the nominee;

          (b)   whether the beneficial owner is

            (1)   a person that is not a United States person,

            (2)   a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

            (3)   a tax-exempt entity;

          (c)   the amount and description of units held, acquired or transferred for the beneficial owner; and

          (d)   specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

        Accuracy-Related Penalties.    An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        For individuals a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

          (1)   for which there is, or was, "substantial authority," or

          (2)   as to which there is a reasonable basis and the relevant facts of that position are disclosed on the return.

        If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists but for which a reasonable basis for the tax treatment of such item exists, we must disclose the relevant facts on our return. In such a case, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," a term that in this context does not appear to include us.

        A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

        Reportable Transactions.    If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction"

or that it produces certain kinds of losses in excess of $2 million. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "— Information Returns and Audit Procedures."

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

  •
  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "— Accuracy-related Penalties,"

  •
  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability and

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  in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any "reportable transactions."

        Registration as a Tax Shelter.    We registered as a "tax shelter" under the law in effect at the time of our initial public offering and were assigned tax shelter registration number 0218400024. Issuance of a tax shelter registration number to us does not indicate that investment in us or the claimed tax benefits have been reviewed, examined or approved by the IRS. The American Jobs Creation Act of 2004 (the "Jobs Act") repealed the tax shelter registration rules and replaced them with a new reporting regime. However, IRS Form 8271, as revised after the Jobs Act, nevertheless requires a unitholder to continue to report our tax shelter registration number on the unitholder's tax return for any year in which the unitholder claims any deduction, loss or other benefit, or reports any income, with respect to our common units. The IRS also appears to take the position that a unitholder who sells or transfers our common units after the Jobs Act must continue to provide our tax shelter registration number to the transferee. Unitholders are urged to consult their tax advisors regarding the application of the tax shelter registration rules.

State, Local and Other Tax Considerations

        In addition to federal income taxes, you likely will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. We currently do business or own property in nine states, most of which impose income taxes. We may also own property or do business in other states in the future. Although an analysis of those various taxes is not presented here, each prospective unitholder is urged to consider their potential impact on his investment in us. You may not be required to file a return and pay taxes in some states because your income from that state falls below the filing and payment requirement. You will be required, however, to file state income tax returns and to pay state income taxes in many of the states in which we do business or own property, and you may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve a non-resident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "— Tax Consequences of Unit Ownership — Entity-Level Collections." Based on current law and our estimate of our future operations, the general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in us. Vinson & Elkins L.L.P. has not rendered an opinion on the state or local tax consequences of an investment in us. We strongly recommend that each prospective unitholder consult, and depend upon, his own tax counsel or other advisor with regard to those matters. It is the responsibility of each unitholder to file all state and local, as well as United States federal tax returns, that may be required of him.

INVESTMENT IN MARKWEST ENERGY PARTNERS
BY EMPLOYEE BENEFIT PLANS

        An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

          (a)   whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

          (b)   whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA; and

          (c)   whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

        The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan.

        In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner also would be fiduciaries of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

        The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things,

          (a)   the equity interests acquired by employee benefit plans are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws,

          (b)   the entity is an "operating company," that is, it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries, or

          (c)   there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

        Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) above.

        Plan fiduciaries contemplating a purchase of common units are urged to consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

DESCRIPTION OF COMMON UNITS

The Units

        The common units and the subordinated units represent limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read "Cash Distribution Policy" and "Description of the Subordinated Units." For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "The Partnership Agreement."

Transfer Agent and Registrar

  Duties

        Computershare Trust Company, Inc. serves as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by unitholders:

  •
  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

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  special charges for services requested by a holder of a common unit; and

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  other similar fees or charges.

        There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

  Resignation or Removal

        The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        The transfer of the common units to persons that purchase directly from the underwriters will be accomplished through the completion, execution and delivery of a transfer application by the investor. Any later transfers of a common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, the transferee of common units:

  •
  becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

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  automatically requests admission as a substituted limited partner in our partnership;

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  agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

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  represents that the transferee has the capacity, power and authority to enter into the partnership agreement;

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  grants powers of attorney to officers of our general partner and any liquidator of us as specified in the partnership agreement; and

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  makes the consents and waivers contained in the partnership agreement.

        An assignee will become a substituted limited partner of our partnership for the transferred common units upon the consent of our general partner and the recording of the name of the assignee on our books and records. Our general partner may withhold its consent in its sole discretion.

        A transferee's broker, agent or nominee may complete, execute and deliver a transfer application. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a transfer application obtains only:

  •
  the right to assign the common unit to a purchaser or other transferee; and

  •
  the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.

        Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application:

  •
  will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a transfer application; and

  •
  may not receive some federal income tax information or reports furnished to record holders of common units.

        The transferor of common units has a duty to provide the transferee with all information that may be necessary to transfer the common units. The transferor does not have a duty to insure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent. Please read "The Partnership Agreement — Status as Limited Partner or Assignee."

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or applicable stock exchange regulations.

UNDERWRITING

        Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, the underwriters set forth below have agreed to purchase from us the number of units set forth opposite its name.

Name	Number of Units
RBC Capital Markets Corporation
Wachovia Capital Markets, LLC
A.G. Edwards & Sons, Inc.
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities Inc.
KeyBanc Capital Markets, a Division of McDonald Investments Inc.
Stifel, Nicolaus & Company, Incorporated

Total

        The underwriting agreement provides that the underwriters' obligations to purchase the units depend on the satisfaction of the conditions contained in the underwriting agreement and that if any of our units are purchased by the underwriters, all of our units must be purchased. The conditions contained in the underwriting agreement include the condition that all the representations and warranties made by us to the underwriters are true, that there has been no material adverse change in the condition of us or in the financial markets and that we deliver to the underwriters customary closing documents.

        The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional units. This underwriting fee is the difference between the price to the public and the amount the underwriters pay to us to purchase the units. On a per unit basis, the underwriting fee is 4.50% of the price to the public.

Paid by Us
	No Exercise	Full Exercise
Per unit	$	$
Total	$	$

        We estimate that total remaining expenses of the offering, other than underwriting discounts and commissions, will be approximately $675,000.

        We have been advised by the underwriters that the underwriters propose to offer our units directly to the public at the price to the public set forth on the cover page of this prospectus and to dealers (who may include the underwriters) at this price to the public less a concession not in excess of $                              per unit. The underwriters may allow, and the dealers may reallow, a concession not in excess of $                              per unit to certain brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments that may be required to be made with respect to these liabilities.

        We have granted to the underwriters an option to purchase up to an aggregate of 450,000 additional units at the price to the public less the underwriting discount set forth on the cover page of this prospectus exercisable solely to cover over-allotments, if any. Such option may be exercised in whole or in part at any time until 30 days after the date of this prospectus. If this option is exercised, each underwriter will be committed, subject to satisfaction of the conditions specified in the underwriting agreement, to purchase a number of additional units proportionate to the underwriter's initial commitment as indicated in the preceding table, and we will be obligated, pursuant to the option, to sell these units to the underwriters.

        We, our general partner, the directors and executive officers of the general partner, certain other affiliates have agreed that we will not, directly or indirectly, sell, offer or otherwise dispose of any units or enter into any derivative transaction with similar effect as a sale of units for a period of 90 days after the date of this prospectus without the prior written consent of RBC Capital Markets Corporation and Wachovia Capital Markets, LLC. The restrictions described in this paragraph do not apply to:

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  The sale of units to the underwriters; or

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  Restricted units issued by us under the long-term incentive plan or upon the exercise of options issued under the long-term incentive plan.

        The 90-day restricted period described in the preceding paragraphs will be extended if:

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  During the last 17 days of the 90-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

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  Prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period;

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        RBC Capital Markets Corporation and Wachovia Capital Markets, LLC, in their sole discretion, may release the units subject to lock-up agreements in whole or in part at any time with or without notice. When determining whether or not to release units from lock-up agreements, RBC Capital Markets Corporation and Wachovia Capital Markets, LLC will consider, among other factors, the unitholders' reasons for requesting the release, the number of units for which the release is being requested and market conditions at the time.

        In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

        Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

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  Over-allotment transactions involve sales by the underwriters of the units in excess of the number of units the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of units over-allotted by the underwriters is not greater than the number of units they may purchase in their option to purchase additional units. In a naked short position, the number of units involved is greater than the number of units in the underwriters' option to purchase additional units. The underwriters may close out any short position by either exercising their option and/or purchasing units in the open market.

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  Syndicate covering transactions involve purchases of the units in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of the units to close out the short position, the underwriters will consider, among other things, the price of units available for purchase in the open market as compared to the price at which they may purchase units through their option. If the underwriters sell more units than could be covered by their option to purchase additional units, which we refer to in this prospectus as a naked short position, the position can only be closed out by buying units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the units in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the units or preventing or retarding a decline in the market price of the units. As a result, the price of the units may be higher than the price that might otherwise exist in the open market.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our units or preventing or retarding a decline in the market price of the units. As a result, the price of the units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the units. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, if commenced, will not be discontinued without notice.

        Certain underwriters and their affiliates have performed, and may in the future perform, various financial advisory, investment banking and other commercial banking services in the ordinary course of business with us and our affiliates for which they have received or will receive customary compensation. In addition, affiliates of RBC Capital Markets Corporation, Wachovia Capital Markets, LLC, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc. and KeyBanc Capital Markets are lenders under our credit facility and will be partially repaid with a portion of the net proceeds from this offering.

        Because the National Association of Securities Dealers, Inc. views the units offered hereby as interests in a direct participation program, the offering is being made in compliance with

Rule 2810 of the NASD's Conduct Rules. Investor suitability with respect to the units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

        No sales to accounts over which any underwriter exercises discretionary authority in excess of 5% of the shares offered by them may be made without the prior written approval of the customer.

        A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

        Other than the prospectus in electronic format, information contained in any other web site maintained by an underwriter or selling group member is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase any units. The underwriters and selling group members are not responsible for information contained in web sites that they do not maintain.

VALIDITY OF THE COMMON UNITS

        The validity of the common units will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

EXPERTS

        The consolidated financial statements as of and for the year ended December 31, 2005 and management's report on the effectiveness of internal control over financial reporting as of December 31, 2005 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements, (2) express an unqualified opinion on managements' assessment regarding the effectiveness of internal control over financial reporting, and (3) express an adverse opinion on the effectiveness of internal control over financial reporting), and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of MarkWest Energy Partners, L.P. as of December 31, 2004 and for the year then ended have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated statements of operations, of comprehensive income, of changes in capital and cash flows of MarkWest Energy Partners, L.P. for the year ended December 31, 2003 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We have also filed with the SEC under the Securities Act a registration statement on Form S-1 with respect to the common units offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and the common units offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information that is filed through the SEC's EDGAR System. The web site can be accessed at http://www.sec.gov.

        We furnish our unitholders with annual reports containing our audited financial statements and furnish or make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

FORWARD-LOOKING STATEMENTS

        Statements included in this prospectus that are not historical facts are forward-looking statements. We use words such as "may," "believe," "estimate," "expect," "intend," "project," "anticipate," and similar expressions to identify forward-looking statements.

        These forward-looking statements are made based upon management's expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

        Important factors that could cause our actual results of operations or our actual financial condition to differ include, but are not necessarily limited to:

  •
  our ability to successfully integrate our recent or future acquisitions;

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  the availability of natural gas supply for our gathering and processing services;

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  the availability of crude oil refinery runs to feed our Javelina off-gas processing facility;

  •
  the availability of NGLs for our transportation, fractionation and storage services;

  •
  our dependence on certain significant customers, producers, gatherers, treaters, and transporters of natural gas, including MarkWest Hydrocarbon;

  •
  the risks that third-party oil and gas exploration and production activities will not occur or be successful;

  •
  prices of natural gas and NGL products, including the effectiveness of any hedging activities;

  •
  competition from other NGL processors, including major energy companies;

  •
  changes in general economic, market or business conditions in regions where our products are located;

  •
  our ability to identify and complete organic growth projects or acquisitions complementary to our business;

  •
  the success of our risk management policies;

  •
  continued creditworthiness of, and performance by, contract counterparties;

  •
  operational hazards and availability and cost of insurance on our assets and operations;

  •
  the impact of any failure of our information technology systems;

  •
  the impact of current and future laws and government regulations;

  •
  liability for environmental claims;

  •
  damage to facilities and interruption of service due to casualty, weather, mechanical failure or any extended or extraordinary maintenance or inspection that may be required;

  •
  the impact of the departure of any key executive officers; and

  •
  our ability to raise sufficient capital to execute our business plan through borrowing or issuing equity.

        This list is not necessarily complete. Other unknown or unpredictable factors could also have material adverse effects on future results. We do not update publicly any forward-looking statement with new information or future events. Investors are cautioned not to put undue reliance on forward-looking statements as many of these factors are beyond our ability to control or predict. You should read "Risk Factors" included herein.

        All omitted schedules have been omitted because they are not required or because the required information is contained in the financial statements or notes thereto.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
MarkWest Energy GP, L.L.C.
Englewood, Colorado

        We have audited the accompanying consolidated balance sheet of MarkWest Energy Partners, L.P. and subsidiaries (the "Partnership") as of December 31, 2005, and the related consolidated statements of operations, comprehensive income, changes in capital, and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on the financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of MarkWest Energy Partners, L.P. and subsidiaries as of December 31, 2005, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

        We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Partnership's internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 16, 2006 expressed an unqualified opinion on management's assessment of the effectiveness of the Partnership's internal control over financial reporting and an adverse opinion on the effectiveness of the Partnership's internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
March 16, 2006

F1-1

Report of Independent Registered Public Accounting Firm

The Board of Directors
MarkWest Energy GP, L.L.C.:

        We have audited the accompanying consolidated balance sheet of MarkWest Energy Partners, L.P. and its subsidiaries as of December 31, 2004, and the related consolidated statements of operations, comprehensive income, changes in capital, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MarkWest Energy Partners, L.P. and subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Denver, Colorado
June 17, 2005

F1-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of MarkWest Energy GP, L.L.C.

        In our opinion, the accompanying consolidated statements of operations, of comprehensive income, of changes in capital and cash flows for the year ended December 31, 2003 present fairly, in all material respects, the results of operations and cash flows of MarkWest Energy Partners, L.P., a Delaware partnership, and its subsidiaries (the Partnership) for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado
March 15, 2004, except for Note 18 (presented herein) and Note 19 to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2004 (not presented herein), as to which the date is May 24, 2005

F1-3

MARKWEST ENERGY PARTNERS, L.P.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$20,105	$24,263
Receivables, net of allowances of $151 and $211, respectively	110,038	41,890
Receivables from affiliate	7,940	5,846
Inventories	3,554	449
Other assets	6,861	511

Total current assets	148,498	72,959

Property, plant and equipment	567,094	335,430
Less: Accumulated depreciation	(74,133)	(54,795)

Total property, plant and equipment, net	492,961	280,635

Other assets:
Investment in Starfish	39,167	—
Investment in and advances to equity investee	182	177
Intangibles and other assets, net of accumulated amortization of $13,321 and $3,666 respectively	346,496	162,001
Deferred financing costs, net of accumulated amortization of $4,424 and $5,496, respectively	18,463	13,650
Other	326	—

Total other assets	404,634	175,828

Total assets	$1,046,093	$529,422

LIABILITIES AND CAPITAL
Current liabilities:
Accounts payable	$102,175	$35,695
Payables to affiliate	3,421	7,003
Accrued liabilities	27,492	19,329
Fair value of derivative instruments	728	385
Current portion of long-term debt	2,738	—
Total current liabilities	136,554	62,412
Long-term debt	601,262	225,000
Other liabilities	1,102	868

Total liabilities	738,918	288,280

Commitments and contingencies (Note 15)
Capital:
General partner	6,788	5,160
Limited partners:
Common unitholders (11,070 and 7,642 units issued and outstanding at December 31, 2005 and 2004, respectively)	300,882	227,483
Subordinated unitholders (1,800 and 3,000 units issued and outstanding at December 31, 2005 and 2004, respectively)	(495)	8,813
Accumulated other comprehensive loss	—	(314)

Total capital	307,175	241,142

Total liabilities and capital	$1,046,093	$529,422

The accompanying notes are an integral part of these consolidated financial statements.

F1-4

MARKWEST ENERGY PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit amounts)

	Year Ended December 31,
	2005	2004	2003
Revenues:
Unaffiliated parties	$436,013	$243,108	$68,360
Affiliates	64,922	59,026	49,850
Derivatives	(1,851)	(820)	(780)

Total revenues	499,084	301,314	117,430

Operating expenses:
Purchased product costs	366,878	211,534	70,832
Facility expenses	47,972	29,911	20,463
Selling, general and administrative expenses	21,573	16,133	8,598
Depreciation	19,534	15,556	7,548
Amortization of intangible assets	9,656	3,640	—
Accretion of asset retirement obligation	159	13	—
Impairments	—	130	1,148

Total operating expenses	465,772	276,917	108,589

Income from operations	33,312	24,397	8,841
Other income (expense):
Interest income	367	87	14
Interest expense	(22,469)	(9,236)	(3,087)
Amortization of deferred financing costs (a component of interest expense)	(6,780)	(5,236)	(984)
Loss from unconsolidated affiliates	(2,153)	(65)	—
Miscellaneous income (expense)	78	15	(25)

Net income	$2,355	$9,962	$4,759

Interest in net income (loss):
General partner	$2,113	$(723)	$(654)

Limited partners	$242	$10,685	$5,413

Net income per limited partner unit:
Basic	$0.02	$1.31	$0.95

Diluted	$0.02	$1.31	$0.94

Weighted average units outstanding:
Basic	10,895	8,151	5,722

Diluted	10,929	8,177	5,773

The accompanying notes are an integral part of these consolidated financial statements.

F1-5

MARKWEST ENERGY PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Year Ended December 31,
	2005	2004	2003
Net income	$2,355	$9,962	$4,759
Other comprehensive income (loss) — unrealized gains (losses) on commodity derivative instruments accounted for as hedges	314	184	213

Comprehensive income	$2,669	$10,146	$4,972

The accompanying notes are an integral part of these consolidated financial statements.

F1-6

MARKWEST ENERGY PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF CHANGES IN CAPITAL

(in thousands)

	PARTNERS' CAPITAL
	Limited Partners
	Common		Subordinated		General	Accumulated Other Comprehensive Income (Loss)
	Units	Amount	Units	Amount	Partner		Total
Balance at December 31, 2002	2,415	$43,858	3,000	$17,357	$359	$(711)	$60,863
Issuance of units in private placement, net of offering costs	375	9,747	—	—	217	—	9,964
Contributions by MarkWest Energy GP, LLC	—	—	—	—	695	—	695
Participation Plan compensation expense allocated from MarkWest Hydrocarbon	—	—	—	—	912	—	912
Common units issued for vested restricted units, including contribution by MarkWest Energy GP, LLC	24	952	—	—	20	—	972
Distributions to partners	—	(6,060)	—	(6,960)	(414)	—	(13,434)
Net income	—	2,495	—	2,918	(654)	—	4,759
Other comprehensive income	—	—	—	—	—	213	213

Balance at December 31, 2003	2,814	$50,992	3,000	$13,315	$1,135	$(498)	$64,944
Issuance of units in secondary offerings, net of offering costs	3,497	138,859	—	—	2,828	—	141,687
Issuance of units in private placement, net of offering costs	1,304	44,063	—	—	899	—	44,962
Common units issued for vested restricted units, including contribution by MarkWest Energy GP, LLC	27	1,154	—	—	25	—	1,179
Contributions by MarkWest Energy GP, LLC	—	—	—	—	567	—	567
Participation Plan compensation expense allocated from MarkWest Hydrocarbon	—	—	—	—	2,277	—	2,277
Distributions to partners	—	(14,192)	—	(8,580)	(1,848)	—	(24,620)
Net income	—	6,607	—	4,078	(723)	—	9,962
Other comprehensive income	—	—	—	—	—	184	184

Balance at December 31, 2004	7,642	$227,483	3,000	$8,813	$5,160	$(314)	$241,142
Issuance of units in private placements, net of offering costs	2,219	97,518	—	—	1,990	—	99,508
Common units issued for vested restricted units, including contribution by MarkWest Energy GP, LLC	9	432	—	—	9	—	441
Contributions by MarkWest Energy GP, LLC					404		404
Common unit registration costs		(45)	—	—	—	—	(45)
Subordinated units converted to common units	1,200	496	(1,200)	(496)	—	—	—
Participation Plan compensation expense allocated from MarkWest Hydrocarbon	—	—	—	—	2,055	—	2,055
Distributions to partners	—	(24,866)	—	(9,190)	(4,943)	—	(38,999)
Net income	—	(136)	—	378	2,113	—	2,355
Other comprehensive income	—	—	—	—	—	314	314

Balance at December 31, 2005	11,070	$300,882	1,800	$(495)	$6,788	$—	$307,175

The accompanying notes are an integral part of these consolidated financial statements.

F1-7

MARKWEST ENERGY PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2005	2004	2003
Cash flows from operating activities:
Net income	$2,355	$9,962	$4,759
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	19,534	15,556	7,548
Amortization of intangible assets	9,656	3,640	—
Amortization of deferred financing costs	6,780	5,236	984
Accretion of asset retirement obligation	159	13	—
Impairments	—	130	1,148
Restricted unit compensation expense	1,076	1,065	1,357
Participation Plan compensation expense	2,055	2,277	912
Equity in losses of investee	1,561	73	81
Distribution from Starfish	2,441	—	—
Unrealized loss on derivative instruments	657	71	—
Gain on sale of property, plant and equipment	(24)	(29)	—
Other	(28)	27	21
Changes in operating assets and liabilities, net of acquisitions:
Receivables	11,216	(29,948)	(1,166)
Receivables from affiliates	(2,094)	(3,429)	430
Inventories	(1,318)	(203)	(956)
Other assets	(6,676)	(288)	113
Accounts payable and accrued liabilities	(1,678)	32,643	5,197
Payables to affiliates	(3,582)	5,479	801

Net cash provided by operating activities	42,090	42,275	21,229

Cash flows from investing activities:
Acquisitions, net of cash acquired:
Javelina	(356,917)	—	—
East Texas System	—	(240,726)	—
Hobbs Lateral	—	(2,275)	—
Pinnacle	—	—	(38,526)
Lubbock Pipeline	—	—	(12,235)
Western Oklahoma	—	—	(37,951)
Michigan Crude Pipeline	—	—	(21,283)
Investment in Starfish	(41,688)	—	—
Capital expenditures	(70,750)	(30,467)	(2,944)
Payments on financing lease receivable	—	133	—
Proceeds from sale of property, plant and equipment	47	159	46

Net cash flows used in investing activities	(469,308)	(273,176)	(112,893)

Cash flows from financing activities:
Proceeds from long-term debt	893,000	220,100	391,700
Repayment of long-term debt	(514,000)	(346,300)	(286,900)
Proceeds from private placement of senior notes	—	225,000	—
Payments for debt issuance costs	(11,808)	(15,399)	(3,995)
Proceeds from secondary public offerings, net	—	142,076	—
Proceeds from private placements, net	94,508	44,962	9,964
Payments for deferred offering costs	(45)	—	(389)
Capital contribution from MarkWest Energy GP, LLC	404	592	695
Distributions to unitholders	(38,999)	(24,620)	(13,434)

Net cash flows provided by financing activities	423,060	246,411	97,641

Net increase (decrease) in cash	(4,158)	15,510	5,977
Cash and cash equivalents at beginning of year	24,263	8,753	2,776

Cash and cash equivalents at end of year	$20,105	$24,263	$8,753

Supplemental disclosures of cash flow information:
Cash paid during the year for interest, net of amounts capitalized	$22,112	$6,532	$2,068

Supplemental schedule of non-cash investing and financing activities:
Construction projects in progress	$(1,545)	$4,037	$—

Property, plant and equipment asset retirement obligation	$561	$377	$450

Deferred offering costs payable	$215	$—	$606

Accrued amounts due to Javelina sellers and Starfish	$6,888	$—	$—

Accrued private placement proceeds	$5,000	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

F1-8

MARKWEST ENERGY PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Organization

        MarkWest Energy Partners, L.P. was formed on January 25, 2002, as a Delaware limited partnership. The Partnership and its wholly owned subsidiary, MarkWest Energy Operating Company, L.L.C. (the Operating Company), were formed to acquire, own and operate most of the assets, liabilities and operations of MarkWest Hydrocarbon, Inc.'s Midstream Business (the "Midstream Business"). The Partnership is engaged in the gathering, processing and transmission of natural gas, the transportation, fractionation and storage of natural gas liquids, and the gathering and transportation of crude oil. The Partnership is a processor of natural gas in the northeastern United States, processing gas from the Appalachian Basin, one of the country's oldest natural gas producing regions, and from Michigan. Through eight acquisitions completed during 2003, 2004 and 2005, the Partnership has expanded its natural gas-gathering, processing and transmission geographic coverage to the southwest United States. In addition, one of the Partnership's acquisitions has allowed it to enter into the Michigan crude oil transportation business. The Partnership's principal executive office is located in Englewood, Colorado.

2.    Summary of Significant Accounting Policies

  Basis of Presentation

        The accompanying consolidated financial statements include the accounts of MarkWest Energy Partners, L.P., and all of its majority-owned subsidiaries (collectively, the "Partnership"), and have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Equity investments in which the Partnership exercises significant influence, but does not control and is not the primary beneficiary, are accounted for using the equity method.

  Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates affect, among other items, valuing identified intangible assets, determining the fair value of derivative instruments, evaluating impairments of long lived assets, establishing estimated useful lives for long-lived assets, valuing asset retirement obligations, and in determining liabilities, if any, for legal contingencies.

  Cash and Cash Equivalents

        The Partnership considers investments in highly liquid financial instruments purchased with an original maturity of 90 days or less to be cash equivalents. Such investments include money market accounts.

F1-9

  Inventories

        Inventories are valued at the lower of weighted average cost or market. Inventories consisting primarily of crude oil and unprocessed natural gas are valued based on the cost of the raw material. Processed natural gas inventories include material, labor and overhead. Shipping and handling costs are included in operating expenses.

  Property, Plant and Equipment

        Property, plant and equipment are recorded at cost. Expenditures that extend the useful lives of assets are capitalized. Repairs, maintenance and renewals that do not extend the useful lives of the assets are expensed as incurred. Interest costs for the construction or development of long-term assets are capitalized and amortized over the related asset's estimated useful life. Leasehold improvements are depreciated over the shorter of the useful life or lease term. Depreciation is provided, principally on the straight-line method, over the following estimated useful lives:

Asset Class	Range of Estimated Useful Lives
Buildings	20 - 25 years
Gas gathering facilities	20 - 25 years
Gas processing plants	20 - 25 years
Fractionation and storage facilities	20 - 25 years
Natural gas pipelines	20 - 25 years
Crude oil pipelines	20 - 25 years
NGL transportation facilities	20 - 25 years
Equipment and other	3 - 10 years

        The Partnership recognizes the fair value of a liability for an asset retirement obligation in the period in which the liability is incurred, with an offsetting increase in the carrying amount of the related long-lived asset. Over time, the liability is accreted to its future value, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss. The Partnership adopted FIN 47, Accounting for Conditional Asset Retirement Obligations, on January 1, 2005. FIN 47 clarified the accounting for conditional asset retirement obligations under SFAS 143, Accounting for Asset Retirement Obligations. A conditional asset retirement obligation is an unconditional legal obligation to perform an activity in which the timing and / or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 requires an entity to recognize a liability for a conditional asset retirement obligation if the amount can be reasonably estimated. Adopting FIN 47 had an immaterial impact on the Partnership.

F1-10

  Investment in Starfish

        On March 31, 2005, the Partnership acquired its non-controlling, 50% interest in Starfish Pipeline Company, LLC ("Starfish") for $41.7 million, which is accounted for under the equity method. Differences between the Partnership's investment and its proportionate share of Starfish's reported equity are amortized based upon the respective useful lives of the assets to which the differences relate. For the year ended December 31, 2005, the Partnership received a dividend of $2.4 million, and accrued $1.5 million for a capital call. The Partnership's share of Starfish's loss in 2005 was $1.6 million.

        Our accounting policy requires us to evaluate operating losses, if any, and other factors that may have occurred, that may be indicative of a decrease in value of the investment which is other than temporary, and which should be recognized even though the decrease in value is in excess of what would otherwise be recognized by application of the equity method. The evaluation allows us to determine if an equity method investment should be impaired and that an impairment, if any, is fairly reflected in our financial statements

        The Partnership believes the equity method is an appropriate means for it to recognize increases or decreases measured by GAAP in the economic resources underlying the investments. Regular evaluation of these investments is appropriate to evaluate any potential need for impairment. It uses the following types of triggers to identify a loss in value of an investment that is other than a temporary decline. Examples of a loss in value may be identified by:

  •
  An inability to recover the carrying amount of the investment;

  •
  A current fair value of an investment that is less than its carrying amount; and

  •
  Other operational criteria that cause us to believe the investment may be worth less than otherwise accounted for by using the equity method.

  Intangible Assets

        The Partnership's intangible assets are comprised of customer contracts and relationships acquired in business combinations, recorded under the purchase method of accounting at their estimated fair values at the date of acquisition. Using relevant information and assumptions, management determines the fair value of acquired identifiable intangible assets. Fair value is generally calculated as the present value of estimated future cash flows using a risk-adjusted discount rate. The key assumptions include contract renewals, economic incentives to retain customers, historical volumes, current and future capacity of the gathering system, pricing volatility, and the discount rate. Amortization of intangibles with definite lives is calculated using the straight-line method over the estimated useful life of the intangible asset. The estimated economic life is determined by assessing the life of the assets to which the contracts and relationships relate, likelihood of renewals, competitive factors, regulatory or legal provisions, and maintenance and renewal costs.

F1-11

  Impairment of Long-Lived Assets

        The Partnership evaluates its long-lived assets, including intangibles, for impairment when events or changes in circumstances warrant such a review. A long-lived asset group is considered impaired when the estimated undiscounted cash flows from such asset group are less than the asset group's carrying value. In that event, a loss is recognized to the extent that the carrying value exceeds the fair value of the long-lived asset group. Fair value is determined primarily using estimated discounted cash flows. Management considers the volume of reserves behind the asset and future NGL product and natural gas prices to estimate cash flows. The amount of additional reserves developed by future drilling activity depends, in part, on expected natural gas prices. Projections of reserves, drilling activity and future commodity prices are inherently subjective and contingent upon a number of variable factors, many of which are difficult to forecast. Any significant variance in any of these assumptions or factors could materially affect future cash flows, which could result in the impairment of an asset.

        For assets identified to be disposed of in the future, the carrying value of these assets is compared to the estimated fair value, less the cost to sell, to determine if impairment is required. Until the assets are disposed of, an estimate of the fair value is re-determined when related events or circumstances change.

  Deferred Financing Costs

        Deferred financing costs, included in Other assets, are amortized over the estimated lives of the related obligations or, in certain circumstances, accelerated if the obligation is refinanced.

  Derivative Instruments

        SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, established accounting and reporting standards requiring that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded at fair value and included in the consolidated balance sheet as assets or liabilities. The accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative and the resulting designation, which is established at the inception. To the extent derivative instruments designated as cash flow hedges are effective, changes in fair value are recognized in other comprehensive income until the underlying hedged item is recognized in earnings. Effectiveness is evaluated by the derivative instrument's ability to offset changes in fair value or cash flows of the underlying hedged item. Any change in the fair value resulting from ineffectiveness is recognized immediately in earnings. Changes in the fair value of derivative instruments designated as fair value hedges, as well as the changes in the fair value of the underlying hedged item, are recognized currently in earnings. Any differences between the changes in the fair values of the hedged item and the derivative instrument represent gains or losses from ineffectiveness. To the extent that the Partnership elects hedge accounting treatment for specific derivatives, the Partnership formally documents, designates and assesses the effectiveness. As of December 31, 2005, no transactions had been designated for hedge accounting treatment. In general, the Partnership exempts those contracts that qualify as

F1-12

normal purchase and sale contacts from the mark-to-market requirements of SFAS 133. All other derivative instruments are marked-to-market through revenue.

  Fair Value of Financial Instruments

        Management believes the carrying amount of financial instruments, including cash, accounts receivable, accounts payable, accrued expenses, and other financial instruments approximates fair value because of the short-term maturity of these instruments. Management believes the carrying value of the Partnership's Credit Facility (Note 10) approximates fair value due to its variable interest rates. The estimated fair value of the Senior Notes (Note 10) was approximately $207.0 million and $225.0 million at December 31, 2005 and 2004, respectively, based on quoted market prices. Derivative instruments not designated as hedges (Note 11) are recorded at fair value, based on available market information.

  Revenue Recognition

        The Partnership generates the majority of its revenues from natural gas gathering and processing, NGL fractionation, transportation and storage, and crude oil gathering and transportation. While all of these services constitute midstream energy operations, the Partnership provides its services pursuant to six different types of arrangements. In many cases, the Partnership provides services under contracts that contain a combination of more than one of the arrangements. The following is a description of the Partnership's six arrangements.

  •
  Fee-based arrangements — Under fee-based arrangements, the Partnership receives a fee or fees for one or more of the following services: gathering, processing, and transmission of natural gas, transportation, fractionation and storage of NGLs, and gathering and transportation of crude oil. The revenue the Partnership earns from these contracts is directly related to the volume of natural gas, NGLs or crude oil that flows through its systems and facilities and is not directly dependent on commodity prices.

  •
  Percent-of-proceeds arrangements — Under percent-of-proceeds arrangements, the Partnership generally gathers and processes natural gas on behalf of producers, sells the resulting residue natural gas and NGLs at market prices and remits to the producers an agreed upon percentage of the proceeds based on an index price. In other cases, instead of remitting cash payments to the producer, MarkWest Energy delivers an agreed upon percentage of the residue gas and NGLs to the producer and sells the volumes it keeps to third parties at market prices.

  •
  Percent-of-index arrangements — Under percent-of-index arrangements, the Partnership generally purchases natural gas at either a percentage discount to a specified index price, a specified index price less a fixed amount or a percentage discount to a specified index price less an additional fixed amount. MarkWest Energy then gathers and delivers the natural gas to pipelines where it resells the natural gas at the index price.

F1-13

  •
  Keep-whole arrangements.    Under keep-whole arrangements, we gather natural gas from the producer, process the natural gas to extract NGLs, sell the NGLs to third parties and pay the producer, in the form of processed gas or its cash equivalent, for the full thermal equivalent volume of raw natural gas we received from the producer. Accordingly, our net operating margin is a function of the difference between the value of the extracted NGLs that we sell and the cost of the processed gas that would replace the thermal equivalent value of those NGLs. The profitability of these arrangements is subject not only to the commodity price risk of natural gas and NGLs but also to the price of natural gas relative to the price of NGLs. Our net operating margins increase under these arrangements when the value of NGLs is high relative to the cost of a thermal equivalent amount of natural gas, and our net operating margins decrease when the cost of natural gas is high relative to the value of a thermal equivalent amount of NGLs.

  •
  Settlement margin — Under settlement margin, the Partnership is allowed to retain a fixed percentage of the natural gas volume gathered to cover the compression fuel charges and deemed line losses. To the extent the Partnership's gathering systems are operated more efficiently than specified per contract allowance, we are entitled to retain the difference for its own account.

  •
  Condensate sales — During the gathering process, thermodynamic forces contribute to changes in operating conditions of the natural gas flowing through the pipeline infrastructure. As a result, hydrocarbon dew points are reached, causing condensation of hydrocarbons in the high-pressure pipelines. Under these arrangements, condensate collected in the system is retained by us and sold at market prices.

        Under all six arrangements, revenue is recognized at the time the product is delivered and title is transferred. It is upon delivery and title transfer that the Partnership meets all four revenue recognition criteria, and it is at such time that the Partnership recognizes revenue.

        The Partnership's assessment of each of the four revenue recognition criteria as they relate to its revenue producing activities is as follows:

        Persuasive evidence of an arrangement exists.    The Partnership's customary practice is to enter into a written contract, executed by both the customer and the Partnership.

        Delivery.    Delivery is deemed to have occurred at the time the product is delivered and title is transferred, or in the case of fee-based arrangements, when the services are rendered. To the extent we retain our equity liquids as inventory, delivery occurs when the inventory is subsequently sold and title is transferred to the third party purchaser.

        The fee is fixed or determinable.    The Partnership negotiates the fee for its services at the outset of its fee-based arrangements. In these arrangements, the fees are nonrefundable. The fees are generally due within ten days of delivery or services rendered. For other arrangements, the amount of revenue is determinable when the sale of the applicable product has been completed

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upon delivery and transfer of tile. Proceeds from the sale of products are generally due in ten days.

        Collectibility is probable.    Collectibility is evaluated on a customer-by-customer basis. New and existing customers are subject to a credit review process, which evaluates the customers' financial position (e.g. cash position and credit rating) and their ability to pay. If collectibility is not considered probable at the outset of an arrangement in accordance with the Partnership's credit review process, revenue is recognized when the fee is collected.

        Certain revenue from sales of customer gas to a third-party processor is recognized net, under EITF 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, as the Partnership earns a fixed amount and does not take ownership of the gas.

        Gas volumes received may be different from gas volumes delivered, resulting in gas imbalances. The Partnership records a receivable or payable for such imbalances based upon the contractual terms of the purchase agreements. The Partnership had an imbalance payable of $2.6 million and $0.1 million and an imbalance receivable of $2.7 million and $1.4 million at December 31, 2005 and 2004, respectively. Revenues for the transportation of crude are based upon regulated tariff rates and the related transportation volumes and are recognized when delivery of crude is made to the purchaser or other common carrier pipeline. As described above, changes in the fair value of commodity derivative instruments are recognized currently in revenue.

  Incentive Compensation Plans

        The Partnership has elected to continue to measure compensation costs for unit-based employee compensation plans as prescribed by Accounting Principles Board ("APB") No. 25, Accounting for Stock Issued to Employees, as permitted under SFAS No. 123, Accounting for Stock Based Compensation, and SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure.

        The Partnership issues restricted units under the MarkWest Energy Partners, L.P. Long-Term Incentive Plan. A restricted unit is a "phantom" unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or, at the discretion of the Compensation Committee, cash equivalent to the value of a common unit. In accordance with APB 25, the Partnership applies variable accounting for the plan because a phantom unit is an award to employees entitling them to increases in the market value of the Partnership's units subsequent to the date of grant without issuing units to the employees, similar to a stock appreciation right. As a result, the Partnership is required to mark to market the awards at the end of each reporting period. Compensation expense is measured for the phantom unit grants using the market price of MarkWest Energy Partners' common units on the date the units are granted. The fair value of the units awarded is amortized into earnings over the period of service, adjusted quarterly for the change in the fair value of the unvested units granted. The phantom units vest over a stated period. Vesting is accelerated for certain employees, if specified performance measures are met. The accelerated vesting criteria provisions are based on annualized distribution goals. If the

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Partnership's distributions are at or above the goal for a certain number of consecutive quarters, vesting of the employee's phantom units is accelerated. The vesting of any phantom units, however, may not occur until at least one year following the date of grant. The general partner of the Partnership may also elect to accelerate the vesting of outstanding awards, which results in an immediate charge to operations for the unamortized portion of the award.

        MarkWest Hydrocarbon also has entered into arrangements with certain of its employees and directors. These arrangements are referred to as the Participation Plan. Under the Participation Plan, MarkWest Hydrocarbon sells subordinated partnership units of the Partnership and interests in the Partnership's general partner to employees and directors of MarkWest Hydrocarbon under a purchase-and-sale agreement. In accordance with the provisions of APB 25, the Participation Plan is accounted for as a variable plan. Since the employees and directors are 100% vested (except for two non-executives who have restricted general partnership interests) on the date they purchase the subordinated units or general partner interests, compensation expense for the subordinated units is measured as the difference in the market value of the subordinated Partnership units and the amount paid by those individuals. Compensation related to the general partner interest is calculated as the difference in the formula value and the amount paid by those individuals. The formula value is the amount MarkWest Hydrocarbon would have to pay the directors and employees to repurchase the general partner interests and is based on the current market value of the Partnership's common units and the current quarterly distribution paid. Increases or decreases in the market value of the subordinated units and the formula value of the general partner interests between the date they are acquired and the end of each reporting period result in a change in the measure of compensation, which is reflected currently in operations.

        Under Topic 1-B of the codification of the Staff Accounting Bulletins, Allocation of Expenses And Related Disclosure In Financial Statements of Subsidiaries, Divisions Or Lesser Business Components of Another Entity, compensation expense related to services provided by MarkWest Hydrocarbon's employees and directors recognized under the Participation Plan should be allocated to the Partnership. The allocation is based on the percent of time that each employee devotes to the Partnership. Compensation attributable to interests that were sold to individuals who serve on both the Partnership's board of directors and on the board of directors of MarkWest Hydrocarbon is allocated equally.

        These charges are included in selling, general and administrative expenses. Assuming the compensation cost for the Long-Term Incentive Plan and the Participation Plan had been determined based on the fair-value methodology of SFAS No. 123, the net income and earnings per share would have been the same as reported on the financial statements for the years ended December 31, 2005, 2004, and 2003, respectively.

  Income Taxes

        The Partnership is not a taxable entity for federal income tax purposes. As such, the Partnership does not directly pay federal income tax. The Partnership's taxable income or loss, which may vary substantially from the net income or loss reported in the consolidated statement of

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income, is includable in the federal income tax returns of each partner. The aggregate difference in the basis of the Partnership's net assets for financial and income tax purposes cannot be readily determined as the Partnership does not have access to information about each partner's tax attributes related to the Partnership.

  Comprehensive Income

        Comprehensive income includes net income and other comprehensive income (loss), which includes unrealized gains and losses on commodity or interest rate derivative financial instruments accounted for as hedges.

  Earnings Per Unit

        Except as discussed in the following paragraph, basic and diluted net income per limited partner unit is calculated by dividing net income, after deducting the amount allocated to the general partner's interest, by the weighted-average number of limited partner common and subordinated units outstanding during the period.

        Emerging Issues Task Force Issue No. 03-06 ("EITF 03-06") "Participating Securities and the Two-Class Method under FASB Statement No. 128" addresses the computation of earnings per share by entities that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the entity. EITF 03-06 provides that the general partner's interest in net income is to be calculated based on the amount that would be allocated to the general partner if all the net income for the period were distributed, and not on the basis of actual cash distributions for the period. The application of EITF 03-06 may have an impact on earnings per limited partner unit in future periods if there are material differences between net income and actual cash distributions or if other participating securities are issued.

        The general partner's interest in net income consists of its 2.0 percent general partner interest and "incentive distributions," which are increasing percentages, up to 50 percent of quarterly distributions in excess of $0.75 per limited partner unit (see Note 14). The general partner was allocated net income of $0.2 million (representing 10.3 percent of total net income for the period) for the year ended December 31, 2005, $10.7 million (representing 107.2 percent of total net income for the period) for the year ended December 31, 2004, and $5.4 million (representing 113.7 percent of total net income for the period) for the year ended December 31, 2003. Diluted net income per limited partner unit is calculated by dividing net income applicable to limited partners' by the sum of the weighted-average number of common and subordinated units outstanding and the dilutive effect of incentive unit awards (see Note 12), as calculated by the treasury stock method.

        The following table sets forth the computation of basic and diluted earnings per limited partner unit. The net income available to limited partners and the weighted average to those used

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to compute diluted net income per limited partner unit for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003
Numerator for basic and diluted earnings per limited partner unit:
Net income	$2,355	$9,962	$4,759
Adjustments:
General partner's incentive distribution paid	(4,163)	(1,355)	(40)
Participation plan/depreciation special allocations (see Note 12)	2,055	2,296	804

Subtotal	247	10,903	5,523
General partner's 2% interest	(5)	(218)	(110)

Net income to limited partners	$242	$10,685	$5,413

Denominator:
Denominator for basic earnings per limited partner unit — weighted average number of limited partner units	10,895	8,151	5,722
Effect of dilutive securities:
Weighted-average of restricted units outstanding	34	26	51

Denominator for diluted earnings per limited partner unit — weighted average number of limited partner units	10,929	8,177	5,773

Basic net income per limited partner unit	$0.02	$1.31	$0.95

Diluted net income per limited partner unit	$0.02	$1.31	$0.94

  Recent Accounting Pronouncements

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment. This statement addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise, or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. SFAS No. 123(R) requires an entity to recognize the grant-date fair-value of stock options and other equity-based compensation issued to employees in the income statement. The revised Statement requires that an entity account for those transactions using the fair-value-based method, and eliminates the intrinsic value method of accounting in APB 25, Accounting for Stock Issued to Employees, which was permitted under SFAS No. 123, as originally issued. The revised Statement requires entities to disclose information about the nature of the share-based payment transactions and the effects of those transactions on the financial statements. SFAS 123(R) is effective for public companies for the first fiscal year beginning after December 31, 2005. All public companies must use either the modified prospective or the modified retrospective transition method. The Partnership has not yet evaluated the impact of the adoption of this pronouncement, which must be adopted in the first quarter of calendar

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year 2006. On March 29, 2005, the SEC staff issued SAB No. 107, Share-Based Payment, to express the views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and to provide the staff's views regarding the valuation of share-based payment arrangements for public companies. It will take into consideration the additional guidance provided by SAB 107 in connection with the implementation of SFAS No. 123(R).

        In May 2005, the FASB issued SFAS No. 154, "Accounting for Changes and Error Corrections — a Replacement of APB Opinion No. 20 and FASB Statement No. 3" (SFAS 154). SFAS 154 requires retrospective application of voluntary changes in accounting principles, unless impracticable. SFAS 154 supersedes the guidance in APB Opinion No. 20 and SFAS No. 3, but does not change any transition provisions of existing pronouncements. Generally, elective accounting changes will no longer result in a cumulative effect of a change in accounting in the income statement, because the effects of any elective changes will be reflected as prior period adjustments to all periods presented. SFAS 154 will be effective beginning in fiscal 2006 and will affect any accounting changes that the Partnership elects to make thereafter.

        In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140" ("SFAS 155"). This statement amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" and resolves issues addressed in SFAS 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interest in Securitized Financial Assets." This Statement: (a) permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; (b) clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133; (c) establishes a requirement to evaluate beneficial interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; (d) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and, (e) eliminates restrictions on a qualifying special-purpose entity's ability to hold passive derivative financial instruments that pertain to beneficial interests that are or contain a derivative financial instrument. The standard also requires presentation within the financial statements that identifies those hybrid financial instruments for which the fair value election has been applied and information on the income statement impact of the changes in fair value of those instruments. The Partnership is required to apply SFAS 155 to all financial instruments acquired, issued or subject to a remeasurement event beginning January 1, 2007, although early adoption is permitted as of the beginning of an entity's fiscal year. The provisions of SFAS 155 are not expected to have an impact recorded at adoption.

3.    Acquisitions

  Javelina Acquisition

        On November 1, 2005, for consideration of $357.0 million, plus $41.3 million for net working capital, the Partnership acquired equity interests in Javelina Company, Javelina Pipeline Company

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and Javelina Land Company, L.L.C., which were 40%, 40% and 20%, respectively, owned by subsidiaries of El Paso Corporation, Kerr-McGee Corporation, and Valero Energy Corporation. The Corpus Christi, Texas, gas-processing facility treats and processes off-gas from six local refineries, two of which are owned by Valero Energy Corporation, two by Koch Industries, Inc. and two by Citgo Petroleum Corporation. The facility was constructed in 1989 to recover up to 28,000 barrels per day of NGLs. The facility currently processes approximately 125 to 130 MMcf/d of inlet gas, but it is expected to process up to its capacity of 142 MMcf/d as refinery output continues to grow. The Partnership and the seller are still negotiating the final value of the acquired working capital, so the purchase price may change upon settlement.

  Starfish Joint Venture

        On March 31, 2005, the Partnership completed the acquisition of a 50% non-operating membership interest in Starfish Pipeline Company, LLC, ("Starfish") from an affiliate of Enterprise Products Partners L.P. for $41.7 million. During the first quarter of 2005, the Partnership borrowed $40.0 million from its credit facility to finance the acquisition. Starfish is a joint venture with Enbridge Offshore Pipelines LLC, which the Partnership accounts for using the equity method. Starfish owns the FERC-regulated Stingray natural gas pipeline, and the unregulated Triton natural gas-gathering system and West Cameron dehydration facility. All are located in the Gulf of Mexico and southwestern Louisiana.

  East Texas System Acquisition

        On July 30, 2004, the Partnership completed the East Texas System acquisition of American Central Eastern Texas' Carthage gathering system and gas-processing assets, located in East Texas, for approximately $240.7 million. The Partnership's consolidated financial statements include the results of operations of the Carthage gathering system from July 30, 2004. At the time of acquisition, the acquired assets consisted of gathering systems and associated compression facilities. Additionally, the Partnership completed construction of a processing facility and related NGL pipeline in December 2005, both of which commenced operations on January 1, 2006.

        In conjunction with the closing of the acquisition, the Partnership completed a private offering of 1,304,438 common units, at $34.50 per unit, representing approximately $45.0 million in proceeds after transaction costs of approximately $0.9 million and including a contribution from the general partner of $0.9 million to maintain its ownership interest. In addition, the Partnership amended and restated the credit facility, increasing the maximum lending limit from $140.0 million to $315.0 million. The credit facility included a $265.0 million revolving facility and a $50.0 million term loan facility. The Partnership used the proceeds from the private offering and borrowings of $195.7 million under the credit facility to finance the East Texas System acquisition.

  Hobbs Lateral Acquisition

        On April 1, 2004, the Partnership acquired the Hobbs Lateral pipeline for approximately $2.3 million. The Hobbs Lateral consisted of a four-mile pipeline, with a capacity of 160 million

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cubic feet of natural gas per day, connecting the Northern Natural Gas interstate pipeline to Southwestern Public Service's Cunningham and Maddox power-generating stations in Hobbs, New Mexico. The Hobbs Lateral is a New Mexico intrastate pipeline regulated by the Federal Energy Regulatory Commission.

  Michigan Crude Pipeline

        On December 18, 2003, the Partnership completed the acquisition of Shell Pipeline Company, LP's and Equilon Enterprises, LLC's Michigan Crude Gathering Pipeline, for approximately $21.3 million. The results of operations of the system have been included in the Partnership's consolidated financial statements since December 18, 2003. The $21.3 million purchase price was financed through borrowings under the Partnership's line of credit.

        The system is a common carrier Michigan pipeline and gathers light crude oil from wells. The system extends from production facilities near Manistee, Michigan, to a storage facility near Lewiston, Michigan. The trunk line consisted of approximately 150 miles of pipe. Crude oil is gathered into the system from 57 injection points, including 52 central production facilities and five truck unloading facilities. The oil is transported for a fee to the Lewiston station where it is batch injected into a third-party Lakehead Pipeline, which then transports the crude oil to refineries in Sarnia, Ontario, Canada.

  Western Oklahoma Acquisition

        On December 1, 2003, the Partnership completed the acquisition of American Central Western Oklahoma Gas Company, L.L.C. for approximately $38.0 million, financed through borrowings under the credit facility. Results of operations of the acquired assets have been included in the Partnership's consolidated financial statements since that date.

        The assets acquired include the Foss Lake gathering and processing system located in the western Oklahoma counties of Roger Mills and Custer. The acquired gathering system was comprised of approximately 167 miles of pipeline, connected to approximately 270 wells, and 11,000 horsepower of compression facilities. The assets also included the Arapaho gas processing plant.

  Lubbock Pipeline Acquisition

        Effective September 2, 2003, the Partnership, through its wholly owned subsidiary, MarkWest Pinnacle L.P., completed the acquisition of a 68-mile intrastate gas transmission pipeline near Lubbock, Texas, from a subsidiary of ConocoPhillips for approximately $12.2 million. The transaction was financed through borrowings under the credit facility. The results of operations of the Lubbock Pipeline have been included in the Partnership's consolidated financial statements since that date.

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  Pinnacle Acquisition

        On March 28, 2003, the Partnership completed the acquisition of Pinnacle Natural Gas Company, Pinnacle Pipeline Company, PNG Transmission Company, Inc., PNG Utility Company and Bright Star Gathering, Inc. (collectively, "Pinnacle"). The assets acquired were comprised of three lateral natural gas pipelines and twenty gathering systems. Pinnacle's results of operations have been included in the Partnership's consolidated financial statements since that date. The purchase price of $39.9 million was financed through borrowing under the Partnership's line of credit.

        The following table summarizes the costs and allocations of the above acquisitions (in thousands):

	Pinnacle	Lubbock Pipeline	Western Oklahoma	Michigan Crude Pipeline	Hobbs Lateral	East Texas	Javelina
Acquisition Costs:
Cash consideration	$39,471	$12,200	$37,850	$21,155	$2,300	$240,269	$396,336
Direct acquisition costs	450	—	101	128	—	457	2,009

Totals:	$39,921	$12,200	$37,951	$21,283	$2,300	$240,726	$398,345

Allocation of acquisition costs:
Current Assets	$10,643	—	—	—	—	$65	$111,679
Customer contracts and relationships	—	—	—	—	—	165,379	194,150
Property, plant and equipment	38,223	12,200	37,951	21,283	2,300	76,012	162,859
Liabilities assumed	(8,945)	—	—	—	—	(730)	(70,343)

Totals:	$39,921	$12,200	$37,951	$21,283	$2,300	$240,726	$398,345

  Pro Forma Results of Operations (Unaudited)

        The following table reflects the unaudited pro forma consolidated results of operations for the years ended December 31, 2005, 2004 and 2003, as though the Starfish and Gulf Coast acquisitions had occurred on January 1, 2004, and the East Texas System, Michigan Crude Pipeline, Western Oklahoma, Lubbock and Pinnacle acquisitions had occurred on January 1, 2003.

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The unaudited pro forma results have been prepared for comparative purposes only and may not be indicative of future results.

	Year Ended December 31,
	2005	2004	2003
	(in thousands, except per unit amounts)
Revenue	$754,948	$607,893	$209,699
Net income (loss)	$(5,492)	$20,464	$(4,233)
Net income (loss) — limited partners	$(7,007)	$20,591	$(3,380)
Net income (loss) per limited partner unit:
Basic	(0.64)	$1.94	$(0.32)
Diluted	(0.64)	$1.93	$(0.32)
Weighted average units outstanding:
Basic	10,895	10,629	10,589
Diluted	10,929	10,655	10,640

4.    Significant Customers and Concentration of Credit Risk

        For the years ended December 31, 2005, 2004 and 2003, the Appalachia segment's sales to MarkWest Hydrocarbon accounted for 13%, 20%, and 42% of Partnership revenues, respectively. As of December 31, 2005 and 2004, the Partnership had $7.9 million and $5.8 million, respectively, of accounts receivable from MarkWest Hydrocarbon. Consequently, matters affecting the business and financial condition of MarkWest Hydrocarbon, including its operations, management, customers, and vendors, have the potential to affect the Partnership. The Partnership's business is concentrated within the Appalachian Basin, southwest United States and Michigan geographic areas. Changes and events within these regions have the potential to affect the Partnership.

        For the years ended December 31, 2005, 2004 and 2003, the Other Southwest segment had sales to one other customer accounting for 14%, 20%, and 20% of Partnership revenues, respectively. The Partnership had $5.5 million and $3.6 million, respectively, receivable from this customer as of December 31, 2005 and 2004.

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5.    Receivables and Other Current Assets

        Receivables consist of the following (in thousands):

	December 31,
	2005	2004
Trade, net	$100,894	$34,864
Other	9,144	7,026

Total receivables	$110,038	$41,890

        Other current assets consist of the following (in thousands):

	December 31,
	2005	2004
Customer margin deposits	$2,600	$—
Prepaid fuel	3,614	151
Prepaid other	647	360

Total other assets	$6,861	$511

6.    Properties, Plant and Equipment

        Property, plant and equipment consist of:

	December 31,
	2005	2004
	(in thousands)
Gas gathering facilities	$212,042	$160,763
Gas processing plants	213,943	56,239
Fractionation and storage facilities	22,882	22,112
Natural gas pipelines	42,246	38,167
Crude oil pipelines	19,070	18,499
NGL transportation facilities	4,433	4,381
Land, building and other equipment	10,987	6,510
Construction in-progress	41,491	28,759

	567,094	335,430
Less: Accumulated depreciation	(74,133)	(54,795)

Total property, plant and equipment, net	$492,961	$280,635

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        The Partnership capitalizes interest on major projects during construction. For the years ended December 31, 2005 and 2004, the Partnership capitalized interest of $2.1 million and $0.8 million, respectively. The Partnership did not capitalize interest for the year ended December 31, 2003, as there were no major construction projects.

  Cobb Processing Plant

        During 2003, the Partnership entered into an agreement with MarkWest Hydrocarbon for the construction of a new Cobb processing plant. Initially, the Partnership expected the construction costs of the new plant and the costs to decommission and dismantle the old plant to be approximately $2.1 million. In the third quarter of 2004, this estimate was revised to $3.6 million to construct the new plant and $0.5 million to decommission and dismantle the old plant. Construction was completed in the second quarter of 2005 at a cost of $3.6 million. Upon the completion of the new plant, the Partnership ceased operating the old Cobb processing plant.

        As of December 31, 2003, and in accordance with SFAS No. 144, the Partnership determined that the carrying value of the old processing plant of $1.4 million exceeded its estimated fair value of $0.3 million. Consequently, the Partnership has reflected an impairment of $1.1 million in the statement of operations for the year ended December 31, 2003.

        On December 31, 2004, the general partner and the Partnership amended the Partnership Agreement to provide for the contribution of $1.7 million by the general partner. In exchange for the contribution, the amendment specifies that the first $1.7 million of depreciation deductions attributable to the new plant will be allocated to the general partner. For the years ended December 31, 2005 and 2004, costs of $0.4 million and $0.6 million, respectively, have been funded by MarkWest Energy GP, L.L.C., which amounts have been reflected as an increase in partners' capital.

7.    Intangible Assets

        The Partnership's intangible assets at December 31, 2005 and 2004, are comprised of customer contracts and relationships, as follows (in thousands):

	December 31, 2005			December 31, 2004
Description	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net	Useful Life
East Texas	$165,379	$11,740	$153,639	$165,379	$3,446	$161,933	20 years
Javelina	194,150	1,293	192,857	—	—	—	25 years
Other	288	288	—	288	220	68	1 year

Total:	$359,817	$13,321	$346,496	$165,667	$3,666	$162,001

        Amortization expense related to the intangible assets was $9.7 million, $3.6 million and $0.0 million for the years ended December 31, 2005, 2004 and 2003.

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        Estimated future amortization expense related to the intangible assets at December 31, 2005, is as follows (in thousands):

Year ending December 31:
2006	$16,035
2007	16,035
2008	16,035
2009	16,035
2010	16,035
Thereafter	266,321

Total	$346,496

8.    Accrued Liabilities

        Accrued liabilities consist of the following (in thousands):

	December 31,
	2005	2004
Product and operations	$5,967	$7,373
Customer obligations	3,380	3,773
Professional services	1,736	517
Taxes (other than income tax)	2,183	1,078
Interest	3,233	2,876
Javelina working capital adjustment	5,402	—
Starfish contribution	1,486	—
Construction in progress	2,652	2,602
Deferred income	223	290
Other	1,230	820

Total accrued liabilities	$27,492	$19,329

9.    Asset Retirement Obligation

        The Partnership's assets subject to asset retirement obligations are primarily certain gas-gathering pipelines and processing facilities, a crude oil pipeline and other related pipeline assets. The Partnership also has land leases that require the Partnership to return the land to its original condition upon the termination of the lease. In connection with the adoption of SFAS 143, the Partnership reviewed current laws and regulations governing obligations for asset retirements and leases, as well as the Partnership's leases and other agreements.

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        The following is a reconciliation of the changes in the asset retirement obligation from January 1, 2003, to December 31, 2005 (in thousands):

Asset retirement obligation as of January 1, 2003	$—
Change in estimated asset retirement obligation	450
Asset retirement obligation as of December 31, 2003	450
Liability accrued in connection with East Texas acquisition	377
Accretion expense	13
Asset retirement obligation as of December 31, 2004	840
Accrued liabilities	553
Accretion expense	159
Liabilities settled	(450)

Asset retirement obligation as of December 31, 2005	$1,102

        At January 1 and December 31, 2005 and 2004, there were no assets legally restricted for purposes of settling asset retirement obligations.

10.    Long-Term Debt

        Long-Term Debt as of December 31, 2005 and 2004, is summarized below:

	2005	2004
	(in thousands)
Partnership Credit Facility
Term loan, 8.75% interest at December 31, 2005, due December 2010	$365,000	$—
Revolver facility, 8.75% interest at December 31, 2005, due December 2010	14,000	—
Senior Notes
Senior Notes, 6.875% interest, due November 2014	225,000	225,000
	604,000	225,000
Less: obligations due in one year	(2,738)	—

Total long-term debt	$601,262	$225,000

  Partnership Credit Facility

        On December 29, 2005, MarkWest Energy Operating Company, L.L.C., a wholly owned subsidiary of MarkWest Energy Partners L.P., entered into the fifth amended and restated credit agreement ("Partnership Credit Facility"), which provides for a maximum lending limit of $615.0 million for a five-year term. The credit facility includes a revolving facility of $250.0 million and a $365.0 million term loan. The credit facility is guaranteed by the Partnership and all of the Partnership's subsidiaries and is collateralized by substantially all of the Partnership's assets and

F1-27

those of its subsidiaries. The borrowings under the credit facility bear interest at a variable interest rate, plus basis points. The variable interest rate is typically based on the London Inter Bank Offering Rate ("LIBOR"); however, in certain borrowing circumstances the rate would be based on the higher of a) the Federal Funds Rate plus 0.5 to 1.0%, and b) a rate set by the Facility's administrative agent, based on the U.S. prime rate. The basis points vary based on the ratio of the Partnership's Consolidated Debt (as defined in the Partnership Credit Facility) to Consolidated EBITDA (as defined in the Partnership Credit Facility), ranging from 0.50% to 1.50% for Base Rate loans, and 1.50% to 2.50% for Eurodollar Rate loans. The basis points will increase by 0.50% during any period (not to exceed 270 days) where the Partnership makes an acquisition for a purchase price in excess of $50.0 million ("Acquisition Adjustment Period"). The 8.75% rate at December 31, 2005, was converted to 6.65%, a LIBOR-based rate, on January 5, 2006.

        Under the provisions of the Partnership Credit Facility, the Partnership is subject to a number of restrictions on its business, including restrictions on its ability to grant liens on assets; make or own certain investments; enter into any swap contracts other than in the ordinary course of business; merge, consolidate or sell assets; incur indebtedness (other than subordinated indebtedness); make distributions on equity investments; and declare or make, directly or indirectly, any restricted payments.

        The Partnership Credit Facility also contains covenants requiring the Partnership to maintain:

  •
  a ratio of not less than 2.00 to 1.00 of Consolidated EBITDA to consolidated interest expense for any fiscal quarter-end increasing to 3.00 to 1.00 upon the first to occur of September 30, 2006 or the first fiscal quarter-end following the Partnership raising at least $175.0 million in aggregate proceeds from equity offerings;

  •
  a ratio of not more than 6.50 to 1.00 of total consolidated debt to Consolidated EBITDA for any fiscal quarter-end decreasing to 5.25 to 1.00 upon the first to occur of September 30, 2006 or the first fiscal quarter-end following the Partnership raising at least $175.0 million in aggregate proceeds from equity offerings;

  •
  a ratio of not more than 4.75 to 1.00 of consolidated senior debt to Consolidated EBITDA for any fiscal quarter-end decreasing to 3.75 to 1.00 upon the first to occur of September 30, 2006 or the first fiscal quarter-end following the Partnership raising at least $175.0 million in aggregate proceeds from equity offerings and

  •
  Both the total debt and senior debt ratios contain adjustment clauses during any Acquisition Adjustment Period.

        These covenants are used to calculate the available borrowing capacity on a quarterly basis. The Partnership incurs a commitment fee on the unused portion of the credit facility at a rate between 30.0 and 50.0 basis points based upon the ratio of Consolidated Senior Debt (as defined in the Partnership Credit Facility) to Consolidated EBITDA (as defined in the Partnership Credit Facility). The term loan portion of the facility is paid in quarterly installments on the last business day of March, June, September and December, with the remaining balance payable on

F1-28

December 29, 2010. The revolver portion of the facility matures on December 29, 2010. The Partnership's Credit Facility also contains provisions requiring prepayments from certain Net Cash Proceeds (as defined in the Partnership Credit Facility) received from certain triggering sales that have not been reinvested within one hundred eighty days, Equity Offerings (as defined in the Partnership Credit Facility) and loan proceeds in excess of $15.0 million from a Senior Debt Offering. In addition, commencing with the fiscal year ending December 31, 2006, and annually thereafter, the Partnership is required to make a mandatory prepayment equal to fifty percent of Excess Cash Flow within ninety days of each fiscal year end. Excess Cash Flow means quarterly, the amount, not less than zero, equal to consolidated cash flow from operations for such quarter, minus the sum of (i) capital expenditures for such quarter, (ii) principal and interest payments on indebtedness actually made during such quarter and (iii) the Partnership's distributions made during such quarter.

        The Javelina Acquisition (see Note 3) was funded through the fourth amended and restated credit agreement, which provided for a maximum lending limit of $500.0 million for a term of one year, comprised of a revolving facility of $100.0 million and a $400.0 million term loan. The fourth amended and restated credit agreement had terms similar to the new credit facility. In the fourth quarter of 2005, the Partnership completed two private placement offerings to repay a portion of the funds borrowed (see Note 14).

        In October 2004 the Operating Company, coincident with the issuance of the Senior Notes, discussed below, entered into the third amended and restated credit agreement ("Old Credit Facility"), which provided for a maximum lending limit of $200.0 million for a term of five years. The Old Credit Facility included a revolving facility of $200.0 million. The borrowings under the Old Credit Facility carried interest at a variable interest rate based on one of two indices that include either (i) LIBOR plus an applicable margin, which was fixed at a rate of 2.75% for the first two quarters following the closing of the credit facility or (ii) Base Rate (as defined for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% or (b) the rate of interest in effect for such day as publicly announced from time to time by the administrative agent of the debt as its "prime rate") plus an applicable margin, which margin is fixed at a rate of 2.00% for the first two quarters following the closing of the credit facility. After that period, the applicable margin adjusted quarterly based on the ratio of funded debt to EBITDA (as defined in the credit agreement). For the years ended December 31, 2005, 2004 and 2003, the weighted average interest rate on the Old Credit Facility was 7.02%, 4.48% and 4.69%, respectively.

  Senior Notes

        In October 2004 the Partnership and its subsidiary, MarkWest Energy Finance Corporation, issued $225.0 million in senior notes at a fixed rate of 6.875%, payable semi-annually in arrears on May 1 and November 1, commencing on May 1, 2005. The notes mature on November 2, 2014. The Partnership may redeem some or all of the notes at any time on or after November 1, 2009, at certain redemption prices together with accrued and unpaid interest to the date of redemption.

F1-29

The Partnership may redeem all of the notes at any time prior to November 1, 2009, at a make-whole redemption price. In addition, prior to November 1, 2007, the Partnership may redeem up to 35% of the aggregate principal amount of the notes with the proceeds of certain equity offerings at a stated redemption price. The Partnership must offer to repurchase the notes at a specified price if it a) sells certain assets and does not reinvest the proceeds or repay senior indebtedness, or b) the Partnership experiences specific kinds of changes in control. Each of the Partnership's existing subsidiaries, other than MarkWest Energy Finance Corporation, has guaranteed the notes jointly and severally and fully and unconditionally. The notes are senior unsecured obligations equal in right of payment with all of the Partnership's existing and future senior debt. These notes are senior in right of payment to all of the Partnership's future subordinated debt but effectively junior in right of payment to its secured debt to the extent of the assets securing the debt, including the Partnership's obligations in respect of its Partnership Credit Facility. The proceeds from these notes were used to pay down the Partnership's outstanding debt under its credit facility.

        The indenture governing the senior notes limits the activity of the Partnership and its restricted subsidiaries. The provisions of such indenture places limits on the ability of the Partnership and its restricted subsidiaries to incur additional indebtedness; declare or pay dividends or distributions or redeem, repurchase or retire equity interests or subordinated indebtedness; make investments; incur liens; create any consensual limitation on the ability of the Partnership's restricted subsidiaries to pay dividends, make loans or transfer property to the Partnership; engage in transactions with the Partnership's affiliates; sell assets, including equity interests of the Partnership's subsidiaries; make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any subordinated obligation or guarantor subordination obligation (except principal and interest at maturity); and consolidate, merge or transfer assets. Subject to compliance with certain covenants, the Partnership may issue additional notes from time to time under the indenture pursuant to Rule 144A and Regulation S under the Securities Act of 1933.

        The Partnership agreed to file an exchange offer registration statement or, under certain circumstances, a shelf registration statement, pursuant to a registration rights agreement relating to the 2004 senior notes. The Partnership failed to complete the exchange offer in the time provided for in the subscription agreements (April 26, 2005) and, as a consequence, is incurring an interest rate penalty of 0.5% annually, increasing 0.25% every 90 days thereafter up to 1%, until such time as the exchange offer is completed. As of December 31, 2005, the Partnership was being charged an interest rate penalty of 1%. As discussed further in Note 17, the registration statement was filed on January 17, 2006, and the interest penalty will cease on March 7, 2006.

F1-30

        The aggregate minimum principal payments on long-term debt are as follows, as of December 31, exclusive of any prepayments related to Excess Cash Flow (in thousands):

2006	$2,738
2007	3,650
2008	3,650
2009	3,650
2010	365,312
2011 and thereafter	225,000

$604,000

11.    Derivative Financial Instruments

  Commodity Instruments

        The Partnership's primary risk management objective is to reduce volatility in its cash flows arising from changes in commodity prices related to future sales of natural gas, NGLs and crude oil. Swaps and futures contracts may allow the Partnership to reduce volatility in its margins, because losses or gains on the derivative instruments are generally offset by corresponding gains or losses in the Partnership's physical positions. A committee, including members of senior management of the general partner of the Partnership, oversees all of the Partnership's hedging activity.

        The Partnership may utilize a combination of fixed-price forward contracts, fixed-for-floating price swaps and options available in the over-the-counter ("OTC") market, and futures contracts traded on the New York Mercantile Exchange ("NYMEX"). The Partnership enters into OTC swaps with financial institutions and other energy company counterparties. The Partnership conducts a standard credit review on counterparties and has agreements containing collateral requirements, where deemed necessary. The Partnership uses standardized swap agreements that allow for offset of positive and negative exposures. The Partnership may be subject to margin deposit requirements under some of its agreements.

        The use of derivative instruments may expose us to the risk of financial loss in certain circumstances, including instances when (i) NGLs do not trade at historical levels relative to crude oil, (ii) sales volumes are less than expected, requiring market purchases to meet commitments, or (iii) our OTC counterparties fail to purchase or deliver the contracted quantities of natural gas, NGLs or crude oil or otherwise fail to perform. To the extent that the Partnership engages in hedging activities, it may be prevented from realizing the benefits of favorable price changes in the physical market; however, it is similarly insulated against unfavorable changes in such prices.

F1-31

        As part of an ongoing comprehensive risk management plan designed to manage risk and stabilize future cash flows, the Partnership has entered into the following derivative instruments that settle monthly through December 31, 2007.

Costless Collars:	Period	Floor	Cap
Crude Oil — 500 Bbl/d	2006	$57.00	$67.00
Crude Oil — 250 Bbl/d	2006	$57.00	$67.00
Crude Oil — 205 Bbl/d	2006	$57.00	$65.10
Propane — 20,000 Gal/d	2006	$0.90	$0.99
Propane — 10,000 Gal/d	2006	$0.97	$1.15
Propane — 12,750 Gal/d	Jan - June 2006	$0.90	$1.01
Ethane — 22,950 Gal/d	2006	$0.65	$0.80
Natural Gas — 1,575 Mmbtu/d	Jan - Mar 2006	$9.00	$11.40
Natural Gas — 1,575 Mmbtu/d	April - Oct 2006	$8.50	$10.05
Natural Gas — 1,575 Mmbtu/d	Nov - Mar 2007	$9.00	$12.50
Natural Gas — 645 Mmbtu/d	Jan - Mar 2006	$8.86	$15.21
Natural Gas — 645 Mmbtu/d	April - June 2006	$6.71	$12.46

        In 2003, the Partnership hedged its natural gas price risk in Other Southwest by entering into fixed-for-floating price swaps that settled monthly through December 2005.

        The impact of commodity derivative instruments on the Partnership's results of operations and financial position are summarized below (in thousands):

	Year ended December 31,
	2005	2004	2003
Realized gains (losses) — revenue	$(1,194)	$(749)	$(713)
Unrealized gains (losses) — revenue	(657)	(71)	(67)
Other comprehensive income — changes in fair value	68	(265)	(500)
Other comprehensive income — settlement	246	749	713
	December 31,
	2005	2004
Unrealized losses — current liability	$728	$385
Accumulated other comprehensive income (loss)	—	(314)

F1-32

  Interest rate swap

        The Partnership discontinued an interest rate hedge in the year ended December 31, 2004, resulting in $0.4 million, included in accumulated other comprehensive loss, being reclassified into earnings.

12.    Incentive Compensation Plans

MarkWest Energy Partners, L.P. Long-Term Incentive Plan

        The Partnership's general partner has adopted the MarkWest Energy Partners, L.P. Long-Term Incentive Plan for employees and directors of the general partner and employees of its affiliates who perform services. The long-term incentive plan consists of two components: restricted units and unit options. The long-term incentive plan currently permits the grant of awards covering an aggregate of 500,000 common units, comprised of 200,000 restricted units and 300,000 unit options. The Compensation Committee of the general partner's board of directors administers the plan.

        The general partner's board of directors, at its discretion, may terminate or amend the long-term incentive plan at any time with respect to any units for which a grant has not yet been made. The general partner's board of directors also has the right to alter or amend the long-term incentive plan, including increasing the number of units that may be granted, subject to unitholder approval, as required by the exchange upon which the common units are listed at that time. No change in any outstanding grant, however, may be made that would materially impair the rights of the participant without the consent of the participant.

        Restricted Units.    A restricted unit is a "phantom" unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit; or, at the discretion of the Compensation Committee, cash equal to the value of a common unit. These restricted units are entitled, during the vesting period, to receive distribution equivalents, which represent cash equal to the amount of distributions made on common units. Prior to September 2004, the vesting period was four years, with 25% of the grant vesting at the end of each of the second and third years and 50% vesting at the end of the fourth year. As of September 1, 2004, the vesting period for subsequent grants was changed to three years, with 33% of the grant vesting at the end of each of the first, second and third years. In the future, the Compensation Committee may make additional grants under the plan to employees and directors, containing such terms as the Compensation Committee shall determine. The Compensation Committee also determines the vesting period. The restricted units will vest upon a change of control of the Partnership, the general partner of the Partnership or MarkWest Hydrocarbon.

        If a grantee's employment or membership on the board of directors terminates for any reason, the grantee's unvested restricted units are automatically forfeited unless, and to the extent, that the Compensation Committee provides otherwise. Common units used for settlement may be acquired by the general partner in the open market, already owned by the general partner, acquired by the general partner directly from the Partnership or any other person, or any

F1-33

combination of the foregoing. The general partner will be entitled to reimbursement from the Partnership for the cost incurred in acquiring common units. If the Partnership issues new common units upon vesting of the restricted units, the total number of common units outstanding will increase.

        The following is a summary of the Long-Term Incentive Plan restricted units issued under the Partnership's Long-Term Incentive Plan:

	2005	2004	2003
	(in thousands, except unit data)
Balance, beginning of period	29,500	34,496	50,230
Granted	20,139	27,900	11,756
Vested	(9,100)	(27,453)	(23,758)
Forfeited	(1,675)	(5,443)	(3,732)

Balance, end of period	38,864	29,500	34,496

Fair value, end of year	$1,873	$1,434	$1,383

Compensation expense for the year	$1,076	$1,065	$1,398

        Of the total number of restricted units that vested in 2005, the Partnership did not redeem any restricted units for cash, and issued 8,850 common units and acquired 250 common units in the open market. The Partnership recorded $1.1 million in compensation expense in 2005, of which $0.4 million related to the accelerated vesting of restricted units.

        In 2004, of the total number of restricted units vested, 155 restricted units, at the Partnership's option, were redeemed for cash and 27,298 common units were issued for vested restricted units. The Partnership recorded compensation expense of $1.1 million in 2004, of which $0.5 million related to the accelerated vesting of restricted units, resulting from specified distribution targets being achieved.

        In October 2003, the board of directors of the general partner approved the accelerated vesting of 23,758 restricted unit grants due to the achievement of cash distribution goals, effective December 1, 2003. Accordingly, the Partnership recorded a charge in the amount of $1.0 million.

        Unit Options.    The Long-Term Incentive Plan currently permits the granting of options for common units. The Compensation Committee may make grants under the plan to employees and directors containing such terms as the committee shall determine. Unit options will have an exercise price that, at the discretion of the committee, may be less than, equal to or more than the fair market value of the units on the date of grant. Unit options granted are exercisable over a period determined by the Compensation Committee. In addition, the unit options are exercisable upon a change in control of us, the general partner, MarkWest Hydrocarbon or upon the achievement of specified financial objectives.

F1-34

        Upon exercise of a unit option, the general partner will acquire common units in the open market or directly from us or any other person, or use common units already owned by the general partner, or any combination of the foregoing. The general partner will be entitled to reimbursement by us for the difference between the cost incurred by the general partner in acquiring these common units and the proceeds received by the general partner from an optionee at the time of exercise. Thus, the cost of the unit options will be borne by us. If the Partnership issues new common units upon exercise of the unit options, the general partner will pay us the proceeds it received from the optionee upon exercise of the unit option.

        As of December 31, 2005, the Partnership had not granted common unit options to employees or directors of the general partner, or employees of its affiliates or members of senior management.

  MarkWest Hydrocarbon Participation Plan

        MarkWest Hydrocarbon also has a Participation Plan for certain of its employees and directors. Under the Participation Plan, MarkWest Hydrocarbon sells subordinated partnership units of the Partnership and interest in the Partnership's general partner to certain employees and directors of MarkWest Hydrocarbon under a purchase-and-sale agreement. The interest in the Partnership's general partner is sold with certain put-and-call provisions that allow the individuals to require MarkWest Hydrocarbon to buy back, or require the individuals to sell back their interest in the general partner to MarkWest Hydrocarbon. Specifically, the employees and directors can exercise their put if (1) MarkWest Hydrocarbon or the Partnership's general partner undergoes a change of control; (2) additional membership interests are issued and if the issuance of additional membership interests, on a pro forma basis, decreases the distributions to all the then existing members; (3) any amendment, alteration or repeal of the provisions of the general partner agreement is undertaken which materially and adversely affects the then existing rights, duties, obligations or restrictions of the employees and directors; or (4) the employee or director (i) becomes totally disabled while a director, officer or employee of the general partner, of MarkWest Hydrocarbon or of any of their affiliates, or (ii) dies, or (iii) retires as a director, officer or employee of the general partner, of MarkWest Hydrocarbon or of any of their affiliates after reaching the age of 60 years. The employee or his estate has 120 days after the put event to exercise the put under (4) and 30 days after notice to exercise under (1) through (3). MarkWest Hydrocarbon can exercise its call option if the employee or director ceases to be a director or employee of MarkWest Hydrocarbon or any of its affiliates, or if there is a change of control. MarkWest Hydrocarbon has 12 months following the termination date to exercise its call option. As the formula used to determine the sale and buy-back price is not based on fair value, coupled with the attributes of the put-and-call provisions, these transactions are considered compensatory arrangements, similar to a stock appreciation right. The subordinated partnership units of the Partnership are also sold to the employees and directors at a formula that is not based on fair value. The subordinated units are sold without any restrictions on transfer. The Partnership has established an implied repurchase obligation, however, through its pattern of buying back the subordinated units each time an employee or director has left MarkWest Hydrocarbon. The

F1-35

subordinated units converted into common units on August 15, 2005. Since the employees and directors are 100% vested on the date they purchase the subordinated units or general partner interests, compensation expense for the subordinated units is measured as the difference in the market value of the subordinated partnership units and the amount paid by those individuals. Compensation expense related to the general partner interest is calculated as the difference in the formula value and the amount paid by those individuals. The formula value is the amount MarkWest Hydrocarbon would have to pay the employees and directors to repurchase the general partner interests and is based on the current market value of the Partnership's common units and the current quarterly distributions paid. The increases or decreases in the market value of the subordinated units and the formula value of the general partner interests between the date they are acquired and the end of each reporting period result in a change in the measure of compensation, which is reflected currently in operations. Total subordinated units sold to the employees and directors in 2005, 2004 and 2003 were 0, 1,500 and 12,500, respectively. MarkWest Hydrocarbon reacquired 0, 2,867 and 867 subordinated units in 2005, 2004 and 2003, respectively.

        The Partnership recorded compensation expense under the Participation Plan of $2.1 million, $2.3 million and $0.9 million for the years ended December 31, 2005, 2004 and 2003, respectively. The charge is a non-cash item that did not affect management's determination of the Partnership's distributable cash flow for any period, and did not affect net income attributed to the limited partners. Under the Partnership Agreement, the general partner is deemed to have made a capital contribution equal to the compensation expense recorded under this plan, with the compensation expense allocated 100% to the general partner.

13.    Employee Benefit Plan

        All employees dedicated to, or otherwise principally supporting the Partnership are employees of MarkWest Hydrocarbon, and substantially all of these employees are participants in MarkWest Hydrocarbon's defined contribution benefit plan. Costs related to this plan allocated to the Partnership were $0.1 million, $0.1 million and $0.2 million for the years ended December 31, 2005, 2004 and 2003, respectively. The plan is discretionary, with annual contributions determined by MarkWest Hydrocarbon's Board of Directors.

14.    Partners' Capital

        As of December 31, 2005, partners' capital consists of 11,069,576 common limited partner units, representing an 84% partnership interest; 1,800,000 subordinated limited partner units, representing a 14% partnership interest; and a 2% general partner interest. MarkWest Hydrocarbon and its subsidiaries, in the aggregate, own a 21% interest in the Partnership consisting of 836,162 common limited partner units, 1,633,334 subordinated limited partner units and a 2% general partner interest.

        The Partnership Agreement defines the Partnership's ability to issue new capital, maintain capital accounts, and distribute cash, as discussed, below.

F1-36

        The Partnership has the ability to issue an unlimited number of units to fund immediately accretive acquisitions. An immediately accretive acquisition is one that, in the general partner's good faith determination, would have resulted in an increase to the amount of operating surplus generated by the Partnership on a per-unit basis with respect to each of the four most recently completed quarters on a pro forma basis. During 2005, 2004 and 2003, the Partnership consummated a total of eight acquisitions, aggregating approximately $794.4 million, certain of which were subsequently funded partially by equity offerings.

        The Partnership Agreement contains specific provisions for the allocation of net income and losses to each of the partners for purposes of maintaining their respective partner capital accounts. Per the Partnership Agreement, compensation expense under the Participation Plan allocated to the Partnership by MarkWest Hydrocarbon is allocated entirely to the general partner (See Note 12).

  Distributions of Available Cash

        The Partnership distributes all of its Available Cash (as defined) to unitholders of record and the general partner within 45 days after the end of each quarter. Available Cash is generally defined as all cash and cash equivalents of the Partnership on hand at the end of each quarter, less reserves established by the general partner for future requirements, plus all cash for the quarter from working capital borrowings made after the end of the quarter. The general partner has the discretion to establish cash reserves that are necessary or appropriate to (i) provide for the proper conduct of the Partnership's business; (ii) comply with applicable law, any debt instruments or other agreements; or (iii) provide funds for distributions to unitholders and the general partner for any one or more of the next four quarters.

  Subordination Period

        During the Subordination Period (as defined), before any distributions of available cash from operating surplus may be made on the subordinated units, the common unitholders have the right to receive distributions of available cash in an amount equal to the minimum quarterly distribution of $0.50 per quarter per common unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters.

        The Subordination Period ends on the first day of any quarter beginning after June 30, 2009, when certain financial tests are met. Additionally, a portion of the subordinated units may convert earlier into common units on a one-for-one basis if additional financial tests or financial goals are met. The earliest possible date by which some of the subordinated units could be converted into common units was June 30, 2005. As a result of achieving those goals in May 2005, 600,000 subordinated units were converted into common units on August 15, 2005, and an additional 600,000 subordinated units were converted into common units on November 15, 2005. When the subordination period ends, any remaining subordinated units will convert into common units on a one-for-one basis, and the common unit holders will no longer be entitled to arrearages.

F1-37

Distributions of Available Cash During the Subordination Period

        During the subordination period, the quarterly distributions of available cash will be made in the following manner:

  •
  First, 98% to the common unitholders and 2% to the general partner, until each common unitholder has received a minimum quarterly distribution of $0.50 plus any arrearages from prior quarters.

  •
  Second, 98% to the subordinated unitholders and 2% to the general partner, until each subordinated unitholder has received a minimum quarterly distribution of $0.50 plus any arrearages from prior quarters.

  •
  Third, 98% to all unitholders, pro rata, and 2% to the general partner, until each unitholder has received a distribution of $0.55 per quarter.

  •
  Thereafter, in the manner described in "— Incentive Distribution Rights" below.

Distributions of Available Cash After the Subordination Period

        The Partnership will make distributions of available cash for any quarter after the subordination period in the following manner:

  •
  First, 98% to all unitholders, pro rata, and 2% to the general partner until the Partnership distributes for each outstanding unit an amount equal to the minimum quarterly distribution.

  •
  Thereafter, in the manner described in "Incentive Distribution Rights" below.

  Incentive Distribution Rights

        Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash after the minimum quarterly distribution and the target distribution levels, as described below, have been achieved. The general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the Partnership Agreement.

        If for any quarter:

  •
  The Partnership has distributed available cash to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

  •
  The Partnership has distributed available cash on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, the Partnership will distribute any additional available cash for that quarter among the unitholders and the general partner in the manner described in the following paragraph.

F1-38

        The general partner is entitled to incentive distributions if the quarterly distribution amount exceeds the target levels specified below:

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Target Amount	Unitholders	General Partner
Minimum Quarterly Distribution	$0.50	98%	2%
First Target Distribution	up to $0.55	98%	2%
Second Target Distribution	above $0.55 up to $0.625	85%	15%
Third Target Distribution	above $0.625 up to $0.75	75%	25%
Thereafter	above $0.75	50%	50%

        In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate payment of any cumulative minimum quarterly distribution. The Partnership is currently distributing at a rate in excess of $0.75 per unit.

        The quarterly cash distributions applicable to 2005, 2004 and 2003, were as follows:

Quarter Ended	Record Date	Payment Date	Amount Per Unit
December 31, 2005	February 8, 2006	February 14, 2006	$0.82
September 30, 2005	November 8, 2005	November 14, 2005	$0.82
June 30, 2005	August 9, 2005	August 15, 2005	$0.80
March 31, 2005	May 10, 2005	May 16, 2005	$0.80
December 31, 2004	February 2, 2005	February 11, 2005	$0.78
September 30, 2004	November 3, 2004	November 12, 2004	$0.76
June 30, 2004	July 30, 2004	August 13, 2004	$0.74
March 31, 2004	April 30, 2004	May 14, 2004	$0.69
December 31, 2003	January 31, 2004	February 13, 2004	$0.67
September 30, 2003	November 4, 2003	November 14, 2003	$0.64
June 30, 2003	August 4, 2003	August 14, 2003	$0.58
March 31, 2003	May 5, 2003	May 15, 2003	$0.58

  Private Placement — December 28, 2005

        The Partnership sold 574,714 common units to certain accredited investors at $43.50 per common unit, for gross proceeds of $25.0 million. $20 million of the proceeds were received in December 2005. The remaining $5 million was accrued at December 31, 2005, and received in January 2006. Offering costs of $0.1 million reduced the aggregate gross proceeds of $25.0 million to $24.9 million of net proceeds. The net proceeds of $24.9 million, and the $0.5 million contributed by the general partner to maintain its 2% interest, resulted in total net proceeds associated with the private placement of $25.4 million.

F1-39

  Private Placement — November 11, 2005

        The Partnership sold 1,644,065 common units to certain accredited investors at $44.21 per common unit, for gross proceeds of $72.7 million. Offering costs of $0.1 million reduced the aggregate gross proceeds of $72.7 million to $72.6 million of net proceeds. The net proceeds of $72.6 million, and the $1.5 million contributed by the general partner to maintain its 2% interest, resulted in total net proceeds associated with the private placement of $74.1 million.

  Public Offering — September 21, 2004

        The Partnership priced its offering of 2,157,395 common units at $43.41 per unit. The Partnership sold 2,000,000 units, for gross proceeds of $86.8 million. The remaining 157,395 were sold by certain unitholders, who retained the proceeds. In connection with the over-allotment provisions of the underwriting agreement, the Partnership issued an additional 323,609 common units, for gross proceeds of $14.1 million. Underwriters' fees of $4.8 million, and professional fees and other offering costs of $0.4 million, reduced the gross proceeds of $100.9 million to $95.7 million of net proceeds. The net proceeds of $95.7 million, and the $2.1 million contributed by the general partner to maintain its 2% interest, resulted in total net proceeds associated with the offering of $97.8 million.

  Private Placement — July 30, 2004

        The Partnership sold 1,304,438 common units to certain accredited investors at $34.50 per common unit, for gross proceeds of $45.0 million. Offering costs of $0.9 million reduced the aggregate gross proceeds of $45.0 million to $44.1 million of net proceeds. The net proceeds of $44.1 million, and the $0.9 million contributed by the general partner to maintain its 2% interest, resulted in total net proceeds associated with the private placement of $45.0 million.

  Public Offering — January 12, 2004

        The Partnership priced its offering of 1,148,000 common units at $39.90 per unit. The Partnership sold 1,100,444 units, for gross proceeds of $43.9 million. The remaining 47,556 were sold by certain unitholders, who retained the proceeds. In connection with the over-allotment provisions of the underwriting agreement, the Partnership issued an additional 72,500 common units, for gross proceeds of $2.9 million. Underwriters' fees of $2.5 million, and professional fees and other offering costs of $1.3 million, reduced the gross proceeds of $46.8 million to $43.0 million of net proceeds. The net proceeds of $43.0 million, and the $0.9 million contributed by the general partner to maintain its 2% interest, resulted in total net proceeds of $43.9 million.

  Private Placement — June 27 and July 10, 2003

        The Partnership sold 375,000 common units to certain accredited investors in two installments at a price of $26.23 per unit. On June 27, 2003, the first installment of 300,031 units raised proceeds of approximately $7.9 million. On July 10, 2003, the second installment of 74,969 units

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raised proceeds of approximately $1.9 million. Transaction costs for both installments were less than $0.1 million. The Partnership's general partner made a $0.2 million contribution in order to maintain its 2% interest in July 2003, after the second installment was completed.

15.    Commitments and Contingencies

  Legal

        MarkWest Energy Partners, in the ordinary course of business, is subject to a variety of risks and disputes normally incident to its business, a defendant in various lawsuits and a party to various other legal proceedings. We maintain insurance policies with insurers in amounts and with coverage and deductibles as we believe are reasonable and prudent. However, we cannot assure either that the insurance companies will promptly honor their policy obligations or that the coverage or levels of insurance will be adequate to protect us from all material expenses related to potential future claims for property loss or business interruption to the Partnership or for third party claims of personal and property damage, or that the coverages or levels of insurance it presently has will be available in the future at economical prices.

        In early 2005, the Partnership and several of its affiliates were served with two lawsuits, Ricky J. Conn, v. MarkWest Hydrocarbon, Inc. (filed February 7, 2005), and Charles C. Reid, v. MarkWest Hydrocarbon, Inc. (filed February 8, 2005), presently removed to and under the jurisdiction of the U.S. District Court for the Eastern District of Kentucky, Pikeville Division. The Partnership was served with an additional lawsuit, Community Trust and Investment Co. v. MarkWest Hydrocarbon, Inc. filed November 7, 2005 in Floyd County Circuit Court, Kentucky, that added five new claimants but essentially alleged the same facts and claims as the earlier two suits. These actions are for third-party claims of property and personal injury damages sustained as a consequence of an NGL pipeline leak and an ensuing explosion and fire that occurred on November 8, 2004. The pipeline was owned by an unrelated business entity and leased and operated by the Partnership's subsidiary, MarkWest Energy Appalachia, LLC. It transports NGLs from the Maytown gas processing plant to the Partnership's Siloam fractionator. The fire from the leaked vapors resulted in property damage to five homes and injuries to some of the residents. The pipeline owner, the U.S. Department of Transportation, Office of Pipeline Safety ("OPS"), and the Partnership continue to investigate the incident.

        The Partnership notified its general liability insurance carriers of the incident and of the filed Kentucky actions in a timely manner and is coordinating the defense of these third-party lawsuits with the insurers. At this time, the Partnership believes that it has adequate general liability insurance coverage for third-party property damage and personal injury liability resulting from the incident. To date, the Partnership has settled with several of the claimants for third-party property damage claims (damage to residences and personal property), in addition to reaching settlement for some of the personal injury claims. These settlements have been paid for or reimbursed under the Partnership's general liability insurance. As a result, the Partnership has not provided for a loss contingency.

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        Pursuant to OPS regulation mandates and to a Corrective Action Order issued by the OPS on November 18, 2004, pipeline and valve integrity evaluation, testing and repairs were conducted on the affected pipeline segment before service could be resumed. Based on, among other things, the successful integrity testing of the affected pipeline, OPS authorized a partial return to service of the affected pipeline in October 2005. MarkWest is currently preparing its application for return to full service.

        The Partnership has filed an independent action captioned MarkWest Hydrocarbon, Inc. v. Liberty Mutual Ins. Co. (District Court, Arapahoe County, Colorado, Case No. 05CV3953 filed August 12, 2005, as removed to the U.S. District Court for the District of Colorado, Civil Action No. 1:05-CV-1948, on October 7, 2005), against its All-Risks Property and Business Interruption insurance carriers as a result of the insurance companies' refusal to honor their insurance coverage obligation to pay the Partnership for certain expenses. These include the Partnership's internal expenses and costs incurred for damage to, and loss of use of the pipeline, equipment, products, the extra transportation costs incurred for transporting the liquids while the pipeline was out of service, the reduced volumes of liquids that could be processed, and the costs of complying with the OPS Corrective Action Order (hydrostatic testing, repair/replacement and other pipeline integrity assurance measures). These expenses and costs have been expensed as incurred and any potential recovery from the All-Risks Property and Business Interruption insurance carriers will be treated as "other income" if and when they are received. The Partnership has not provided for a receivable for these claims because of the uncertainty as to whether and how much the Partnership will ultimately recover under these policies. The Partnership has also asserted that the cost of pipeline testing, replacement and repair are subject to an equitable sharing arrangement with the pipeline owner, pursuant to the terms of the pipeline lease agreement.

        On September 27, 2005, a lawsuit captioned C.F. Qualia Operating, Inc. v. MarkWest Pinnacle, L.P., (District Court of Midland, Texas, 385th Judicial District, Case No. CV-45188), was served on a Partnership subsidiary, MarkWest Pinnacle, L.P., alleging breach of contract, conversion, fraud and breach of implied duty of good faith with respect to a dispute on volumes of gas purchased by the Partnership under a gas purchase agreement. Under the gas purchase agreement, MarkWest Energy Partners paid the Plaintiff based on volumes of gas measured at the wellhead (delivery point). Plaintiff claims that it is entitled to a prorated portion of any system gain, i.e., that is to be paid for more gas than it actually sold and delivered to the Partnership. MarkWest Energy Partners has filed an Answer to the Complaint denying Plaintiff's allegations and has asserted a counter-claim for declaratory judgment on the contract terms as being clear and unambiguous as to payment being limited to those measured at the wellhead, that Plaintiff's claims are without merit, and that MarkWest also may have overpaid Plaintiff based on, among other things, the wet versus dry Btu measurements. Discovery has begun, and the parties have been in settlement discussion, but at this time, we are not able to predict the ultimate outcome of this matter. At this time, we do not believe that any outcome in this action will have a material adverse effect on our financial condition, liquidity or resale of operations. As a result, the Partnership has not provided for a loss contingency.

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        The Partnership acquired the Javelina gas processing, transportation and fractionation business located in Corpus Christi, Texas (the "Javelina Business") on November 1, 2005. The Javelina Business was a party with numerous other defendants to three lawsuits brought by plaintiffs who had residences or businesses located near the Corpus Christi industrial area, an area which included the Javelina gas processing plant, and several petroleum, petrochemical and metal processing and refining operations. These suits, styled Victor Huff v. ASARCO Incorporated (Cause No. 98-01057-F, 214th Judicial Dist. Ct., County of Nueces, Texas, original petition filed in March 3, 1998); Hipolito Gonzales v. ASARCO Incorporated (Cause No. 98-1055-F, 214th Judicial Dist. Ct., County of Nueces, Texas, original petition filed in 1998); Jason and Dianne Gutierrez, individually and as representative of the estate of Sarina Galan Gutierrez (Cause No. 05-2470-A, 28TH Judicial District, severed May 18, 2005, from Gonzales v. Asarco Incorporated, above); and Jesus Villarreal v. Koch Refining Co. (Cause No. 05-01977-F, 214th Judicial Dist. Ct., County of Nueces, Texas, original petition filed April 27, 2005), set forth claims for personal injury or property damage, harm to business operations and nuisance type claims, allegedly incurred as a result of operations and emissions from the various industrial operations in the area. The Hipolito Gonzales action is subject to a settlement in principle reached in a mediation held December 9, 2005. The Partnership's involvement and engagement in the other cases has been limited to this point, but the actions have been and are being vigorously defended and, based on initial evaluation and consultations, it appears at this time that these actions should not have a material impact on the Partnership.

        In response to a shipper inquiry to the Federal Energy Regulatory Commission ("FERC") regarding the Partnership's Michigan Crude Pipeline, and following unsuccessful FERC-requested rate structure discussions with the shippers, FERC recently requested that we file a tariff. The Partnership filed on November 18, 2005 a tariff with FERC establishing a cost of service rate structure to be effective starting January 1, 2006. Two shippers and a producer filed a joint protest to the FERC filing with the Commission, and the Partnership filed a response to this joint protest vigorously defending its filing and opposing the protest. The Commission issued an order on December 29, 2005, rejecting the protestor's request for interim rates and accepting the Partnership's filing, and the new rates and rate structure became effective January 1, 2006. The Commission established hearing procedures for the tariff filing, but held them in abeyance pending the outcome of FERC sponsored settlement discussions, which the parties have been referred to under the FERC procedures. The Partnership and the shippers subsequently negotiated a settlement that resulted in the Partnership filing a new tariff which, for the most part, returns the rates to those in effect prior to the effective date of the November 18, 2005 tariff filing, and established such rates for a prospective three year period.

        In the ordinary course of business, the Partnership is a party to various other legal actions. In the opinion of management, none of these actions, either individually or in the aggregate, will have a material adverse effect on the Partnership's financial condition, liquidity or results of operations.

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  Lease Obligations

        The Partnership has various non-cancelable operating lease agreements for equipment expiring at various times through fiscal 2015. Annual rent expense under these operating leases was $5.9 million, $3.3 million and $1.1 million for the years ended December 31, 2005, 2004 and 2003, respectively. The minimum future lease payments under these operating leases as of December 31, 2005, are as follows (in thousands):

Year ending December 31,
2006	$3,646
2007	1,919
2008	843
2009	416
2010	79
2011 and thereafter	203

Total	$7,106

16.    Related Party Transactions

        Affiliated revenues in the consolidated statements of income consist of service fees and NGL product sales. Concurrent with the closing of the IPO, the Partnership entered into several contracts with MarkWest Hydrocarbon. Specifically, the Partnership entered into:

  •
  A gas-processing agreement in which MarkWest Hydrocarbon delivers to us for processing all natural gas it receives from third-party producers. MarkWest Hydrocarbon pays us a monthly fee based on volumes delivered.

  •
  A transportation agreement in which MarkWest Hydrocarbon delivers most of its NGLs to us for transportation through the pipeline to the Partnership's Siloam fractionator. MarkWest Hydrocarbon pays us a monthly fee based on the number of gallons delivered to us.

  •
  A fractionation agreement in which MarkWest Hydrocarbon delivers all of its NGLs to us for unloading, fractionation, loading and storage at the Partnership's Siloam facility. MarkWest Hydrocarbon pays us a monthly fee based on the number of gallons delivered to us for fractionation, an annual storage fee, and a monthly fee based on the number of gallons of NGLs unloaded.

  •
  A natural gas liquids purchase agreement in which MarkWest Hydrocarbon receives and purchases, and the Partnership delivers and sells, all of the NGL products the Partnership produces pursuant to the Partnership's gas- processing agreement with a third party. Under the terms of this agreement, MarkWest Hydrocarbon pays us a purchase price equal to the proceeds it receives from the resale to third parties of the NGL products. This contract also applies to any other NGL products the Partnership acquires. The Partnership retains a

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    percentage of the proceeds attributable to the sale of the NGL products it produces pursuant to its agreement with a third party, and remits the balance of the proceeds to this third party.

        Under the Services Agreement with MarkWest Hydrocarbon, MarkWest Hydrocarbon continues to provide centralized corporate functions such as accounting, treasury, engineering, information technology, insurance and other services. The Partnership reimburses MarkWest Hydrocarbon monthly for the selling, general and administrative expenses. For the years ended December 31, 2005, 2004 and 2003, MarkWest Hydrocarbon charged approximately $6.9 million, $8.7 million and $5.3 million, respectively, for these expenses.

        The Partnership also reimburses MarkWest Hydrocarbon for the salaries and employee benefits, such as 401(k) and health insurance, of plant operating personnel as well as other direct operating expenses. For the years ended December 31, 2005, 2004 and 2003, these costs totaled $8.0 million, $9.1 million and $6.2 million, respectively, and are included in facility expenses. The Partnership has no employees.

        In Michigan, the Partnership assumed the Midstream Business's existing third-party contracts. As a result, the Partnership gathers and processes gas directly for those third parties. The Partnership receives 100% of all fees and percent-of-proceeds consideration for the first 10,000 Mcf/d gathered in Michigan. MarkWest Hydrocarbon retains a 70% net profit interest in the gathering and processing income earned on Michigan pipeline throughput in excess of 10,000 Mcf/d, calculated quarterly. For years ended December 31, 2005, 2004 and 2003, MarkWest Hydrocarbon's net profit interest was $0.0 million, $0.5 million and $0.9 million, respectively, which amounts are included in facility expenses.

17.    Subsequent Event

        On January 17, 2006, the Partnership filed a Form S-4 exchange offer registration statement related to the Senior Notes (see Note 10). The registration became effective February 3, 2006. The interest rate penalty (1% at December 31, 2005) on the Senior Notes will cease on March 7, 2006.

18.    Segment Information

        The Partnership is engaged in the gathering, processing and transmission of natural gas; the transportation, fractionation and storage of natural gas liquids and refinery off-gas; and the gathering and transportation of crude oil. The Partnership is a processor of natural gas in the northeastern and southwestern United States, processing gas from the Appalachian Basin, one of the country's oldest natural gas-producing regions, and from East Texas, Gulf Coast and Michigan. Our chief operating decision maker is our chief executive officer ("CEO"). Our CEO reviews the Partnership's discrete financial information on a geographic and operational basis, as the products and services are closely related within each geographic region and business operations.

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Accordingly, the CEO makes operating decisions, assesses financial performance and allocates resources on a segment basis. The Partnership's segments are as follows:

Segment	Related Legal Entity	Products and services
Southwest
East Texas	MarkWest Energy East Texas Gas Company, L.P. MarkWest Pipeline Company, L.P.	Gathering, processing, pipeline, fractionation and storage
Oklahoma	MarkWest Western Oklahoma Gas Company, L.L.C.	Gathering and processing
Other Southwest	MarkWest Power Tex L.P. MarkWest Pinnacle L.P. MarkWest PNG Utility L.P. MarkWest Texas PNG Utility L.P. MarkWest Blackhawk L.P. MarkWest New Mexico L.P.	Gathering and pipeline
Gulf Coast
Gulf Coast	MarkWest Javelina Company MarkWest Javelina Pipeline Company MarkWest Javelina Pipeline Holding Company, L.P. MarkWest Javelina Holding Company, L.P.	Gathering, processing and pipeline
Northeast
Appalachia	MarkWest Energy Appalachia, L.L.C.	Processing, pipelines, fractionation and storage
Michigan	Basin Pipeline, L.L.C. West Shore Processing Company, L.L.C. MarkWest Michigan Pipeline Company, L.L.C.	Gathering, processing and crude oil transportation

        The Partnership prepares business segment information in accordance with GAAP (see Note 1), except that certain items below the "Operating Income" line are not allocated to business segments, as management does not consider them in its evaluation of business unit performance. In addition, selling, general and administrative expenses are not allocated to individual business segments. Management evaluates business segment performance based on operating income before

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selling, general and administrative expenses. Revenues from MarkWest Hydrocarbon are reflected as revenue from Affiliates.

        The table below presents information about operating income for the reported segments for the three years ended December 31, 2005, 2004 and 2003 (in thousands).

	East Texas	Oklahoma	Other Southwest	Appalachia	Michigan	Gulf Coast	Total
Year Ended December 31, 2005:
Revenues:
Unaffiliated parties	$86,196	$213,947	$106,661	$1,758	$12,496	$13,832	$434,890
Affiliated parties	—	—	—	64,922	—	—	64,922
Total Revenues	86,196	213,947	106,661	66,680	12,496	13,832	499,812
Expenses:
Purchased product costs	39,024	193,787	92,602	38,435	3,030	—	366,878
Facility expenses	10,463	4,927	4,990	19,360	6,080	2,152	47,972
Depreciation	4,836	2,385	3,383	3,187	4,665	1,078	19,534
Amortization	8,293	—	68	—	—	1,295	9,656
Accretion	33	63	22	41	—	—	159
Operating income (loss) before selling, general and administrative expenses	$23,547	$12,785	$5,596	$5,657	$(1,279)	$9,307	$55,613
Capital expenditures	$46,088	$11,937	$7,765	$4,611	$251	$98	$70,750
Total segment assets	$324,231	$75,576	$98,345	$55,436	$50,560	$441,945	$1,046,093
Year Ended December 31, 2004:
Revenues:
Unaffiliated parties	$21,932	$133,636	$69,464	$1,632	$15,624	$—	$242,288
Affiliated parties	—	—	—	59,026	—	—	59,026
Total Revenues	21,932	133,636	69,464	60,658	15,624	—	301,314
Expenses:
Purchased product costs	3,669	118,325	55,519	30,031	3,990	—	211,534
Facility expenses	3,229	3,659	3,694	13,444	5,885	—	29,911
Depreciation	1,489	2,059	3,099	4,329	4,580	—	15,556
Amortization	3,446	—	194	—	—	—	3,640
Impairment	—	—	—	130	—	—	130
Accretion	13	—	—	—	—	—	13
Operating income before selling, general and administrative expenses	$10,086	$9,593	$6,958	$12,724	$1,169	$—	$40,530
Capital expenditures	$19,343	$2,917	$3,899	$2,856	$1,452	$—	$30,467
Total segment assets	298,451	64,433	59,071	51,088	56,379	—	529,422

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Year Ended December 31, 2003:
Revenues:
Unaffiliated parties	$—	$7,855	$46,669	$1,278	$11,778	$—	$67,580
Affiliated parties	—	—	—	49,850	—	—	49,850
Total Revenues	—	7,855	46,669	51,128	11,778	—	117,430
Expenses:
Purchased product costs	—	7,010	37,827	22,387	3,608	—	70,832
Facility expenses	—	298	2,914	12,316	4,935	—	20,463
Depreciation	—	158	2,126	2,870	2,394	—	7,548
Impairment	—	—	—	1,148	—	—	1,148
Operating income before selling, general and administrative expenses	$—	$389	$3,802	$12,407	$841	$—	$17,439
Capital expenditures	$—	$—	$1,085	$1,799	$60	$—	2,944
Total segment assets	—	43,991	61,690	49,168	58,022	—	212,978

        The following is a reconciliation of operating income before selling, general and administrative expenses to net income (in thousands):

	Year Ended December 31,
	2005	2004	2003
Total segment revenue	$499,812	$301,314	$117,430
Derivatives not allocated to segments	(728)	—	—

Total revenue	499,084	301,314	117,430

Total segment operating income before selling, general and administrative expenses	55,613	40,530	17,439
Derivatives not allocated to segments	(728)	—	—
Selling, general and administrative expenses not allocated to segments	(21,573)	(16,133)	(8,598)

Income from operations	33,312	24,397	8,841

Interest income	367	87	14
Interest expense	(22,469)	(9,236)	(3,087)
Amortization of deferred financing costs	(6,780)	(5,236)	(984)
Loss from unconsolidated affiliates	(2,153)	(65)	—
Miscellaneous income (expense)	78	15	(25)

Net income	$2,355	$9,962	$4,759

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19.    Quarterly Results of Operations (Unaudited)

        The following summarizes the Partnership's quarterly results of operations:

	Three Months Ended
	March 31	June 30	September 30	December 31
	(in thousands, except per unit amounts)
2005
Revenue	$89,637	$102,960	$130,568	$175,919
Income from operations	$8,451	$4,747	$6,872	$13,242
Net income (loss)	$4,265	$671	$602	$(3,183	)(a)
Limited partner's share of net income (loss)	$4,346	$385	$79	$(4,568)
Net income (loss) per limited partner unit:
Basic	$0.41	$0.04	$0.01	$(0.44)
Diluted	$0.41	$0.04	$0.01	$(0.44)
	Three Months Ended
	March 31	June 30	September 30	December 31
	(in thousands, except per unit amounts)
2004
Revenue	$63,825	$65,659	$77,842	$93,988
Income from operations	$3,605	$4,502	$7,686	$8,604
Net income	$2,161	$3,262	$715	$3,824
Limited partner's share of net income	$2,162	$3,027	$802	$4,694
Net income per limited partner unit:
Basic	$0.32	$0.43	$0.10	$0.46
Diluted	$0.32	$0.43	$0.10	$0.46

(a)
The following items impacted 2005 fourth quarter results:

•
Starfish: The path of Hurricane Rita was along the Starfish pipeline corridor. Onsite and aerial inspections indicated no material damage to platform facilities, and pipe integrity was not compromised. Sonar inspections showed significant damage to underwater pipe. Some structural damage appears to have occurred at the onshore Starfish dehydration and compressor facilities. The interruption in operations, however, resulted in significant fourth quarter losses for Starfish.

•
East Texas: Under the terms of certain gathering contracts in our East Texas systems, we are required to buy gas based on a specific index price. Our typical process has been to sell our best estimate of the production at the same index price near the end of the prior month. Due to unexpected volatility and a corresponding lack of liquidity in the gas trading market at the end of October 2005, the Partnership was unable to sell all of its requirements at the same index price. As a result, the Partnership was not able to sell approximately 16,600 Mmbtu/day of gas from its Appleby and east Texas assets for

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    November 2005. During the month of November, the Partnership sold the gas at a different index price, which was lower than the index purchase price for the month. The Partnership ended up with a negative impact to operating income from operations of approximately $2.5 million from the Appleby and East Texas operations. The Partnership has implemented additional controls and procedures to mitigate a similar exposure going forward. The Partnership has sold 90% of its forecasted volumes through March 2006 at index price. The Partnership has also established firm guidelines to sell the remainder of forecast volumes earlier in the preceding month to reduce the risk of encountering unexpected market conditions that preclude these types of index sales.

  •
  Under the terms of the keep-whole agreements in the Partnership's western Oklahoma System, the Partnership purchases gas to replace the shrink and fuel requirements under those arrangements. The Partnership then sells the natural gas liquids processed at the Foss Lake plant. The continued strong pricing environment for natural gas liquids coupled with the decline in mid-continental natural gas prices in November, that contributed to the negative impact to operations in East Texas and Appleby, resulted in higher than expected margins in the Partnership's western Oklahoma System of approximately $1.0 million.

  •
  Commodity prices experienced extreme volatility in the fourth quarter, with natural gas achieving some of the highest settlements on record. In addition, NGL prices were increasing steadily during the fourth quarter.

20.    Valuation and Qualifying Accounts

        Activity in the allowance for doubtful accounts is as follows (in thousands):

	Year Ended December 31,
	2005	2004	2003
Balance at beginning of period	$211	$80	$—
Charged to costs and expenses	42	211	80
Deductions (Collections)	(102)	(80)	—

Balance at end of period	$151	$211	$80

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MANAGEMENT'S REPORT ON INTERNAL CONTROLS
OVER FINANCIAL REPORTING

        Management of the Partnership is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rule 13a-15(f) under the Exchange Act. The Partnership's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States of America and includes those policies and procedures that:

  •
  pertain to the maintenance of records that in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Partnership;

  •
  provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Partnership are being made only in accordance with authorizations of management and directors of the Partnership; and

  •
  provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Partnership's assets that could have a material effect on the financial statements.

        Management, including our CEO and CFO, does not expect that our internal controls will prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. In addition, any evaluation of the effectiveness of controls is subject to risks that those internal controls may become inadequate in future periods because of changes in business conditions, or that the degree of compliance with the policies or procedures deteriorates.

        Management assessed the effectiveness of our internal controls over financial reporting as of December 31, 2005. In making this assessment, management used the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO").

        A material weakness is a significant deficiency (within the meaning of PCAOB Auditing Standard No. 2), or combination of significant deficiencies, that result in there being a more than remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

        As reported in Item 9 of the Partnership's 2004 Form 10-K, material weaknesses existed as of December 31, 2004, related to 1) ineffective control environment, 2) insufficient technical accounting expertise, inadequate policies and procedures related to accounting matters, and inadequate management review in the financial reporting process, 3) Inadequate personnel, processes, and controls at our Southwest Business Unit, and 4) Inadequately designed controls and procedures over property, plant and equipment.

        While the Partnership has undertaken numerous steps in an effort to remediate its material weaknesses, as discussed under remediation plans below, in connection with management's current

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year assessment, management has identified the following material weaknesses that existed at December 31, 2005:

        Internal Control Environment — The Partnership's control environment did not sufficiently promote effective internal control over financial reporting through the management structure to prevent a material misstatement, as was evidenced by deficiencies or significant deficiencies in the following areas:

  •
  Segregation of duties within certain key processes was inadequate to support management's assertions with respect to accuracy and completeness of financial records.

  •
  Entity level controls including the anti-fraud program and controls necessary to address the COSO elements of risk assessment, information and communication.

  •
  Application controls over financially significant applications with respect to change management and information systems operations.

  •
  Fixed assets controls including instances of inappropriate authorization of invoices and improper reconciliation procedures.

  •
  Financial reporting controls related to the closing process, including control over non-routine transactions, unusual journal entries and the use of estimates and judgment.

  •
  Controls over expenditures including instances of inappropriate authorization of invoices and the inability to independently validate accuracy and validity of amounts recorded.

  •
  Spreadsheet controls related to change management within key financial spreadsheets.

        Risk Management and Accounting for Derivative Financial Instruments — The Partnership did not have adequate internal controls and processes in place to support management's assertions with respect to the completeness, accuracy and validity of commodity transactions. The design of internal controls over commodity transactions did not support independent validation of data or control and review of transacting activity. In particular, personnel responsible for executing and entering transactions into commodity accounting systems also have duties that are not compatible with transaction execution and entry.

        Because Javelina was acquired late in 2005, management did not include the internal control processes for the Javelina entities in its assessment of internal controls as of December 31, 2005. Management will include all aspects of internal controls for Javelina in its 2006 assessment.

  Conclusion:

        Because of the material weaknesses described above, management has concluded that, as of December 31, 2005, the Partnership did not maintain effective internal control over financial reporting.

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        The Partnership's independent registered public accounting firm has issued an attestation report on management's assessment of the Partnership's internal control over financial reporting, which appears on page 94.

Date: March 16, 2006	By:	/s/ FRANK M. SEMPLE Frank M. Semple Chief Executive Officer
Date: March 16, 2006	By:	/s/ JAMES G. IVEY James G. Ivey Chief Financial Officer

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of
Directors of MarkWest Energy GP, L.L.C.
Englewood, Colorado

We have audited management's assessment, included in the accompanying Management's Report on Internal Control over Financial Reporting, that MarkWest Energy Partners, L.P. and subsidiaries (the "Partnership") did not maintain effective internal control over financial reporting as of December 31, 2005, because of the effect of the material weaknesses identified in management's assessment based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. As described in Management's Report on Internal Control over Financial Reporting, management excluded from their assessment the internal control over financial reporting at Javelina Company, Javelina Pipeline Company, Javelina Land Company L.L.C. (the "Gulf Coast Business Unit"), which was acquired on November 1, 2005, because the Gulf Coast Business Unit was acquired very late in the year, management did not include internal control processes for the Gulf Coast Business Unit in its assessment of internal controls as of December 31, 2005. The Gulf Coast Business Unit constitutes 3% percent and 42% percent of net and total assets, respectively, and 3% percent of total revenues of the consolidated financial statement amounts as of and for the year ended December 31, 2005. Accordingly, our audit did not include the internal control over financial reporting at the Gulf Coast Business Unit. The Partnership's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Partnership's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding

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prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weaknesses have been identified and included in management's assessment:

Internal Control Environment — The Partnership's control environment did not sufficiently promote effective internal control over financial reporting through their management structure to prevent a material misstatement, as was evidenced by deficiencies or significant deficiencies in the following areas:

  •
  Segregation of duties within certain key processes was inadequate to support management's assertions with respect to accuracy and completeness of financial records.

  •
  Entity level controls including the anti-fraud program and controls necessary to address the COSO elements of risk assessment, information and communication.

  •
  Application controls over financially significant applications with respect to change management and information systems operations.

  •
  Fixed assets controls including inappropriate authorization of invoices and improper reconciliation procedures.

  •
  Financial reporting controls related to the closing process including control over non-routine transactions, unusual journal entries and the use of estimates and judgment.

  •
  Controls over expenditures including inappropriate authorization of invoices and the inability to independently validate accuracy and validity of amounts recorded.

  •
  And, spreadsheet controls related to change management within key financial spreadsheets.

Risk Management and Accounting for Derivative Financial Instruments — The Partnership did not have adequate internal controls and processes in place to support management's assertions with respect to the completeness, accuracy and validity of commodity transactions. The design of internal controls over commodity transactions did not support independent validation of data or control and review of transacting activity. In particular, personnel responsible for executing and entering transactions into commodity accounting systems also have duties, which are not compatible with transaction execution and entry.

The material weaknesses result from both a deficiency in the design of internal controls, as well as, a deficiency in the operating effectiveness of key controls relied on by management. The design deficiencies primarily represent situations where control activities did not exist to meet control objectives necessary to support the financial statement assertions. Operating effectiveness deficiencies were, in many cases, a result of the Partnership's control activities that were not

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performed adequately to address the control objective. The significant turnover of accounting personnel in the fourth quarter of 2005 was a contributing factor in the failure of key control activities to operate effectively. As a result of the pervasive nature of the material weaknesses, the risk exists that the Partnership's financial reporting processes and controls may not identify a material misstatement in the consolidated financial statements.

These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the consolidated financial statements as of and for the year ended December 31, 2005, of the Partnership and this report does not affect our report on such financial statements.

In our opinion, management's assessment that the Partnership did not maintain effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, because of the effect of the material weaknesses described above on the achievement of the objectives of the control criteria, the Partnership has not maintained effective internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2005, of the Partnership and our report dated March 16, 2006 expressed an unqualified opinion on those financial statements.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
March 16, 2006

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MARKWEST ENERGY PARTNERS, L.P.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	March 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$26,823	$20,105
Receivables, net of allowance for doubtful accounts of $150 and $151, respectively	74,633	110,038
Receivables from affiliate	3,982	7,940
Inventories	5,517	3,554
Other assets	7,056	6,861

Total current assets	118,011	148,498

Property, plant and equipment	580,569	567,094
Less: Accumulated depreciation	(81,254)	(74,133)

Total property, plant and equipment, net	499,315	492,961

Other assets:
Investment in Starfish	40,986	39,167
Investment in and advances to other equity investee	199	182
Intangibles and other assets, net of accumulated amortization of $17,276 and $13,321 respectively	342,840	346,496
Deferred financing costs, net of accumulated amortization of $5,246 and $4,424, respectively	17,645	18,463
Other	326	326

Total other assets	401,996	404,634

Total assets	$1,019,322	$1,046,093

LIABILITIES AND CAPITAL
Current liabilities:
Accounts payable	$82,502	$102,175
Payables to affiliate	2,725	3,421
Accrued liabilities	29,205	27,492
Fair value of derivative instruments	1,027	728
Current portion of long-term debt	3,650	2,738

Total current liabilities	119,109	136,554
Long-term debt, net of current portion	588,850	601,262
Other liabilities	1,200	1,102

Total liabilities	709,159	738,918

Commitments and contingencies (Note 12)
Capital:
General partner	6,835	6,788
Limited partners:
Common unitholders (11,080 and 11,070 units issued and outstanding at March 31, 2006 and December 31, 2005, respectively)	303,475	300,882
Subordinated unitholders (1,800 units issued and outstanding at March 31, 2006 and December 31, 2005)	(147)	(495)

Total capital	310,163	307,175

Total liabilities and capital	$1,019,322	$1,046,093

The accompanying notes are an integral part of these condensed consolidated financial statements.

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MARKWEST ENERGY PARTNERS, L.P.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per unit amounts)

	Three Months Ended March 31,
	2006	2005
Revenues:
Unaffiliated parties	$138,788	$73,739
Affiliates	17,715	15,805
Derivatives	240	93

Total revenues	156,743	89,637

Operating expenses:
Purchased product costs	100,797	60,785
Facility expenses	13,994	9,331
Selling, general and administrative expenses	8,338	4,639
Depreciation	7,173	4,326
Amortization of intangible assets	4,016	2,095
Accretion of asset retirement obligation	25	10

Total operating expenses	134,343	81,186

Income from operations	22,400	8,451
Other income (expense):
Interest income	220	67
Interest expense	(10,976)	(3,674)
Amortization of deferred financing costs (a component of interest expense)	(808)	(475)
Earnings from unconsolidated affiliates	945	—
Miscellaneous income (expense)	2,092	(104)

Net income	$13,873	$4,265

Interest in net income (loss):
General partner	$828	$(81)
Limited partners	$13,045	$4,346
Net income per limited partner unit:
Basic	$1.01	$0.41
Diluted	$1.01	$0.41
Weighted average units outstanding:
Basic	12,873	10,642
Diluted	12,922	10,673

The accompanying notes are an integral part of these condensed consolidated financial statements.

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MARKWEST ENERGY PARTNERS, L.P.

CONDENSED CONSOLIDATED STATEMENTS OF OTHER COMPREHENSIVE INCOME

(Unaudited, in thousands)

	Three Months Ended March 31,
	2006	2005
Net income	$13,873	$4,265
Other comprehensive loss — unrealized losses on commodity derivative instruments accounted for as hedges	—	(149)

Comprehensive income	$13,873	$4,116

The accompanying notes are an integral part of these condensed consolidated financial statements.

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MARKWEST ENERGY PARTNERS, L.P.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN CAPITAL

(Unaudited, in thousands)

	Limited Partners
	Common		Subordinated
					General Partner
	Units	Amount	Units	Amount		Total
Balance at December 31, 2005	11,070	$300,882	1,800	$(495)	$6,788	$307,175
Common units issued for vested restricted units	10	450	—	—	—	450
Participation Plan compensation expense allocated from MarkWest Hydrocarbon	—	—	—	—	971	971
Distributions to partners	—	(9,078)	—	(1,476)	(1,752)	(12,306)
Net income	—	11,221	—	1,824	828	13,873

Balance at March 31, 2006	11,080	$303,475	1,800	$(147)	$6,835	$310,163

The accompanying notes are an integral part of these condensed consolidated financial statements.

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MARKWEST ENERGY PARTNERS, L.P.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Three Months Ended March 31,
	2006	2005
Cash flows from operating activities:
Net income	$13,873	$4,265
Adjustments to reconcile net income to net cash provided by operating activities (net of acquisitions):
Depreciation	7,173	4,326
Amortization of intangible assets	4,016	2,095
Amortization of deferred financing costs	808	475
Accretion of asset retirement obligation	25	10
Restricted unit compensation expense	458	230
Participation Plan compensation expense	971	1,006
Equity in earnings of investees	(945)	(2)
Unrealized (gain) loss on derivative instruments	299	(51)
Gain on sale of property, plant and equipment	(286)	(11)
Other	—	(1)
Changes
Receivables	30,405	10,792
Receivables from affiliates	3,958	1,783
Inventories	(1,963)	(69)
Other assets	(195)	143
Accounts payable and accrued liabilities	(16,866)	(5,973)
Payables to affiliates	(696)	(1,496)

Net cash provided by operating activities	41,035	17,522

Cash flows from investing activities:
Additional Javelina acquisition costs	(360)	—
Investment in Starfish	(2,377)	(41,688)
Capital expenditures	(13,160)	(15,879)
Proceeds from sale of property, plant and equipment	387	11

Net cash flows used in investing activities	(15,510)	(57,556)

Cash flows from financing activities:
Proceeds from long-term debt	25,000	40,000
Repayment of long-term debt	(36,501)	—
Payments for debt issuance costs	—	(125)
Proceeds from private placements, net	5,000	—
Capital contribution from MarkWest Energy GP, LLC	—	404
Distributions to unitholders	(12,306)	(9,324)

Net cash flows provided by (used in) financing activities	(18,807)	30,955

Net increase (decrease) in cash	6,718	(9,079)
Cash and cash equivalents at beginning of period	20,105	24,263

Cash and cash equivalents at end of period	$26,823	$15,184

Supplemental disclosures of cash flow information:
Cash paid for interest	$5,194	$250

Non-cash investing activities:
Starfish insurance proceeds receivable	$1,800	$—

The accompanying notes are an integral part of these condensed consolidated financial statements

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MARKWEST ENERGY PARTNERS, L.P.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1.    Organization

        MarkWest Energy Partners, L.P. (the "Partnership") is a publicly traded Delaware limited partnership formed by MarkWest Hydrocarbon, Inc. (the "Company" or "MarkWest Hydrocarbon") on January 25, 2002, to acquire most of the assets, liabilities and operations of the MarkWest Hydrocarbon Midstream Business. The Partnership is a master limited partnership engaged in the gathering, transportation and processing of natural gas; the transportation, fractionation and storage of NGLs; and the gathering and transportation of crude oil. The Partnership is the largest processor of natural gas in the Appalachia region. The Partnership also has a large natural gas gathering, processing and transmission business in the southwestern and Gulf Coast regions of the United States, obtained primarily through acquisitions and investments: Pinnacle Natural Gas, the Lubbock transmission pipeline and the Foss Lake gathering system, all in 2003; the Carthage gathering system in East Texas in July 2004; and in 2005, the Javelina gas processing and fractionation facility in Corpus Christi, Texas, and a non-controlling, 50% interest in Starfish Pipeline Company, LLC in southern Louisiana and the Gulf of Mexico.

2.    Basis of Presentation

        The Partnership's unaudited condensed consolidated financial statements include the accounts of all majority-owned or controlled subsidiaries. Equity investments in which we exercise significant influence but do not control, and are not the primary beneficiary, are accounted for using the equity method. These condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial reporting. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted. In management's opinion, we have made all adjustments necessary for a fair presentation of the Partnership's results of operations, financial position and cash flows for the periods shown. These adjustments are of a normal recurring nature. In addition to reviewing these condensed consolidated financial statements and accompanying notes, you should also consult the audited financial statements and accompanying notes included in the Partnership's December 31, 2005, Annual Report on Form 10-K. Finally, consider that results for the three months ended March 31, 2006, are not necessarily indicative of results for the full year 2006, or any other future period.

        The Partnership regularly reviews its investments to determine whether a decline in fair value below the cost basis is other than temporary. The Partnership's accounting policy requires it to evaluate operating losses (if any), credit defaults and other factors that may indicate a decrease in value of the investment that is other than temporary. The primary factors the Partnership considers in its determination of an impairment that is other than temporary are the length of time that the fair value of the investment is below the Partnership's carrying value and the financial condition, operating performance and near-term prospects of the investee. The Partnership also considers the reason for the decline in fair value, be it general market conditions, industry-specific or investee-specific; and the Partnership's intent and ability to hold the investment

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for a period of time sufficient to allow for a recovery in fair value. The Partnership evaluates fair value based on specific information (valuation methodologies, financial statements, estimates of appraisals, etc.). Due to a lack of a public market price for the Partnership's current investments, it uses its best estimates and assumptions to arrive at the estimated fair value of such investments. If the decline in fair value is deemed to be other than temporary, the cost basis of the security is written down to fair value. The Partnership's assessment of the foregoing factors involves a high degree of judgment and, accordingly, actual results may differ materially from the Partnership's estimates and judgments.

  Stock and Incentive Compensation Plans

        The Partnership adopted SFAS No. 123R, Accounting for Stock-Based Compensation on January 1, 2006 using the modified prospective method. Prior to adopting SFAS No. 123R, the Partnership elected to measure compensation expense for equity-based employee compensation plans as prescribed by Accounting Principles Board ("APB") No. 25, Accounting for Stock Issued to Employees.

        Under SFAS No. 123R, compensation expense is based on the fair value of the award. SFAS No. 123R classifies stock-based compensation as either equity or liability awards. The fair value on the date of grant for an award classified as equity is recognized over the requisite service period, with a corresponding credit to equity (generally, paid-in capital). The requisite service period is the period during which an individual is required to provide service in exchange for an award, which often is the vesting period. The requisite service period is estimated based on an analysis of the terms of the share-based payment award. Compensation expense for a liability award is based on the award's fair value, remeasured at each reporting date until the date of settlement. Additionally, compensation expense is reduced by 4.6% for an estimate of expected award forfeitures.

        Under APB No. 25, compensation expense is based on the intrinsic value (typically the difference between the equity-based instrument to be received and the cost to acquire that equity-based instrument). APB No. 25 classified stock-based compensation as either fixed or variable awards. The intrinsic value on the date of grant for an award classified as fixed is recognized over the requisite service period. Compensation expense for variable awards is based on the award's intrinsic value, remeasured at each reporting date until the date of settlement.

        Compensation expense under each plan is included in selling, general and administrative expenses.

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  MarkWest Energy Partners

  Restricted Units

        The Partnership issues restricted units under the MarkWest Energy Partners, L.P. Long-Term Incentive Plan. A restricted unit is a "phantom" unit that entitles the grantee to receive a common unit upon its vesting, or, at the discretion of the Compensation Committee, the cash equivalent to the value of a common unit. The restricted units are treated as liability awards under SFAS No. 123R, and were treated as variable awards under APB No. 25.

        To satisfy common unit awards, the Partnership will issue new common units, acquire common units in the open market or directly from us or any other person, or use common units already owned by the general partner. Thus, the cost of the unit awards will be borne by us. If the Partnership issues new common units to satisfy common unit awards, the general partner will pay us the proceeds it received from the optionee upon exercise of the unit option.

  MarkWest Hydrocarbon

  Participation Plan

        MarkWest Hydrocarbon has entered into arrangements with certain directors and employees under what is referred to as the Participation Plan. Under the Participation Plan, MarkWest Hydrocarbon sells subordinated partnership units of the Partnership or interests in the Partnership's general partner under a purchase and sale agreement. Because the formula used to determine the sale and buy-back price is not based on independent third-party valuation of the underlying equity instrument, coupled with the attributes of the put-and-call provisions, these transactions are considered compensatory arrangements. The general partner interests have no definite term, but have historically been settled for cash when the employee leaves the Company. The subordinated units convert to common units after a holding period; however, management historically has settled some subordinated units for cash when individuals have left the Company. Under SFAS 123R, general partner interests are classified as liability awards, while under APB No. 25, they were classified as variable awards.

        Under Topic 1-B of the codification of the Staff Accounting Bulletins, Allocation of Expenses And Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity, compensation expense related to services provided by MarkWest Hydrocarbon's employees and directors recognized under the Participation Plan should be allocated to the Partnership. The allocation is based on the percent of time that each employee devotes to the Company. Compensation expense attributable to interests that were sold to individuals who serve on both the board of MarkWest Hydrocarbon and the Partnership's board of directors is allocated equally.

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3.    Recent Accounting Pronouncements

        In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 replaces Accounting Principles Board Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This statement applies to all voluntary changes in accounting principle and also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. The statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Partnership adopted the provisions of SFAS No. 154 beginning on January 1, 2006. The adoption of the provisions of SFAS No. 154 has not had a material impact on the Partnership's condensed consolidated financial statements.

        In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140 ("SFAS 155"). This statement amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities and resolves issues addressed in SFAS 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interest in Securitized Financial Assets." This Statement: (a) permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; (b) clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133; (c) establishes a requirement to evaluate beneficial interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; (d) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and, (e) eliminates restrictions on a qualifying special-purpose entity's ability to hold passive derivative financial instruments that pertain to beneficial interests that are or contain a derivative financial instrument. The standard also requires presentation within the financial statements that identifies those hybrid financial instruments for which the fair value election has been applied and information on the income statement impact of the changes in fair value of those instruments. The Partnership is required to apply SFAS 155 to all financial instruments acquired, issued or subject to a remeasurement event beginning January 1, 2007, although early adoption is permitted as of the beginning of an entity's fiscal year. The adoption of SFAS 155 is not expected to have a material impact on the condensed consolidated financial statements of the Partnership.

4.    Acquisitions

  Javelina Acquisition

        On November 1, 2005, the Partnership acquired equity interests in Javelina Company, Javelina Pipeline Company and Javelina Land Company, L.L.C., which were 40%, 40% and 20%, respectively, owned by subsidiaries of El Paso Corporation, Kerr-McGee Corporation and Valero

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Energy Corporation. The Partnership paid consideration of $357.0 million, plus $41.3 million for net working capital that included approximately $20.2 million in cash. The Corpus Christi, Texas, gas-processing facility treats and processes off-gas from six local refineries, two of which are owned by Valero Energy Corporation, two by Koch Industries, Inc. and two by Citgo Petroleum Corporation. Constructed in 1989 to recover up to 28,000 Bbl/d of NGLs, the facility currently processes approximately 125 to 130 MMcf/d of inlet gas and produces approximately 25,400 Bbl/d of NGLs. The Partnership and the seller are still negotiating the final value of the acquired working capital, so the purchase price may change upon settlement.

  Starfish Joint Venture

        On March 31, 2005, the Partnership acquired a 50% non-operating membership interest in Starfish Pipeline Company, LLC, ("Starfish") from an affiliate of Enterprise Products Partners L.P. for $41.7 million. The Partnership financed the acquisition by borrowing $40.0 million from its credit facility during the first quarter of 2005. Starfish is a joint venture with Enbridge Offshore Pipelines LLC, which the Partnership accounts for using the equity method. Starfish owns the FERC-regulated Stingray natural gas pipeline, and the unregulated Triton natural gas-gathering system and West Cameron dehydration facility. All of the assets are located in the Gulf of Mexico and southwestern Louisiana.

        The Partnership applies the equity method of accounting for its interests in Starfish. Summarized financial information for 100 percent of Starfish is as follows:

Three months ended March 31, 2006
Revenues	$5,097
Operating income	$1,429
Net income	$2,000

  Pro Forma Results of Operations

        The following table reflects the pro forma consolidated results of operations for the three months ended March 31, 2005, as though the Starfish acquisition and the Javelina acquisition had occurred on January 1, 2005. The actual results for the three months ended March 31, 2006 are included in the accompanying condensed consolidated statement of operations. The pro forma amounts include certain adjustments, including recognition of depreciation based on the allocated purchase price of property and equipment, amortization of customer contracts, amortization of the excess Starfish purchase price over net book value, amortization of deferred financing costs and interest expense.

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        The pro forma results do not necessarily reflect the actual results that would have occurred had the entities been combined during the period presented, nor does it necessarily indicate the future results of the combined entities.

Three months ended March 31, 2005
(in thousands, except per unit data)
Revenue	$131,565
Net income (loss)	$(2,966)
Net income (loss) — limited partners	$(2,740)
Net income (loss) per unit — limited partners:
Basic	$(0.26)
Diluted	$(0.26)
Weighted average number of outstanding units:
Basic	10,642
Diluted	10,673

5.    Long-Term Debt

  Partnership Credit Facility

        On December 29, 2005, MarkWest Energy Operating Company, L.L.C., a wholly owned subsidiary of MarkWest Energy Partners L.P., entered into the fifth amended and restated credit agreement ("Partnership Credit Facility"), which provides for a maximum lending limit of $615.0 million for a five-year term. The credit facility includes a revolving facility of $250.0 million and a $365.0 million term loan. The credit facility is guaranteed by the Partnership and all of the Partnership's subsidiaries and is collateralized by substantially all of the Partnership's assets and those of its subsidiaries. The borrowings under the credit facility bear interest at a variable interest rate, plus basis points. The variable interest rate is typically based on the London Inter Bank Offering Rate ("LIBOR"); however, in certain borrowing circumstances the rate would be based on the higher of a) the Federal Funds Rate plus 0.5 to 1.0%, and b) a rate set by the Facility's administrative agent, based on the U.S. prime rate. The basis points vary based on the ratio of the Partnership's Consolidated Debt (as defined in the Partnership Credit Facility) to Consolidated EBITDA (as defined in the Partnership Credit Facility), ranging from 0.50% to 1.50% for Base Rate loans, and 1.50% to 2.50% for Eurodollar Rate loans. The basis points will increase by 0.50% during any period (not to exceed 270 days) where the Partnership makes an acquisition for a purchase price in excess of $50.0 million ("Acquisition Adjustment Period"). The rate at March 31, 2006, was 7.35%, a LIBOR-based rate.

        Under the provisions of the Partnership Credit Facility, the Partnership is subject to a number of restrictions on its business, including restrictions on its ability to grant liens on assets; make or

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own certain investments; enter into any swap contracts other than in the ordinary course of business; merge, consolidate or sell assets; incur indebtedness (other than subordinated indebtedness); make distributions on equity investments; and declare or make, directly or indirectly, any restricted payments.

        The Partnership Credit Facility also contains covenants requiring the Partnership to maintain:

  •
  a ratio of not less than 2.00 to 1.00 of Consolidated EBITDA to consolidated interest expense for any fiscal quarter-end increasing to 3.00 to 1.00 upon the first to occur of September 30, 2006, or the first fiscal quarter-end following the Partnership raising at least $175.0 million in aggregate proceeds from equity offerings;

  •
  a ratio of not more than 6.50 to 1.00 of total consolidated debt to Consolidated EBITDA for any fiscal quarter-end decreasing to 5.25 to 1.00 upon the first to occur of September 30, 2006, or the first fiscal quarter-end following the Partnership raising at least $175.0 million in aggregate proceeds from equity offerings;

  •
  a ratio of not more than 4.75 to 1.00 of consolidated senior debt to Consolidated EBITDA for any fiscal quarter-end decreasing to 3.75 to 1.00 upon the first to occur of September 30, 2006, or the first fiscal quarter-end following the Partnership raising at least $175.0 million in aggregate proceeds from equity offerings; and

  •
  both the total debt and senior debt ratios contain adjustment clauses during any Acquisition Adjustment Period.

        These covenants are used to calculate the available borrowing capacity on a quarterly basis. The Partnership incurs a commitment fee on the unused portion of the credit facility at a rate between 30.0 and 50.0 basis points based upon the ratio of Consolidated Senior Debt (as defined in the Partnership Credit Facility) to Consolidated EBITDA (as defined in the Partnership Credit Facility). The term loan portion of the facility is paid in quarterly installments on the last business day of March, June, September and December, with the remaining balance payable on December 29, 2010. The revolver portion of the facility matures on December 29, 2010. The Partnership's Credit Facility also contains provisions requiring prepayments from certain Net Cash Proceeds (as defined in the Partnership Credit Facility) received from certain triggering sales that have not been reinvested within one hundred eighty days, Equity Offerings (as defined in the Partnership Credit Facility) and loan proceeds in excess of $15.0 million from a Senior Debt Offering as defined in the Partnership Credit Facility. In addition, commencing with the fiscal year ending December 31, 2006, and annually thereafter, the Partnership is required to make a mandatory prepayment equal to fifty percent of Excess Cash Flow within ninety days of each fiscal year end. Excess Cash Flow means quarterly, the amount, not less than zero, equal to consolidated cash flow from operations for such quarter, minus the sum of (i) capital expenditures for such quarter, (ii) principal and interest payments on indebtedness actually made during such quarter and (iii) the Partnership's distributions made during such quarter.

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        The Javelina Acquisition (see Note 4) was funded through the fourth amended and restated credit agreement, which provided for a maximum lending limit of $500.0 million for a term of one year, comprised of a revolving facility of $100.0 million and a $400.0 million term loan. The fourth amended and restated credit agreement had terms similar to the new credit facility. In the fourth quarter of 2005, the Partnership completed two private placement offerings to repay a portion of the borrowed funds.

        In October 2004 the Operating Company, coincident with the issuance of the Senior Notes discussed below, entered into the third amended and restated credit agreement ("Old Credit Facility"), which provided for a maximum lending limit of $200.0 million for a term of five years. The Old Credit Facility included a revolving facility of $200.0 million. The borrowings under the Old Credit Facility carried interest at a variable rate based on one of two indices that include either (i) LIBOR plus an applicable margin, which was fixed at a rate of 2.75% for the first two quarters following the closing of the credit facility or (ii) Base Rate (as defined for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% or (b) the rate of interest in effect for such day as publicly announced from time to time by the administrative agent of the debt as its "prime rate") plus an applicable margin, which margin is fixed at a rate of 2.00% for the first two quarters following the closing of the credit facility. After that period the applicable margin adjusted quarterly based on the ratio of funded debt to EBITDA (as defined in the credit agreement). For the three months ended March 31, 2006, the weighted average interest rate on the Old Credit Facility was 7.01%. There was no Partnership Credit Facility at March 31, 2005.

  Senior Notes

        In October 2004 the Partnership and its subsidiary, MarkWest Energy Finance Corporation, issued $225.0 million in senior notes at a fixed rate of 6.875%, payable semi-annually in arrears on May 1 and November 1, commencing on May 1, 2005. The senior notes mature on November 2, 2014. The Partnership may redeem some or all of the notes at any time on or after November 1, 2009, at certain redemption prices together with accrued and unpaid interest to the date of redemption. The Partnership may redeem all of the notes at any time prior to November 1, 2009, at a make-whole redemption price. In addition, prior to November 1, 2007, the Partnership may redeem up to 35% of the aggregate principal amount of the notes with the proceeds of certain equity offerings at a stated redemption price. The Partnership must offer to repurchase the notes at a specified price if it a) sells certain assets and does not reinvest the proceeds or repay senior indebtedness, or b) the Partnership experiences specific kinds of changes in control. Each of the Partnership's existing subsidiaries, other than MarkWest Energy Finance Corporation, has guaranteed the notes jointly and severally, and fully and unconditionally. The notes are senior unsecured obligations equal in right of payment with all of the Partnership's existing and future senior debt. The senior notes are senior in right of payment to all of the Partnership's future subordinated debt but effectively junior in right of payment to its secured debt to the extent of the

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assets securing the debt, including the Partnership's obligations in respect of its Partnership Credit Facility. The proceeds from these notes were used to pay down the Partnership's outstanding debt under its credit facility.

        The indenture governing the senior notes limits the activity of the Partnership and its restricted subsidiaries. Limitations under the indenture include the ability of the Partnership and its restricted subsidiaries to incur additional indebtedness; declare or pay dividends or distributions or redeem, repurchase or retire equity interests or subordinated indebtedness; make investments; incur liens; create any consensual limitation on the ability of the Partnership's restricted subsidiaries to pay dividends, make loans or transfer property to the Partnership; engage in transactions with the Partnership's affiliates; sell assets, including equity interests of the Partnership's subsidiaries; make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any subordinated obligation or guarantor subordination obligation (except principal and interest at maturity); and consolidate, merge or transfer assets. Subject to compliance with certain covenants, the Partnership may issue additional notes from time to time under the indenture pursuant to Rule 144A and Regulation S under the Securities Act of 1933.

        The Partnership agreed to file an exchange offer registration statement or, under certain circumstances, a shelf registration statement, pursuant to a registration rights agreement relating to the 2004 senior notes. The Partnership failed to complete the exchange offer in the time provided for in the subscription agreements (April 26, 2005) and, as a consequence, was incurring an interest rate penalty of 0.5% annually, increasing 0.25% every 90 days thereafter up to 1%, until such time as the exchange offer is completed. The registration statement was filed on January 17, 2006, the exchange offer was completed on March 7, 2006, and the interest penalty ceased.

6.    Derivative Financial Instruments

  Commodity Instruments

        The Partnership may utilize a combination of fixed-price forward contracts, fixed-for-floating price swaps and options available in the over-the-counter ("OTC") market, and futures contracts traded on the New York Mercantile Exchange ("NYMEX"). The Partnership enters into OTC swaps with financial institutions and other energy company counterparties. Management conducts a standard credit review on counterparties and has agreements containing collateral requirements, where deemed necessary. The Partnership uses standardized agreements that allow for offset of positive and negative exposures. Some of the agreements may require margin deposit.

        The use of derivative instruments may create exposure to the risk of financial loss in certain circumstances, including instances when (i) NGLs do not trade at historical levels relative to crude oil, (ii) sales volumes are less than expected, requiring market purchases to meet commitments, or (iii) our OTC counterparties fail to purchase or deliver the contracted quantities of natural gas,

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NGLs or crude oil or otherwise fail to perform. To the extent that the Partnership engages in derivative activities, it may be prevented from realizing the benefits of favorable price changes in the physical market; however, is similarly insulated against unfavorable changes in such prices.

        The Partnership has a committee, which is comprised of the senior management team, that oversees all of the hedging activity.

        Fair value is based on available market information for the particular derivative instrument, and incorporates the commodity, period, volume and pricing. Positive (negative) amounts represent unrealized gains (losses).

        The Partnership's primary risk management objective is to reduce volatility in its cash flows arising from changes in commodity prices related to future sales of natural gas, NGL's and crude. Swaps and futures contracts may allow the Partnership to reduce volatility in its margins, because losses or gains on the derivative instruments are generally offset by corresponding gains or losses in the Partnership's physical positions.

        The following table includes information on MarkWest Energy's specific derivative positions at March 31, 2006:

Costless collars:	Period	Floor	Cap	Fair value at March 31, 2006 (in thousands)
Crude Oil — 500 Bbl/d	2006	$57.00	$67.00	$(605)
Crude Oil — 250 Bbl/d	2006	$57.00	$67.00	$(302)
Crude Oil — 205 Bbl/d	2006	$57.00	$65.10	$(312)
Propane — 20,000 Gal/d	2006	$0.90	$0.99	$(141)
Propane — 10,000 Gal/d	2006	$0.97	$1.15	$108
Propane — 12,750 Gal/d	Jan-Jun 2006	$0.90	$1.01	$(5)
Ethane — 22,950 Gal/d	2006	$0.65	$0.80	$471
Natural gas — 645 Mmbtu/d	Apr-Jun 2006	$6.71	$12.46	$(7)
Natural gas — 1,575 Mmbtu/d	Apr-Oct 2006	$8.50	$10.05	$725
Natural gas — 1,575 Mmbtu/d	Nov 2006-Mar 2007	$9.00	$12.50	$235

				$167

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Swaps:	Period	Fixed Price	Fair value at March 31, 2006 (in thousands)
Crude oil — 250 Bbl/d	2006	$62.00	$(471)
Crude oil — 185 Bbl/d	2006	$61.00	$(398)
Crude oil — 250 Bbl/d	2007	$65.30	$(365)
Natural gas — 10,000 Mmbtu/d	Apr-Oct 2006	$0.82	(672)
Natural gas — 10,000 Mmbtu/d	Apr-Oct 2006	$0.85	703
Natural gas — 4,000 Mmbtu/d	Apr-Oct 2006	$1.07	96
Natural gas — 4,000 Mmbtu/d	Apr-Oct 2006	$1.04	(87)

			$(1,194)

Total			$(1,027)

        The impact of MarkWest Energy's commodity derivative instruments on results of operations and financial position are summarized below (in thousands):

	Three months ended March 31,
	2006	2005
Realized gains — revenue	$539	$42
Unrealized gains (losses) — revenue	(299)	51
Other comprehensive income — changes in fair value	—	(191)
Other comprehensive income — settlement	—	42
	March 31,
	2006	2005
Unrealized gains — current asset	$—	$9
Unrealized losses — current liability	1,027	450

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7.    Incentive Compensation Plans

        Total compensation cost for equity-based pay arrangements was as follows:

	Three months ended March 31,
	2006	2005
MarkWest Energy Partners
Restricted units	$458	$230
MarkWest Hydrocarbon Participation Plan
General partner interests	960	1,014
Participation Plan subordinated units	11	(8)

Total compensation cost	$1,429	$1,236

        The total compensation expense not yet recognized as of March 31, 2006, related to non-vested restricted units is $1.9 million, with a weighted-average remaining vesting period of 2.4 years. The actual compensation expense recognized may differ as expense under liability awards is affected by changes in the fair value.

  MarkWest Energy Partners, L.P. Long-Term Incentive Plan

        The general partner has adopted the MarkWest Energy Partners, L.P. Long-Term Incentive Plan for employees and directors of the general partner, as well as employees of its affiliates who perform services for us. The plan consists of two components, restricted units and unit options. The plan currently permits the grant of awards covering an aggregate of 500,000 common units, comprised of 200,000 restricted units and 300,000 unit options. The Compensation Committee of the general partner's Board of Directors administers the plan.

        Restricted Units.    A restricted unit is a "phantom" unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or, at the discretion of the Compensation Committee, cash equivalent to the value of a common unit. The restricted units vest over a service period of three to four years, although vesting for certain awards accelerates if specific annualized distribution goals are met. These restricted units are entitled, during the vesting period, to receive distribution equivalents, which represent cash equal to the amount of distributions made on common units.

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        The following is a summary of the Long-Term Incentive Plan restricted units issued under the Partnership's Long-Term Incentive Plan:

	Number of units	Weighted-average grant-date fair value
Non-vested at December 31, 2005	38,864	$45.60
Granted	30,293	46.64
Vested	(9,643)	46.44
Forfeited	—	—

Non-vested at March 31, 2006	59,514	$46.00

	March 31,
	2006	2005
Weighted-average grant-date fair value of restricted units granted during the quarter	$1,412,993	$385,994
Total fair value of restricted units vested during the quarter	(447,841)	(69,025)
Total intrinsic value of restricted units exercised during the quarter	$965,152	$316,969

        During the quarters ended March 31, 2006 and 2005, the Partnership received no proceeds for issuing restricted units, and there were no cash settlements.

        Of the total number of restricted units that vested in the first quarter of 2006 and 2005, the Partnership did not redeem any restricted units for cash. It issued 9,643 common units in 2006. In 2005, the Partnership issued 8,850 common units and acquired 250 more common units in the open market. The Partnership recorded $0.5 million and $0.2 million in compensation expense for the three months ended March 31, 2006 and 2005, respectively.

        Unit Options.    The Compensation Committee makes grants of common units under the plan to employees and directors containing such terms as the committee shall determine. Unit options will have an exercise price that, at the discretion of the committee, may be less than, equal to or more than the fair market value of the units on the date of grant. Unit options are exercisable over a period determined by the Compensation Committee. Unit options also are exercisable upon a change in control of us, the general partner, MarkWest Hydrocarbon or upon the achievement of specified financial objectives.

        As of March 31, 2006, the Partnership had not granted common unit options to employees or directors of the general partner, or employees of its affiliates or members of senior management.

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  MarkWest Hydrocarbon Participation Plan

        MarkWest Hydrocarbon has also entered into arrangements with certain directors and employees of the Company referred to as the Participation Plan. Under the Participation Plan, the Company sells subordinated units of the Partnership or interests in the Partnership's general partner, under a purchase and sale agreement. There is no vesting period or maximum contractual term under the Participation Plan. The Company's capacity to grant further general partner interests is limited by its ownership in the general partner. At March 31, 2006, there were no subordinated units available under this Participation Plan.

        The subordinated units are sold without any restrictions on transfer. Compensation expense is based on changes in the market value of the subordinated units. No subordinated units were sold to the employees or directors in 2006 or 2005. MarkWest Hydrocarbon reacquired no subordinated units in 2006 or 2005. During the quarters ended March 31, 2006 and 2005, the Company received no proceeds for issuing subordinated units, and there were no cash settlements or conversions to common units.

        The interest in the Partnership's general partner is sold with certain put-and-call provisions that allow the individuals to require MarkWest Hydrocarbon to buy back, or require the individuals to sell back their interest in the general partner to MarkWest Hydrocarbon. Specifically, the employees and directors can exercise their put if (1) MarkWest Hydrocarbon or the Partnership's general partner undergoes a change of control; (2) additional membership interests are issued that, on a pro forma basis, decreases the distributions to all the then existing members; (3) any amendment, alteration or repeal of the provisions of the general partner agreement is undertaken which materially and adversely affects the then existing rights, duties, obligations or restrictions of the employees and directors; or (4) the employee or director (i) becomes totally disabled while a director, officer or employee of the general partner, of MarkWest Hydrocarbon or of any of their affiliates, or (ii) dies, or (iii) retires as a director, officer or employee of the general partner, of MarkWest Hydrocarbon or of any of their affiliates after reaching the age of 60 years. The employee or his estate has 120 days after the put event to exercise the put under (4) and 30 days after notice to exercise under (1) through (3). MarkWest Hydrocarbon can exercise its call option if the employee or director ceases to be a director or employee of MarkWest Hydrocarbon or any of its affiliates, or if there is a change of control. . MarkWest Hydrocarbon can exercise its call option if (i) the employee or director ceases to be a director or employee of MarkWest Hydrocarbon or any of its affiliates, or (ii) if there is a change of control of MarkWest or of the Partnership's general partner. For the call option based upon a termination of the employment or directorship, MarkWest Hydrocarbon has 12 months following the termination date of the employee or director to exercise its call option. MarkWest Hydrocarbon has agreed to exempted the general partner interests of three present or former directors from the call option based upon a termination of employment or directorship. Additionally, pursuant to the terms of Mr. Semple's employment agreement with MarkWest Hydrocarbon, 66% of his general partner interest has become exempt from the call option based

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upon a termination of employment or directorship for other than cause, and the remaining 34% will likewise become exempt after November 1, 2006. For the call option based upon a change of control of MarkWest or of the Partnership's general partner, MarkWest Hydrocarbon has 30 days following the change of control to exercise its call option.

        As the formula used to determine the sale and buy-back price is not based on an independent third party valuation, coupled with the attributes of the put-and-call provisions, these transactions are considered compensatory arrangements, similar to a stock appreciation right. Compensation expense related to general partner interests is calculated as the difference in the formula value and the amount paid by those individuals. The formula value is the amount MarkWest Hydrocarbon would have to pay the employees and directors to repurchase the general partner interests, and is based on the current market value of the Partnership's common units and the current quarterly distributions paid. During the quarters ended March 31, 2006 and 2005, the Company received $0.3 million and $0.2 million, respectively, for issuing, and distributed $0.2 million and $0, respectively, to repurchase general partner interests.

8.    Earnings Per Unit

        Except as discussed in the following paragraph, basic and diluted net income per limited partner unit is calculated by dividing net income, after deducting the amount allocated to the general partner's interest, by the weighted-average number of limited partner common and subordinated units outstanding during the period.

        Emerging Issues Task Force Issue No. 03-6 ("EITF 03-6") "Participating Securities and the Two-Class Method under FASB Statement No. 128" addresses the computation of earnings per share by entities that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the entity. EITF 03-6 provides that the general partner's interest in net income is to be calculated based on the amount that would be allocated to the general partner if all the net income for the period were distributed, and not on the basis of actual cash distributions for the period. The application of EITF 03-6 may have an impact on earnings per limited partner unit in future periods if there are material differences between net income and actual cash distributions or if other participating securities are issued.

        The general partner's interest in net income consists of its 2.0 percent general partner interest and "incentive distributions", which are increasing percentages, up to 50 percent of quarterly distributions in excess of $0.75 per limited partner unit. The general partner was allocated net income (loss) of $0.8 million (representing 6.0 percent of total net income for the period) for the three months ended March 31, 2006 and $(0.1) million (representing (1.9) percent of total net income for the period) for the three months ended March 31, 2005. Diluted net income (loss) per limited partner unit is calculated by dividing net income (loss) applicable to limited partners by the sum of the weighted-average number of common and subordinated units outstanding and the dilutive effect of incentive unit awards, as calculated by the treasury stock method.

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        The following table sets forth the computation of basic and diluted earnings per limited partner unit. The net income available to limited partners and the weighted average to those used to compute diluted net income per limited partner unit for the three months ended March 31, 2006 and 2005:

	Three months ended March 31,
	2006	2005
Numerator for basic and diluted earnings per limited partner unit:
Net income	$13,873	$4,265
Less:
Cobb contribution	(27)	—
General partner's incentive distribution paid	(1,506)	(836)

Subtotal	12,340	3,429
Plus:
Participation plan allocation	971	1,006

Net income available to limited partners	13,311	4,435
Less:
General partner's 2% interest	(266)	(89)

Net income available to limited partners under EITF 03-6	$13,045	$4,346

Denominator:
Denominator for basic earnings per limited partner unit-weighted average number of limited partner units	12,873	10,642
Effect of dilutive securities:
Weighted-average of restricted units outstanding	49	31

Denominator for diluted earnings per limited partner unit-weighted average number of limited partner units	12,922	10,673

Basic net income per limited partner unit	$1.01	$0.41

Diluted net income per limited partner unit	$1.01	$0.41

9.    Related Party Transactions

        Affiliated revenues in the condensed consolidated statements of income consist of service fees and NGL product sales. Concurrent with the closing of its initial public offering in 2002, the

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Partnership entered into several contracts with MarkWest Hydrocarbon. Specifically, the Partnership entered into:

  •
  A gas-processing agreement in which MarkWest Hydrocarbon delivers to us for processing all natural gas it receives from third-party producers. MarkWest Hydrocarbon pays us a monthly fee based on volumes delivered.

  •
  A transportation agreement in which MarkWest Hydrocarbon delivers most of its NGLs to us for transportation through the pipeline to the Partnership's Siloam fractionator. MarkWest Hydrocarbon pays us a monthly fee based on the number of gallons delivered to us.

  •
  A fractionation agreement in which MarkWest Hydrocarbon delivers all of its NGLs to us for unloading, fractionation, loading and storage at the Partnership's Siloam facility. MarkWest Hydrocarbon pays us a monthly fee based on the number of gallons delivered to us for fractionation, an annual storage fee and a monthly fee based on the number of gallons of NGLs unloaded.

  •
  A natural gas liquids purchase agreement in which MarkWest Hydrocarbon receives and purchases, and the Partnership delivers and sells, all of the NGL products the Partnership produces pursuant to the Partnership's gas- processing agreement with a third party. Under the terms of this agreement, MarkWest Hydrocarbon pays us a purchase price equal to the proceeds it receives from the resale of the NGL products to third parties. This contract also applies to any other NGL products the Partnership acquires. The Partnership retains a percentage of the proceeds attributable to the sale of the NGL products it produces pursuant to its agreement with a third party, and remits the balance of the proceeds to this third party.

        Under the Services Agreement with MarkWest Hydrocarbon, MarkWest Hydrocarbon continues to provide centralized corporate functions such as accounting, treasury, engineering, information technology, insurance and other services. The Partnership reimburses MarkWest Hydrocarbon monthly for the selling, general and administrative expenses. For the three months ended March 31, 2006 and 2005, MarkWest Hydrocarbon charged approximately $1.9 million and $2.5 million, respectively, for these expenses.

        The Partnership also reimburses MarkWest Hydrocarbon for the salaries and employee benefits, such as 401(k) and health insurance, of plant operating personnel as well as other direct operating expenses. For the three months ended March 31, 2006 and 2005, these costs totaled $2.1 million and $2.6 million, respectively, and are included in facility expenses. The Partnership has no employees.

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10.    Distribution to Unitholders

        On January 25, 2006, the Partnership declared a cash distribution of $0.82 per common and subordinated unit for the quarter ended December 31, 2005. The $12.3 million distribution, including $1.8 million distributed to the general partner, of which $1.5 million related to the general partner incentive distribution rights, was paid on February 14, 2006, to unitholders of record as of February 8, 2006.

        On April 21, 2006, the Partnership declared a cash distribution of $0.87 per common and subordinated unit for the quarter ended March 31, 2006. The $13.6 million distribution, including $2.4 million to be distributed to the general partner, of which $2.1 million related to the general partner incentive distribution rights will be paid on May 15, 2006, to unitholders of record as of May 5, 2006.

11.    Segment Information

        The Partnership is engaged in the gathering, processing and transmission of natural gas; the transportation, fractionation and storage of natural gas liquids and refinery off-gas; and the gathering and transportation of crude oil. The Partnership processes natural gas in the northeastern and southwestern United States, which it collects from the Appalachian Basin, one of the country's oldest natural gas-producing regions, as well as from East Texas, the Gulf Coast and Michigan. Our chief operating decision maker is our chief executive officer ("CEO"). The CEO reviews the Partnership's discrete financial information on a geographic and operational basis, as the products and services are closely related within each geographic region and business

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operations. Accordingly, the CEO makes operating decisions, assesses financial performance and allocates resources on a segment basis. The Partnership's segments are as follows:

Segment	Related Legal Entity	Products and services
Southwest
East Texas	MarkWest Energy East Texas Gas Company, L.P. MarkWest Pipeline Company, L.P.	Gathering, processing, pipeline, fractionation and storage
Oklahoma	MarkWest Western Oklahoma Gas Company, L.L.C.	Gathering and processing
Other Southwest	MarkWest Power Tex L.P. MarkWest Pinnacle L.P. MarkWest PNG Utility L.P. MarkWest Texas PNG Utility L.P. MarkWest Blackhawk L.P. MarkWest New Mexico L.P.	Gathering and pipeline
Gulf Coast
Gulf Coast	MarkWest Javelina Company MarkWest Javelina Pipeline Company MarkWest Javelina Pipeline Holding Company, L.P. MarkWest Javelina Holding Company, L.P.	Processing, fractionation and pipeline
Northeast
Appalachia	MarkWest Energy Appalachia, L.L.C.	Processing, pipelines, fractionation and storage
Michigan	Basin Pipeline, L.L.C. West Shore Processing Company, L.L.C. MarkWest Michigan Pipeline Company, L.L.C.	Gathering, processing and crude oil transportation

        The Partnership prepares business segment information in accordance with GAAP (see Note 2), except that certain items below the "Operating Income" line are not allocated to business segments, as management does not consider them in its evaluation of business unit performance. In addition, selling, general and administrative expenses are not allocated to individual business segments. Management evaluates business segment performance based on operating income before selling, general and administrative expenses. Revenues from MarkWest Hydrocarbon are reflected as revenue from Affiliates.

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        The table below presents information about operating income for the reported segments for the three months ended March 31, 2006 and 2005 (unaudited, in thousands):

	East Texas	Oklahoma	Other Southwest	Appalachia	Michigan	Gulf Coast	Total
Three Months Ended March 31, 2006:
Revenues:
Unaffiliated parties	$32,488	$62,268	$25,460	$419	$3,197	$14,956	$138,788
Affiliated parties	—	—	—	17,715	—	—	17,715
Total Revenues	32,488	62,268	25,460	18,134	3,197	14,956	156,503
Purchased product costs	13,168	55,325	21,423	10,110	771	—	100,797
Facility expenses	3,674	2,079	1,351	3,341	1,603	1,946	13,994
Depreciation	1,811	712	1,019	840	1,174	1,617	7,173
Amortization	2,073	—	—	—	—	1,943	4,016
Accretion	11	6	5	3	—	—	25
Operating income before selling, general and administrative expenses	$11,751	$4,146	$1,662	$3,840	$(351)	$9,450	$30,498

Capital expenditures	$7,696	$2,375	$1,895	$958	$71	$165	$13,160

Assets attributable to segments	$327,346	$72,773	$59,155	$51,205	$49,324	$418,533	$978,336
Investment in Starfish(1)							40,986

Total Assets							$1,019,322

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	East Texas	Oklahoma	Other Southwest	Appalachia	Michigan	Gulf Coast	Total
Three Months Ended March 31, 2005:
Revenues:
Unaffiliated parties	$14,727	$37,257	$18,155	$538	$3,155	$—	$73,832
Affiliated parties	—	—	—	15,805	—	—	15,805
Total Revenues	14,727	37,257	18,155	16,343	3,155	—	89,637
Purchased product costs	3,597	32,476	14,726	9,253	733	—	60,785
Facility expenses	2,335	927	1,008	3,756	1,305	—	9,331
Depreciation	1,012	526	816	817	1,155	—	4,326
Amortization	2,061	—	34	—	—	—	2,095
Impairment	—	—	—	—	—	—	—
Accretion	8	—	2	—	—	—	10
Operating income before selling, general and administrative expenses	$5,714	$3,328	$1,569	$2,517	$(38)	$—	$13,090

Capital expenditures	$12,852	$762	$1,333	$842	$90	$—	$15,879

Assets attributable to segments	$293,916	$57,746	$61,894	$48,194	$54,390	$—	$516,140
Investment in Starfish(1)							41,688

Total Assets							$557,828

(1)
For internal reporting purposes, our equity investment in Starfish is managed within our Gulf Coast Business Unit. However, the value of the investment in Starfish is not included in the Partnership's segment data for the Gulf Coast Business Unit as the income from unconsolidated affiliates is not allocated to any one business segment and is shown below the operating income line.

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        The following is a reconciliation of operating income before selling, general and administrative expenses to net income:

	Three Months Ended March 31,
	2006	2005
Total segment revenue	$156,503	$89,637
Derivatives not allocated to segments	240	—

Total revenue	$156,743	$89,637

Total segment operating income before selling, general and administrative expenses	$30,498	$13,090
Derivatives not allocated to segments	240	—
Selling, general and administrative expenses not allocated to segments	(8,338)	(4,639)

Income from operations	22,400	8,451
Interest income	220	67
Interest expense	(10,976)	(3,674)
Amortization of deferred financing costs	(808)	(475)
Income from unconsolidated affiliates	945	—
Miscellaneous income (expense)	2,092	(104)

Net income	$13,873	$4,265

        Income from unconsolidated affiliates for the three months ended March 31, 2006, includes a $1.8 million in earnings for insurance recoveries related to charges incurred in 2005 from Hurricane Rita.

        In the fourth quarter of 2004, the Partnership received a communication from a customer alleging a measurement or volume discrepancy with the Partnership. Based on the evidence available at that time, the Partnership recorded a contingent liability of approximately $1.9 million. In the first quarter of 2006 after a thorough investigation, management of the Partnership concluded that it was no longer probable that a liability existed with respect to the alleged measurement or volume discrepancy. Accordingly, the $1.9 million accrued liability was reversed to revenue in the first quarter of 2006.

12.    Commitments and Contingencies

  Legal

        In the ordinary course of its business MarkWest Energy Partners is subject to a variety of risks and disputes normally incident to its business and as a party to various legal proceedings. We

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maintain insurance policies in amounts and with coverage and deductibles as we believe are reasonable and prudent. However, we cannot assure either that the insurance companies will promptly honor their policy obligations or that the coverage or levels of insurance will be adequate to protect us from all material expenses related to future claims for property loss or business interruption to the Partnership or for third party claims of personal and property damage, or that the coverages or levels of insurance it currently has will be available in the future at economical prices.

        In early 2005 MarkWest Hydrocarbon, Inc., the Partnership and several of its affiliates were served with two lawsuits, Ricky J. Conn, et al. v. MarkWest Hydrocarbon, Inc. et al. (filed February 2, 2005), and Charles C. Reid, et al. v. MarkWest Hydrocarbon, Inc. et al., (filed February 8, 2005), in Floyd Circuit Court, Commonwealth of Kentucky, Civil Action No. 05-CI-00137 and Civil Action No. 05-CI-00156, which actions on February 24, 2005 were removed to the jurisdiction of the U.S. District Court for the Eastern District of Kentucky, Pikeville Division. The Partnership was served with an additional lawsuit, Community Trust and Investment Co., et al. v. MarkWest Hydrocarbon, Inc. et al., filed November 7, 2005 in Floyd County Circuit Court, Kentucky, that added five new claimants but essentially alleged the same facts and claims as the earlier two suits. On March 27, 2006, the U.S. District Court remanded the cases back to Floyd County Circuit Court, Kentucky.

        These actions are for third-party claims of property and personal injury damages sustained as a consequence of an NGL pipeline leak and an ensuing explosion and fire that occurred on November 8, 2004. The pipeline was owned by an unrelated business entity and leased and operated by the Partnership's subsidiary, MarkWest Energy Appalachia, LLC. It transports NGLs from the Maytown gas processing plant to the Partnership's Siloam fractionator. The fire from the leaked vapors resulted in property damage to five homes and injuries to some of the residents. The pipeline owner, the U.S. Department of Transportation, Office of Pipeline Safety ("OPS"), and the Partnership continue to investigate the incident. Discovery in the action is now just getting underway following the remand back to state court.

        The Partnership notified its general liability insurance carriers of the incident and the lawsuits in a timely manner and is coordinating its legal defense with the insurers. At this time, the Partnership believes that it has adequate general liability insurance coverage for third-party property damage and personal injury liability resulting from the incident. The Partnership has settled with several of the claimants for property damage claims (damage to residences and personal property), and reached settlements for some of the personal injury claims. These have been paid for or reimbursed under the Partnership's general liability insurance. As a result, the Partnership has not provided for a loss contingency.

        Pursuant to OPS regulation mandates and to a Corrective Action Order issued by the OPS on November 18, 2004, pipeline and valve integrity evaluation, testing and repairs were conducted on the affected pipeline segment before service could be resumed. OPS authorized a partial return to

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service of the affected pipeline in October 2005. MarkWest is in the process of applying for return to full service.

        Related to the above referenced pipeline incident, MarkWest Hydrocarbon and the Partnership has filed an independent action captioned MarkWest Hydrocarbon, Inc., et al. v. Liberty Mutual Ins. Co., et al. (District Court, Arapahoe County, Colorado, Case No. 05CV3953 filed August 12, 2005), as removed to the U.S. District Court for the District of Colorado, Civil Action No. 1:05-CV-1948, on October 7, 2005), against its All-Risks Property and Business Interruption insurance carriers as a result of the insurance companies' refusal to honor their insurance coverage obligation to pay the Partnership for certain expenses. These include the Partnership's internal expenses and costs incurred for damage to, and loss of use of the pipeline, equipment, products, the extra transportation costs incurred for transporting the liquids while the pipeline was out of service, the reduced volumes of liquids that could be processed, and the costs of complying with the OPS Corrective Action Order (hydrostatic testing, repair/replacement and other pipeline integrity assurance measures). These expenses and costs have been expensed as incurred and any potential recovery from the All-Risks Property and Business Interruption insurance carriers will be treated as "other income" if and when they are received. The Partnership has not provided for a receivable for these claims because of the uncertainty as to whether and how much the Partnership will ultimately recover under these policies. The Partnership has also asserted that the cost of pipeline testing, replacement and repair are subject to an equitable sharing arrangement with the pipeline owner, pursuant to the terms of the pipeline lease agreement.

        On September 27, 2005, a lawsuit captioned C.F. Qualia Operating, Inc. v. MarkWest Pinnacle, L.P., (District Court of Midland, Texas, 385th Judicial District, Case No. CV-45188), was served on a Partnership subsidiary, MarkWest Pinnacle, L.P., alleging breach of contract, conversion, fraud and breach of implied duty of good faith with respect to a dispute on volumes of gas purchased by the Partnership under a gas purchase agreement. Under the gas purchase agreement, MarkWest Energy Partners paid the Plaintiff based on volumes of gas measured at the wellhead (delivery point). Plaintiff claims that it is entitled to a prorated portion of any system gain, i.e., that is to be paid for more gas than it actually sold and delivered to the Partnership. MarkWest Energy Partners has filed an Answer to the Complaint denying Plaintiff's allegations and has asserted a counter-claim for declaratory judgment on the contract terms as being clear and unambiguous as to payment being limited to those measured at the wellhead, that Plaintiff's claims are without merit, and that MarkWest also overpaid Plaintiff based on, among other things, the wet versus dry Btu measurements. The parties have been in settlement discussions, but the Partnership is unable to predict any outcome. At this time, the Partnership does not believe that any outcome in this action will have a material adverse effect on the Partnership's financial condition, liquidity or results of operations. As a result, the Partnership has not provided for a loss contingency.

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        The Partnership acquired the Javelina gas processing, transportation and fractionation business located in Corpus Christi, Texas (the "Javelina Business") on November 1, 2005. The Javelina Business was a party with numerous other defendants to three lawsuits brought by plaintiffs who had residences or businesses located near the Corpus Christi industrial area, an area which included the Javelina gas processing plant, and several petroleum, petrochemical and metal processing and refining operations. These suits, styled Victor Huff v. ASARCO Incorporated, et al. (Cause No. 98-01057-F, 214th Judicial Dist. Ct., County of Nueces, Texas, original petition filed in March 3, 1998); Hipolito Gonzales et al. v. ASARCO Incorporated, et al., (Cause No. 98-1055-F, 214th Judicial Dist. Ct., County of Nueces, Texas, original petition filed in 1998); Jason and Dianne Gutierrez, individually and as representative of the estate of Sarina Galan Gutierrez (Cause No. 05-2470-A, 28th Judicial District, severed May 18, 2005, from the Gonzales case cited above); and Jesus Villarreal v. Koch Refining Co. et al., (Cause No. 05-01977-F, 214th Judicial Dist. Ct., County of Nueces, Texas, original petition filed April 27, 2005), set forth claims for personal injury or property damage, harm to business operations and nuisance type claims, allegedly incurred as a result of operations and emissions from the various industrial operations in the area. The parties in the Gonzales action have reached a full settlement and release following mediation held on December 9, 2005. The Partnership's involvement and engagement in the other cases has been limited to this point, but the actions have been and are being vigorously defended and, based on initial evaluation and consultations, it appears at this time that these actions should not have a material adverse impact on the Partnership.

        In response to a shipper inquiry to the Federal Energy Regulatory Commission ("FERC") regarding the Partnership's Michigan Crude Pipeline, and following unsuccessful FERC-requested rate structure discussions with the shippers, FERC recently requested that we file a tariff. The Partnership filed on November 18, 2005 a tariff with FERC establishing a cost of service rate structure to be effective starting January 1, 2006. Two shippers and a producer filed a joint protest to the FERC filing with the Commission, and the Partnership filed a response to this joint protest vigorously defending its filing and opposing the protest. The Commission issued an order on December 29, 2005, rejecting the protestor's request for interim rates and accepting the Partnership's filing, and the new rates and rate structure became effective January 1, 2006. The Commission established hearing procedures for the tariff filing, but held them in abeyance pending the outcome of FERC sponsored settlement discussions, which the parties have been referred to under the FERC procedures. The Partnership and the shippers subsequently negotiated a settlement that resulted in the Partnership filing a new tariff which, for the most part, returns the rates to those in effect prior to the effective date of the November 18, 2005 tariff filing, and established such rates for a prospective three year period.

        In the ordinary course of business, the Partnership is a party to various other legal actions. In the opinion of management, none of these actions, either individually or in the aggregate, will have a material adverse effect on the Partnership's financial condition, liquidity or results of operations.

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13.    Subsequent Event

  Headquarters Office Lease

        In April 2006, the Partnership entered into a ten-year office lease and will relocate its and MarkWest Hydrocarbon, Inc.'s corporate headquarters to the Park Central Building, located in downtown Denver, Colorado. The lease provides for a tenant improvement allowance of up to approximately $1.8 million through December 31, 2006. A security deposit of $1.0 million was provided in the form of an irrevocable letter of credit. The future minimum lease payments of the new lease are as follows:

Year ending December 31,
2006	$—
2007	927,442
2008	972,138
2009	1,016,834
2010	1,044,769
2011 and thereafter	5,983,677

Total	$9,944,860

        The Partnership's principal executive office is currently located in a building leased by MarkWest Hydrocarbon. A portion of the lease cost for that building has historically been allocated to the Partnership. MarkWest Hydrocarbon has not determined the final disposition of its existing lease; however, a portion of incremental expense, if any, may potentially be allocated to the Partnership.

  S-1 Registration Statement

        On April 20, 2006, the Partnership filed a Form S-1 registration statement registering units issued in the fourth quarter of 2005 under private placement offerings. The Partnership will receive no proceeds from the sale of any units offered under this registration statement.

        On April 25, 2006, the Partnership filed a Form S-1 registration statement for a new unit issuance offering. The Partnership expects to offer up to 3.85 million new units.

F1-87

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Members of
Starfish Pipeline Company, LLC

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of members' capital and of cash flows present fairly, in all material respects, the financial position of Starfish Pipeline Company, LLC and its subsidiaries (the "Company") at December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As described in Note 3 to the financial statements, the Company has significant transactions and relationships with affiliated entities.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Houston, Texas

March 27, 2006

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Starfish Pipeline Company, LLC
Consolidated Balance Sheets
December 31, 2005 and 2004

	2005	2004
	(in thousands of dollars)
Assets
Current assets
Cash and cash equivalents	$1,574	$904
Transportation receivables, net of allowance	6,469	4,371
Owing from related parties	1,486	2
Gas imbalance Net under-recoveries (Note 2)	4,228	825
Other assets	579	889

Total current assets	14,336	6,991
Pipelines, plant and equipment, net (Note 4)	89,736	92,921

Total assets	$104,072	$99,912

Liabilities and Members' Capital
Current liabilities
Accounts payable, trade	$2,887	$1,430
Owing to related parties	421	643
Gas imbalances (Note 2)	6,324	2,425
Accrued expenses	2,193	105
Current obligation under capital lease	1,073	1,073

Total current liabilities	12,898	5,676
Obligation under capital lease, less current portion	5,966	6,504
Asset retirement obligation (Note 6)	5,593	5,277
Regulatory liability (Note 6)	9,180	8,817

Total liabilities	33,637	26,274
Members' capital	70,435	73,638

Total liabilities and members' capital	$104,072	$99,912

The accompanying notes are an integral part of these consolidated financial statements.

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Starfish Pipeline Company, LLC
Consolidated Statements of Income
Years Ended December 31, 2005 and 2004

	2005	2004
	(in thousands of dollars)
Operating revenues
Transportation	$16,739	$22,321
Dehydration and other	2,604	3,244

Total revenues	19,343	25,565

Operating expenses
Operating and maintenance	11,200	9,636
Administrative and general	1,821	1,679
Depreciation and amortization	6,371	6,483
Accretion and regulatory expense	679	716
Gain on disposition of assets	—	(860)

Total operating expenses, net	20,071	17,654

Net operating (loss) income	(728)	7,911

Other income (expense)
Interest expense	(536)	(573)
Interest income	42	43
Other income	354	274

Total other income (expense), net	(140)	(256)

Net (loss) income	$(868)	$7,655

The accompanying notes are an integral part of these consolidated financial statements.

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Starfish Pipeline Company, LLC
Consolidated Statements of Members' Capital
Years Ended December 31, 2005 and 2004
(in thousands of dollars)

	Enterprise/ MarkWest (Note 1)	Shell/ Enbridge (Note 1)	Total
	(in thousands of dollars)
Capital account balances at December 31, 2003	$40,565	$40,565	$81,130
Contributions	1,536	1,535	3,071
Distributions	(9,109)	(9,109)	(18,218)
Net income	3,827	3,828	7,655

Capital account balances at December 31, 2004	36,819	36,819	73,638
Contributions	1,486	1,486	2,972
Distributions	(2,653)	(2,654)	(5,307)
Net income	(434)	(434)	(868)

Capital account balances at December 31, 2005	$35,218	$35,217	$70,435

The accompanying notes are an integral part of these consolidated financial statements.

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Starfish Pipeline Company, LLC
Consolidated Statements of Cash Flows
Years Ended December 31, 2005 and 2004

	2005	2004
	(in thousands of dollars)
Cash flows from operating activities
Net (loss) income	$(868)	$7,655
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation and amortization	6,371	6,483
Accretion and regulatory expense	679	716
Provision for bad debts	1,422	—
Gain on disposition of assets	—	(860)
Changes in working capital
Transportation receivables	(3,520)	(2,318)
Owing from related parties	2	77
Gas imbalance Net under-recoveries	(3,403)	2,049
Other assets	(8)	201
Accounts payable and accrued liabilities	3,611	(1,288)
Gas imbalances	3,899	2,910
Owing to related parties	(222)	300

Net cash provided by operating activities	7,963	15,925

Cash flows from investing activities
Capital expenditures	(2,934)	(5,271)
Proceeds from disposition of assets	—	15

Net cash used in investing activities	(2,934)	(5,256)

Cash flows from financing activities
Contribution from members	1,486	3,071
Distribution to members	(5,307)	(18,218)
Reduction of capital lease obligation	(538)	(500)

Net cash used in financing activities	(4,359)	(15,647)

Increase (decrease) in cash and cash equivalents	670	(4,978)
Cash and cash equivalents
Beginning of period	904	5,882

End of period	$1,574	$904

Supplemental cash flow disclosures
Cash paid in interest	$—	$—
Noncash financing and investing activities
As of December 31, 2005 and 2004, respectively, accounts payable, trade included $0 and $66,235 of fixed asset additions.
During 2005 and 2004, respectively, $0 and $300,000 of fixed asset additions were recognized due to recording of an asset retirement obligation.
The members agreed on December 19, 2005, to provide capital contributions in the amount of $2,972,000. As of December 31, 2005, a receivable in the amount of $1,486,000, was due from MarkWest. Starfish received the contribution in January 2006.

The accompanying notes are an integral part of these consolidated financial statements.

F2-5

Starfish Pipeline Company, LLC

Notes to Consolidated Financial Statements

December 31, 2005 and 2004

1. Organization and Business

        Starfish Pipeline Company, LLC ("Starfish" or the "Company") was formed on December 8, 2000, under the provisions of the Delaware Limited Liability Company Act. Starfish is owned 50% each by Enterprise Products Operating, LP ("Enterprise") and Shell Gas Transmission, LLC ("Shell"), an affiliate of Shell Oil Company ("SOC"). In January 2001, Starfish acquired 100% of Stingray Pipeline Company, LLC ("Stingray"), West Cameron Dehydration, LLC ("West Cameron") and Triton Gathering, LLC ("Triton", previously East Breaks Gathering Company, LLC) from Deepwater Holdings, LLC, an affiliate of the El Paso Corporation. The purchase price was $50,200,000, which was allocated based on the fair value of the net assets acquired. Since the estimated fair value of the net assets was in excess of the purchase price, no goodwill was recorded. On December 31, 2004, SOC sold its interest in Shell to Enbridge Holdings (Offshore) L.L.C. ("Enbridge"), an affiliate of Enbridge (U.S.) Inc. Therefore, as of December 31, 2004, SOC is no longer an affiliate. Subsequent to the sale, Shell was renamed Enbridge Offshore (Gas Transmission) L.L.C. On March 31, 2005, with an effective date of January 1, 2005, Enterprise sold its interest in Starfish to MarkWest Energy Partners L.P. ("MarkWest"). Therefore, as of January 1, 2005, Enterprise is no longer an affiliate.

        Stingray operates a regulated natural gas pipeline system (the "Stingray System") engaged in the transmission of natural gas in the Louisiana and Texas offshore areas. The Stingray System consists of (i) 361 miles of 6 to 36-inch diameter pipeline that transports natural gas from the High Island Offshore System, or HIOS, West Cameron, East Cameron, Garden Banks and Vermilion lease areas in the Gulf of Mexico to onshore transmission systems in Louisiana, (ii) 43 miles of 16 to 20-inch diameter pipeline connecting platforms and leases in the Garden Banks Block 191 and 72 areas to the Stingray System, and (iii) 13 miles of 16-inch diameter pipeline connecting the GulfTerra Energy Partners L.P., formerly known as El Paso Energy Partners L.P., platform at East Cameron Block 373 to the Stingray System at East Cameron Block 338.

        West Cameron operates an unregulated natural gas dehydration facility that provides interruptible dehydration service to offshore platform operators connected to the Stingray System. The facility is located at Stingray station 701 in Holly Beach, Louisiana.

        Triton is a gathering system that includes 18 laterals, which are connected to the Stingray System, and located in the Garden Banks, East Cameron, Vermilion, and West Cameron areas of the Gulf of Mexico. This includes the Gunnison lateral completed in December 2003.

        Starfish has no employees and receives all administrative and operating support through contractual arrangements with affiliated companies. These services and agreements are outlined in Note 3, Related Party Transactions.

        Agreements between the member companies address the allocation of income and capital contributions and distributions amongst the respective members' capital accounts.

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        The terms of the agreements include, but are not limited to the following:

  •
  No member is required to make a capital contribution unless such member votes to approve the capital contribution;

  •
  If a member does not contribute by the time required, other non-defaulting members may elect to participate in its share of such advance in proportion to its membership interest;

  •
  Starfish is required to distribute all available cash, as defined by the members, within thirty days of the end of the calendar month;

  •
  Starfish is not required to distribute any amounts that would cause it to materially default under any debt agreement or instrument.

2. Significant Accounting Policies

  Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

  Use of Estimates and Significant Risks

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the related reported amounts of revenue and expenses during the reporting period. Such estimates and assumptions include those made in areas of FERC regulations, fair value of financial instruments, future cash flows associated with assets, useful lives for depreciation and potential environmental liabilities. Actual results could differ from those estimates. Management believes that the estimates are reasonable.

        Development and production of natural gas in the service area of the pipeline and dehydration facilities are subject to, among other factors, prices for natural gas and federal and state energy policy, none of which are within Starfish's control.

  Regulation

        The Stingray System, is an interstate pipeline subject to regulation by the Federal Energy Regulatory Commission ("FERC"). Stingray has accounting policies that conform to generally accepted accounting principles, as applied to regulated enterprises and are in accordance with the accounting requirements and ratemaking practices of the FERC.

        Stingray follows the regulatory accounting principles prescribed under Statement of Financial Accounting Standards ("SFAS") No. 71, Accounting for the Effects of Certain Types of Regulation. If

F2-7

Stingray discontinued the application of SFAS No. 71, due to an increased level of competition and discounting in its market area, adjustments and possible write-offs of regulatory assets and liabilities would be necessary.

  Cash and Cash Equivalents

        All highly liquid investments with maturity of three months or less when purchased are considered to be cash equivalents.

  Allowance for Doubtful Accounts

        Allowances have been established for losses on accounts, which may become uncollectible. Collectibility is reviewed regularly and the allowance is adjusted as necessary, primarily under the specific identification method. The allowance was $1,421,567 and $229,728 at December 31, 2005 and 2004, respectively.

        The Company recognized provisions for bad debts of $1,421,567 in 2005 relating to an imbalance dispute with shippers.

  Pipelines, Plant and Equipment

        Pipelines, plant and equipment consist primarily of natural gas pipeline assets and appurtenant facilities that are recorded at cost when originally devoted to service. The regulated portion of the pipeline assets includes an Allowance for Funds Used During Construction ("AFUDC"). The rates used in the calculation of AFUDC are determined in accordance with guidelines established by FERC. The pipeline and related facilities are depreciated on the straight-line method over 100 years. The dehydration facility is depreciated based on a useful life of 40 years. The laterals are depreciated based on a useful life of 10 years. Routine maintenance and repair costs are expensed as incurred while additions, improvements and replacements are capitalized.

        Leased property and equipment are capitalized, as appropriate, and the present value of the related lease payments is recorded as a liability. Amortization of capitalized lease assets is computed on a straight-line method over the term of the lease and recorded as a component of depreciation expense. Improvements to leased properties are amortized over their useful lives or the lease period, whichever is shorter.

        Retirements, sales and disposals of assets are recorded by eliminating the related costs and accumulated depreciation of the disposed assets. Any resulting gain or loss is reflected in income.

  Impairment of Long Lived Assets

        Starfish evaluates its assets for impairment when events or circumstances indicate that the carrying values may not be recovered. These events include market declines that are believed to

F2-8

be other than temporary, changes in the manner in which Starfish intends to use a long-lived asset and adverse changes in the legal or business environment, such as adverse actions by regulators. When an event occurs, Starfish evaluates the recoverability of our carrying value based on its long-lived assets' ability to generate future cash flows on an undiscounted basis. If impairment is indicated Starfish will adjust the carrying value of assets downward.

  Asset Retirement Obligations

        Effective January 1, 2003, Starfish adopted SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143, issued in June 2001, requires the recording of liabilities equal to the fair value of asset retirement obligations and corresponding additional asset costs. The obligations included are those for which there is a legal obligation as a result of existing or enacted law, statute or contract. Over time, the liability would be accreted to its present value, and the capitalized cost would be depreciated over the useful life of the related asset. Upon settlement of the liability, an entity would either settle the obligation for its recorded amount or recognize a gain or loss. Starfish's assets are under the jurisdiction of the Department of Transportation and the Minerals Management Service ("MMS"). The MMS requires the ultimate abandonment of offshore facilities when they are no longer in use or when suspension for future utilization cannot be justified. Stingray and Triton recorded asset retirement obligations for several of their laterals during FAS 143 implementation in 2003. Starfish did not recognize any asset retirement obligations for its remaining assets because these were determined to be part of the main trunk-line system or laterals with long term usage potential, and due to current reserve estimates and expanding production in the deepwater of the Gulf of Mexico, the date of abandonment could not be reasonably estimated. FIN 47 provides specific guidance regarding when an asset retirement obligation is reasonably estimable including when sufficient information is available to apply an expected present value technique. The Company's implementation of FIN 47 did not have a material impact effect on these financial statements.

        Costs related to the retirement of the Stingray System are provided for in the rates charged to shippers, as allowed by the FERC. The amounts charged to shippers for the costs related to the retirement of the Stingray System differ from the period costs recognized in accordance with SFAS No. 143, and therefore, result in a difference in the timing of recognition of period costs for financial reporting and rate-making purposes. The Company recognizes a regulatory asset or liability for differences in the timing of recognition of the period costs associated with asset retirement obligations for financial reporting and rate-making purposes.

  Income Taxes

        Starfish is treated as a tax partnership under the provisions of the Internal Revenue Code. Accordingly, the accompanying financial statements do not reflect a provision for income taxes since Starfish's results of operations and related credits and deductions will be passed through to and taken into account by its members in computing their respective tax liabilities.

F2-9

  Revenue Recognition

        Revenue from pipeline transportation of hydrocarbons is recognized upon receipt of the hydrocarbons into the pipeline system. Revenue from dehydration services is recognized at the time service is performed.

  Gas Imbalances and Gas Imbalance Over (Under) Recoveries

        In the course of providing transportation services to customers, Stingray may receive different quantities of gas from shippers than the quantities delivered on behalf of those shippers. These transactions result in imbalances (gains and losses), which are settled in-kind through a fuel gas and unaccounted-for gas tracking mechanism, negotiated cash-outs between parties, or are subject to a cash-out procedure included in Stingray's tariff. Gas imbalances and gas imbalance over (under) recoveries represent natural gas volumes owed to or due from Stingray's customers. Gas imbalances are valued at an average monthly index price, with was $12.5475 per Dth for the month of December 2005 and $6.5675 per Dth for the month of December 2004.

        Stingray's tariff, Section 11.5, states that subsequent to the end of the twelve-month billing period ending November 30 of each year, Stingray shall compare the revenues and costs under the cash-out procedures and shall refund, within 60 days, the gas imbalance net over-recoveries to firm and interruptible transportation customers on a pro-rata basis in accordance with the transportation revenues Stingray received during that billing period. If the revenues received are less than the costs incurred, then Stingray shall carry forward the gas imbalance net under-recoveries and may offset such net under recoveries against any future net over recoveries that may occur.

  Environmental Costs

        Starfish records environmental liabilities at their undiscounted amounts when environmental assessments indicate that remediation efforts are probable and the costs can be reasonably estimated. Estimates of our liabilities are based on currently available facts, existing technology and presently enacted laws and regulations, and include estimates of associated legal costs. As of December 31, 2005, Starfish had no liabilities recognized for environmental costs.

  Fair Value of Financial Instruments

        The reported amounts of financial instruments such as cash and cash equivalents, receivables, and current liabilities approximate fair value because of their short maturities.

F2-10

  Reclassifications

        Certain reclassifications have been made in the prior year consolidated financial statements to conform to the 2005 financial statement presentation. These reclassifications have no impact on net income.

3. Related Party Transactions

  Transportation Services

        Approximately $145,734 of transportation revenues were derived from related parties in 2004. There were no transportation revenues derived from related parties in 2005. All transactions were at rates pursuant to the existing tariff. There were no affiliate receivables or payables relating to transportation and gas imbalances at December 31, 2005 and 2004.

  Operating and Administrative Expense

        Starfish has no employees. Operating, maintenance and general and administrative services are provided to Starfish under service agreements with an Enbridge and Shell affiliate in 2005 and 2004, respectively. Substantially all operating and administrative expenses were incurred through services provided under these agreements. At December 31, 2005 and 2004, respectively, Starfish had affiliate payables of $421,447 and $643,249 and affiliates receivables of $0 and $1,617, relating to these agreements.

  Partner Contributions

        At December 31, 2005, Starfish had an affiliate receivable of $1,486,000 due from MarkWest for a capital contribution. Starfish received the contribution in January 2006.

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4. Pipelines, Plant and Equipment

        Pipelines, plant and equipment at December 31, 2005 and 2004, is comprised of the following:

	2005	2004
	(in thousands of dollars)
Regulated pipelines and equipment	$49,273	$49,287
Regulated pipeline under capital lease	9,778	9,778
Unregulated pipelines and equipment	43,211	43,325
Dehydration facilities	4,542	4,542
Construction in progress	3,656	433
Asset retirement cost (regulated pipelines)	2,181	2,181

	112,641	109,546
Accumulated depreciation	22,905	16,625

	$89,736	$92,921

5. Capital Lease

        Stingray leases a 36-inch pipeline from Natural Gas Pipeline Company of America ("NGPL"), an affiliate of Kinder Morgan, Inc., that connects Stingray's pipeline system to onshore Louisiana. In June 1999, the lease agreement with NGPL was extended for an additional 14 years beginning December 1, 1999, through November 30, 2013, with an option to purchase the asset at the expiration of the lease. Accordingly, Stingray accounts for this lease as a capital lease. The present value of the lease payments under the capital lease is recorded as other current and noncurrent liabilities in the accompanying balance sheet.

F2-12

        Future minimum lease payments under capital leases are as follows:

        (in thousands of dollars)

Year Ended December 31,
2006	$1,073
2007	1,073
2008	1,073
2009	1,073
2010	1,073
Thereafter	3,129

Total minimum lease payments	8,494
Less: Amount representing interest	(1,455)

Present value of net minimum lease payments, including current maturities of $1,073	$7,039

6. Asset Retirement Obligation

        Activity related to the Company's asset retirement obligation ("ARO") during the year ended December 31, 2005 and 2004, is as follows:

	2005	2004
	(in thousands of dollars)
Balance of ARO as of January 1	$5,277	$6,193
Liabilities incurred during period	—	300
Liabilities settled during period	—	(1,507)
Accretion expense	316	291

Balance of ARO as of December 31	$5,593	$5,277

        For the years ended December 31, 2005 and 2004, the Company recognized depreciation expense related to its asset retirement cost ("ARC") of $223,000 and $295,000, respectively.

        The rate case filed by Stingray with the FERC (Docket No. RP99-166) decreased the amount the Company could charge in their rates ("Negative Salvage") for asset retirement obligations. Beginning in 2003, the Negative Salvage the Company was allowed to recover 0.25% of the total value of the Stingray System (approximately $697,000 per year). The Company recognized regulatory expense of approximately $363,000 and $425,000 during the year ended December 31,

F2-13

2005 and 2004, respectively. Activity related to the Company's regulatory liability during the year ended December 31, 2005 and 2004, is as follows:

	2005	2004
	(in thousands of dollars)
Balance of regulatory liability as of January 1	$8,817	$8,392
Negative Salvage recovered	697	697
Current period ARO accretion (Stingray's System)	(252)	(206)
Current period ARC depreciation (Stingray's System)	(82)	(66)

Balance as of December 31	$9,180	$8,817

7. Regulatory Matters

  Regulatory Environment

        The FERC has jurisdiction over Stingray with respect to transportation of gas, rates and charges, construction of new facilities, extension or abandonment of service facilities, accounts and records, depreciation and amortization policies and certain other matters.

        An annual charge totaling $337,079 and $311,549 was paid to the FERC for fiscal years 2005 and 2004, respectively. This charge, to be recovered from customers through rates, was recorded as a regulatory asset and will be amortized over twelve months. During 2005 and 2004, respectively, $318,082 and $375,801 was recorded as amortization expense.

8. Commitments and Contingencies

        In the ordinary course of business, Starfish and its subsidiaries are subject to various laws and regulations including regulations of the FERC. In the opinion of management, compliance with existing laws and regulations will not materially affect the financial position or results of operations of Starfish.

        Various legal actions, which have arisen in the ordinary course of business, are pending with respect to the assets of the Starfish. Management believes that the ultimate disposition of these actions, either individually or in aggregate, will not have a material adverse effect on the financial position, the results of operations or cash flows of Starfish.

9. Impact of Hurricane Rita

        In September 2005, Hurricane Rita caused substantial damage to both onshore and offshore facilities, resulting in loss of revenues and significant capital and maintenance expenditures. Onshore repairs were primarily complete as of December 31, 2005, and offshore repairs are ongoing during 2006. Total estimated expenditures related to Rita, including capital and

F2-14

maintenance costs are estimated to be approximately $21,000,000 at the date of this report. The Company is continuing to assess potential hurricane damages. Total expenditures of approximately $3,700,000 have been incurred as of December 31, 2005.

        The Company is self insured. To the extent that the Company does not have the financial resources to return the integrity of the assets to pre-hurricane levels, it is the member's intent to provide the necessary financial support.

10. Recent Accounting Pronouncements

        In May 2005, the FASB issued SFAS No. 154, Accounting Charges and Error Corrections, a Replacement of APB Opinion No. 20 and FASB Statement No. 3. This statement requires retrospective application of changes in accounting principle to prior periods' financial statements, rather than the use of the cumulative effect of a change in accounting principle, unless impractical. If impratical to determine the impact on prior periods, then the latest accounting principle should be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practical, with a corresponding adjustment to equity, unless impractical for all periods presented, in which case prospective treatment should be applied. This statement applies to all voluntary changes in accounting principle, as well as those required by the issuance of new accounting pronouncements if no specific transition guidance is provided. SFAS No. 154 does not change the previously issued guidance for reporting a change in accounting estimate or correction of an error. This statement becomes effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Starfish does not expect this pronouncement to have a material impact on their financial position and results of operations.

F2-15

Javelina Company
Financial Statements
As of September 30, 2005 and December 31, 2004
And
For the Nine Months Ended September 30, 2005 and 2004
(Unaudited)

F3-1

Report of Independent Registered Public Accounting Firm

To the Partners of Javelina Company:

        In our opinion, the accompanying balance sheets and the related statements of operations, partners' capital and cash flows present fairly, in all material respects, the financial position of Javelina Company (the Partnership) at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Houston, Texas
April 15, 2005

F3-2

Javelina Company
Balance Sheets
December 31, 2004 and 2003

	2004	2003
	(in thousands of dollars)
Assets
Current assets
Cash and cash equivalents	$20,435	$8,038
Accounts receivable, net
Trade	30,778	10,613
Affiliates	3,281	6,770
Product inventory	941	—
Materials and supplies inventory	1,959	1,885
Prepaid expense	15	15

Total current assets	57,409	27,321

Property, plant and equipment, at cost
Land	4,203	4,203
Liquids extraction plant	199,425	198,316
Accumulated depreciation	(125,347)	(116,655)

Total property, plant and equipment, net	78,281	85,864

Total assets	$135,690	$113,185

Liabilities and Partners' Capital
Current liabilities
Accounts payable
Trade	$12,681	$7,663
Affiliates	12,563	9,470
Ad valorem taxes payable	1,445	1,491
Accrued expenses	1,257	1,182

Total current liabilities	27,946	19,806
Commitments and contingencies
Partners' capital	107,744	93,379

Total liabilities and partners' capital	$135,690	$113,185

The accompanying notes are an integral part of these financial statements.

F3-3

Javelina Company
Statements of Operations
Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
	(in thousands of dollars)
Operating revenue
Product revenue	$284,049	$181,318	$135,720
Other revenue
Interest income and other	142	105	331

	284,191	181,423	136,051
Operating Expenses
Cost of product	171,913	137,726	86,675
Plant operating expenses	66,792	47,239	38,039
General and administrative	484	327	429
Depreciation	8,692	8,268	8,360
Ad valorem taxes	1,445	1,491	1,511
Bad debt expense	—	—	197

	249,326	195,051	135,211

Net income (loss)	$34,865	$(13,628)	$840

The accompanying notes are an integral part of these financial statements.

F3-4

Javelina Company
Statements of Partners' Capital
Years Ended December 31, 2004, 2003 and 2002

	El Paso Javelina, L.P. (40%)	El Paso Field Operations Company (40%)	K-M Javelina, L.P. (40%)	Valero Javelina, L.P. (20%)	Total	Accumulated Other Comprehensive Income
	(in thousands of dollars)
Balances at January 1, 2002	$44,747	$—	$44,747	$22,375	$111,869	$702
Net income	336	—	336	168	840	—
Distributions	(2,000)	—	(2,000)	(1,000)	(5,000)	—
Other comprehensive income — realized gain on cash flow hedges	(281)	—	(281)	(140)	(702)	(702)

Balances at December 31, 2002	42,802	—	42,802	21,403	107,007	—
Net loss	(9,876)	4,425	(5,451)	(2,726)	(13,628)	—
Sale of interests from El Paso Javelina, L.P. to El Paso Field Operations Company	(32,926)	32,926	—	—	—	—

Balances at December 31, 2003	—	37,351	37,351	18,677	93,379	—
Net income	—	13,946	13,946	6,973	34,865	—
Distributions	—	(8,200)	(8,200)	(4,100)	(20,500)	—

Balances at December 31, 2004	$—	$43,097	$43,097	$21,550	$107,744	$—

The accompanying notes are an integral part of these financial statements.

F3-5

Javelina Company
Statements of Cash Flows
Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
	(in thousands of dollars)
Cash flows from operating activities
Net income (loss)	$34,865	$(13,628)	$840
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation	8,692	8,268	8,360
Gain from sales of property, plant and equipment	—	—	(2)
Market value adjustment for derivative instruments	—	—	(539)
Changes in operating assets and liabilities
Accounts receivable	(16,676)	(2,105)	(3,148)
Product inventory	(941)	—	3,112
Materials and supplies inventory	(74)	10	38
Accounts payable	8,111	3,802	(2,466)
Ad valorem taxes payable	(46)	(20)	1,511
Accrued expenses	75	(678)	184

Net cash provided by (used in) operating activities	34,006	(4,351)	7,890

Cash flows from investing activities
Purchases of property, plant and equipment	(1,109)	(1,911)	(616)
Proceeds from sale of property, plant and equipment	—	—	2

Net cash used in investing activities	(1,109)	(1,911)	(614)

Cash flows from financing activities
Distributions to partners	(20,500)	—	(5,000)

Net cash used in financing activities	(20,500)	—	(5,000)

Change in cash and cash equivalents	12,397	(6,262)	2,276
Cash and cash equivalents at beginning of year	8,038	14,300	12,024

Cash and cash equivalents at end of year	$20,435	$8,038	$14,300

The accompanying notes are an integral part of these financial statements.

F3-6

Javelina Company

Notes to Financial Statements

December 31, 2004, 2003 and 2002

1. Organization and Nature of Business

        Javelina Company (the Partnership) was organized on November 4, 1988 as a Texas general partnership under a Partnership Agreement with a minimum term of 25 years for the purposes of acquiring, planning, designing, engineering, constructing, owning and operating a refinery off-gas processing plant located in the Corpus Christi, Texas area. The Partnership is owned 40 percent by El Paso Field Operations Company (El Paso Field, a wholly owned indirect subsidiary of El Paso Corporation); 40 percent by K-M Javelina, L.P. (Kerr-McGee, a wholly owned subsidiary of Kerr-McGee Corporation); and 20 percent by Valero Javelina, L.P. (Valero, a wholly owned subsidiary of Valero Energy Corporation). El Paso Javelina, L.P. (a wholly owned indirect subsidiary of El Paso Corporation) sold its 40 percent interest in the Partnership to El Paso Field in August 2003.

2. Significant Accounting Policies

  Basis of Presentation

        The Partnership's financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosures in these financial statements. Actual results can, and often do, differ from the estimates and assumptions used.

  Cash and Cash Equivalents

        Short-term investments with little risk of changes in value because of changes in interest rates and purchased with original maturity of less than three months are considered to be cash equivalents.

  Accounts Receivable

        Allowances for doubtful accounts are established using the specific identification method. Accounts receivable — trade are reported in the balance sheets net of allowance for doubtful accounts of $292,500 as of December 31, 2004 and 2003. Accounts receivable — trade includes $24,486,000 and $10,064,000 of unbilled receivables as of December 31, 2004 and 2003, all of which were billed after year-end. Accounts receivable — affiliates includes $3,281,000 and $6,770,000 of unbilled receivables as of December 31, 2004 and 2003, all of which were billed after year-end.

F3-7

  Gas Imbalances

        Gas imbalances result from over or under delivery of gas under various processing and sales agreements. Gas imbalances are settled in the following month with delivery or receipt of makeup gas or by cash in accordance with contractual terms. Gas imbalances are valued at the Partnership's current month average purchase cost of gas and may be impacted by changes in natural gas prices. As of December 31, 2003, accounts receivable — trade included $494,000 of gas imbalances receivable. As of December 31, 2004, accounts payable — trade included $33,000 of gas imbalances payable. As of December 31, 2004 and 2003, accounts payable — affiliates included $1,395,000 and $452,000, respectively, of gas imbalances payable.

  Inventories

        The Partnership accounts for product inventory on a first-in, first-out basis and materials and supplies inventories at average cost. Both inventories are valued at the lower of average cost or market.

  Property, Plant and Equipment

        Property, plant and equipment is recorded at cost and includes management fees paid on capital acquisition costs under the operating agreement (see Note 3). Expenditures that increase the capacity or operating efficiency or extend the useful life of an asset are capitalized. Depreciation is provided on a straight-line basis over lives ranging from 10 to 23 years. Assets retired, sold, or disposed are recorded by eliminating the related cost and accumulated depreciation with any resulting gain or loss reflected in income.

  Impairment and Disposal of Long-lived Assets

        The Partnership evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the projected undiscounted future cash flows from the use and eventual disposition of the asset is less than the asset's carrying amount, the asset is written down to its fair value and an impairment loss is recorded in the statement of operations.

  Fair Value of Financial Instruments

        The estimated fair values of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their carrying amounts due to the short-term maturity of these instruments.

F3-8

  Revenue Recognition

        The Partnership recognizes revenue for the sale of products, excluding hydrogen, in the period of delivery. Under terms of a hydrogen sales contract, as consideration for hydrogen supplied to the customer, the customer is required to deliver natural gas containing 130% of the British Thermal Units contained in the hydrogen supplied to the customer. Such exchanges of product have been treated as non-monetary exchanges in accordance with Accounting Principles Board (APB) Opinion No. 29, Accounting for Nonmonetary Transactions, and accordingly, no sales or purchases of product are reflected in the statements of operations. The values of these exchanges were $27.2 million; $19.2 million and $12.1 million for the years ended December 31, 2004, 2003 and 2002, respectively.

  Repair and Maintenance Costs

        The cost of most planned major repair and maintenance activity is accrued and charged to expense in a systematic and rational manner over the estimated period extending to the next planned major maintenance activity. Other repair and maintenance costs are charged to expense as incurred.

  Federal Income Taxes

        Javelina Company is organized as a partnership and is therefore, not subject to taxation for federal or state income tax purposes. The taxable income or loss resulting from the Partnership's operations will ultimately be included in the federal and state tax returns of the individual partners. Accordingly, no provision for income taxes has been recorded in the accompanying financial statements.

  Income Allocation and Distributions

        Under the terms of the Partnership Agreement, all income, gains, losses, deductions, credits and distributions of excess cash are allocated to the partners based on their ownership interest in the Partnership. The Management Committee determines distributions. In 2004 and 2002, the Partnership declared and paid cash distributions of $20.5 million and $5 million, respectively. No distribution was declared for the year ended December 31, 2003. In January and February 2005, the Partnership declared and paid cash distributions totaling $11.3 million.

  Derivative Instruments and Hedging Activities

        In November 2000, as part of its risk management strategy to offset the variability of expected future cash flows as a result of changes in ethylene and natural gas commodity prices, the Partnership entered into derivative contracts expiring in December 2003 to sell ethylene and purchase natural gas. Effective January 2001, the Partnership accounted for these contracts under Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative

F3-9

Instruments and Hedging Activities, as amended, that require all derivative instruments be recorded on the balance sheet at their fair values. Gains and losses related to changes in fair values of derivatives that qualify, are designated, and are effective as cash flow hedges are deferred and recorded as components of other comprehensive income. Amounts in accumulated other comprehensive income are reclassified into earnings in the same period the hedged transaction affects earnings. Hedge accounting is discontinued prospectively when a derivative is terminated or no longer effective and related gains and losses are recognized immediately in current-period earnings. Amounts included in accumulated other comprehensive income at the time the derivative is terminated or no longer effective remain and are reclassified into earnings in the same period the hedged transaction affects earnings. In September 2001, the ethylene contract became ineffective as a result of credit risk with the counterparty. Under guidance provided by the Financial Accounting Standards Board's Derivatives Implementation Group in Issue G-10, hedge accounting was discontinued prospectively. In addition, no fair value was assigned to the contract and a loss equal to the value of the asset immediately prior to its ineffectiveness was recognized in earnings. In 2002, both contracts were terminated. Of the $702,000 included in accumulated other comprehensive income as of December 31, 2001, $163,000, related to changes in fair value, was recognized as a reduction of accumulated other comprehensive income through the date the natural gas contract was terminated, and $539,000 was recognized in earnings in connection with the settlement of the contracts. The Partnership also recognized an additional $275,000 in earnings in connection with the settlement of the contracts. Of these amounts recognized in earnings, $736,000 was included in product revenue and $78,000 was included as an offset to cost of product. There were no material gains or losses associated with hedged transactions in 2003.

3. Transactions With Affiliates

        Transactions with partners are governed under the terms and conditions of the Partnership Agreement.

        The Partnership has an operating agreement with El Paso Field. The agreement was transferred from El Paso Javelina, L.P. upon the sale of its 40 percent interest in the Partnership to El Paso Field. Under the agreement, El Paso Field, acting as project manager, generally pays costs and expenses incurred by the Partnership. El Paso Field is reimbursed 100 percent for all such costs and expenses and, in addition, receives a management fee equal to 15 percent of qualifying operating expenses and up to 10 percent of plant and equipment expenditures.

        Under the terms of processing agreements with Valero Refining Company and Valero Refining and Marketing Company, wholly owned subsidiaries of Valero Energy Corporation, the Partnership pays processing fees equal to 25% of monthly profits derived from products extracted from refinery off gas received, if any, as defined. In addition, gas imbalance settlements are settled in the following month with delivery or receipt of makeup gas or by cash in accordance with contractual terms.

F3-10

        Under the terms of a transportation agreement with Javelina Pipeline Company, a partnership owned by El Paso Field, Kerr McGee and Valero, Javelina Pipeline Company receives, transports and redelivers all or part of the Partnership's gas for a contractual price.

        During 1989, the Partnership entered into a 25-year surface rental agreement with El Paso Merchant Energy-Petroleum Company, a wholly owned indirect subsidiary of El Paso Corporation. The remaining aggregate minimum lease payments under the long-term operating lease are $77,880 per year for 2005 to 2008 and $81,000 per year thereafter until the agreement ends in December 2013.

        The following table summarizes transactions with affiliates related to these agreements and other sales of product or purchases of gas from affiliates as of and for the years ended December 31, 2004, 2003 and 2002.

	2004	2003	2002
	(in thousands of dollars)
Product revenue:
El Paso Corporation
Sales to El Paso NGL Marketing Company, L.P., a wholly owned indirect subsidiary of El Paso Corporation	$42,494	$41,726	$29,046
Sales to El Paso Merchant Energy — Petroleum Company	—	237	6,891
Valero Energy Corporation
Sales to Valero Refining Company	35,002	25,304	20,492

	$77,496	$67,267	$56,429

Cost of product:
El Paso Corporation
Gas purchases from El Paso Industrial Energy, a wholly owned indirect subsidiary of El Paso Corporation	$65,912	$37,154	$6,542
Valero Energy Corporation
Gas imbalance settlements paid to Valero Refining Company	2,819	4,883	2,416
Gas imbalance settlements paid to (received from) Valero Refining and Marketing Company	8,336	(2,161)	(43)

	$77,067	$39,876	$8,915

F3-11

Plant operating expenses:
El Paso Corporation
Management fees paid to El Paso Field on qualifying expenses	$1,347	$1,333	$1,302
Transportation fees paid to Javelina Pipeline Company	1,852	1,672	1,656
Surface rentals paid to El Paso Merchant Energy-Petroleum Company	78	75	84
Valero Energy Corporation
Processing fees paid to Valero Refining Company	1,588	586	316
Processing fees paid to Valero Refining and Marketing Company	3,900	185	164

	$8,765	$3,851	$3,522

Accounts receivable — affiliates:
El Paso Corporation
Accounts receivable due from El Paso NGL Marketing Company, L.P.	$—	$4,308
Valero Energy Corporation
Accounts receivable due from Valero Refining Company	3,281	2,462

	$3,281	$6,770

Property, plant and equipment:
Capitalized management fees paid to El Paso Field on plant and equipment expenditures	$59	$74

Accounts payable — affiliates:
El Paso Corporation
Accounts payable due to El Paso Industrial Energy for gas purchases	$5,394	$4,608
Accounts payable due to El Paso Field for reimbursable items and management fees	4,574	4,155
Accounts payable due to Javelina Pipeline Company for transportation fees	310	255

F3-12

Valero Energy Corporation
Accounts payable due to Valero Refining Company for gas imbalance settlements	331	361
Accounts payable due to Valero Refining and Marketing Company for gas imbalance settlements	1,064	91
Accounts payable due to Valero Refining and Marketing Company for processing fees	890	—

	$12,563	$9,470

4. Sales and Processing Agreements

        The Partnership has entered into various sales agreements with terms up to three years whereby the customer has agreed to purchase certain base quantities of the Partnership's products at contractual prices based on market price indexes. In addition, one contract requires the Partnership to pay an access fee of $90,000 per year and transportation fees to pipeline companies for delivery of product to the customer. These costs are included in plant operating expenses in the statements of operations.

        The Partnership entered into processing fee agreements with certain refinery off gas suppliers. Under these agreements, the Partnership pays a processing fee equal to 25% of monthly profits derived from products extracted from off gas received, if any, as defined. In May 2003, under terms of the agreements, the Partnership notified the suppliers that it would terminate the processing agreements in six months. Since their termination, the agreements have been extended on a month-to-month basis pending renegotiation.

5. Commitments and Contingencies

        In the normal course of business, the Partnership may become party to certain lawsuits and administrative proceedings before various courts and governmental agencies involving, for example, contractual matters and environmental issues. While the outcome of these items cannot be predicted with certainty, based on information known to date, management does not expect the ultimate resolution of any matters will have a material adverse effect on the Partnership's financial statements.

        Management is not aware of any contingency that could have a material adverse effect on the Partnership's financial position, results of operations or cash flows as of December 31, 2004.

F3-13

Javelina Company
Balance Sheets
September 30, 2005 and December 31, 2004 (Unaudited)

	September 30, 2005	December 31, 2004
	(in thousands of dollars)
Assets
Current assets
Cash and cash equivalents	$19,733	$20,435
Accounts receivable, net
Trade	28,013	30,778
Affiliates	20,653	3,281
Product inventory	—	941
Materials and supplies inventory	1,962	1,959
Prepaid expense	56	15

Total current assets	70,417	57,409

Property, plant and equipment, at cost
Land	4,203	4,203
Liquids extraction plant	200,477	199,425
Accumulated depreciation	(131,959)	(125,347)

Total property, plant and equipment, net	72,721	78,281

Total assets	$143,138	$135,690

Liabilities and Partners' Capital
Current liabilities
Accounts payable
Trade	$17,105	$12,681
Affiliates	17,792	12,563
Ad valorem taxes payable	1,144	1,445
Accrued expenses	1,135	1,257

Total current liabilities	37,176	27,946

Commitments and contingencies
Partners' capital	105,962	107,744

Total liabilities and partners' capital	$143,138	$135,690

The accompanying notes are an integral part of these financial statements.

F3-14

Javelina Company
Statements of Operations
Nine Months Ended September 30, 2005 and 2004 (Unaudited)

	September 30, 2005	September 30, 2004
	(in thousands of dollars)
Operating revenue
Product revenue	$206,233	$201,635
Other revenue
Interest income and other	286	69

	206,519	201,704

Operating Expenses
Cost of product	138,435	127,597
Plant operating expenses	41,211	46,481
General and administrative	107	191
Depreciation	6,612	6,513
Ad valorem taxes	1,136	1,084

	187,501	181,866

Net income	$19,018	$19,838

The accompanying notes are an integral part of these financial statements.

F3-15

Javelina Company
Statements of Partners' Capital
For the Nine Months Ended September 30, 2005 (Unaudited)

	El Paso Field Operations Company (40%)	K-M Javelina, L.P. (40%)	Valero Javelina, L.P. (20%)	Total
	(in thousands of dollars)
Balances at January 1, 2005	$43,097	$43,097	$21,550	$107,744
Net income	7,607	7,607	3,804	19,018
Distributions	(8,320)	(8,320)	(4,160)	(20,800)

Balances at September 30, 2005	$42,384	$42,384	$21,194	$105,962

The accompanying notes are an integral part of these financial statements.

F3-16

Javelina Company
Statements of Cash Flows
Nine Months Ended September 30, 2005 and 2004 (Unaudited)

	September 30, 2005	September 30, 2004
	(in thousands of dollars)
Cash flows from operating activities
Net income	$19,018	$19,838
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	6,612	6,513
Changes in operating assets and liabilities
Accounts receivable	(14,607)	(15,559)
Product inventory	941	—
Materials and supplies inventory	(3)	(3)
Prepaid expense	(41)	(27)
Accounts payable	9,379	3,199
Ad valorem taxes payable	(301)	(408)
Accrued expenses	(122)	2

Net cash provided by operating activities	20,876	13,555

Cash flows from investing activities
Purchases of property, plant and equipment	(778)	(108)

Net cash used in investing activities	(778)	(108)

Cash flows from financing activities
Distributions to partners	(20,800)	(8,500)

Net cash used in financing activities	(20,800)	(8,500)

Change in cash and cash equivalents	(702)	4,947
Cash and cash equivalents at beginning of period	20,435	8,037

Cash and cash equivalents at end of period	$19,733	$12,984

Noncash transactions:
Purchase of property, plant and equipment for accounts payable	$274	$152

The accompanying notes are an integral part of these financial statements.

F3-17

1. Organization and Nature of Business

        Javelina Company (the Partnership) was organized on November 4, 1988 as a Texas general partnership under a Partnership Agreement with a minimum term of 25 years for the purposes of acquiring, planning, designing, engineering, constructing, owning and operating a refinery off-gas processing plant located in the Corpus Christi, Texas area. The Partnership is owned 40 percent by El Paso Field Operations Company (El Paso Field, a wholly owned indirect subsidiary of El Paso Corporation); 40 percent by K-M Javelina, L.P. (Kerr-McGee, a wholly owned subsidiary of Kerr-McGee Corporation); and 20 percent by Valero Javelina, L.P. (Valero, a wholly owned subsidiary of Valero Energy Corporation).

        On September 16, 2005, each partner signed separate agreements for the sale of all of their respective interests in the Partnership to MarkWest Energy Partners, L.P. In conjunction with the sale, El Paso Field transferred and assigned its ownership interests in July 2005 to Javelina Holding Company, L.P., a wholly owned indirect subsidiary of El Paso Corporation. The sales were completed on November 1, 2005.

2. Significant Accounting Policies

  Basis of Presentation

        The Partnership's financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America. The financial statements as of September 30, 2005 and for the nine months ended September 30, 2004 and 2005 are unaudited. The balance sheet as of December 31, 2004 was derived from the balance sheet included in the Partnership's 2004 financial statements. In management's opinion, all adjustments necessary to fairly present interim results have been made and are of a normal and recurring nature; however, interim period results may not be indicative of the results of operation for the entire year.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosures in these financial statements. Actual results can, and often do, differ from the estimates and assumptions used.

  Cash and Cash Equivalents

        Short-term investments with little risk of changes in value because of changes in interest rates and purchased with original maturity of less than three months are considered to be cash equivalents.

  Accounts Receivable

        Allowances for doubtful accounts are established using the specific identification method. Accounts receivable — trade as of December 31, 2004 is reported in the balance sheets net of allowance for doubtful accounts of $292,500. Accounts receivable — trade includes $27,916,000 and $24,486,000 of unbilled receivables as of September 30, 2005 and December 31, 2004, all of

F3-18

which were billed after period end. Accounts receivable — affiliates includes $20,653,000 and $3,281,000 of unbilled receivables as of September 30, 2005 and December 31, 2004, all of which were billed after period end.

  Gas Imbalances

        Gas imbalances result from over or under delivery of gas under various processing and sales agreements. Gas imbalances are settled with delivery or receipt of makeup gas or by cash in accordance with contractual terms. Gas imbalances are valued at the Partnership's current month average purchase cost of gas and may be impacted by changes in natural gas prices. All gas imbalances were settled as of September 30, 2005. As of December 31, 2004, accounts payable — trade included $33,000 of gas imbalances payable and accounts payable — affiliates included $1,395,000 of gas imbalances payable.

  Inventories

        The Partnership accounts for product inventory on a first-in, first-out basis and materials and supplies inventories at average cost. Both inventories are valued at the lower of average cost or market.

  Property, Plant and Equipment

        Property, plant and equipment is recorded at cost and includes management fees paid on capital acquisition costs under the operating agreement (see Note 3). Expenditures that increase the capacity or operating efficiency or extend the useful life of an asset are capitalized. Depreciation is provided on a straight-line basis over lives ranging from 10 to 23 years. Assets retired, sold, or disposed are recorded by eliminating the related cost and accumulated depreciation with any resulting gain or loss reflected in income.

  Impairment and Disposal of Long-lived Assets

        The Partnership evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the projected undiscounted future cash flows from the use and eventual disposition of the asset is less than the asset's carrying amount, the asset is written down to its fair value and an impairment loss is recorded in the statement of operations.

  Fair Value of Financial Instruments

        The estimated fair values of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their carrying amounts due to the short-term maturity of these instruments.

  Revenue Recognition

        The Partnership recognizes revenue for the sale of products in the period of delivery. Prior to September 1, 2005, under terms of a hydrogen sales contract, as consideration for hydrogen supplied to the customer, the customer was required to deliver natural gas containing 130% of the

F3-19

British Thermal Units contained in the hydrogen supplied to the customer. Such exchanges of product were treated as non-monetary exchanges in accordance with Accounting Principles Board (APB) Opinion No. 29, Accounting for Nonmonetary Transactions, and accordingly, no sales or purchases of product are reflected in the statements of operations for these transactions. The values of these exchanges were $16.2 million and $20.4 million for the nine months ended September 30, 2005 and 2004. Under terms of the new hydrogen sales contract effective September 1, 2005, the customer pays cash for hydrogen supplied based on a market price. Such sales, which totaled $3.5 million, are reported as product revenue in the period of delivery.

  Repair and Maintenance Costs

        The cost of most planned major repair and maintenance activity is accrued and charged to expense in a systematic and rational manner over the estimated period extending to the next planned major maintenance activity. Other repair and maintenance costs are charged to expense as incurred.

  Federal Income Taxes

        Javelina Company is organized as a partnership and is therefore, not subject to taxation for federal or state income tax purposes. The taxable income or loss resulting from the Partnership's operations will ultimately be included in the federal and state tax returns of the individual partners. Accordingly, no provision for income taxes has been recorded in the accompanying financial statements.

  Income Allocation and Distributions

        Under the terms of the Partnership Agreement, all income, gains, losses, deductions, credits and distributions of excess cash are allocated to the partners based on their ownership interest in the Partnership. Distributions are determined by the Management Committee. During the nine months ended September 30, 2005 and 2004, the Partnership declared and paid cash distributions of $20.8 million and $8.5 million.

  New Accounting Pronouncement Not Yet Adopted

        In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153, Exchanges of Nonmonetary Assets an amendment Of APB Opinion No. 29, which amended APB Opinion No. 29 by revising, adding or deleting certain language to eliminate the exception for recording nonmonetary exchanges of similar productive assets based on the recorded amount of the assets relinquished and replace it with a general exception for exchanges of nonmonetary assets that do not have a commercial substance. The statement is effective for fiscal periods beginning after June 15, 2005. The Partnership does not anticipate the adoption of the pronouncement will have any effect on the financial position, results of operations or cash flows of the Partnership.

        In September 2005, the Financial Accounting Standards Board ratified EITF 04-13: Accounting for Purchases and Sales of Inventory with the Same Counterparty. The EITF addresses whether the purchases and sales of inventory with the same counterparty should be treated as a single nonmonetary inventory transaction within the scope of APB Opinion No. 29 and whether

F3-20

these exchanges should be recognized at fair value. EITF 04-13 is to be applied prospectively to transactions completed in reporting periods beginning after March 15, 2006. The Partnership will adopt this pronouncement in the second quarter of 2006 and is currently evaluating its impact on the financial statements.

3. Transactions With Affiliates

        Transactions with partners are governed under the terms and conditions of the Partnership Agreement.

        The Partnership has an operating agreement with El Paso Field. Under the agreement, El Paso Field, acting as project manager, generally pays costs and expenses incurred by the Partnership. El Paso Field is reimbursed 100 percent for all such costs and expenses and, in addition, receives a management fee equal to 15 percent of qualifying operating expenses and up to 10 percent of plant and equipment expenditures.

        Under the terms of processing agreements existing prior to September 1, 2005 with Valero Refining Company and Valero Refining and Marketing Company (Valero Refining), wholly owned subsidiaries of Valero Energy Corporation, the Partnership paid processing fees equal to 25% of monthly profits as defined by the agreement, if any, derived from products extracted from off gas received from Valero Refining. Under the terms of new processing agreements effective September 1, 2005, the Partnership pays a percentage of proceeds from the sale of products extracted from off gas received from Valero Refining, and Valero Refining is responsible for bearing the costs of plant fuel, shrinkage and electricity.

        Under the terms of a transportation agreement with Javelina Pipeline Company, a partnership owned by El Paso Field, Kerr McGee and Valero, Javelina Pipeline Company receives, transports and redelivers all or part of the Partnership's gas for a contractual price.

        During 1989, the Partnership entered into a 25-year surface rental agreement with El Paso Merchant Energy-Petroleum Company, a wholly owned indirect subsidiary of El Paso Corporation. The remaining aggregate minimum lease payments under the long-term operating lease are $77,880 per year for 2005 to 2008 and $81,000 per year thereafter until the agreement ends in December 2013. In conjunction with the sale of the Partnership, El Paso Merchant Energy-Petroleum Company assigned this agreement in July 2005 to Javelina Land Company, L.L.C., a wholly owned indirect subsidiary of El Paso Corporation.

        During October 2004, El Paso NGL Marketing Company, L.P., a wholly owned indirect subsidiary of El Paso Corporation, assigned the sales contract between the Partnership and El Paso NGL Marketing Company, L.P. to a third party not affiliated with the Partnership.

        The following table summarizes balances due from or to affiliates as of September 30, 2005 and December 31, 2004 and transactions with affiliates for the nine months ended September 30,

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2005 and 2004 related to these agreements and other sales of product or purchases of gas from affiliates.

	For the nine months ended September 30, 2005	For the nine months ended September 30, 2004
	(in thousands of dollars)
Product revenue:
El Paso Corporation
Sales to El Paso NGL Marketing Company, L.P., a wholly owned indirect subsidiary of El Paso Corporation	$—	$42,494
Valero Energy Corporation
Sales to Valero Refining Company	46,452	25,096

	$46,452	$67,590

Cost of product:
El Paso Corporation
Gas purchases from El Paso Industrial Energy, a wholly owned indirect subsidiary of El Paso Corporation	$89,731	$50,936
Valero Energy Corporation
Purchase of product from Valero Refining Company	5,616	—
Purchase of product from Valero Refining and Marketing Company	10,686	—
Gas imbalance settlements to Valero Refining Company	777	2,284
Gas imbalance settlements to Valero Refining and Marketing Company	17,654	5,304

	$124,464	$58,524

Plant operating expenses:
El Paso Corporation
Management fees to El Paso Field on qualifying expenses	$1,150	$1,009
Transportation fees to Javelina Pipeline Company	1,048	1,406
Surface rentals to El Paso Merchant Energy-Petroleum Company	58	58
Valero Energy Corporation
Processing fees to Valero Refining Company	1,029	710
Processing fees to Valero Refining and Marketing Company	2,546	1,879

	$5,831	$5,062

Property, plant and equipment:
Capitalized management fees to El Paso Field on plant and equipment expenditures	$45	$37

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	As of September 30, 2005	As of December 31, 2004
Accounts receivable — affiliates:
Valero Energy Corporation
Accounts receivable due from Valero Refining Company	$20,653	$3,281

Accounts payable — affiliates:
El Paso Corporation
Accounts payable due to El Paso Industrial Energy for gas purchases	$2,396	$5,394
Accounts payable due to El Paso Field for reimbursable items and management fees	4,543	4,574
Accounts payable due to Javelina Pipeline Company for transportation fees	121	310
Valero Energy Corporation
Accounts payable due to Valero Refining and Marketing Company for net payable due under percent of proceeds contract	10,393	—
Accounts payable due to Valero Refining Company for gas imbalance settlements	—	331
Accounts payable due to Valero Refining and Marketing Company for gas imbalance settlements	—	1,064
Accounts payable due to Valero Refining and Marketing Company for processing fees	339	890

	$17,792	$12,563

4. Sales and Processing Agreements

        The Partnership has entered into various sales agreements with terms up to three years whereby the customer has agreed to purchase certain base quantities of the Partnership's products at contractual prices based on market price indexes. In addition, one contract requires the Partnership to pay an access fee of $90,000 per year and transportation fees to pipeline companies for delivery of product to the customer. These costs are included in plant operating expenses in the statements of operations.

        The Partnership entered into processing fee agreements with certain refinery off gas suppliers. Under these agreements, the Partnership paid a processing fee equal to 25% of monthly profits as defined, if any, derived from products extracted from off gas received from the supplier. In May 2003, under terms of the agreements, the Partnership notified the suppliers that it would terminate the processing agreements in six months. After their termination, the agreements were extended on a month-to-month basis. Effective September 1, 2005, certain agreements have been renegotiated, while others are under short-term arrangements. Under the revised terms, the Partnership pays its suppliers a percentage of proceeds from the sale of products extracted from off gas received from the supplier, and the suppliers are responsible for bearing the costs of plant fuel, shrinkage and electricity.

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5. Commitments and Contingencies

        In the normal course of business, the Partnership may become party to certain lawsuits and administrative proceedings before various courts and governmental agencies involving, for example, contractual matters and environmental issues. While the outcome of these items cannot be predicted with certainty, based on information known to date, management does not expect the ultimate resolution of any matters will have a material adverse effect on the Partnership's financial statements.

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GLOSSARY OF TERMS

        We have included below the definitions for certain terms used in this prospectus:

        adjusted operating surplus:    For any period, operating surplus generated during that period is adjusted to:

          (a)   decrease operating surplus by:

            (1)   any net increase in working capital borrowings during that period; and

            (2)   any net reduction in cash reserves for operating expenditures during that period not relating to an operating expenditure made during that period; and

          (b)   increase operating surplus by:

            (1)   any net decrease in working capital borrowings during that period; and

            (2)   any net increase in cash reserves for operating expenditures during that period required by any debt instrument for the repayment of principal, interest or premium.

        Adjusted operating surplus does not include that portion of operating surplus included in clause (a) (1) of the definition of operating surplus.

        available cash:    For any quarter ending prior to liquidation:

          (a)   the sum of:

            (1)   all cash and cash equivalents of MarkWest Energy Partners, L.P. and its subsidiaries on hand at the end of that quarter; and

            (2)   all additional cash and cash equivalents of MarkWest Energy Partners, L.P. and its subsidiaries on hand on the date of determination of available cash for that quarter resulting from working capital borrowings made after the end of that quarter;

          (b)   less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of our general partner to:

            (1)   provide for the proper conduct of the business of MarkWest Energy Partners, L.P. and its subsidiaries (including reserves for future capital expenditures and for future credit needs of MarkWest Energy Partners, L.P. and its subsidiaries) after that quarter;

            (2)   comply with applicable law or any debt instrument or other agreement or obligation to which MarkWest Energy Partners, L.P. or any of its subsidiaries is a party or its assets are subject; and

            (3)   provide funds for minimum quarterly distributions and cumulative common unit arrearages for any one or more of the next four quarters;

provided, however, that our general partner may not establish cash reserves for distributions to the subordinated units unless our general partner has determined that in its judgment the establishment of reserves will not prevent MarkWest Energy Partners, L.P. from distributing the minimum quarterly distribution on all common units and any cumulative common unit arrearages thereon for the next four quarters; and provided, further, that disbursements made by MarkWest Energy Partners, L.P. or any of its subsidiaries or cash reserves established, increased or reduced after the end of that quarter but on or before the date of determination of available cash for that quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining available cash, within that quarter if our general partner so determines.

        barrel:    One barrel of petroleum products equals 42 U.S. gallons.

        Bcf:    One billion cubic feet of natural gas.

        bpd:    Barrels per day.

        btu:    British Thermal Units.

        capital account:    The capital account maintained for a partner under the partnership agreement. The capital account of a partner for a common unit, a subordinated unit, an incentive distribution right or any other partnership interest will be the amount which that capital account would be if that common unit, subordinated unit, incentive distribution right or other partnership interest were the only interest in MarkWest Energy Partners, L.P. held by a partner.

        capital surplus:    All available cash distributed by us from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since the closing of the initial public offering equals the operating surplus as of the end of the quarter before that distribution. Any excess available cash will be deemed to be capital surplus.

        closing price:    The last sale price on a day, regular way, or in case no sale takes place on that day, the average of the closing bid and asked prices on that day, regular way. In either case, as reported in the principal consolidated transaction reporting system for securities listed or admitted to trading on the principal national securities exchange on which the units of that class are listed or admitted to trading. If the units of that class are not listed or admitted to trading on any national securities exchange, the last quoted price on that day. If no quoted price exists, the average of the high bid and low asked prices on that day in the over-the-counter market, as reported by the Nasdaq Stock Market or any other system then in use. If on any day the units of that class are not quoted by any organization of that type, the average of the closing bid and asked prices on that day as furnished by a professional market maker making a market in the units of the class selected by our general partner. If on that day no market maker is making a market in the units of that class, the fair value of the units on that day as determined reasonably and in good faith by our general partner.

        common unit arrearage:    The amount by which the minimum quarterly distribution for a quarter during the subordination period exceeds the distribution of available cash from operating surplus actually made for that quarter on a common unit, cumulative for that quarter and all prior quarters during the subordination period.

        current market price:    For any class of units listed or admitted to trading on any national securities exchange as of any date, the average of the daily closing prices for the 20 consecutive trading days immediately prior to that date.

        incentive distribution right:    A non-voting limited partner partnership interest issued to our general partner in connection with the formation of the Partnership. The partnership interest will confer upon its holder only the rights and obligations specifically provided in the partnership agreement for incentive distribution rights.

        incentive distributions:    The distributions of available cash from operating surplus initially made to our general partner that are in excess of our general partner's aggregate 2% general partner interest.

        interim capital transactions:    The following transactions if they occur prior to liquidation:

          (a)   borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than for working capital borrowings and other than for items purchased on open account in the ordinary course of business) by MarkWest Energy Partners, L.P. or any of its subsidiaries;

          (b)   sales of equity interests by MarkWest Energy Partners, L.P. or any of its subsidiaries;

          (c)   sales or other voluntary or involuntary dispositions of any assets of MarkWest Energy Partners, L.P. or any of its subsidiaries (other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and sales or other dispositions of assets as a part of normal retirements or replacements).

        Mcf:    One thousand cubic feet.

        Mcfe:    One thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids, which approximates the relative energy content of crude oil, condensate and natural gas liquids as compared to natural gas.

        Mcf/d:    One thousand cubic feet per day.

        Mcfe/d:    One thousand cubic feet equivalent per day.

        MMBtu/d:    One million British Thermal Units per day.

        NGLs:    natural gas liquids, including propane, butane, isobutane, normal butane and natural gasoline.

        operating expenditures:    All expenditures of MarkWest Energy Partners, L.P. and our subsidiaries, including, but not limited to, facility operating costs, taxes, reimbursements of our general partner, repayment of working capital borrowings, debt service payments and capital expenditures, subject to the following:

          (a)   Payments (including prepayments) of principal of and premium on indebtedness, other than working capital borrowings will not constitute operating expenditures.

          (b)   Operating expenditures will not include:

            (1)   capital expenditures made for acquisitions or for capital improvements;

            (2)   payment of transaction expenses relating to interim capital transactions; or

            (3)   distributions to partners.

        operating surplus:    For any period prior to liquidation, on a cumulative basis and without duplication:

          (a)   the sum of

            (1)   $6.3 million plus all the cash of MarkWest Energy Partners, L.P. and its subsidiaries on hand as of the closing date of our initial public offering;

            (2)   all cash receipts of MarkWest Energy Partners, L.P. and our subsidiaries for the period beginning on the closing date of our initial public offering and ending with the last day of that period, other than cash receipts from interim capital transactions; and

            (3)   all cash receipts of MarkWest Energy Partners, L.P. and our subsidiaries after the end of that period but on or before the date of determination of operating surplus for the period resulting from working capital borrowings; less

          (b)   the sum of:

            (1)   operating expenditures for the period beginning on the closing date of our initial public offering and ending with the last day of that period; and

            (2)   the amount of cash reserves that is necessary or advisable in the reasonable discretion of our general partner to provide funds for future operating expenditures; provided however, that disbursements made (including contributions to a member of MarkWest Energy Partners, L.P. and our subsidiaries or disbursements on behalf of a member of MarkWest Energy Partners, L.P. and our subsidiaries) or cash reserves established, increased or reduced after the end of that period but on or before the date of determination of available cash for that period shall be deemed to have been made, established, increased or reduced for purposes of determining operating surplus, within that period if our general partner so determines.

        subordination period:    The subordination period will generally extend from the closing of the initial public offering until the first to occur of:

          (a)   the first day of any quarter beginning after June 30, 2009, for which:

            (1)   distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common units and subordinated units for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

            (2)   the adjusted operating surplus generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distribution on all of the common units and subordinated units that were outstanding during those periods on a fully-diluted basis, and the related distribution on our general partner interest in MarkWest Energy Partners, L.P.; and

            (3)   there are no outstanding cumulative common units arrearages.

          (b)   the date on which our general partner is removed as general partner of MarkWest Energy Partners, L.P. upon the requisite vote by the limited partners under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of the removal.

provided, however, subordinated units may convert into common units as described in "Cash Distribution Policy — Subordination Period — Early Conversion of Subordinated Units."

        throughput:    The volume of gas transported or passing through a pipeline, plant or other facility.

        working capital borrowings:    Borrowings exclusively for working capital purposes made pursuant to a credit facility or other arrangement requiring all borrowings thereunder to be reduced to a relatively small amount each year for an economically meaningful period of time.

        Through and including              , 2006 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

3,000,000 Common Units

Representing Limited Partner Interests

PRICE $    PER COMMON UNIT

RBC CAPITAL MARKETS

WACHOVIA SECURITIES

A.G. EDWARDS

KEYBANC CAPITAL MARKETS
STIFEL NICOLAUS
CREDIT SUISSE
JPMORGAN

P R O S P E C T U S

              , 2006